ANNUAL REPORT  2002

Credit Suisse Group is a leading global financial services company headquartered in Zurich. Credit Suisse Financial Services provides private clients and small and medium-sized companies with private banking and financial advisory services, banking products, and pension and insurance solutions from Winterthur. Credit Suisse First Boston, the investment bank, serves global institutional, corporate, government and individual clients in its role as a financial intermediary. Credit Suisse Group’s registered shares (CSGN) are listed in Switzerland and Frankfurt, and in the form of American Depositary Shares (CSR) in New York. The Group employs around 78,000 staff worldwide.

Financial calendar

Annual General Meeting	Friday, April 25, 2003

Dividend payment	Friday, May 2, 2003

First quarter results 2003	Tuesday, May 6, 2003

Second quarter results 2003	Tuesday, August 5, 2003

Third quarter results 2003	Tuesday, November 4, 2003

LIST OF CONTENTS

ANNUAL REPORT
LIST OF CONTENTS
MESSAGE FROM THE CHAIRMAN
MESSAGE FROM THE CO-CHIEF EXECUTIVE OFFICERS
CREDIT SUISSE GROUP KEY FIGURES 2002
INFORMATION ON THE COMPANY

INFORMATION ON THE COMPANY | CREDIT SUISSE GROUP
Overview
Strategy
Expanding asset gathering and asset management businesses
Strengthening our financial intermediation business
Leveraging our financial services resources
Business unit strategies
History

INFORMATION ON THE COMPANY | CREDIT SUISSE FINANCIAL SERVICES
Overview
Strategy
Private Banking
Overview
Products and services
Investment advice and discretionary asset management
Financing
Advisory services
Customized products and services
Marketing and distribution
Corporate & Retail Banking
Overview
Products and services
Marketing and distribution
Life & Pensions
Overview
Products and services
Traditional products
Non-traditional products
Disability insurance
Group pensions
Marketing and distribution
Insurance
Overview
Products and services
Motor insurance
Non-motor (excluding accident and health)
Accident and health
Marketing and distribution
CSFS – Operating environment and competition
Operating environment
Competition

INFORMATION ON THE COMPANY | CREDIT SUISSE FIRST BOSTON
Overview
Strategy
Institutional Securities
Overview
Products and services
Fixed Income division
Equity division
Investment Banking division
CSFB Financial Services
Overview
Asset management business
Private Client Services
Pershing
Products and services
Asset management and advisory services
Funds
CSFB – Operating environment and competition
Operating environment
Competition

INFORMATION ON THE COMPANY | CREDIT SUISSE GROUP AND SOCIETY
Seizing opportunities, inspiring trust
Sustainability – meeting responsibilities
Employees
Employee satisfaction in a difficult market environment
Promoting the best possible dialog
A working environment free from discrimination
and harassment
Combining family life and work
Developing individual talent
Strengthening corporate culture
Clients and shareholders
Safeguarding client and shareholder confidence
Occupational benefit plans
Assessing client satisfaction
Swiss banking confidentiality
“Know your customer”
Society
Economic activity and human rights
Taking responsibility for the next generation
Credit Suisse First Boston Foundation
Art and culture at Credit Suisse Group
Supporting the sports stars of today and tomorrow
Cyberhelvetia – supporting Expo.02
Building bridges between politics, business and academia
Commitment of individual staff
Environment
The environmental management system
Sustainability in purchasing
Sustainability investments
Environmental risk management
Energy contracting
Operational ecology

OPERATING AND FINANCIAL REVIEW
OPERATING AND FINANCIAL REVIEW
Overview
Factors affecting results of operations
General economic and market conditions
Exchange rate fluctuations
Competition
Government policy, legislation and regulation
Reporting principles
Inter segment revenue sharing and cost allocation
Own-use real estate
Valuation adjustments, provisions and losses
Reserve for general banking risks
Taxes
Key performance indicators

OPERATING AND FINANCIAL REVIEW | CREDIT SUISSE GROUP
Year ended December 31, 2002 compared to year ended December 31, 2001
Year ended December 31, 2001 compared to year ended December 31, 2000

Reconciliation of operating to consolidated results
Reconciliation of operating to consolidated results

OPERATING AND FINANCIAL REVIEW | CREDIT SUISSE FINANCIAL SERVICES
Year ended December 31, 2002 compared to year ended December 31, 2001
Year ended December 31, 2001 compared to year ended December 31, 2000
Private Banking
Year ended December 31, 2002 compared to year ended December 31, 2001
Year ended December 31, 2001 compared to year ended December 31, 2000
Corporate & Retail Banking
Year ended December 31, 2002 compared to year ended December 31, 2001
Year ended December 31, 2001 compared to year ended December 31, 2000
Life & Pensions
Year ended December 31, 2002 compared to year ended December 31, 2001
Year ended December 31, 2001 compared to year ended December 31, 2000
Insurance
Year ended December 31, 2002 compared to year ended December 31, 2001
Year ended December 31, 2001 compared to year ended December 31, 2000
Investments for Life & Pensions and Insurance

OPERATING AND FINANCIAL REVIEW | CREDIT SUISSE FIRST BOSTON
Year ended December 31, 2002 compared to year ended December 31, 2001
Year ended December 31, 2001 compared to year ended December 31, 2000
Institutional Securities
Year ended December 31, 2002 compared to year ended December 31, 2001
Year ended December 31, 2001 compared to year ended December 31, 2000
CSFB Financial Services
Year ended December 31, 2002 compared to year ended December 31, 2001
Year ended December 31, 2001 compared to year ended December 31, 2000

OPERATING AND FINANCIAL REVIEW | CORPORATE CENTER
Year ended December 31, 2002 compared to year ended December 31, 2001
Year ended December 31, 2001 compared to year ended December 31, 2000

OPERATING AND FINANCIAL REVIEW | SUPPLEMENTAL INFORMATION

RISK MANAGEMENT
CREDIT SUISSE GROUP RISK MANAGEMENT
Introduction
Risk management governance
Economic Risk Capital
Introduction
Concept
Applications
Key risk trends 2002
Market risk
Introduction
Overview of market risk exposures
Trading portfolios
Non-trading portfolios
Business specific market risk disclosures
Corporate Center
Credit Suisse Financial Services
Trading portfolio
Non-trading portfolio
Credit Suisse First Boston
Trading portfolio
Non-trading portfolio
Credit risk for the banking businesses
Definition of credit risk
Credit risk management approach
Loans
Due from banks, due from customers and mortgages
Risk element lendings
Non-performing loans
Restructured loans
Potential problem loans
Loan valuation allowances and provisions
Loan valuation allowances and provisions for inherent credit losses
Summary of loan valuation allowance experience
Year ended December 31, 2002 compared to year ended December 31, 2001
Year ended December 31, 2001 compared to year ended December 31, 2000
Year ended December 31, 2000 compared to year ended December 31, 1999
Country risk
Cross-border outstandings
Insurance Risk
Introduction
Risk structure in the insurance business
Non-life
Life
Reinsurance
Business risk
Liquidity and funding risk
Operational risk
How we measure market risk
Introduction
Value-at-Risk
Limitations
Scenario analysis
Assumptions
Limitations

FINANCIAL INFORMATION
FINANCIAL INFORMATION
CONSOLIDATED FINANCIAL STATEMENTS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF THE GROUP AUDITORS
PARENT COMPANY FINANCIAL STATEMENTS
NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS
PROPOSAL TO THE ANNUAL GENERAL MEETING
REPORT OF THE STATUTORY AUDITORS
FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE
Introduction
Company
Major shareholders
Capital structure
Board of Directors of Credit Suisse Group
Membership and qualifications
Independence
Meetings
Board responsibilities
Board Committees
Chairman’s and Governance Committee
Audit Committee
Compensation Committee
Risk Committee
Members of the Board of Directors and the Committees
Changes in the Board of Directors since the last Annual General Meeting
Honorary Chairman of Credit Suisse Group
Secretaries of the Board of Directors
Management
Group Executive Board
Members of the Group Executive Board
Changes in the Group Executive Board
Senior Management of Credit Suisse Group
Senior Management of the business units
Executive Board Credit Suisse Financial Services
Operating Committee Credit Suisse First Boston
Advisory Board of Credit Suisse Group
Compensation
Core compensation principles
Performance based
Market driven
Values oriented
Shareholder alignment
Compensation components
Fixed compensation
Variable compensation
Other incentive programs
Measurement and plan documentation
Loans to Members of the Board of Directors and Group Executive Board
Shareholders
Voting rights, transfer of shares
Annual General Meeting
Changes of control and defense measures
Duty to make an offer
Clauses on changes of control
Auditors
Information policy

MAIN OFFICES
INFORMATION FOR INVESTORS
Cautionary statement regarding forward-looking information

Continuing the “craftsmanship” theme of our corporate reporting, in this Report we feature the work of textile designer Claire O’Hea. Claire’s unique contemporary pieces express human skill, innovation and professionalism – qualities at the heart of Credit Suisse Group’s 360° approach to finance.

This symbol is used to indicate topics on which further information is available on our website. Go to www.credit-suisse.com/annualreporting/bookmarks.html to find links to the relevant information. This additional information indicated is openly accessible and does not form part of the Annual Report. Some areas of Credit Suisse Group’s websites are only available in English.

MESSAGE FROM THE CHAIRMAN

Walter B. Kielholz
Chairman of the Board of Directors
Dear shareholders, clients and colleagues

2002 was a year of transition for Credit Suisse Group. As with the rest of the industry, the Group’s performance for the year was affected negatively by the continuation of global economic and political uncertainty and the related weakness of the financial markets.

Credit Suisse Group recorded a net loss of CHF 3.3 billion for the year, compared to a net profit of CHF 1.6 billion for 2001. At year’s end, the Group's total assets under management stood at CHF 1,195.3 billion, down 16.4% from a year earlier. Against the background of this unsatisfactory performance, the Board of Directors has decided to propose a dividend of CHF 0.10 per share to the Annual General Meeting on April 25, 2003.

Despite the challenges of the past year, the Group succeeded in maintaining or improving the market position of most of its key businesses in 2002. We also moved aggressively with various initiatives that are designed to build on that solid foundation and allow us to be profitable even in flat market conditions while realizing our full potential as the markets recover.

The key steps we took in 2002 included the appointment of a new management team with Oswald J. Grübel and John J. Mack as co-Chief Executive Officers. They are experienced, highly respected industry leaders who share a common focus on delivering bottom-line results.

Under its new leadership, the Group has focused on improving financial performance by reducing costs, building on our core business strength, and maintaining or improving market share. We have further realigned our European initiative to concentrate on private banking clients. At Winterthur, we addressed the problems resulting from exposure to falling equity markets and an intensely competitive environment. At Credit Suisse First Boston, we made progress in reducing costs and reducing exposure to legacy asset portfolios. In addition, in the fourth quarter, Credit Suisse First Boston reached an agreement in principle with certain US regulators to settle US investigations relating to research analyst independence and IPO allocations.

Credit Suisse Group still faces significant challenges, and there is no certainty about the timing or extent of a recovery in the global markets. However, we did take significant strides forward in 2002 to address the key issues affecting our financial performance. As a result, we entered 2003 with a stronger balance sheet and an improved capital base, and we believe the Group is now positioned to achieve our goal of a return to profitability in 2003. I look forward to working with Oswald J. Grübel and John J. Mack as we leverage Credit Suisse Group’s strengths to serve the interests of our shareholders, clients and employees.

Walter B. Kielholz
March 2003

MESSAGE FROM THE CO-CHIEF EXECUTIVE OFFICERS

Oswald J. Grübel
Co-CEO Credit Suisse Group
Chief Executive Officer
Credit Suisse Financial Services

John J. Mack
Co-CEO Credit Suisse Group
Chief Executive Officer
Credit Suisse First Boston
Dear shareholders, clients and colleagues

Credit Suisse Group’s performance in the year 2002 was highly unsatisfactory, and we have made it our priority to return the Group to profitability. To accomplish that, we have been reducing costs and refocusing the Group on our core, profitable businesses, while maintaining our leadership positions in key markets.

Besides strategic realignments, the specific challenges we faced over the past year included addressing investment losses in our insurance business; setting-aside provisions for regulatory and litigation matters; reducing our exposure to legacy assets in our investment banking business; and reducing costs across the Group. While this had a negative short-term effect on our financial performance in 2002, we believe that these steps have positioned us to return to profitability in 2003 and to grow our business from a much stronger foundation going forward.

At the business unit Credit Suisse Financial Services, we have further realigned our European initiative to focus on private banking clients. Private Banking improved its results in the fourth quarter, while profit was up for the year at Corporate & Retail Banking. Both Life & Pensions and Insurance returned to profitability in the fourth quarter. However, Credit Suisse Financial Services has to operate in a very challenging environment. To ensure that the business unit remains competitive, we must seek new efficiencies and further reduce costs.

At the business unit Credit Suisse First Boston, we have achieved substantial cost savings over the past year without impacting our revenue-generating ability. Costs in 2002 were USD 2.7 billion below the level in 2001. Our rankings for global M&A, equity and debt were all higher in 2002, and we ranked number 1 again in both high-yield and asset-backed new issuances. Credit Suisse First Boston substantially reduced its exposure to legacy asset portfolios that were hindering our financial performance and flexibility, and made progress in resolving major regulatory issues. Finally, the Firm announced the sale of Pershing, which will have a further positive impact on our capital base when the transaction becomes final.

Given the ongoing challenges of the market environment and global uncertainty, we remain cautious in our outlook for 2003. We believe, however, that the measures taken during 2002, as well as those to be implemented in 2003, position us to return to profitability in 2003. We intend to stay focused on executing our business strategy, as we continue to deliver the highest quality of services to our clients globally.

Oswald J. Grübel John J. Mack
March 2003

CREDIT SUISSE GROUP KEY FIGURES 2002

Consolidated income statement

				Change	Change

				in % from	in % from

in CHF m	2002	2001	2000	2002/2001	2001/2000

Operating income	28'038	39'154	37'231	(28)	5

Gross operating profit	4'509	8'870	12'083	(49)	(27)

Net profit/(loss)	(3'309)	1'587	5'785	–	(73)

Return on equity

				Change	Change

				in % from	in % from

in %	2002	2001	2000	2002/2001	2001/2000

Return on equity	(10.0)	4.1	17.7	–	(77)

Consolidated balance sheet

			Change

			in % from

in CHF m	31.12.02	31.12.01	31.12.01

Total assets	955'656	1'022'513	(7)

Shareholders' equity	31'394	38'921	(19)

Minority interests in shareholders' equity	2'878	3'121	(8)

Capital data

			Change

			in % from

in CHF m	31.12.02	31.12.01	31.12.01

BIS risk-weighted assets	201'466	222'874	(10)

BIS tier 1 capital	19'544	21'155	(8)

of which non-cumulative perpetual preferred securities	2'162	2'076	4

BIS total capital	33'290	34'888	(5)

Solvency capital Winterthur	10'528	8'555	23

Capital ratios

in %			31.12.02	31.12.01

BIS tier 1 ratio	Credit Suisse		7.4	6.9

	Credit Suisse First Boston	1)	10.3	12.9

	Credit Suisse Group	2)	9.7	9.5

	Credit Suisse Group (banking)	3)	10.0	8.8

BIS total capital ratio	Credit Suisse Group		16.5	15.7

EU solvency margin	Winterthur		167.5	128.6

Assets under management/client assets 4)

			Change

			in % from

in CHF bn	31.12.02	31.12.01	31.12.01

Advisory assets under management	605.1	723.5	(16)

Discretionary assets under management	590.2	707.1	(17)

Total assets under management	1'195.3	1'430.6	(16)

Client assets	1'793.2	2'138.2	(16)

Net new assets 4)

			Change

			in % from

in CHF bn	2002	2001	2001

Net new assets	(2.6)	67.5	–

1) Ratio is based on a tier 1 capital of CHF 10.6 bn (31.12.01: CHF 15.2 bn), of which non-cumulative perpetual preferred securities is CHF 1.0 bn (31.12.01: CHF 1.1 bn).

2) Ratio is based on a tier 1 capital of CHF 19.5 bn (31.12.01: CHF 21.2 bn), of which non-cumulative perpetual preferred securities is CHF 2.2 bn (31.12.01: CHF 2.1 bn).

3) Ratio is based on a tier 1 capital of CHF 19.7 bn (31.12.01: CHF 19.4 bn), of which non-cumulative perpetual preferred securities is CHF 2.2 bn (31.12.01: CHF 2.1 bn).

4) Certain reclassifications have been made to conform to the current presentation.

Number of employees (full time equivalents)

				Change

				in % from

		31.12.02	31.12.01	31.12.01

Switzerland	banking	21'270	21'794	(2)

	insurance	7'063	6'849	3

Outside Switzerland	banking	25'057	28'415	(12)

	insurance	25'067	23'103	9

Total employees Credit Suisse Group		78'457	80'161	(2)

Share data

				Change

				in % from

		31.12.02	31.12.01	31.12.01

Shares issued		1'189'891'720	1'196'609'811	(1)

To be issued upon conversion of MCS	1)	40'413'838	0	–

Shares repurchased	2)	0	7'730'000	–

Shares outstanding		1'230'305'558	1'188'879'811	3

Share price in CHF		30.00	70.80	(58)

Market capitalization in CHF m		36'909	84'173	(56)

Book value per share in CHF		23.18	29.92	(23)

1) Maximum number of shares related to Mandatory Convertible Securities (MCS) issued by Credit Suisse Group Finance (Guernsey) Ltd.

2) Shares cancelled on 09.08.02, as previously approved by the Annual General Meeting.

Share price

			Change

			in % from

in CHF	2002	2001	2001

High (closing price)	73.60	87.00	(15)

Low (closing price)	20.60	44.80	(54)

Earnings per share

					Change	Change

					in % from	in % from

		2002	2001	2000	2002/2001	2001/2000

Net profit/(loss) in CHF m		(3'309)	1'587	5'785	–	(73)

Diluted net profit/(loss) in CHF m		(3'309)	1'588	5'789	–	(73)

Weighted average shares outstanding	1)	1'190'206'207	1'194'090'788	1'111'100'088	0	7

Dilutive impact	2)	–	9'356'766	4'591'588	–	104

Weighted average shares, diluted		1'190'206'207	1'203'447'554	1'115'691'676	(1)	8

Basic earnings per share in CHF		(2.78)	1.33	5.21	–	(74)

Diluted earnings per share in CHF		(2.78)	1.32	5.19	–	(75)

1) Adjusted for weighted average shares repurchased.

2) The calculation of the diluted loss per share in the financial year 2002 excludes the effect of the potential exchange of convertible bonds and the potential exercise of options to purchase shares, as the effect would be anti-dilutive.

INFORMATION ON THE COMPANY

INFORMATION ON THE COMPANY | CREDIT SUISSE GROUP

Overview
We are a global financial services company domiciled in Switzerland. In the area of financial services, we offer investment products, wealth management and financial advisory services, including insurance and pension solutions, for private and small and medium-sized corporate clients. In the area of global investment banking, we provide financial advisory and capital raising services, sales and trading for users and suppliers of capital, as well as asset management products and services.

Our operations are structured into the following two business units:

The business unit Credit Suisse Financial Services, or CSFS, is a leading provider of comprehensive financial services in Europe and other select markets. Under the main brands Credit Suisse, Credit Suisse Private Banking and Winterthur, it offers investment products, private banking and financial advisory services, including insurance and pension solutions, for private and corporate clients. CSFS includes:

  Private Banking, which provides personal investment counseling and professional asset management services for high-net-worth clientele;
  Corporate & Retail Banking, our operation for retail banking and corporate clients in Switzerland;
  Life & Pensions, our life insurance and pensions business; and
  Insurance, our non-life insurance business.
The business unit Credit Suisse First Boston, or CSFB, serves global institutional, corporate, government and high-net-worth clients in its role as a financial intermediary. Its businesses include securities underwriting, sales and trading, financial advisory services, lending, private equity investments, brokerage services and investment research. It also provides asset management products and services. CSFB includes:

  Institutional Securities (formerly Investment Banking), our global business providing financial advisory, lending and capital raising services and sales and trading for users and suppliers of capital; and
  CSFB Financial Services, our business providing asset management products and financial and advisory services.
In addition, our Corporate Center includes our parent company operations, centrally managed functions for the benefit of the Group as a whole and consolidation adjustments.

Strategy
Our group strategy is aimed at maintaining and strengthening our position among the global leaders in two key segments of the world's financial services market:

  Asset gathering and asset management; and
  Financial intermediation.
Through each of our businesses, we aim to build expertise and presence in these areas while at the same time leveraging our financial services resources across all our businesses. Our overall objectives are to achieve high customer satisfaction, maximize shareholder value and be an employer of choice for talented individuals.

Expanding asset gathering and asset management businesses
We offer our private clients, which are the predominant consumers of our asset gathering and asset management businesses, a comprehensive range of savings, life insurance, pension and investment products and services. These products range from standardized to highly individual financial solutions and are designed to meet our clients' needs over their whole life cycle. For our institutional clients, we also offer a full range of asset gathering and asset management services on a global basis.

Since embarking on this strategy, our total assets under management have grown from CHF 737.0 billion at January 1, 1997 to CHF 1,195.3 billion at December 31, 2002. Key strategic acquisitions that have contributed to our growth in assets under management include the merger with "Winterthur" Swiss Insurance Company, or Winterthur, in 1997 and the acquisitions of Warburg Pincus Asset Management in 1999 and Donaldson, Lufkin & Jenrette, Inc., or DLJ, in 2000.

Our asset gathering and asset management businesses (Private Banking, Corporate & Retail Banking, the insurance businesses and CSFB Financial Services) reported operating income of CHF 15,065 million in 2002 compared to CHF 19,427 million and CHF 17,830 million in 2001 and 2000, respectively.

We believe that changing demographics, anticipated pension reforms in key markets, inter-generational- wealth transfer and globalization of financial markets, among other trends, will continue to be sources of demand for our asset gathering products and services in the near future.

Strengthening our financial intermediation business
Through our global investment banking activities, we act as a financial intermediary offering innovative and competitive products and services to corporate clients, financial institutions, governments and individuals throughout the world. A significant step in our efforts toward strengthening financial intermediation was our acquisition of DLJ in 2000. This transaction bolstered and extended our global franchise and allowed us to further our goal of being a top tier global investment bank.

Our financial intermediation business (Institutional Securities) reported operating income of CHF 15,125 million in 2002 compared to CHF 21,217 million and CHF 20,092 million in 2001 and 2000, respectively.

Leveraging our financial services resources
We are committed to leveraging our considerable product, content, distribution and financial resources to achieve better execution of our new and existing strategies across all businesses. We believe our key points of leverage are our brands, proprietary products, customer access and distribution networks, access to and presence in the capital markets, asset management expertise and technology and processing infrastructure. Our goal, which we are furthering through CSFS and other business initiatives, is to achieve a more integrated delivery of many insurance and banking products and services across multiple distribution channels. We also provide e-commerce services as an extension of our traditional products and services.

Business unit strategies
Within the framework of our overall Group strategy, each of our two business units also pursues its own more specific strategy designed to meet the needs of its customers, as well as its particular operating and competitive environment. These strategies are discussed in more detail below.

History
Our history dates back to the formation of Schweizerische Kreditanstalt, which was founded in 1856 to help finance railway construction and industrialization in Switzerland. We opened our first branch in Basle in 1905 and our first branch outside of Switzerland in New York in 1940. In 1978, we commenced co-operation with First Boston, Inc. and in 1990, we acquired a controlling stake. We purchased Bank Leu in 1990 and Schweizerische Volksbank in 1993. In 1995, we also began strategic cooperation with Winterthur. Following a restructuring of our Group, effective January 1, 1997, into four distinct specialized business units within two Swiss banks, the Credit Suisse legal entity (formerly Schweizerische Volksbank) and the Credit Suisse First Boston legal entity (formerly Schweizerische Kreditanstalt), we merged in 1997 with Winterthur. We currently operate within two business units: Credit Suisse Financial Services and Credit Suisse First Boston. These business units contain separate operating segments grouped within three principal legal entities:

  Credit Suisse (comprising the segments of Private Banking and Corporate & Retail Banking);
  Winterthur (comprising the segments of Life & Pensions and Insurance); and
  Credit Suisse First Boston (comprising the segments of Institutional Securities and CSFB Financial Services).
We are registered as a corporation in the commercial register of, and have registered offices in, Zurich, Switzerland. The address of our principal executive offices is Paradeplatz 8, P.O. Box 1, CH-8070, Zurich, Switzerland; our telephone number is +41 1 212 1616.

Credit Suisse Group structure

INFORMATION ON THE COMPANY | CREDIT SUISSE FINANCIAL SERVICES

Overview
Credit Suisse Financial Services is the business unit that includes the Private Banking, Corporate & Retail Banking, Life & Pensions and Insurance segments. These operations provide comprehensive financial services to retail, affluent and high-net-worth clients in Europe and other markets around the world. CSFS has been designed with the goal of more effectively integrating private banking, retail banking and insurance activities so as to better position CSFS to provide a more effective multi-product, multi-distribution offering, predominantly under the Credit Suisse and Winterthur brands. The objective is to distribute comprehensive financial services products through the channels of each of the four segments comprising CSFS. At December 31, 2002, the distribution network consisted of 223 branches serving Corporate & Retail and Private Banking clients in Switzerland, various Private Banking locations abroad, approximately 526 insurance locations in Switzerland and representation in more than 23 countries worldwide. Approximately 76 of the banking branches and insurance locations in Switzerland are joint locations.

In the future CSFS will execute securities and treasury transactions for its private banking, retail and corporate clients in Switzerland under its own name. We expect that CSFB's Zurich-based securities and treasury execution platform – including the respective mid- and back-offices and IT-functions – will be integrated into CSFS during the second half of 2003. In the future, CSFB will deliver securities and teasury products to its Swiss institutional, corporate and government clients through its London offices. Client relationships are not affected in any relevant way by this reorganization. CSFB's investment banking and Swiss institutional coverage businesses in Switzerland will be retained by CSFB and are not affected by this integration.

On February 25, 2003, we announced a realignment of Winterthur’s organizational structure to bring the Insurance and Life & Pensions segments under a joint management, with a single executive board. As a result of the new organizational structure, the management of the two Winterthur segments will be combined, except for Switzerland and the United Kingdom. In Switzerland, life and non-life insurance will continue to be managed separately due to the substantial size of both of these operations. They will continue to work together closely to exploit their synergies. In the United Kingdom, these two operations will also remain separate because their business models are very different. This management structure change does not affect the financial reporting of the Insurance and Life & Pensions segments.

Strategy
CSFS pursues the key strategy of asset gathering and wealth management for its predominantly private clients and small and medium corporate clients. Its various operating segments aim to grow their asset gathering businesses by seeking to be among the leaders in developing innovative solutions for clients' financial needs and by providing clients with superior access through an integrated set of distribution and customer service channels designed to make optimal use of new technologies. CSFS seeks to identify and develop new business opportunities, particularly with affluent and high-net-worth customers, focusing on both developing new and preserving existing client relationships. Attractive solutions, encompassing comprehensive financial services products as well as high service quality and accessibility through a variety of physical and electronic distribution channels, are important factors. The quality of CSFS’ staff is also a decisive element in asset gathering. Accordingly, CSFS seeks to be an employer of choice.

CSFS aims continually to improve its products and distribution platforms, taking advantage of changes through innovative business models and enhancing the offering within its various geographic markets, and aims to further leverage its strong franchises and operating platforms.

Approximately 90% of CSFS’ business is within the European market. In addition, CSFS is targeting the Asian market for future growth. CSFS expects to grow through both acquisition and internal growth.

Private Banking

Overview
Private Banking is one of the world's largest private banking organizations with branches in Switzerland and numerous international markets. It specializes in providing personal investment counseling and professional asset management to an affluent and high-net-worth clientele.

At December 31, 2002, Private Banking had CHF 488 billion of assets under management. Approximately 17% of total assets under management were in equities, 26% in fixed income securities, 33% in investment funds and 24% in liquidity accounts, money market and other products.

On January 1, 2002, Private Banking became a part of CSFS. As of October 4, 2002, Private Banking reorganized its operations, focusing on three market areas:

  Market Area 1 consists of the Swiss domestic market, international private clients in Italy and France, and the centralized processing locations, or booking centers, in Luxembourg, Guernsey, Monaco and Gibraltar.
  Market Area 2 consists of international private clients in Asia Pacific, the Middle East, the Americas, Northern Europe, Eastern Europe, Iberia, Germany and Austria. It includes the new international private banking center in Singapore, Credit Suisse Private Advisors and booking centers in Hong Kong and the Bahamas.
  Market Area 3 consists of the onshore banking operations in the five key European markets, Germany, Italy, the United Kingdom, France and Spain.

In addition to these organizational changes, European private banking (formerly the European Financial Services Initiative), which encompasses Market Area 3, will focus only on high-net-worth clients in the future. As a result, the distribution networks have been refocused to adapt to the current organizational structure.

In January 2002, the affluent client business of Corporate & Retail Banking, for wealthy clients receiving individual advice, was transferred to Private Banking in Switzerland.

In August 2002, Private Banking launched Credit Suisse Private Advisors with locations in Zurich, San Francisco and New York. This organization aims to serve and offer wealth management solutions to US high-net-worth clients.

In October 2002, the Credit Suisse Trust group was reorganized to ensure the availability of independent advice and the delivery of integrated wealth management solutions to ultra high-net-worth clients.

As of January 1, 2003, a new “Service Model Private Clients Switzerland”, or SMPC, was introduced in Private Banking in Switzerland. This client-centric organization realigns client segments according to their needs, product usage and location. Private clients with investable assets below CHF 250,000 or mortgages of less than CHF 1 million are served through Corporate & Retail Banking. This allows Private Banking to strengthen its focus on high-net-worth clients.

Private Banking also operates a number of separately branded banking and portfolio management companies, including Bank Leu, Clariden Bank, Bank Hofmann and Credit Suisse Fides, all headquartered in Zurich, BGP Banca di Gestione Patrimoniale in Lugano, JO Hambro Investment Management Limited in London and Frye-Louis Capital Management, Inc. in Chicago. These companies cater principally to clients who demand personalized services within a smaller environment. In addition to these activities, Private Banking maintains product centers in various locations that provide brokerage services, wealth management solutions, including trusts and estate planning, and management of international client deposits.

Products and services
Private Banking offers a wide range of products and services, including investment advice and discretionary asset management, financing, advisory services, customized products and services and e-commerce solutions. Private Banking also offers mutual fund products – around 1,000 own and third-party funds – and a variety of structured investment products. Structured investment products aim to provide market-neutral investments and access to our own and third-party international asset managers through a fund of funds approach. Market-neutral means that the asset managers pursue investment strategies which offer returns in economic scenarios in which traditional assets perform poorly. The whole range of products and services aims to cover the needs of Private Banking's global clientele at every stage in their life.

Investment advice and discretionary asset management
Investment advice and discretionary asset management are the core services of Private Banking. Investment advice covers a wide range of topics from portfolio consulting to advice on single securities. For clients who are interested in more active management of their portfolios, Private Banking offers dedicated investment consultants who inform clients of investment opportunities. For clients with more complex requirements, Private Banking offers investment portfolio structuring and implementation of special strategies, including a wide range of investments in structured products, structured investments, private equity and real estate.

Private Banking's discretionary asset management is designed for clients who wish to delegate the responsibility for investment decisions to their private banker. Private Banking offers a number of standardized portfolio management mandates linked to the client's risk preferences and base currency. These mandates are available in two forms: direct investments and investments in funds only. In addition, the mandates can follow either predefined investment strategies, such as capital preservation and growth or current return, or customized solutions to meet clients' identified investment goals.

Within the investment committee's guidelines, Private Banking's analysts and investment professionals develop their forecasts and specific recommendations for asset allocations and individual investments. This output is subject to regular monitoring and refinement as market conditions change.

Private Banking's investment information is a key component of its overall business and is used by the internal relationship managers to advise clients. In addition, certain summarized investment information is provided directly to clients through various distribution channels.

Financing
Private Banking offers two principal financing services:

  Securities-backed financing and margin lending, allowing clients to borrow against their investment portfolios; and
  Real estate financing of clients' residential properties.
In both types of lending, the funding limits are risk-based and Private Banking discounts the collateral pledged to support the loans based on the type of collateral.

Advisory services
Private Banking's advisory services comprise tax planning, pension planning, wealth and inheritance advice, including the establishment of Private Banking trusts and foundations, and life insurance needs. Private Banking provides comprehensive financial advice taking into account a broad range of factors influencing the client's present and future financial situation.

Customized products and services
Customized products and services are those offerings designed for and marketed to specific customer segments. Private Banking's corporate advisory services are aimed at entrepreneurs seeking to sell their businesses or to raise additional capital. In either case, Private Banking provides valuation services and seeks to find potential investors in the public and private markets. Private Banking also offers "Family Office" services, a variety of tailor-made products and advice for individuals and families generally with minimum assets of USD 50 million.

Marketing and distribution
All Private Banking clients have a designated relationship manager as a primary point of contact. At December 31, 2002, Private Banking had approximately 2,500 relationship managers and financial advisors worldwide.

Private Banking serves its clients through the banking branches of CSFS in Switzerland and various locations abroad. It provides advice, information, products and transactions through a network of internal and external specialists, portfolio managers, investment consultants and financial planners. It also offers its services directly over the Internet through its portal located at www.credit-suisse.com/privatebanking.

In 2002, the Global Private Banking Center Singapore was established. It provides:

  Access to a comprehensive range of online and traditional financial services and lifestyle products 24 hours a day, seven days a week;
  Access to bankers who speak 20 different languages and are familiar with the clients' cultural backgrounds;
  An Internet platform that permits access to 19 stock exchanges worldwide and trading in over 1,000 mutual funds; and
  Customized market data, news updates, easy-to-use financial simulation tools and a range of non-financial lifestyle products and services.

Corporate & Retail Banking

Overview
Corporate & Retail Banking serves both corporate and retail clients through a multi-channel approach, with a focus on Switzerland.

At December 31, 2002, Corporate & Retail Banking had CHF 48.0 billion of assets under management. Approximately CHF 25.3 billion, or 52.7%, of these assets under management related to retail clients and approximately CHF 22.7 billion, or 47.3%, related to corporate clients. At December 31, 2002, Corporate & Retail Banking had approximately 1.7 million retail clients and approximately 100,000 corporate clients.

In January 2001, Corporate & Retail Banking began serving corporate and retail clients through separate businesses dedicated to the needs of each type of client. Within each of these businesses, it also operates along geographic lines in Switzerland. It competes in the retail client market on the basis of service levels and advice, rather than by offering the lowest price for its products and services. Corporate & Retail Banking's goal for the corporate client business is to improve results through effective cost control and a shift from the pure lending business to a more commission-based business. In addition to its customer and geographic units, it maintains separate product and trading businesses. The results of operations of Corporate & Retail Banking include the activities of Neue Aargauer Bank, or NAB, a separately branded retail bank operating in the canton of Aargau.

As part of the realignment effective January 1, 2002, the affluent client business for clients receiving more individual advice was transferred to Private Banking.

Effective January 1, 2003, as a consequence of the SMPC, clients are allocated to different segments, according to their needs, product usage and location. As a general rule, clients with investable assets of CHF 250,000 or mortgages of CHF 1 million mark the boundary between the Corporate & Retail Banking and Private Banking segments. Corporate & Retail Banking is responsible for all individual and retail clients with assets and mortgages below these amounts and acts as an infrastructure and service provider. In addition, as of January 31, 2003, the online brokerage “youtrade” has been discontinued due to significant decline in trading volumes and revenues. However, we continue to provide online banking facilities for retail and private banking customers in Switzerland through Direct Net.

Products and services
Corporate & Retail Banking offers retail and corporate clients a wide range of financing and loan products and services, such as mortgages, unsecured corporate loans, trade finance, consumer loans, leasing and credit cards, as well as products, services and solutions in asset management, payment transactions, foreign exchange, pensions and life insurance. Corporate & Retail Banking also offers clients e-commerce solutions. In some cases, such as with asset management and insurance products, Corporate & Retail Banking sells its products jointly with other businesses, including Life & Pensions, Insurance and CSFB Financial Services. In other cases, such as with payment systems, it provides services for other businesses of the Group.

In the credit card business, Corporate & Retail Banking operates a joint venture, Swisscard AECS, with American Express Travel Related Services Company for the purpose of issuing cards, processing transactions and acquiring merchants. It is also one of the main providers of credit cards in Switzerland in terms of number of accounts. Eurocard, Visa and American Express credit cards are sold through the distribution channels of Corporate & Retail Banking. In May 2002, the American Express Centurion Card was launched. The Centurion Card is an all-inclusive service package covering lifestyle, travel, customer assistance, and financial management fields and is higher positioned than American Express’s Platinum Card.

Corporate & Retail Banking offers sophisticated payment solutions tailored to the needs of all customer segments. The variety of payment products ranges from IT-based, fully automated transaction solutions for large corporate clients to cost efficient and convenient schemes for private clients. Over 60% of customer interaction currently takes place on electronic channels such as Internet banking interfaces.

For its lending products, Corporate & Retail Banking often requires a pledge of collateral. The amount of collateral required is determined based on the type and amount of the loan, as well as the risk profile of the specific customer. Currently, over 80% of its loan portfolio is secured by collateral, which includes marketable securities and commercial and residential properties.

In 2002, we expanded the mortgage business to foreign countries and, on October 1, 2002, Corporate & Retail Banking launched a "Start-up bonus mortgage" for first time buyers of self-occupied residential property with a 0.5% interest rate discount on half the mortgage amount for half the agreed term.

For the second consecutive year, Credit Suisse Trade Finance was awarded the “Best Trade Finance Bank in Switzerland” by Global Finance Magazine, New York. Direct Trade Finance, launched in November 2002, is a new application for internationally active corporate clients. It enables trade finance transactions via the Internet. Credit Suisse is the first bank offering this service in Switzerland.

Marketing and distribution
At December 31, 2002, Corporate & Retail Banking served its clients through 223 banking branches of CSFS, including 36 branches of NAB in Switzerland. In approximately 76 of these locations, Corporate & Retail Banking, Insurance and Life & Pensions share joint facilities to enable better cross-selling of banking and insurance products. Corporate & Retail Banking markets its products to clients primarily through its branch network, as well as through direct channels, including the Internet and telephone banking.

Advisors for small and medium-sized corporate clients are based in 34 of its locations and 9 branches of NAB. Corporate & Retail Banking serves its large domestic clients through two regional offices, which are located in Zurich and Lausanne.

Life & Pensions

Overview
The Life & Pensions segment is a global provider of life insurance and pension products for private and corporate clients through multiple distribution channels.

The principal market units of Life & Pensions are in Western Europe, where the focus is on Switzerland, Germany, the United Kingdom and, to a lesser extent, other European countries. In addition, it has operations in Central and Eastern Europe and in selective Asian markets. Life & Pensions continues to pursue its strategy to diversify its portfolio of private clients in Europe and thereby increase synergies with Private Banking. In addition, measures are being taken to increase the offering of non-traditional capital-light products, which are insurance products where the investment risk is borne by the policyholder and which have lower solvency capital requirements, as well as to provide a greater focus on key markets.

Within its home market of Switzerland, on the basis of direct gross premium income in 2001, Life & Pensions was the second largest provider of life insurance. The banking sales forces of Corporate & Retail Banking and Private Banking and the agents of Life & Pensions strive to increase the cross-selling of insurance and banking products.

The European growth markets, based on premium income, for Life & Pensions are Germany, Belgium, Italy, Spain and the United Kingdom. The Life & Pensions operations in Germany, which are part of DBV-Winterthur, sell principally traditional insurance products to individual customers. In the United Kingdom, Life & Pensions offers a wide range of unit-linked products and tailor-made personal pension schemes. Life & Pensions acquired a closed block of business from Colonial UK in 2000. In addition to administering this business in run-off, Life & Pensions markets its products and services to former customers of Colonial in the United Kingdom.

In its Central and Eastern European markets, where there have been significant developments in pension reform over the past several years, Life & Pensions administers pension funds and seeks to offer supplementary personal pension schemes. In 2001, Life & Pensions acquired Vojensky Otevreny Penzijni Fond, or VOPF, one of the largest pension funds in the Czech Republic, with approximately CHF 300 million of assets under management, which was merged into Winterthur Penzijni Fond A.S. and the combined entity renamed Credit Suisse Life & Pensions Penzijni Fond A.S. in 2002. In addition, Life & Pensions offers unit-linked life insurance policies in these markets. The business in Asia increased due to the acquisition of Credit Suisse Life Insurance Co., Ltd. (formerly Nicos Life), in April 2000.

In June 2002, Life & Pensions acquired Premier Life Ltd., Luxembourg and the portfolio of Premier Life Ltd., Bermuda for a purchase price of CHF 44 million (EUR 30 million). The acquired business contributed gross premiums of CHF 724 million, of which CHF 685 million is from the Bermuda portfolio transfer. Life & Pensions has been present in Luxembourg through its subsidiary Winterthur-Europe Vie since 1993. In 2002, Winterthur Europe Vie wrote gross premiums of CHF 84 million (EUR 57 million). Premier Life Ltd., Luxembourg and Premier Life Ltd., Bermuda specialize in unit-linked life insurance products for affluent private clients in Europe and are among the market leaders in their field.

In 2002, Winterthur finalized the divestiture of the Paris-based and Austrian operations and, in December 2002, Winterthur announced the sale of its subsidiaries, Companhia Europeia de Seguros S.A., and Winterthur Pensiones S.A., in Portugal.

As a result of the new organizational structure mentioned above, the management of the two Winterthur segments will be combined in all countries except for Switzerland and the United Kingdom. In Switzerland, life and non-life insurance will continue to be managed separately due to the substantial size of both of these operations. They will continue to work together closely to exploit their synergies. In the United Kingdom, these two operations will also remain separate because their business models are very different. This management structure change does not affect the financial reporting of the Life & Pensions segment.

Products and services
Life & Pensions’ products consist of traditional and non-traditional life insurance, both of which are offered on an individual and group basis. The majority of Life & Pensions’ products are participatory products, including with-profit funds in the United Kingdom, which provide for policyholder dividends based on legal or contractual obligations or at management's discretion. The extent to which each category is offered and the types of products available vary considerably from jurisdiction to jurisdiction. In Switzerland, for example, Life & Pensions sells primarily endowment and annuity products. In the United Kingdom, the life insurance products offered are predominantly with-profit and unit-linked. Life & Pensions also provides disability insurance, as well as a number of additional products, to group pension funds on a defined benefit or defined contribution basis. Life & Pensions is continually developing innovative solutions for its key markets.

Traditional products
Traditional products consist of endowments and annuities for which the investment risk is borne by the insurer and not by the policyholder. The insurer also bears mortality risk for the life of the product. These products include pure protection, or term insurance, designed to provide a lump sum at the end of a fixed term and death coverage during the term. They may or may not contain a cash surrender value. Endowments and annuities can be regular or single premium products, depending upon whether they require periodic or lump-sum payments by the policyholder. For traditional with-profit products, policyholder premiums are invested by the insurer in a range of assets including equities, real estate and fixed income securities. With-profit policyholders receive a share of the profits resulting from the insurance company's investments. In 2002, Life & Pensions had gross premiums from traditional products representing approximately 80% of its total gross premiums.

Non-traditional products
Non-traditional products are medium to long-term savings products with life insurance coverage for which the investment risk is borne in whole or in part by the policyholder, depending upon whether there is a guaranteed minimum payment. Guaranteed payments are required in a number of jurisdictions in which Life & Pensions sells its products. In these jurisdictions the insurer bears the mortality risk and the investment risk to the extent of the guarantees. Non-traditional products include variable annuities and guaranteed investment contracts. Non-traditional products may be regular or single premium and either with-profit or unit-linked. With-profit policyholders receive a share of the profits resulting from the insurance company's investments. Unit-linked policyholders are entitled to a return based upon the performance of segregated accounts. In some cases, Life & Pensions’ unit-linked products offer the policyholder a choice of investment vehicles, including funds managed by other CSG entities and by third-party providers. In 2002, Life & Pensions had gross premiums from non-traditional products representing approximately 20% of its total gross premiums.

Disability insurance
The most important disability products that Life & Pensions offers are waiver of premium and disability pensions, on a stand-alone basis or as policy riders. The policyholder typically may choose the period following disability after which the payments begin.

Group pensions
Life & Pensions offers a variety of group pension solutions, either with-profit or unit-linked, on a defined benefit or defined contribution basis for small, medium and large companies. Defined benefit pension products provide the insured with a pre-determined benefits package regardless of the contribution and its investment return over the life of the policy. Defined contribution products specify the contribution to be made, with the benefits paid based on the investment returns earned by that contribution. These products include asset accumulation or investment vehicles, protection for death and disability and income or annuity components. Swiss group pension plans which are part of the "second pillar" of the Swiss retirement savings program are subject to a minimum return which is set by the Swiss federal law on occupational benefit plans (second pillar). This rate was reduced from 4% to 3.25% as of January 1, 2003. The employee benefit business represents 20.6% of the technical reserves. This reduction will partially alleviate the impact of the adverse business environment for group life insurers.

Marketing and distribution
Using many of the same distribution channels as the Insurance segment, Life & Pensions distributes its products principally through tied or exclusive agents, brokers and banks. In 2002, approximately 58% of Life & Pensions’ premium production, which includes gross premiums written and off-balance sheet sales, were derived from tied agents including agents of the Insurance segment, approximately 19% from brokers and approximately 15% from banks, including branches of Corporate & Retail Banking and Private Banking. In the United Kingdom, independent financial advisors market highly specialized, investment-only individual pension products and group defined contribution pension plans.

Life & Pensions sells group life products principally through tied agents for small and medium companies, and through brokers and an organization of employee benefit consultants with insurance and banking skills for multinational corporate customers.

Insurance

Overview
The Insurance segment is a global provider of non-life insurance, offering private and small corporate clients solutions through a range of distribution channels.

Based on 2002 gross premium income, Insurance is the leading Swiss all-line carrier of non-life insurance with an extensive service network. Insurance ranked the seventh largest non-life insurer in Europe in terms of 2002 gross premium income.

The Insurance segment is focusing its resources on markets where it has a leading position or good opportunities for growth, while withdrawing from those markets in which it cannot achieve adequate returns on invested capital. This is emphasized by the sale of Winterthur International in June 2001 and the sale of the non-life insurance subsidiaries in Austria, its Paris-based non-life insurance operations and its non-life insurance subsidiary in Hong Kong. In December 2002, Winterthur announced the sale of its subsidiary, Companhia Europeia de Seguros S.A., in Portugal.

In Germany, the Insurance segment has a particular focus on health and general liability insurance. In 1994, Winterthur acquired a controlling interest in a German company, DBV Insurance, and in 1996 consolidated its operations with DBV under the holding company DBV-Winterthur Holding AG. Since then, it has increased its controlling stake in DBV-Winterthur, primarily through the acquisition of Commerzbank AG's 22% interest. As of December 31, 2002, the Insurance segment held approximately 70%.

Churchill Insurance, Insurance’s UK operations, is, in terms of premium income, within the top-ten UK insurance companies. In 2000, it acquired National Insurance and Guarantee Corporation Plc, or NIG, a non-life insurance company operating independently as a distributor through brokers. Churchill has forged alliances with UK banks and building societies such as Lloyds TSB and Nationwide Building Society in the joint offering of insurance and banking products within an integrated distribution channel. Churchill entered into a strategic alliance in June 2001 with AMP Pearl and in November 2001 with Prudential plc to underwrite and administer their branded general insurance businesses in the United Kingdom. In 2001 and 2002, Churchill strengthened its presence in selected niche markets, for instance travel and motorcycle insurance, through the acquisition of small, specialist insurers such as Inter and Devitts.

In September 2001, Insurance acquired the non-life activities of Commercial General Union, or CGU, in Belgium. The acquisition strengthened its position in the Belgian non-life insurance market and enabled it to offer a wider range of insurance products to a broader customer base. Based on premium income for 2002, Insurance ranks sixth in the Belgian non-life insurance market.

In North America, Insurance operates through four regional insurance companies in the United States and a nationwide insurance company in Canada. Its largest US insurer, General Casualty, headquartered in Wisconsin, serves the Northeast and Midwest United States.

In June 2001, Winterthur International was sold to XL Capital Ltd Bermuda. Winterthur International conducted mainly large account commercial property and casualty business. The sale price of this all-cash transaction of approximately CHF 678 million (USD 405 million), based on the unaudited financial statements of Winterthur International for the period ending June 30, 2001, is subject to adjustment based on the audited financial statements for that year.

As a result of the new organizational structure mentioned above, the management of the two Winterthur segments will be combined, except for Switzerland and the United Kingdom. In Switzerland, life and non-life insurance will continue to be managed separately due to the substantial size of both of these operations. They will continue to work together closely to exploit their synergies. In the United Kingdom, these two units will also remain separate because their business models are very different. This management structure change does not affect the financial reporting of the Insurance segment.

Products and services
Insurance offers motor insurance, non-motor insurance (including fire and property and general liability insurance) and accident and health for individual and small corporate customers. It focuses on personal and commercial lines of insurance designed to provide a high level of customer service. For small and medium corporate clients, it offers packaged products combining different lines of insurance.

Motor insurance
Motor insurance is the largest single product line of the Insurance segment and contributed approximately 42% to total premium income in 2002. In Switzerland and most other European countries, every automobile owner is required to maintain third-party liability coverage. The motor insurance product line provides this coverage to both individuals and commercial fleets. General motor liability includes coverage for bodily injury and property damage liability claims brought against insured persons connected with the insured vehicle. Motor products also insure against physical damage resulting from vehicle collision, theft, fire, glass breakage and weather-related losses. In addition, Insurance offers personal injury coverage for drivers and passengers in the case of an accident.

Non-motor (excluding accident and health)
Insurance's fire, property and general liability products include building insurance covering damage from fire, flood and weather-related incidents and liability of individuals and businesses. It sells household contents insurance to individual customers, commercial property insurance and business interruption insurance. The Insurance segment’s general liability business provides a wide range of personal and commercial liability insurance products, covering the liability of private persons and small and medium businesses arising from their activities and premises. Commercial lines insurance includes insurance for operations, products, professional activities and environmental liability. In 2002, non-motor business contributed approximately 40% to total premium income.

Accident and health
Insurance offers individual health insurance covering medical expenses, per diem hospital expenses and lost pay in the event of illness. It also provides individual accident insurance covering these expenses, as well as death and disability claims. In addition to personal lines, it sells commercial group accident insurance, which covers medical and per diem hospital expenses and provides annuities in the event of death or disability caused by accidents at work or at home. It also offers collective accident insurance, as well as collective health insurance covering per diem hospital expenses for illness or birth of a child. In 2002, accident and health business contributed approximately 18% to total premium income.

Marketing and distribution
Insurance distributes its products through a range of different channels including brokers, tied agents, banks and direct channels, such as call centers and the Internet. Tied agents are exclusive agents who represent only one insurer and are obliged to offer the customer a product from the range of products offered by that insurer. Insurance's distribution channels are to a large extent shared with Life & Pensions, although the extent of the overlap varies by country and by distribution channel. In 2002, approximately 43% of Insurance’s total gross premiums written came from brokers and approximately 39% from tied agents. The remainder was generated through call centers (11%), banks (5%) and other distribution channels (2%), including the Internet.

WebinsurancePartners provides insurance via the Internet and has a pan-European focus. The customer can purchase online insurance at the partner's point of sale. Partners include banks, car dealers, real estate agents and Internet portals. The insurance may be offered under the partner’s name, under the Winterthur brand or as a co-brand.

CSFS – Operating environment and competition

Operating environment
Although the European financial services market is competitive, we believe that there are opportunities for growth in certain segments. These segments include the wealth accumulation market, which we expect to grow primarily as a result of demographic shifts, pension reforms in various markets and an increased focus on investment products. These trends are being further amplified by EU convergence, which is creating a more homogenous, larger European market. EU convergence is affecting customer behavior, product innovation and branding within the European financial services market.

In parallel with this growth, there has been a fundamental change in customer requirements in the financial services industry. Customer segmentation is giving way to customer choice, and undifferentiated product offerings are being replaced by products and services targeted to specific customer groups. In addition, customers are demanding not just products, but comprehensive advice and solutions to their overall financial needs. These solutions will need to include both a provider's proprietary products and services and integrated third-party offerings. Branding and marketing are now increasingly important aspects of the financial services business.

As a consequence of these changes, financial services providers are offering clients multiple access points to their products, including physical delivery, telephone and Internet channels. They are moving their processes to web-based applications to ensure maximum availability of products and services and convenience to the client. In addition, providers are increasingly relying on “open architecture”, which includes both their own and third-party products. Financial services providers are also responding to these trends by leveraging their brand across a range of customer offerings and managing distribution and production as separate businesses.

We expect the market for private banking to continue to grow in the foreseeable future. Growth is expected to be relatively higher in onshore markets as a result of greater political stability in many industrialized and newly industrialized countries and deregulation of local markets coupled with tighter restrictions in traditional offshore locations. The principal positive trends affecting the private banking industry over the next several years include the expected growth of the world's economies and growing demand for pension provisions, which can no longer be met through state funding. As a result, governments are increasingly encouraging the accumulation of private wealth. In addition, a new class of entrepreneurs is seeking the service of private banks, while at the same time the next generation is inheriting an increasing volume of "baby boomer" wealth. Advances in technology are making a further impact on, and are reshaping the business models in, private banking as specialized providers unbundle services, products and advice.

In the face of wealth accumulation and wealth transfer, the private banking market is being transformed from a passive wealth management industry into an active, performance-driven business. The result of this trend in recent years has been an increase in net new assets in the private banking industry and, due to the worldwide negative development of the equity markets, a downturn in the valuation of the asset base, which has had an impact on industry revenues. The exposure to equity securities in the private banking business has however, led to greater sensitivity toward stock market trends.

Legislative initiatives in the United States and the European Union are also affecting the private banking industry. These initiatives include efforts by governments and regulators to control money laundering and tax fraud and to repatriate private wealth through tax amnesty programs.

Future terrorist attacks, military conflicts and economic or political sanctions could negatively impact the results of operations and financial condition of these businesses.

Competition
We face intense competition in all financial services and private banking products and services markets. Consolidation, both in the form of mergers and acquisitions and by way of alliances and co-operation, is increasing competition. New competitors, including Internet-based financial services providers and non-financial companies, are entering the market. The European financial services market is relatively mature, and the demand for financial services products is, to some extent, related to overall economic development. Competition in this environment is based on many factors, including the products and services offered, pricing, distribution systems, customer service, brand recognition and perceived financial strength. In addition, the global wealth management industry is highly fragmented and becoming attractive to an increasing number of financial services competitors as a result of its historically small regulatory capital requirements and historically high returns. These competitors include retail banks, insurance companies, accounting firms, independent asset managers and online brokers.

Competitors in the Private Banking business are globally active banks and Swiss independent private banks. In the ultra high-net-worth individuals business, we compete with US investment banks, which are building upon their investment banking expertise and relationships. For the Swiss affluent and private banking client business our closest competitor is UBS AG. In addition, local competitors can be significant in particular markets.

In the Corporate & Retail Banking business, the closest competitor is UBS AG with its Swiss-based retail and corporate banking business. We also compete to some extent with the Swiss cantonal banks, many of which are state-owned and have state guarantees, and with the regional savings and loan organizations and the Raiffeisen, or cooperative, banks.

Competition in the insurance market is intense and increasing as a result of continuing performance pressure. This pressure stems from declining financial returns from reinvestment at lower yields, the need to maintain adequate levels of capital, slowing growth in many markets and customer demand for greater transparency of products and pricing. The biggest competitors in Switzerland are Swiss Life for life insurance and Zurich Financial Services for non-life insurance business.

INFORMATION ON THE COMPANY | CREDIT SUISSE FIRST BOSTON

Overview
Credit Suisse First Boston includes the operations of the Institutional Securities (formerly Investment Banking) and CSFB Financial Services segments. CSFB serves global institutional, corporate, government and high-net-worth individual clients in its role as financial intermediary. It provides clients with a broad range of products and services. These include:

  Securities underwriting, sales and trading;
  Investment banking;
  Financial advisory services;
  Private equity investments;
  Full service brokerage;
  Financial services outsourcing solutions;
  Derivatives and risk management products;
  Investment research; and
  Asset management business.
The Institutional Securities segment provides financial advisory and capital raising services and sales and trading for users and suppliers of capital around the world. The Institutional Securities segment is operated and managed through three principal operating divisions:

  The Fixed Income division, which is active in underwriting, trading and distributing fixed-income financial instruments, offers derivatives and risk management products and provides research across its product range;
  The Equity division, which engages in sales, trading and research in equity and equity-related products, including listed and over-the-counter derivatives and risk management products, and securities lending and borrowing; and
  The Investment Banking division, which serves a broad range of users and suppliers of capital, provides financial advisory and securities underwriting and placement services and, through the private equity group, makes privately negotiated equity investments, and acts as an investment advisor for private equity funds.
The CSFB Financial Services segment provides international asset management services to institutional, mutual fund and private investors, financial services to broker-dealers, investment managers and private investors and financial advisory services to high-net-worth individuals and corporate investors. The CSFB Financial Services segment includes:

  The asset management business, which operates under the main brand name Credit Suisse Asset Management;
  Private Client Services, a financial advisory business serving high-net-worth individuals and corporate investors; and
  Pershing, a leading provider of financial services outsourcing solutions for introducing broker-dealers and independent investment managers. CSFB has entered into a definitive agreement to sell Pershing to The Bank of New York Company, Inc.
On November 3, 2000, we acquired DLJ. On the same day, Credit Suisse First Boston Corporation (now known as Credit Suisse First Boston LLC), CSFB’s principal US registered broker-dealer subsidiary, became a subsidiary of DLJ, and DLJ changed its name to Credit Suisse First Boston (USA), Inc., or CSFB (USA).

In December 2001, CSFB Financial Services acquired SLC Asset Management Limited, SLC Pooled Pensions Limited and Sun Life of Canada Unit Managers Limited, the principal UK asset management subsidiaries of Sun Life Financial Services of Canada Inc. SLC Asset Management Limited has contracts for the management of the insurance assets (including property) of former affiliate Sun Life Assurance Company of Canada (UK) Limited and third-party institutional and retail funds.

In January 2002, CSFB acquired Holt Value Associates, L.P., a leading provider of independent research and valuation services to asset managers, which was integrated with CSFB edge , CSFB's online research and valuation database service.

CSFB has taken a number of steps as part of its strategy to focus on core businesses while reducing costs. In the fourth quarter of 2001, CSFB exited certain non-core businesses, including the precious metals trading business and the Australian and New Zealand retail brokerage businesses. In the first quarter of 2002, it sold the US and UK CSFB direct online trading operations and Autranet, Inc., a broker-dealer subsidiary active in the distribution to institutional investors of investment research products purchased from independent research specialists. In February 2003, CSFB sold its local brokerage business in Poland and agreed to sell its 90% participation in its South African local equity brokerage operations. The South Africa transaction is expected to close by the end of the first half of 2003, subject to regulatory approvals and other conditions. CSFB also has continued to reduce the portfolio of real estate and related loans and distressed assets that are part of non-continuing businesses.

In connection with efforts to strengthen CSFB’s resources available for core businesses, in January 2003, CSFB entered into a definitive agreement to sell Pershing to The Bank of New York Company, Inc. for USD 2 billion in cash, the repayment of a USD 480 million subordinated loan and a contingent payment of up to USD 50 million based on future performance. The transaction is expected to close in the first half of 2003, subject to regulatory approvals and other conditions.

We expect that CSFB's Zurich-based securities and treasury execution platform – including the respective mid- and back-offices and IT-functions – will be integrated into CSFS during the second half of 2003. In the future, CSFB will deliver securities and treasury products to its Swiss institutional, corporate and government clients trough its London offices. Client relationships are not affected in any relevant way by this reorganization. CSFB's investment banking and Swiss institutional coverage businesses in Switzerland will be retained by CSFB and are not affected by this integration.

Strategy
CSFB continues to build upon its position as a top-tier global investment bank, while seeking to improve results and placing high priority on controls and risk management. CSFB will continue to focus on providing its clients with the highest quality of service across all business areas. Strategic priorities include being a market leader in its core businesses, focusing on key customers across geographic regions, applying its capital efficiently to maximize returns and minimize risks, and focusing on markets that are profitable or that contribute to the profitability of CSFB’s franchise.

In Institutional Securities, CSFB will seek to consolidate its leading franchise and market share while increasing productivity and improving results. Priorities include enhanced client focus and disciplined management of CSFB’s lending business. CSFB also intends to capture synergies through its integration of the Equities division and the Fixed Income division. Focus in the Fixed Income division will be to continue building the client franchise and customer businesses. In the Equities division, priorities will be to maintain the cash business platform and to build the customer derivatives and prime banking businesses. CSFB will continue to focus on its equity research model and fully comply with regulations for research.

In CSFB Financial Services, CSFB will seek to continue to build its asset management business, including its institutional asset management business and Private Client Services, in key markets through the expansion of existing operations and through select acquisitions. The asset gathering business, as a whole, will seek to leverage the resources of Credit Suisse Financial Services and Institutional Securities in an effort to realize the synergies that exist within the Group. In addition, the asset management business will seek to strengthen its global platform through organizational changes and targeted investment and financial goals and objectives. CSFB will continue to focus on increasing the proportion of high margin asset classes, including equity and alternative investments, and increasing the yields on assets, while protecting and building its top quality fixed-income franchise. In Private Client Services, CSFB will seek to accelerate the shift to asset gathering, with increased emphasis on fee-based business and enhanced productivity overall.

CSFB remains committed to adhering to the highest professional standards and providing top quality execution and investment performance, while developing and retaining outstanding investment professionals.

Institutional Securities

Overview
Institutional Securities provides financial advisory and capital raising services and sales and trading for users and suppliers of capital around the world.

For the year ended December 31, 2002, Institutional Securities ranked:

  Third in global mergers and acquisitions advisory services in US dollar volume of announced transactions;
  First in global mergers and acquisitions advisory services in number of transactions;
  Second in US dollar value of global debt underwriting;
  First in US dollar value of global high-yield debt underwriting;
  Fifth in US dollar value of global equity and equity-linked underwriting;
  Third in US dollar value of US debt and equity underwriting;
  First in global equity research, with 21 ranked analysts, fourth in North American equity research, with 44 ranked analysts, second in European equity research, with 38 ranked analysts, and second in North American fixed-income research with 31 ranked analysts; and
  First in US dollar value of global asset-backed financing.

Products and services
Institutional Securities’ clients demand high quality products and services for their funding, investing, risk management and financial advisory needs. In response to these needs, Institutional Securities has developed a global product-based structure delivered through regional teams. The following is a discussion of Institutional Securities’ key global products and services and the divisions through which they are delivered.

Fixed Income division
The Fixed Income division engages in underwriting, securitizing, trading and distributing a broad range of financial instruments in developed and emerging markets, including US Treasury and government agency securities, foreign sovereign government securities, US and foreign investment-grade and high-yield corporate bonds, money market instruments, foreign exchange and real estate-related assets. The Fixed Income division also provides a full range of derivatives products for the financing, risk management and investment needs of its customers. The Fixed Income division covers sovereign government, corporate and institutional customers and provides research across its entire product range.

Key fixed-income products and services include:

  Interest-rate products, including instruments issued by US government agencies and other sovereign government issuers and transactions in interest-rate derivatives. As part of this business, the Fixed Income division is a primary dealer in US Treasury and government agency securities and participates in US Treasury auctions and government agency new issues. It also offers a wide range of interest-rate derivatives products in all major currencies;
  Credit products, involving research, sales, trading and capital markets activities in all credit markets, including investment-grade, high-yield and distressed debt securities, mortgage-backed and asset-backed instruments and credit derivatives;
  Senior bank debt in the form of syndicated loans and commitments to extend credit to investment-grade and non-investment-grade borrowers. The Fixed Income division is also engaged in secondary market trading of syndicated loans and other loans, and trading in defaulted and distressed loans;
  Real estate activities, such as financing real estate and real estate-related products and originating loans secured by commercial and multifamily properties. The Fixed Income division also securitizes and trades in a wide range of commercial and residential real estate and real estate-related whole loans;
  Emerging markets, where the Fixed Income division underwrites, invests and trades in the fixed-income securities and loans of a number of sovereign government and corporate issuers and obligors located in emerging market countries;
  Prime brokerage and futures execution services on all major futures and options exchanges worldwide;
  CSFB's own money market funding through the issuance of a wide variety of products, including time deposits, certificates of deposit, bankers' acceptances, commercial paper, medium-term notes and long-term debt;
  Foreign exchange transactions serving a broad range of clients worldwide, including multinational corporations, money managers, hedge funds, banks and high-net-worth individuals; and
  Research on more than 500 issuers across the credit spectrum and on a variety of structured products and global economic analysis.

Equity division
The Equity division engages in a broad range of equity activities for investors around the world, including sales, trading, brokerage and market-making in US and international equity and equity-related securities, options and futures. Equity-related activities include:

  New issue distribution of all types of equity securities, including common stock, convertible securities and other equity and equity-related securities;
  Secondary trading as principal and agent on all major exchanges and over-the-counter;
  Primary and secondary market transactions, as principal and agent, in convertible bonds and listed and over-the-counter derivatives, and convertible, international and index arbitrage and other program-trading activities;
  Risk arbitrage, which involves investing for CSFB's own account in the equity securities of companies involved in publicly announced corporate transactions;
  Prime banking, which includes dealer-to-dealer financing and the coverage of proprietary and client short positions through securities borrowing and lending arrangements; and
  Research on a broad range of industries and companies and on market and economic trends.
In 2002, as part of changing practices in the investment banking industry and CSFB’s commitment to ensuring the independence of its research, CSFB made a number of changes in securities research activities, including realigning its research department, including equity research, to report to the Vice Chairman of CSFB for Research and for Legal & Compliance, adopting new rules on securities ownership by analysts and implementing new procedures for communication between analysts and investment bankers.

Investment Banking division
The Investment Banking division's activities include financial advisory services regarding mergers and acquisitions and other matters, origination and distribution of equity and fixed-income securities and leveraged finance and private equity investments. Investment Banking provides comprehensive financial advisory services and, in conjunction with the Equity and Fixed Income divisions, capital raising services, and develops and offers innovative financing for a broad range of clients. Through the Private Equity Group the Investment Banking division also conducts worldwide private equity investment activities.

CSFB maintains offices in select major cities through which investment banking activities are conducted. Investment Banking has established industry groups with a broad range of dedicated industry specialists. The industry group structure facilitates the delivery of specialist information and services to clients on a global basis. Investment Banking clients include US and international public and private corporations, sovereign governments, supranational and national agencies and public sector entities.

Investment Banking's principal services consist of:

  Mergers and acquisitions and other financial advisory services, including corporate sales and restructuring, and divestitures and take-over defense strategy; and
  Capital raising, through equity and equity-linked offerings, leveraged finance, investment-grade debt underwritings, high-yield debt underwritings, bank debt and bridge financing, structured products, raising of private capital and project finance. Investment Banking's offerings include both domestic and cross-border transactions.
The private equity group invests primarily in unlisted or illiquid equity or equity-related securities in privately negotiated transactions. The private equity group makes private equity investments across the entire capital structure, from venture capital equity to investments in the largest leveraged buyouts. In addition to debt and equity investments in companies, the private equity group manages private equity funds and invests in real estate and third-party managed private equity funds. Investments are made directly or through a variety of investment vehicles. At December 31, 2002, Institutional Securities managed or advised funds and proprietary private equity portfolios on behalf of clients of USD 15.0 billion. At December 31, 2002, Institutional Securities had global investments in private equity for its own account of approximately USD 2.0 billion and had unfunded commitments of approximately USD 2.0 billion.

Each private equity fund is managed over the medium to long term to maximize the value over time of its investments. In addition to an annual management fee, realized gains may be generated from the carried interest after a threshold return for investors has been achieved. Operating income may also be derived from realized and unrealized appreciation or depreciation upon the disposition of the investment. These latter sources of revenue typically emerge, if at all, over a number of years, and CSFB's private equity business is therefore a long-term business.

If a private equity investment in a company or an investment fund substantially declines in value, CSFB may potentially lose some or all of any management or similar fees, may not receive any increased share of the income and gains from such investment (to which CSFB is entitled when the return on such investment exceeds certain threshold returns) and may lose its pro rata share of the capital invested in that company and other companies in the same fund. Further, it may become more difficult to dispose of the investment. Even investments that are performing well have proven difficult to exit because of the weak initial public offering market and the decline in secondary public offerings. In certain circumstances, depending on the size of the investment, the nature of the company's problems or other factors, CSFB may become involved in disputes or legal proceedings relating to the investment, and CSFB's reputation or its ability to sponsor private equity investment funds in the future could be adversely affected.

CSFB Financial Services

Overview
CSFB Financial Services provides international asset management services, including mutual funds, to institutional and private investors, financial services to broker-dealers and investment managers and financial advisory services to high-net-worth individuals and corporate investors.

In December 2002, CSFB's asset management business implemented organizational changes designed to strengthen its global platform, including reducing the number of operating regions from five to three and realigning management responsibilities.

In connection with efforts to strengthen CSFB’s resources available for core businesses, in January 2003, CSFB entered into a definitive agreement to sell Pershing to The Bank of New York Company, Inc. The transaction is expected to close in the first half of 2003, subject to regulatory approvals and other conditions.

Asset management business
The following is a description of the primary markets of our asset management business:

  In the Americas, the asset management business has investment management operations in the United States and Brazil. The US operations of the asset management business include investment management of a full range of US and international equity products, US core, high-yield and structured fixed-income products and private equity, hedge fund of funds and high-net-worth products. The asset management business distributes its US products directly through domestic institutional channels and to high-net-worth private clients and internationally through affiliates. In Brazil, the asset management business conducts fund management operations through Banco de Investimentos Credit Suisse First Boston S.A., Garantia Limited, an investment banking and asset management company acquired in 1998, and certain of its affiliates.
  In Europe, the asset management business has investment management operations in the United Kingdom, Switzerland, Germany, France, Italy, Spain, Luxembourg, Poland, Hungary and the Czech Republic, all of which, except in Luxembourg and Spain, offer local investment management capabilities. London is also the base for the global fixed-income and equity products businesses. The asset management business has a strong presence in the Swiss investment management market. In Switzerland, the asset management business also offers real estate and indexed products. The Swiss products of the asset management business are distributed through a range of channels, including through CSFS, directly to institutional clients and through third-party intermediaries. At December 31, 2002, based on total assets under management, the asset management business in Switzerland had a 30.9% market share in the Swiss pooled pension market and a 21.3% market share in Swiss registered retail mutual funds.
  In Asia Pacific, the asset management business has investment management operations in Japan and Australia. The asset management business has institutional and retail activities in Japan and is further developing its business through the Credit Suisse brand. The Japanese operations, which include the operations of Warburg Pincus Asset Management (Japan), Inc., offer clients an integrated investment philosophy and research, marketing and distribution platforms. The Australian operations of the asset management business offer a range of Australian, Asian and international equity products, Australian fixed-income, balanced and real-estate products to both Australian institutional and retail customers.

Private Client Services
The Private Client Services business serves high-net-worth and corporate investors with significant financial resources and specialized investment needs. Private Client Services operates principally out of offices in ten US cities and in London. Private Client Services had 381 investment advisors and managed or advised clients on approximately CHF 71.7 billion (USD 51.6 billion) in assets as of December 31, 2002.

Pershing
Pershing is a leading provider of financial services outsourcing solutions, including correspondent brokerage services, to many of the world's major financial institutions and investment managers. Founded in 1939 and acquired by DLJ in 1977, Pershing provides execution, settlement and clearance on a multi-currency basis in approximately 40 international markets. Pershing's extended service model for major financial institutions enables customers to provide an array of asset-gathering products and services. On January 7, 2003, CSFB entered into a definitive agreement to sell Pershing.

Products and services
The following is a discussion of the key global products and services of CSFB Financial Services and the divisions through which they are delivered.

Asset management and advisory services
The asset management business offers its clients discretionary asset management services through segregated or pooled accounts. Clients may choose from a wide array of products, including:

  Fixed-income and equity products in local and global markets;
  Balanced products, comprising a mixed portfolio of fixed-income and equity investments according to a pre-defined risk parameter set by the customer or the investment guidelines of the fund and asset allocation products;
  Money market currency products;
  Quantitative indexed products;
  Derivatives and commodities;
  Real estate portfolio management; and
  Alternative investment products, which include fund of funds products.
The investment policies of portfolio managers are generally focused on providing maximum return within the investor's criteria, while maintaining a controlled risk profile and adherence to high quality compliance and investment practices. The advisory services of the asset management business include advice on customized investment opportunities, new product and risk management strategies and global investment reporting. Global investment reporting involves the use of a global custodian, acting as a central depository for all of a client's securities. Once the custody has been centralized, clients are offered a series of value-added services, including cash management, securities lending, performance measurement and compliance monitoring.

The Private Client Services business offers a range of services, including single stock brokerage, hedging and sales of restricted securities. Private Client Services also offers its clients a wide range of investment management products, including third-party-managed accounts and alternative investments.

Through Pershing, CSFB Financial Services has provided a broad range of financial services outsourcing solutions, including custody, cash management, product development, information management, portfolio evaluation, financing, proprietary research, securities lending and related services.

Funds
The asset management business offers a wide range of open-end funds. These funds are marketed under the main brand name Credit Suisse in Europe, Japan, Australia, Latin America and the United States. In Japan, certain Warburg Pincus Asset Management funds are still marketed under the Warburg Pincus name. The largest complex of funds, which is domiciled in Luxembourg and marketed mainly in Europe, includes a full range of equity, balanced, fixed-income and money market funds. In addition to these pan-European mutual funds, the asset management business offers domestic registered funds in the United States, Switzerland, the United Kingdom, Germany, Italy, France, Poland, Japan and Australia.

The asset management business acts primarily as a wholesale distributor of mutual funds, and the majority of the Credit Suisse brand funds are marketed through our other businesses and third-party distributors, including third-party banks and insurance companies and other financial intermediaries.

CSFB – Operating environment and competition

Operating environment
CSFB believes that the long-term outlook for leaders in the investment banking industry is generally positive, although the industry is volatile and subject to periodic market downturns worldwide or in particular geographic regions. In addition, competition has resulted in significant pressure on margins. The global “bulge bracket”, or top tier, investment banks are likely to be more successful than other firms, and there is continuing consolidation in the financial services industry. One of the principal macroeconomic trends affecting the investment banking industry is greater capital formation, which is produced by aging demographics, pension reforms and wealth creation. Consolidation and convergence, driven by a blurring of traditional product and geographic boundaries, deregulation and the importance of scale and efficiency, have also created benefits for global full-service providers such as CSFB. Technology has led to productivity improvements and new distribution and business models, more demanding and better informed customers and the need to balance productivity gains with investment requirements.

The slowdown in global economic growth in 2001 continued in 2002. Weak corporate earnings and high-profile bankruptcies weighed heavily on market sentiment, exacerbated by scandals relating to accounting and corporate governance and the threat of terrorism and war. In addition, certain regulatory issues, including research analyst independence and the allocation of shares in initial public offerings, affected the industry. An industry-wide agreement in principle with certain US regulators was announced in December 2002 to resolve certain of the regulatory issues.

All major stock indices were down significantly in 2002. Equity trading and underwriting volumes and mergers and acquisitions activity fell sharply from 2001 levels while debt underwriting volumes remained flat. The credit environment in 2002 was among the most difficult in recent history, with default rates substantially higher and recoveries substantially lower than historic levels. The difficult market and credit environment had a negative impact in 2002 on CSFB’s business, particularly in lending, capital markets, financial advisory and equity sales and trading. As a result, in 2002 CSFB made further personnel reductions to help reduce expenses and to remain appropriately staffed for the prevailing industry and market environment.

The financial services business, including asset management, is viewed as a growth sector. Despite a weaker and more volatile market environment, the underlying fundamentals and demographics continue to support the sector. CSFB believes that there will be positive net new asset or organic growth opportunities within this sector over the next several years. Despite this positive outlook for the business, increased competition, higher research costs, required advancements in technology, growth in client needs and globalization are trends that place greater pressure on margins and increase the need for scale within full-service asset management organizations. This growth, together with major external changes such as technological innovation and increased volatility and complexity in world markets, is changing the way the industry delivers services, manages investments and measures risk. While the pace has slowed in the last year, investment management firms are also experiencing historically high levels of mergers and acquisitions activity. New entrants are purchasing investment management companies, while existing firms are merging to create global organizations and achieve economies of scale.

Competition
CSFB faces intense competition from various types of firms in all aspects of its business and throughout the world. The principal competitive factors influencing CSFB’s business are its reputation in the market place, its client relationships, its mix of market and product capabilities, and the ability to attract and retain highly skilled employees.

In investment banking, CSFB competes with brokers and dealers in securities and commodities, investment banking firms, commercial banks and other firms offering financial services. CSFB is subject to competitive pressure to make loans to certain clients, and such lending is a low-margin business that ties up capital. CSFB has also experienced significant price competition in certain of its businesses, which has reduced profit margins on certain products or in certain markets. Competition from alternative trading systems is reducing fees and commissions. In addition, as private equity funds grow and proliferate, competition to raise private capital and to find and secure attractive investments is accelerating.

In asset management, CSFB’s major competitors are the asset management subsidiaries of financial services firms, US mutual and institutional fund managers and European fund managers. Despite the trend towards globalization in the asset management industry, competition is most significant in individual geographic locations.

INFORMATION ON THE COMPANY | CREDIT SUISSE GROUP AND SOCIETY

All businesses relate to their social environment on many different levels. Various stakeholder groups – such as shareholders, clients, employees, the media and a range of civil-society organizations – are increasingly interested in the social and environmental aspects of corporate activity. Like the businesses themselves they have realized that companies can only create sustainable value if they also recognize and accept their social, environmental and economic responsibilities.

Seizing opportunities, inspiring trust
If a company is to fulfill its social responsibilities, it needs to constantly adapt to new circumstances and strive for improvement, and take corrective actions, when appropriate. When the economic climate is difficult, confidence in a company may suffer. In 2002, Credit Suisse Group's cost saving measures, industry investigations by regulatory authorities and discussions about corporate governance, hit the headlines. Nonetheless, the Group continued its efforts to promote equal opportunities and offer training for staff, to develop innovative products for its clients, to diligently enforce regulation on money laundering and terrorist assets, and to support the community.

Sustainability – meeting responsibilities
Credit Suisse Group’s Code of Conduct forms the basis for the company’s commitment to specific aspects of sustainability. The Code also refers to the broader obligations that the Group has endorsed or supported. These include the UN's Global Compact – which sets out basic principles relating to human rights, employment standards, environmental protection and other matters– and the United Nations Environmental Program (UNEP).

Credit Suisse Group has issued an Environmental Report since 1995. In 2002, this was supplemented by additional information relating to employees, clients and general societal issues in the bank’s first Sustainability Report. Several independent rating agencies and index providers have rated Credit Suisse Group as one of the leading companies in the field of sustainability; it has also been included in various sustainability indices such as the FTSE4Good Index, the Dow Jones Sustainability Group Index and the Dow Jones STOXX Sustainability Index. The following examples illustrate the commitment demonstrated by Credit Suisse Group and its business units to sustainability.

Employees
In view of current social, economic and cultural trends, it is essential for a company such as Credit Suisse Group to fulfill its responsibilities towards its employees and to foster an environment that is conducive to open communication.

Employee satisfaction in a difficult market environment
Interesting and meaningful work and a good relationship with colleagues are essential for promoting and maintaining high levels of employee satisfaction. This however, may be impacted by external factors such as the political climate, the current economic situation and the company’s financial performance. At Credit Suisse Group, these factors have had an impact on employee morale. In response to the current market environment, in Switzerland, there was no general salary increase as of April 1, 2003. However, the minimum holiday entitlement for all employees in Switzerland was increased to 25 working days as of January 1, 2003. The planned reduction of positions by Credit Suisse and Winterthur during 2003 will be implemented in a responsible manner that treats everyone fairly – taking individual circumstances into consideration. Supporting measures will include personal advice and counseling, comprehensive job and vacancy management, retraining initiatives, increased use of flexible and reduced time working models and, if necessary, flexible retirement options.

Promoting the best possible dialog
Credit Suisse Group supports a culture of open dialog between employees and their line managers and senior management. Communication with employees – whether via e-mail, Intranet, staff magazines, workers councils or personal contact – is, however, subject to regulatory restrictions. Swiss and US stock exchange regulations and practices require companies whose shares are traded on these exchanges to disclose material and price sensitive information simultaneously to all shareholders.

A working environment free from discrimination

and harassment
Credit Suisse Group’s Code of Conduct supports a bias-free working environment providing equal opportunities and addresses issues relating to training and development, a healthy work-life balance and protection from discrimination or sexual harassment. Each year, Credit Suisse Group's Diversity team in Switzerland publishes an internal report documenting the progress of efforts to provide equal employment opportunities for women and men within both business units in Switzerland. Women now account for more than 20% of all members of middle management in Switzerland and almost 10% of senior management which represents an increase of 6% and 4% respectively compared to the previous year.

The five year global Diversity Plan at Credit Suisse First Boston was established with the goal of increasing the number of women and members of social minorities occupying management positions. Senior management has demonstrated its commitment to advancing women and ethnic minorities in key leadership positions through the appointment of three managers to the Executive Board in 2002. Another objective is to promote community awareness and positive networking. These initiatives are aimed at recruiting employees from sections of the population that are underrepresented in the financial services sector. In New York City, for example, the Credit Suisse First Boston Explorer Program offers such students the opportunity to spend three days gaining an insight into the company and its activities. The London office participates in “Capital Chances – Women in Investment Banking” program, which uses workshops and educational activities to help identify potential career paths in the industry.

Combining family life and work
In an effort to provide and encourage equal opportunities, Credit Suisse Group supports its employees through a variety of initiatives such as a progressive approach to professional training and development, flexible working arrangements, part-time professional employment, job sharing, and parental leaves, wherever operational circumstances allow. In January 2003, Credit Suisse First Boston announced new, globally applicable guidelines on maternity and paternity leave that in many countries exceed the local legal requirements.

Developing individual talent
Credit Suisse Group has positive momentum in executing its business strategy and will rely heavily on the next generation of leadership in order to carry its vision into the future. The Group is able to provide a wide array of developmental opportunities for staff members, ranging from individual e-learning initiatives to specialized internal leadership programs.

A tool for identifying individual development potential is the “360-degree feedback” appraisal system, which is in use in many divisions of the company. This appraisal of employees by their line managers and colleagues, as well as by internal and external clients, identifies strengths and weaknesses from different perspectives.

Strengthening corporate culture
Although market conditions will likely continue to be challenging, Credit Suisse Group’s core businesses retain leading positions in key markets and provide the Group with a powerful platform on which to continue building for the future. Sustainable growth will not be possible without the dedication, hard work and demonstrated leadership of staff that has allowed Credit Suisse Group to make some difficult transitions while preserving the employer brand.

At Credit Suisse First Boston, various measures have been implemented to create a uniform corporate culture and a positive team spirit under the motto “One CSFB”. Credit Suisse First Boston has implemented the “One CSFB Awards”, a program that recognizes individuals and teams that have made an extraordinary contribution to reinforcing the company’s core values.

Clients and shareholders
Besides expertise, performance, reliability, advice and products, the other factors crucial to creating and fostering a successful client relationship are trust and individual responsibility. Client and shareholder confidence can be strengthened by protecting financial privacy and exercising discretion towards third parties, as well as by providing products that are tailored to clients' requirements and by offering high-quality services.

Safeguarding client and shareholder confidence
Falling stock prices and economic problems have undermined the confidence of many companies’ clients and shareholders. As a result they have become more interested in transparency and in the manner in which financial results and other important developments are presented. The Internet in particular has thus grown more important as a source of information. “Webranking 2002” – the most reputable European corporate website survey – rated Credit Suisse Group’s website as the best of all European financial services companies’ websites.

Occupational benefit plans
One of last year’s talking points in Switzerland was the guaranteed rate of return on occupational pensions. Central to this discussion was the issue of how life insurance companies have used their investment income in the past. Winterthur Life created transparency by publishing figures dating back to 1985 for its Swiss group life business. These revealed that a high proportion of its investment income – i.e. just under 90% – was passed on to policyholders in the form of both direct and indirect benefits. Client deposits are securely invested despite the negative stock market performance, meaning that Winterthur Life fulfils all the relevant supervisory requirements.

Assessing client satisfaction
Credit Suisse Group regularly assesses client satisfaction in key areas. Complaints should be answered in a fast, efficient and courteous manner by Complaints Management, by dedicated central units, and locally by the relevant branches. Credit Suisse Group analyses client surveys and the causes of complaints, and uses the results as a basis for targeted improvements. It views client complaints as an opportunity for improvement.

Swiss banking confidentiality
Questions raised in the course of bilateral negotiations between Switzerland and the EU about the future of Swiss banking confidentiality have created uncertainty in the minds of many people – including the clients of Credit Suisse Group. Protection of privacy is a pillar of the Swiss legal system and is firmly embedded in Swiss culture as an expression of individual freedom. At the end of January 2003, EU finance ministers reached a basic political agreement regarding the taxation of savings income of EU residents. As of 2004, at the earliest, 12 countries will apply the directive on exchanging information between tax offices, while Belgium, Luxembourg and Austria will levy a withholding tax. Likewise, Switzerland will levy such a tax, according to the prospective result of the negotiations with the EU.

“Know your customer”
Client identification is essential in the fight against money laundering, the search for terrorist funds and the avoidance of dormant assets. Switzerland leads the way in the fight against money laundering. Its know-your-customer rules are among the strictest in the world. They also demand that banks meet special due diligence requirements with regard to politically exposed persons. Credit Suisse Group’s policies help identify signs of criminal activity and systematically implement the appropriate measures.

The terrorist attacks of September 11, 2001, in the US highlighted a whole new aspect of criminal financial activity, i.e. so-called “terrorist funds.” As a member of the Wolfsberg Group, which published the Wolfsberg Statement on the Suppression of the Financing of Terrorism in January 2002, Credit Suisse Group has been at the forefront of the search for funds of this kind.

Credit Suisse Group bases its policy for the avoidance of dormant accounts on the new Swiss Bankers Association guidelines (in force since July 2000) and supports efforts to create statutory regulations that provide for dormant accounts to be handed over to the authorities after a certain waiting period.

Society
Credit Suisse Group fulfills its responsibility towards the society in which it operates by making an active contribution to a varied cultural and civic life.

Economic activity and human rights
With the advance of internationalization and globalization since the end of the Cold War, the issue of business and human rights has become an increasingly important topic of public debate.

Credit Suisse Group is committed to meeting its responsibilities with regard to human rights as asserted in the UN Global Compact. The Group firmly believes that business activity helps improve the living standards of all people, provided any negative effects are recognized, corrected or mitigated.

Taking responsibility for the next generation
Both Winterthur and Credit Suisse have a long-standing relationship with the UN, and with UNICEF in particular, which is why Credit Suisse Group took an active part in the UN General Assembly on Children. Credit Suisse Group promotes several social welfare projects with an interdisciplinary focus – such as Plusport Schweiz, the Swiss umbrella association for disabled people partaking in sports. One of the projects run by Credit Suisse Group’s Jubilee Foundation and Plusport Schweiz is the Swiss sports day for the disabled. This event provides around 1,500 mentally and physically disabled people from all corners of Switzerland with an opportunity to compete in over 25 different disciplines and to come together in a festival of sport.

Winterthur Insurance’s Loss Minimization Foundation, which has been active in Switzerland since almost 30 years, is mainly concerned with the prevention of traffic accidents. In Spain, the Fundación Winterthur also supports accident prevention activities. In addition it helps to maintain and conserve the country’s cultural heritage and makes a significant contribution to a wide-ranging debate on social trends by organizing conferences, etc. In Germany, DBV-Winterthur’s child safety committee has already been in existence for 35 years.

Credit Suisse First Boston Foundation
The Credit Suisse First Boston Foundation primarily supports educational initiatives aimed at improving opportunities available to children and young people from difficult socio-economic backgrounds. In the US, for example, Credit Suisse First Boston joined forces with the Robin Hood Foundation to help build ten libraries in economically disadvantaged neighborhoods in New York City in the world’s most extensive library initiative, providing 8,000 young people with easier access to a key educational resource.

2002 saw Credit Suisse First Boston, via its foundation, work with local authorities to help build, renovate and refurbish schools in Asian countries including China, Vietnam, Thailand and Cambodia. In the UK, Credit Suisse First Boston staff collected funds as part of the Charity of the Year initiative on behalf of National Children’s Home.

Art and culture at Credit Suisse Group
In addition to its social commitments, Credit Suisse Group also supports cultural causes. Following established guidelines, it regularly buys works by artists, mainly of the younger generation, in order to reflect the Group’s corporate culture and promote its corporate identity.

Every two years, Credit Suisse Group’s Jubilee Foundation rewards young musicians for their outstanding achievements. In 2002, the CHF 75,000 prize went to the 25-year old Moldavian violinist Patricia Kopatchinskaja.

The 2002 Comedy Festivals that were held in many Swiss towns were sponsored by Winterthur.

Supporting the sports stars of today and tomorrow
Especially in its Swiss home market, Credit Suisse Group and its business units support the sporting world through their sponsorship of soccer, skiing, equestrian sport and motor racing, as well as events such as the Credit Suisse Sport Awards. The company also backed the successful joint Austrian-Swiss bid for the Euro 2008 soccer championships.

Cyberhelvetia – supporting Expo.02
Credit Suisse Group committed itself to Switzerland’s Expo.02 national exhibition with the Cyberhelvetia Internet and exhibition project. In the course of 159 days, more than 700,000 visitors to the Cyberhelvetia pavilion in Bienne experienced an interactive encounter with the virtual world.

Building bridges between politics, business and academia
Within Credit Suisse Group, the Economic Research and Consulting competence center at Credit Suisse Financial Services continually monitors and analyzes economic and socio-political trends, primarily in Switzerland. With its reports on such subjects as EU expansion or Swiss educational and health policy, the competence center contributed actively to public debate on topical political subjects – just as Credit Suisse First Boston did with its study on the new formula for financial redistributions between Switzerland’s cantons. By working with Swiss business associations and participating in the Avenir Suisse think tank, and by fostering direct contact with people active in politics, Credit Suisse Group seeks to identify social trends at an early stage and help shape the relationship between the worlds of politics and business.

Commitment of individual staff
Besides the wide-ranging involvement of Credit Suisse Group itself, it is worth mentioning the active role played by a great number of the Group’s staff – mostly in an honorary capacity – in political, educational, research and art bodies at all levels, as well as in all forms of social, charitable and cultural work.

Environment

The environmental management system
The environmental policy signed by members of the Executive Boards sets out the Group’s pledge to contribute to sustainable development by acting in an environmentally responsible manner; it also defines the key areas of action. To fulfill the conditions of its environmental policy, Credit Suisse Group has been operating an environmental management system for several years. In 1997, the Group became the first bank in the world to receive ISO 14001 certification for its locations in Switzerland; following re-certification in 2000, all of its banking locations worldwide are now certified under ISO 14001.

Sustainability in purchasing
By applying a responsible purchasing policy, the principles of sustainability are taken into account in a company’s choice of products, materials and services. A pilot project was launched in Switzerland in 2002 to apply both ecological and social criteria to the selection of suppliers.

Internationally, too, Credit Suisse First Boston’s business units have adopted sourcing practices that take account of environmental concerns and that ask suppliers to provide information about certifications such as ISO 14001. Furthermore, the company donates used computer equipment to charitable organizations.

Sustainability investments
Credit Suisse Group offers its customers various investment opportunities in the area of sustainability. Its range of sustainability investments includes the ethical and ecological investment funds CS Fellowship and CS Global Sustainability, as well as Prime New Energy, an investment company focusing on the fuel cell, solar energy and wind energy sectors. In early 2002, Bank Leu, a Credit Suisse Group subsidiary, launched the Leu Prima Cat Bond Fund, the world’s first public fund for catastrophe bonds.

In addition to offering these products, Credit Suisse Group has also expanded its range of sustainable investment services: Stock Screener, an online equity analysis tool, enables Credit Suisse Private Banking clients to select sustainability stocks from the wider investment universe. More detailed information on Stock Screener and sustainability investments in general can be found at www.credit-suisse.com/sustainable-investments.

Environmental risk management
In 1994 Credit Suisse Financial Services set up a dedicated unit to examine the environmental risks associated with corporate credit applications. At Credit Suisse First Boston, directives and tools were also created to ensure targeted environmental risk management. A study published in fall 2002 by UK asset manager Friends Ivory & Sime attested Credit Suisse Group a leading role in the area of environmental risk monitoring among financial institutions. As a further refinement of its environmental risk policy in 2002, Credit Suisse Group developed a forestry policy in dialog with the WWF.

Energy contracting
Energy contracting helps to unlock synergies and economies of scale in the supply of energy, enabling energy-efficient solutions to be put into practice. Credit Suisse Leasing, in conjunction with the energy services forum Swiss Contracting, provides financing in this area so that projects for district heating, wood-fuelled power stations etc. can be carried out. As a result, energy services worth CHF 55 million have already been financed since 2000.

Operational ecology
Efficient resource management contributes to cost efficiency and improves environmental performance. Through systematic environmental management, Credit Suisse Group monitors its main material and energy flows and identifies measures for optimizing them.

In receiving the UK Energy Efficiency Accreditation Award for its London offices in fall 2002, Credit Suisse First Boston demonstrated its high standards of energy management and laid the foundation for further optimization measures. Credit Suisse First Boston also received UK energy supplier Powergen’s Energy Management Award in 2002.

Following the debate about CO 2 emissions in Switzerland, Credit Suisse Group is currently revising its existing Guiding Principles on Energy Use for its Swiss locations in order to anticipate future developments in good time. Credit Suisse First Boston’s biggest international locations have also been set energy targets to reduce CO 2 emissions.

OPERATING AND FINANCIAL REVIEW

OPERATING AND FINANCIAL REVIEW

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes. Our consolidated financial statements are prepared in accordance with the accounting rules of the Swiss Federal Law on Banks and Savings Banks and the respective Implementing Ordinance, the Swiss Federal Banking Commission guidelines, and Swiss GAAP FER Financial Reporting Standards for the insurance businesses of the Group, which collectively are the generally accepted accounting principles for banks and insurance companies, respectively, in Switzerland and which we refer to in this Annual Report as Swiss GAAP.

Overview
We are a global financial services company engaging in private banking, corporate and retail banking, insurance, investment banking and asset management.

Effective January 1, 2002, we managed our operations in two business units, Credit Suisse Financial Services, or CSFS, and Credit Suisse First Boston, or CSFB. CSFS consists of four segments, Private Banking, Corporate & Retail Banking, Life & Pensions and Insurance. CSFB includes two segments, Institutional Securities (formerly Investment Banking) and CSFB Financial Services.

Factors affecting results of operations
Our results of operations are affected, to varying degrees, by a variety of factors, including general economic and market conditions, exchange rate fluctuations, competition within the financial services industry, government policy, legislation and regulation, and financial supervision. In addition, acquisitions, dispositions and changes in the structure of our business have affected our results from year to year.

General economic and market conditions
Global economic growth slowed in the second half of 2000, and the slowdown worsened in 2001 and continued in 2002. The slowing economies in the United States, Europe and Japan and the weak global equity markets created an adverse operating environment for financial services companies. Terrorism, military action, the threat of further military action and a global stagnation caused stock markets around the world to drop to their lowest levels in years. The poor market conditions were also adversely affected by investor concerns about accounting irregularities, corporate bankruptcies, weak corporate earnings and a deteriorating credit environment. Investor fears and uncertainty from these events continue to have a negative effect on financial markets.

While successive interest rate cuts in 2001 followed by a more stable interest rate environment in 2002 generally had a positive effect on revenue from fixed income securities, lower valuations and volatility continued to adversely affect the equity markets. There was a large decline in merger and acquisition activity and capital markets transactions in virtually all sectors and the new issue market continued to be adversely affected by market conditions. The poor market conditions have persisted to date notwithstanding some indications that the economy may be recovering.

Adverse changes in economic conditions have, among other things, led to movements in debt and equity markets, changes in interest rates and declines in the credit quality of both borrowers and counterparties. These changes have reduced demand for our products and services, reduced securities transaction volumes and increased the level of our bad debt charge. A continued fall in the equity markets would have a further negative impact on the results of our insurance and investment banking businesses, and the level of and return on our assets under management. Changes in interest rates have had a material impact on our net interest income. Interest rate movements have also affected our fixed income trading portfolio and the investment performance of our asset management business. A mismatch of interest earning assets and interest bearing liabilities in any given period could in the event of changes in interest rates have a materially adverse effect on our results of operations and financial condition. Our investment banking revenues have also suffered from the decline in global mergers and acquisitions activity, the weakening credit environment and increasing competition among “the bulge bracket” investment banks for a smaller pool of transactions, which have led to lower margins.

In the past two years, we implemented cost cutting initiatives in an effort to align more closely the size of our investment banking business with changing market conditions and to bring its cost structure in line with its major competitors. Our investment banking business also began a strategy to exit non-core businesses and concentrate on increasing its market share and improving its results in those areas where it already has a significant leadership position.

Future terrorist attacks, military conflicts and economic or political sanctions would result in further volatility in global financial markets and would likely reduce financial activity and negatively affect our results of operations.

Exchange rate fluctuations
We prepare our consolidated accounts in Swiss francs. Changes in currency exchange rates between the Swiss franc and the US dollar and other major currencies may have an effect on our results. In addition, changes in exchange rates between the Swiss franc and other currencies may affect our results for investments denominated in those currencies. In addition, because CSFB is managed in US dollars, changes in the US dollar/Swiss franc foreign exchange rate may have a material impact on our results. In 2002, our results of operations were negatively impacted by the fluctuation in US dollar/Swiss franc exchange rate.

Competition
We face intense competition in all financial services and private and investment banking products and services markets. Consolidation, both in the form of mergers and acquisitions and by means of alliances and cooperation, is increasing competition. New competitors, including Internet-based financial services providers and non-financial companies, are entering the market. This competition has resulted in increased pressure on margins and pressure on us to reduce costs, particularly as our competitors seek to win market share. As a result, we are altering the types of products we offer and the methods by which we distribute them, we are continuing to look at new ways of distributing our products and we are striving to reduce and control costs. This may affect the results of operations and financial condition of our different businesses.

Government policy, legislation and regulation
Changes in government policy or legislation and the policies, rules or regulations of supervisory authorities related to companies in the financial services, insurance, securities and banking industries in any of the jurisdictions in which we are active may affect our results of operations. These include possible changes in the tax, accounting, legal and regulatory treatment of financial products and services, pension arrangements and policies, reserve or capital levels and restrictions on certain banking and non-banking activities. They may affect our existing and future business by, for example, requiring us to alter our range of products and services, redesign our technology or other systems, maintain higher levels of capital or refrain from engaging in certain businesses. Additional regulatory oversight has increased costs on our existing businesses and put pressure on the margins of new business.

Reporting principles
Our consolidated results comprise the results of our six segments and the Corporate Center. Corporate Center costs and revenues attributable to operating businesses have been allocated to the respective segments. The Corporate Center also records expenses related to projects sponsored by the Group, restructuring costs and certain adjustments and reclassifications discussed below.

Inter segment revenue sharing and cost allocation
Responsibility for each of our products is allocated to one of the segments. In cases where one segment contributes to the performance of another, revenue sharing agreements are in place to compensate for such efforts. These agreements are negotiated periodically by the relevant segments on a product-by-product basis. Allocated revenues are added to, or deducted from, the revenue line item of the respective segments.

Certain administrative, processing and information technology services may be based in one segment but shared by other segments. The segment supplying the service receives compensation from the recipient segment on the basis of service level agreements and transfer payments. Service level agreements are negotiated periodically by the relevant segments with regard to each individual product or service. The costs of shared services and their related allocations are added to, or deducted from other operating expenses for the respective segments.

The aim of the revenue sharing and cost allocation agreements is to reflect the pricing structure of an unrelated third party transaction, although this is not achieved in all cases.

Own-use real estate
Own-use real estate in Switzerland, which consists primarily of bank premises, is managed centrally. Real estate costs reflect market rent plus an additional charge if actual costs exceed market rent. These costs are included in other operating expenses for the respective segments.

Valuation adjustments, provisions and losses
Provisions for credit risk at the banking segments within CSFS are generally based on expected credit losses, which are determined according to a statistical model derived from historical losses. Management believes that the statistical model provides a long-term view of credit loss experience. In any year, statistically determined provisions may be higher or lower than the actual credit experience relating to the credit risks covered by this model, depending on the economic environment, interest rates and other factors. The banking segments within CSFS record an expense item for statistically determined expected credit provisions. On a consolidated basis, valuation adjustments, provisions and losses in the income statement reflects actual credit provisions for the year. To reflect the difference between the expected credit provisions recorded and the actual credit provisions for the year, an adjustment is recorded at the Corporate Center. Effective January 1, 2002, while the banking segments within CSFS continue to record an expense item for statistically determined expected credit provisions with an adjustment for the actual credit provisions recorded at the Corporate Center, the segments within CSFB record credit provisions based on actual experience with no adjustment made at the Corporate Center. Non-credit related losses and counterparty defaults other than those relating to the lending business are not covered by the statistical model. Provisions for these losses and defaults are based on actual experience and are recorded at the relevant segment.

In 2002, we recorded a charge as a result of an adjustment we made in the method of estimating inherent losses related to lending activities. This adjustment was considered necessary to better reflect in the loan valuation allowances and provisions the continued deterioration of the credit markets. The after-tax impact on the income statement of this charge was offset by a release from the reserve for general banking risks, which was recorded as extraordinary income.

Reserve for general banking risks
Swiss banking law expressly provides that management may establish a reserve for general banking risks, which we refer to as RGBR. Although RGBR is referred to as a reserve under Swiss banking law for financial reporting purposes, it does not fall under the category of liabilities. RGBR is established as a component of shareholders' equity and qualifies as Tier 1 capital under Swiss banking law. RGBR is not available to shareholders for distribution. Swiss banking law requires that opening and closing balances and movements in RGBR during the year be disclosed in the notes to the financial statements. Allocation to or release from RGBR is reported as extraordinary expense or extraordinary income, respectively, in the year in which it is made. The determination of the level of RGBR is at the discretion of management.

Our Swiss GAAP results may be significantly affected in any given year by the allocation to, or release from, RGBR as permitted by Swiss banking law.

Taxes
Taxes are calculated individually for each segment on the basis of average tax rates across its various geographic markets, as if the segment operated on a stand alone basis. The difference between these average tax rates and our actual consolidated tax expense results in an adjustment to taxes at the Corporate Center. Since certain acquisition-related costs and exceptional items are not allocated to the segments, the tax impact associated with such items is reflected at the business unit level.

In 2002, we changed our accounting principles to allow for the recognition of deferred tax assets on net operating loss carry-forwards in anticipation of our change to US GAAP as the primary basis of accounting in 2004. As a result of this change, a positive cumulative effect of CHF 520 million was recognized from prior years and CHF 1.3 billion was recognized for 2002.

Key performance indicators
In evaluating our consolidated results and the results of our various business units and segments, we focus on certain key performance indicators (e.g., a growth indicator and/or a measure of return on existing investments), which we refer to as KPIs. KPIs are measurements management believes best reflect the performance of our businesses. KPIs are generally not recognized measures under generally accepted accounting principles.

The KPIs described below measure long-term goals set by management. These KPIs are discussed in more detail within the respective discussions of results. As a result of the realignment of our business into two business units effective January 1, 2002, and in line with the development of Group and business unit strategies, Group management has reviewed the KPIs used for measuring long-term objectives. As a result, certain of the KPIs may not be the same as in prior years.

The following table sets forth the rollforward of RGBR:

in CHF m		2002	2001	2000

At beginning of financial year		2'319	2'319	2'131

Allocations	1)	0	0	190

Releases	1)	(580)	0	(8)

Reclassifications	2)	0	0	6

At end of financial year		1'739	2'319	2'319

1) Allocations to RGBR recorded through extraordinary expenses and releases from RGBR through extraordinary income.

2) Reclassifications to RGBR from specific provisions that are no longer required.

Key Performance Indicators

Business	Key performance indicators	Definition
Credit Suisse Group	**Return on equity**	Net profit/(loss) as a percentage of average shareholders' equity.
	Growth in net new assets	Net inflow or outflow of assets under management[1] (excluding acquisitions and divestitures, market performance, foreign exchange movements, interest and dividend payments) as a percentage of assets under management at the end of the previous reporting period.
Credit Suisse Financial Services	**Return on average allocated capital (operating)**	Net operating profit/(loss)[2] before minority interests as a percentage of average allocated capital.
Private Banking	**Growth in net new assets**	As defined for Credit Suisse Group.
	Net margin	Segment result[3] as a percentage of average assets under management.[1]
Corporate & Retail Banking	**Return on average allocated capital**	Segment result[3] as a percentage of the average allocated capital.
Life & Pensions	**Growth in gross premiums written**	Net increase or decrease in gross premiums written as a percentage of total gross premiums written at the end of the previous reporting period.
Insurance	**Combined ratio**	Claims and annuities incurred, net, acquisition costs and non-deferrable costs as a percentage of net premiums earned.
Credit Suisse First Boston	**Pre-tax margin (operating)**	Net operating profit/(loss)[2] before taxes as a percentage of operating income.
	Return on average allocated capital (operating)	Net operating profit/(loss)[2] before minority interests as a percentage of average allocated capital.
Institutional Securities	**Pre-tax margin**	Segment result[3] before taxes as a percentage of operating income.
CSFB Financial Services	**Growth in discretionary institutional net new assets**	Net inflow or outflow of discretionary institutional assets under management[1] (excluding acquisitions and divestitures, market performance, foreign exchange movements, interest and dividend payments) as a percentage of discretionary institutional assets under management at the end of the previous reporting period.
	Growth in net new assets Private Client Services	Net inflow or outflow of Private Client Services' assets under management[1] (excluding acquisitions and divestitures, market performance, foreign exchange movements, interest and dividend payments) as a percentage of Private Client Services' assets under management at the end of the previous reporting period.

[1] Assets under management include assets placed with Group entities for investment purposes. In the case of the insurance businesses, assets under management mean assets underlying insurance contracts. Deposits from banks and brokers are generally excluded from assets under management. [2] Represents net operating profit/(loss) before exceptional items, acquisition-related costs and cumulative effect of change in accounting principle. [3] Segment result represents net operating profit/(loss) before exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and minority interests to the extent applicable.

OPERATING AND FINANCIAL REVIEW | CREDIT SUISSE GROUP

In 2002, our operating income was CHF 28,038 million, and we reported a net loss of CHF 3,309 million. As discussed under “Key performance indicators,” we measure our business at the consolidated group level on the basis of growth in net new assets and return on equity. At December 31, 2002, assets under management totaled CHF 1,195.3 billion, and for the year 2002 net asset outflow was CHF 2.6 billion, or 0.2%. Return on equity was -10.0% in 2002. Our results of operations reflect the results of our business units and their segments and certain corporate expenses and consolidation adjustments recorded at the Corporate Center as discussed under “Reporting principles.”

Year ended December 31, 2002 compared to year ended December 31, 2001
Operating income decreased CHF 11,116 million, or 28.4%, in 2002. This decrease was mainly due to a decrease of CHF 6,659 million, or 74.7%, in net trading income primarily within CSFB due to weak market conditions. CSFB's operating income decreased CHF 6,902 million, or 27.3%, in 2002 as a result of significantly lower operating income from the Institutional Securities segment's Equity and Fixed Income divisions, reflecting the depressed markets and low new issue activity. The decline in operating income in 2002 also includes a CHF 2,805 million, or 48.9%, decrease in income from the insurance segments of CSFS, which was primarily attributable to a significant decline in investment income as a result of continuing financial market weakness, partly offset by an increase in premiums earned, net and by a reduction of claims. The decline in investment income from the insurance segments of CHF 5,555 million includes realization of losses on securities sold and the recognition of realized losses from other than temporary impairments in our insurance segments' investment portfolio. Net interest income increased CHF 1,285 million, or 19.0%, and net commission and service fee income decreased CHF 2,781 million, or 15.4%, in 2002, reflecting a shift in fixed income business from commission-based to interest-based activity within the Institutional Securities segment. Other ordinary income/(expenses), net decreased from an expense of CHF 925 million in 2001 to an expense of CHF 898 million in 2002. Unrealized losses on financial investments contributed to this decrease.

Operating expenses decreased CHF 6,755 million, or 22.3%, in 2002 mainly reflecting CSFB's cost reduction initiatives, which reduced CSFB's operating expenses by CHF 5,770 million, or 28.5%. Personnel expenses decreased CHF 4,980 million, or 22.8%, primarily as a result of reduced incentive compensation and headcount reductions at CSFB. Included in personnel expenses are charges related to severance payments and retention awards in connection with staff reductions. Amortization of retention payments was CHF 649 million in 2002 compared to CHF 812 million in 2001. Other operating expenses decreased CHF 1,775 million, or 21.1%, in 2002 primarily as a result of declines in variable expenses, principally at CSFB.

Depreciation of non-current assets decreased CHF 13 million, or 0.6%, in 2002, including an increase of CHF 30 million of amortization of the present value of future profits, or PVFP, from our insurance businesses primarily due to a change in the long-term assumptions regarding investment income. Amortization of acquired intangible assets decreased CHF 100 million, or 12.6%, and amortization of goodwill increased CHF 36 million, or 4.7%, in 2002, mainly due to focusing CSFS' European initiative on private banking clients, resulting in certain impairments of goodwill.

Valuation adjustments, provisions and losses from the banking business increased CHF 1,838 million, or 70.9%, in 2002 primarily as a result of higher corporate credit provisions at CSFB due to a substantial deterioration in credit market conditions and provisioning for CSFB's non-continuing real estate portfolio. This increase also includes a consolidated pre-tax charge of CHF 778 million (CHF 580 million after tax) relating to an adjustment in the method of estimating inherent losses related to lending activities. The impact of this charge, after tax, was offset by a release of a portion of RGBR, which was recorded as extraordinary income. The increase also resulted from pre-tax exceptional items of CHF 702 million related to CSFB's private litigation involving research analyst independence, certain IPO allocation practices, Enron and other related litigation. In addition, a pre-tax charge of CHF 234 million was recorded in 2002 related to the previously announced agreement in principle with various US regulators involving their investigations of research analyst independence and the allocation of IPO shares to corporate executive officers.

Extraordinary income/(expenses), net increased CHF 572 million to an income of CHF 343 million in 2002. This increase mainly resulted from a release of a portion of RGBR as discussed above, which was reflected as extraordinary income in the Group's results. The result also includes gains and losses from the sale of certain Winterthur subsidiaries and Pershing, as described in the respective business unit sections.

Taxes increased from an expense of CHF 486 million to an expense of CHF 596 million on 2002. In 2002, the accounting policy was changed to recognize deferred tax assets on net operating loss carry-forwards when it is considered more likely than not that future taxable profit will be available against which such losses can be utilized. The impact of this change on the financial statements was a tax benefit of CHF 1.3 billion related to 2002. The CHF 520 million recorded in 2002 in cumulative effect of change in accounting principle relates to net operating losses incurred prior to 2002. Prior to 2002, deferred tax assets related to net operating loss carry-forwards were recorded only in the event of sales of businesses at a taxable gain where the realization of the deferred tax asset was certain.

A key driver of our operating income is growth in net new assets, which is a KPI for measuring the progress of our asset gathering strategy.

Assets under management decreased CHF 235.3 billion, or 16.4%, in 2002. The decline was primarily due to the substantial deterioration of the global equity markets. CHF 35.8 billion of the decline resulted from acquisitions/divestitures, primarily from the disposal of CSFB direct , and CHF 2.6 billion was due to net asset outflows.

Year ended December 31, 2001 compared to year ended December 31, 2000
Operating income increased CHF 1,923 million, or 5.2%, in 2001. This increase includes the impact of a full year's operating income from DLJ compared to two months in 2000, partially offset by a decline in revenue from key businesses including equity, investment banking and mergers and acquisitions. Net interest income increased CHF 1,438 million, or 27.1%, and net commission and service fee income increased CHF 1,519 million, or 9.2%, in 2001. Both include the full-year impact of DLJ in 2001 and increased income from the fixed income business of CSFB due to strong investor demand and lower interest rates. Net trading income increased CHF 122 million, or 1.4%, in 2001 due principally to the inclusion of DLJ for a full year, mostly offset by weaker market conditions. Net income from the insurance businesses increased CHF 134 million, or 2.2%, in 2001 primarily due to growth in certain key insurance markets, predominantly in the United Kingdom, as a result of both organic growth and the full-year impact of acquisitions. This was partially offset by a significant decrease in realized gains on investments as a result of the decline in the equity markets worldwide. Other ordinary income/(expense), net decreased CHF 1,290 million to an expense of CHF 925 million in 2001. This was mainly due to unrealized losses on financial investments. The losses were partially offset by an increase of CHF 286 million from the insurance businesses primarily due to reduced losses from foreign currency exchange.

Operating expenses increased CHF 5,136 million, or 20.4%, in 2001. Personnel expenses increased CHF 3,387 million, or 18.3%, in part due to the full year effect of the DLJ acquisition. Included in personnel expenses are charges related to bonus and severance payments, guaranteed compensation and retention awards in connection with staff reductions. Amortization of retention payments was CHF 812 million in 2001 compared to CHF 181 million in 2000. Charges associated with a fourth quarter headcount reduction of CHF 985 million were incurred in 2001, of which approximately 20% related to guarantees and retention awards for 2002 and 2003. Other operating expenses increased CHF 1,749 million, or 26.3%, in 2001 primarily due to the full year effect of the DLJ acquisition.

Depreciation of non-current assets increased CHF 833 million, or 61.6%, in 2001, which included a full year of depreciation from DLJ compared to two months in 2000. In addition, amortization of PVFP from our insurance businesses increased CHF 223 million, primarily due to the full-year amortization associated with the acquisition of VOPF, Colonial UK and Nicos Life, and depreciation from increased investments at Corporate & Retail Banking increased CHF 106 million. Accelerated depreciation of CHF 48 million was recorded as a consequence of closing down the pan-European online brokerage platform in Luxembourg.

Amortization of acquired intangible assets increased CHF 636 million and amortization of goodwill increased CHF 524 million in 2001, primarily due to the full year effect of the DLJ acquisition compared to two months in 2000.

Valuation adjustments, provisions and losses from the banking business increased CHF 1,327 million in 2001 primarily related to higher credit provisions due to a substantial deterioration in credit market conditions. The increase also resulted from exceptional items of CHF 228 million relating to exiting facilities and non-core businesses in connection with the CSFB cost reduction initiative and a provision of CHF 169 million related to the settlement with the US Securities and Exchange Commission, or SEC, and NASD Regulation, Inc., or NASDR, in connection with their investigations into certain IPO allocation practices.

Extraordinary income/(expenses), net decreased CHF 1,462 million to an expense of CHF 229 million in 2001. The year 2000 was adversely affected by extraordinary expenses due to a restructuring provision of CHF 1,499 million related to the acquisition of DLJ and an allocation to RGBR of CHF 190 million. In 2001, extraordinary expenses reflected realized losses associated with the sale of certain Winterthur subsidiaries.

The effective tax rate increased from 18.3% in 2000 to 21.1% in 2001. In 2001, the accounting policy was changed to allow capitalization of deferred tax assets for net operating loss carry-forwards in the event of sales of businesses at a taxable gain, where the realization of the deferred tax assets is certain. The impact on the financial statements was a tax benefit of CHF 303 million in 2001.

Condensed consolidated income statement

in CHF m		2002	2001	2000

Net interest income		8'036	6'751	5'313

Net commission and service fee income		15'334	18'115	16'596

Net trading income		2'254	8'913	8'791

Net income from the insurance business	1)	3'312	6'300	6'166

Other ordinary income/(expenses), net		(898)	(925)	365

Operating income		28'038	39'154	37'231

Personnel expenses		16'910	21'890	18'503

Other operating expenses		6'619	8'394	6'645

Operating expenses		23'529	30'284	25'148

Gross operating profit		4'509	8'870	12'083

Depreciation of non-current assets	2)	2'173	2'186	1'353

Amortization of acquired intangible assets		693	793	157

Amortization of goodwill		806	770	246

Valuation adjustments, provisions and losses from the banking business		4'430	2'592	1'265

Depreciation, valuation adjustments and losses		8'102	6'341	3'021

Profit/(loss) before extraordinary items, cumulative effect of change in accounting principle and taxes		(3'593)	2'529	9'062

Extraordinary income/(expenses), net		343	(229)	(1'691)

Cumulative effect of change in accounting principle	3)	520	–	–

Taxes	3)	(596)	(486)	(1'349)

Net profit/(loss) before minority interests		(3'326)	1'814	6'022

Minority interests		17	(227)	(237)

Net profit/(loss)		(3'309)	1'587	5'785

Other data:

Return on equity		(10.0%)	4.1%	17.7%

Growth in net new assets		(0.2%)	4.8%	5.1%

Certain reclassifications have been made to conform to the current presentation.

1) For the purpose of the consolidated financial statements, operating income for the insurance business is defined as net premiums earned, less claims incurred and change in technical provisions and expenses for processing claims, less commissions, plus net investment income from the insurance businesses.

2) Includes amortization of Present Value of Future Profits (PVFP) from the insurance businesses.

3) In 2002, Credit Suisse Group adopted a change in accounting principle relating to the recognition of deferred tax assets on net operating losses. If the change in accounting principle had not been adopted in 2002, taxes would have been CHF -1,937 m for 2002. The retroactive application of this change in accounting principle would have resulted in taxes for 2001 and 2000 of CHF -250 m and CHF -1,270 m, respectively.

Assets under management/net new assets

in CHF bn	31.12.02	31.12.01	31.12.00

Advisory	605.1	723.5	724.7

Discretionary	590.2	707.1	667.3

Total assets under management	1'195.3	1'430.6	1'392.0

	2002	2001	2000

Net new assets	(2.6)	67.5	58.1

Certain reclassifications have been made to conform to the current presentation.

Reconciliation of operating to consolidated results

Reconciliation of operating to consolidated results
The Group’s consolidated results are prepared in accordance with Swiss GAAP, while the Group’s segment reporting principles are applied to the presentation of segment results, including business unit results. The business unit results reflect the results of the separate segments constituting the respective business units as well as certain acquisition-related costs, exceptional items and the cumulative effect of a change in accounting principle that are not allocated to the segments. The business unit results also include certain other reclassifications that are adjusted at the Corporate Center in accordance with Swiss GAAP and reflected in the Group’s consolidated results.

The acquisition-related costs and exceptional items excluded from the segment results and from the business unit operating basis results shown below include, among other items, acquisition interest, amortization of retention payments, amortization of acquired intangible assets and goodwill and the exceptional items described on page 67 or in the footnotes to the reconciliation tables. The reclassifications shown for CSFS reflect the amortization of acquired intangible assets and goodwill, exceptional items related to the focusing of the European initiative on private banking clients and the cumulative effect of a change in accounting principle. The reclassifications shown for CSFB reflect acquisition-related costs, exceptional items and the cumulative effect of a change in accounting principle. Acquisition-related costs and exceptional items are excluded from the business unit operating results because management believes that this enables management and investors to assess the operating results or “cash earnings” and KPIs of the business. The effect of the change in accounting principle has been excluded from the business unit operating results to the extent that the positive current-period tax benefits resulted from prior-period losses.

The results presented in the column “Adjustments including Corporate Center” include the parent company operations, including Group financing initiatives as well as income and expense items related to centrally managed, own-use real estate, mainly comprised of bank premises within Switzerland. In addition, the column includes consolidation adjustments and adjustments to segment accounts related to management reporting policies and the reversal of certain reclassifications made in the business units.

The adjustments made for CSFS business unit results include valuation adjustments, provisions and losses. This adjustment reflects the difference between the expected credit provisions recorded by CSFS’ banking segments and the actual credit provisions for the year, and also includes a charge relating to an adjustment in the method of estimating inherent losses related to lending activities as discussed on page 38. The impact of this charge, after tax, was fully offset by a release from RGBR, which was recorded as extraordinary income at Credit Suisse Group.

The reclassifications made for the CSFB results include, among others, brokerage, execution and clearing expenses and contractor costs. These reclassifications reflect, among others, the deduction from other operating expenses of brokerage, execution and clearing expenses of CSFB, reclassified as a reduction of operating income; the deduction from other operating expenses of contractor costs of CSFB, reclassified as an addition to personnel expenses; and the addition to operating income of expenses related to certain redeemable preferred securities of CSFB, reclassified as minority interests. CSFB’s brokerage, execution and clearing expenses and contractor costs are presented in a manner that brings them in line with its US competitors in the investment banking industry and makes it easier for investors to compare CSFB's operating expenses with those of its competitors. Swiss GAAP does not permit the Group to report brokerage, execution and clearing expenses and contractor costs as part of other operating expenses. The presentation of redeemable preferred securities of Credit Suisse First Boston, issued by consolidated special purpose entities as an expense reducing its operating income, is intended to more fairly present its operating results from its core businesses.

The following table sets forth the reconciliation of operating to consolidated results for the year ended December 31, 2002:

	Credit Suisse Financial Services				Credit Suisse First Boston

		Re-		Re-		Re-		Re-	Adjust. incl.		Credit

	Operating	classifi-		classified	Operating	classifi-		classified	Corporate		Suisse

in CHF m	basis	cations		basis	basis	cations		basis	Center	1)	Group

Operating income	11'830			11'830	18'360	(504)	2)	17'856	(1'648)		28'038

Personnel expenses	5'765	50	3)	5'815	9'658	891	2) 4)	10'549	546		16'910

Other operating expenses	3'465	38	3)	3'503	4'815			4'815	(1'699)		6'619

Operating expenses	9'230			9'318	14'473			15'364	(1'153)		23'529

Gross operating profit	2'600			2'512	3'887			2'492	(495)		4'509

Depreciation of non-current assets	1'000	45	3)	1'045	757			757	371		2'173

Amortization of acquired intangible assets and goodwill	–	198	3) 5)	198	–	1'303	2)	1'303	(2)		1'499

Valuation adjustments, provisions and losses	390			390	2'618	984	4)	3'602	438		4'430

Profit/(loss) before extraordinary items, cumulative effect of change in accounting principle and taxes	1'210			879	512			(3'170)	(1'302)		(3'593)

Extraordinary income/(expenses), net	48			48	408	(163)	4)	245	50		343

Cumulative effect of change in accounting principle	–	266	6)	266	–	254	6)	254	0		520

Taxes	(1'525)	16		(1'509)	48	761		809	104		(596)

Net profit/(loss) before minority interests	(267)			(316)	968			(1'862)	(1'148)		(3'326)

Minority interests		151		151				0	(134)		17

Net profit/(loss)				(165)				(1'862)	(1'282)		(3'309)

1) For a discussion of these items, please refer to “Operating and financial review - Corporate Center”.

2) Reflects acquisition interest of CHF 504 m allocated to operating income, amortization of retention payments of CHF 649 m allocated to personnel expenses and amortization of acquired intangible assets and goodwill of CHF 1,303 m.

3) Reflects exceptional items totaling CHF 192 m (CHF 179 m net of tax) in respect of focusing the European initiative on private banking clients allocated as follows: CHF 50 m to personnel expenses, CHF 38 m to operating expenses, CHF 45 m to depreciation of non-current assets and CHF 59 m to amortization of acquired intangible assets and goodwill.

4) Reflects exceptional items of CHF 1,389 m (CHF 1,269 m net of tax) allocated as follows: CHF 242 m to personnel expenses, CHF 984 m to valuation adjustments, provisions and losses and CHF 163 m to extraordinary expenses.

5) Reflects acquisition-related costs of CHF 139 m allocated to amortization of acquired intangible assets and goodwill.

6) Reflects the cumulative effect of a change in accounting principle related to the recognition of deferred tax assets on net operating losses for Credit Suisse Financial Services of CHF 266 m and Credit Suisse First Boston of CHF 254 m.

The following table sets forth the reconciliation of operating to consolidated results for the year ended December 31, 2001:

	Credit Suisse Financial Services				Credit Suisse First Boston

		Re-		Re-		Re-		Re-	Adjust. incl.		Credit

	Operating	classifi-		classified	Operating	classifi-		classified	Corporate		Suisse

in CHF m	basis	cations		basis	basis	cations		basis	Center	1)	Group

Operating income	15'382			15'382	25'262	(862)	2) 3)	24'400	(628)		39'154

Personnel expenses	5'639			5'639	13'731	1'797	2) 3)	15'528	723		21'890

Other operating expenses	3'686			3'686	6'512			6'512	(1'804)		8'394

Operating expenses	9'325			9'325	20'243			22'040	(1'081)		30'284

Gross operating profit	6'057			6'057	5'019			2'360	453		8'870

Depreciation of non-current assets	818			818	951	12	2)	963	405		2'186

Amortization of acquired intangible assets and goodwill	–	116	4)	116	–	1'455	3)	1'455	(8)		1'563

Valuation adjustments, provisions and losses	383			383	1'541	397	2)	1'938	271		2'592

Profit/(loss) before extraordinary items and taxes	4'856			4'740	2'527			(1'996)	(215)		2'529

Extraordinary income/(expenses), net	25			25	(15)			(15)	(239)		(229)

Taxes	(1'113)	2		(1'111)	(524)	1'148		624	1		(486)

Net profit/(loss) before minority interests	3'768			3'654	1'988			(1'387)	(453)		1'814

Minority interests		(69)		(69)		(1)		(1)	(157)		(227)

Net profit/(loss)				3'585				(1'388)	(610)		1'587

1) For a discussion of these items, please refer to “Operating and financial review - Corporate Center”.

2) Reflects exceptional items in respect of cost-reduction initiatives and a settlement with the US Securities and Exchange Commission and the NASDR of CHF 1,428 m (CHF 1,092 m net of tax) allocated as follows: CHF -34 m to operating income, CHF 985 m to personnel expenses, CHF 12 m to depreciation of non-current assets and CHF 397 m to valuation adjustments, provisions and losses.

3) Reflects acquisition interest of CHF 828 m allocated to operating income, amortization of retention payments of CHF 812 m allocated to personnel expenses and amortization of acquired intangible assets and goodwill of CHF 1,455 m.

4) Reflects acquisition-related costs of CHF 116 m allocated to amortization of acquired intangible assets and goodwill.

The following table sets forth the reconciliation of operating to consolidated results for the year ended December 31, 2000:

	Credit Suisse Financial Services				Credit Suisse First Boston

		Re-		Re-		Re-		Re-	Adjust. incl.		Credit

	Operating	classifi-		classified	Operating	classifi-		classified	Corporate		Suisse

in CHF m	basis	cations		basis	basis	cations		basis	Center	1)	Group

Operating income	15'771			15'771	22'151	(225)	2)	21'926	(466)		37'231

Personnel expenses	5'361			5'361	12'015	181	2)	12'196	946		18'503

Other operating expenses	3'390			3'390	4'586			4'586	(1'331)		6'645

Operating expenses	8'751			8'751	16'601			16'782	(385)		25'148

Gross operating profit	7'020			7'020	5'550			5'144	(81)		12'083

Depreciation of non-current assets	398			398	673			673	282		1'353

Amortization of acquired intangible assets and goodwill	–	55	3)	55	–	349	2)	349	(1)		403

Valuation adjustments, provisions and losses	723			723	537			537	5		1'265

Profit/(loss) before extraordinary items and taxes	5'899			5'844	4'340			3'585	(367)		9'062

Extraordinary income/(expenses), net	21			21	(1)			(1)	(1'711)		(1'691)

Taxes	(1'313)			(1'313)	(1'107)	167		(940)	904		(1'349)

Net profit/(loss) before minority interests	4'607			4'552	3'232			2'644	(1'174)		6'022

Minority interests		(176)		(176)		(3)		(3)	(58)		(237)

Net profit/(loss)				4'376				2'641	(1'232)		5'785

1) For a discussion of these items, please refer to “Operating and financial review - Corporate Center”.

2) Reflects acquisition interest of CHF 225 m allocated to operating income, amortization of retention payments of CHF 181 m allocated to personnel expenses and amortization of acquired intangible assets and goodwill of CHF 349 m.

3) Reflects acquisition-related costs of CHF 55 m allocated to amortization of acquired intangible assets and goodwill.

OPERATING AND FINANCIAL REVIEW | CREDIT SUISSE FINANCIAL SERVICES

Credit Suisse Financial Services is a leading provider of comprehensive financial services in Europe and other select markets. Under the main brands Credit Suisse and Winterthur, it offers investment products, private banking and financial advisory services, including insurance and life & pension solutions, for private and corporate clients. For the periods under discussion, CSFS includes the operations of the Private Banking, Corporate & Retail Banking, Life & Pensions and Insurance segments. For information relating to services provided by CSFS, please refer to “Information on the company – Credit Suisse Financial Services.”

The business unit results reflect the results of the separate segments comprising the business unit, as well as certain acquisition-related costs, exceptional items and the cumulative effect of change in accounting principle not allocated to the segments. The exceptional items are discussed in the business unit discussion below. For a complete reconciliation of the business unit results to the Group’s reported results and a discussion of the material reconciling items, please refer to “Operating and Financial Review – reconciliation of operating to consolidated results.”

Year ended December 31, 2002 compared to year ended December 31, 2001
CSFS measures performance based on operating return on average allocated capital. Operating return on average allocated capital decreased 29.4 percentage points to

-2.3% in 2002. Net operating profit excludes amortization of acquired intangible assets and goodwill, exceptional items and cumulative effect of change in accounting principle. In 2002, net profit declined to a loss of CHF 165 million in 2002 from a profit of CHF 3,585 million in 2001.

In 2002, operating income decreased CHF 3,552 million, or 23.1%, compared to 2001. This was primarily due to a significant reduction in investment income in the insurance businesses and reduced equity and foreign exchange transactions in the banking business. Operating expenses decreased CHF 95 million, or 1.0%, in 2002. Personnel expenses increased CHF 126 million, or 2.2%, primarily as a result of acquisitions and organic growth in the insurance and banking segments, which was partially offset by the decrease in bonuses. Other operating expenses decreased CHF 221 million, or 6.0%, mainly due to a reduction in discretionary spending.

Depreciation of non-current assets increased CHF 152 million, or 26.2%, in 2002, primarily related to the European private banking initiative. Amortization of PVFP from our insurance businesses increased CHF 30 million, or 12.7%, in 2002, mainly due to additional write-downs resulting from changes in long-term assumptions related to expected investment returns.

Extraordinary income/(expenses), net increased CHF 23 million, or 92.0%, in 2002. This was primarily related to a realized gain on the sale of a participation of CHF 29 million.

Amortization of acquired intangible assets and goodwill increased CHF 23 million, or 19.8%, in 2002, primarily due to a write-off of goodwill on a participation.

Exceptional items of CHF 192 million pre-tax were recognized in 2002 as a result of focusing the European initiative on private banking clients.

Taxes increased CHF 412 million, or 37.0%, in 2002, primarily as a result of the release of provisions for future policyholder benefits which were taxable and increased realized losses from investments which were not tax deductible in the insurance businesses in Germany. Current year taxes benefited from the change in accounting principle in respect of deferred tax assets on net operating losses in the amount of CHF 472 million, originating mainly from the insurance businesses. Net profit/(loss) also benefited from the cumulative effect of change in accounting principle in the amount of CHF 266 million from prior years related primarily to the insurance businesses.

Year ended December 31, 2001 compared to year ended December 31, 2000
Operating income decreased CHF 389 million, or 2.5%, in 2001. This was primarily the result of lower levels of equity and foreign exchange transactions. Operating expenses increased CHF 574 million, or 6.6%, in 2001. Personnel expenses increased CHF 278 million, or 5.2%, due to a higher number of employees as a result of investments in the technology area. Other operating expenses increased CHF 296 million, or 8.7%. The cost increase was driven by further business expansion in the European private banking and higher costs for marketing and information technology, principally related to strategic initiatives and measures aimed at increasing efficiency in customer relationship management and operations.

Depreciation of non-current assets increased CHF 197 million, or 51.3%, in 2001, primarily due to investments in standard information technology applications. Amortization of PVFP increased CHF 223 million primarily due to the full-year amortization associated with the acquisitions of Colonial UK, which was acquired in spring 2000, Nicos Life, renamed Credit Suisse Life Insurance Co. Ltd., which was acquired in April 2000 and VOPF, which was acquired in January 2001.

Valuation adjustments, provisions and losses decreased CHF 340 million, or 47.0%, in 2001. This decline was principally the result of lower credit risks and repayments of loans already provided for, and reduced losses from operations and litigation.

Amortization of acquired intangible assets and goodwill increased CHF 61 million, or 110.9%, in 2001, primarily due to the full-year amortization of NIG, VOPF, Colonial, and Credit Suisse Life Insurance Co. Ltd., the first-time inclusion of CGU and the complete impairment of goodwill for certain of our UK non-life insurance operations in the amount of CHF 12 million.

Private Banking
The Private Banking segment provides personal investment counseling and professional asset management services for an affluent and high-net-worth clientele and has offices in Switzerland and numerous international markets. Operating income of the Private Banking segment consists primarily of transaction-based and asset-based fee income from assets under management.

Private Banking includes the results of JO Hambro Investment Management Limited since its acquisition in February 2001 and Frye-Louis Capital Management, Inc. since its acquisition in October 2001. JO Hambro and Frye-Louis both operate independently.

Year ended December 31, 2002 compared to year ended December 31, 2001
Private Banking measures overall performance based on growth in net new assets and net margin on average assets under management. Growth in net new assets decreased 3.2 percentage points to 3.4% and net margin on average assets under management decreased 8.6 basis points to 33.7 basis points in 2002. Private Banking reported a net operating profit before exceptional items, cumulative effect of change in accounting principle and minority interests (segment result) of CHF 1,762 million, a decrease of CHF 539 million, or 23.4%, from 2001.

Operating income decreased CHF 784 million, or 10.8%, in 2002. Of the total operating income, 69% was derived from asset-based income components, 27% from transaction-based income and the remaining 4% was from other income components including lending, trading, and asset and liability management. Net interest income decreased CHF 285 million, or 14.4%, mainly due to the low interest liability environment. Net commission and service fee income decreased CHF 305 million, or 6.7%, in 2002 principally as a result of lower transaction volume due to investor passivity and reduced asset-based income.

Operating expenses decreased CHF 162 million, or 4.0%, in 2002. Personnel expenses decreased CHF 109 million, or 4.4%, mainly due to headcount reductions and a decline in performance-related bonuses. Other operating expenses declined CHF 53 million, or 3.5%, as a result of cost saving measures.

Depreciation of non-current assets increased CHF 38 million, or 17.7%, primarily as a result of increased capital assets related to the European private banking initiative.

Valuation adjustments, provisions and losses increased CHF 22 million, or 29.3%, in 2002. This increase was principally the result of higher legal and credit provisions and lower loan recoveries.

A key factor influencing Private Banking's result is the amount of assets under management.

Assets under management decreased CHF 58.8 billion, or 10.8%, as of December 31, 2002. Of this decrease, CHF 77.9 billion was attributable to market movements and structural effects. The decrease was partially offset by an increase in net new assets of CHF 18.7 billion and acquisitions of CHF 0.4 billion. At December 31, 2002, approximately 17% of total assets under management were in equities, 26% were in fixed-income securities, 33% were in investment funds and 24% were in liquidity accounts, money market and other products.

Year ended December 31, 2001 compared to year ended December 31, 2000
Operating income decreased CHF 668 million, or 8.4%, in 2001. Net interest income decreased CHF 145 million mainly due to lower interest rate margins in 2001. Net commission and service fee income decreased CHF 350 million, or 7.2%, in 2001 because of lower transaction-based income partially offset by an increase in asset-based income. Transaction-based fees decreased primarily due to a decline in the brokerage and fund distribution businesses. Asset-based income increased benefiting from a higher volume in distributed funds and structured investment products.

Operating expenses increased CHF 254 million, or 6.7%, in 2001. Personnel expenses increased CHF 82 million, or 3.4%, due to the increase in the number of employees related to European private banking. Other operating expenses increased CHF 172 million, or 12.7%, mainly as a result of the further expansion of the European private banking business and higher marketing and information technology costs related to measures aimed at increasing efficiency in customer relationship management and operations.

Depreciation of non-current assets increased CHF 114 million, or 112.9%, principally as a result of increased capital expenditures related to the European private banking initiative.

Valuation adjustments, provisions and losses decreased CHF 138 million, or 64.8%, in 2001. This decline was principally the result of lower credit risks and loan recoveries and reduced losses from operations and litigation.

Assets under management increased CHF 9.7 billion, or 1.8%, in 2001. Of this increase, CHF 35.7 billion was attributable to net new assets and CHF 7.2 billion was attributable to acquisitions. The increase was partially offset by a market movement decrease of CHF 33.2 billion, principally due to a decline in stock market values. At December 31, 2001, approximately 21% of total assets under management were in equities, 25% were in fixed income securities, 31% were in investment funds and 23% were in liquidity accounts, money market and other products.

Corporate & Retail Banking
Corporate & Retail Banking serves both corporate and retail clients through a multi-channel approach, with a focus on Switzerland.

Year ended December 31, 2002 compared to year ended December 31, 2001
Corporate & Retail Banking measures overall performance based on the return on average allocated capital. The return on average allocated capital increased from 7.8% in 2001 to 9.3% in 2002. The Corporate & Retail Banking segment reported a net operating profit before cumulative effect of change in accounting principle and minority interests (segment result) of CHF 363 million, an increase of CHF 58 million, or 19.0%, from 2001.

Operating income increased CHF 37 million, or 1.5%, in 2002. Net interest income increased CHF 14 million, or 0.8%, in 2002, primarily as a result of a reduced level of non-interest earning loans, which more than offset the negative impact of the lower interest rate environment. Net commission and service fee income increased CHF 17 million, or 3.7%, in 2002, mainly due to increased transaction prices and account-based services. Net trading income remained stable.

Total operating expenses decreased CHF 35 million, or 2.2%, in 2002. Personnel expenses decreased CHF 61 million, or 6.1%, primarily due to a reduced headcount. This amount was partially offset by an increase in other operating expenses of CHF 26 million, or 4.2%, due to increased expenses for information technology projects and marketing.

Valuation adjustments, provisions and losses based on statistically expected losses decreased CHF 15 million, or 4.9%, in 2002. Actual credit provisions were CHF 127 million above the statistical valuation adjustment due to anticipated liquidation of certain credit positions. However, the risk profile of the credit portfolio improved in 2002 as a result of a continued focus on credit risk management. The credit loss ratio, which measures losses in relation to the loan portfolio, increased 11 basis points to 70 basis points in 2002 due to the difficult economic environment.

Assets under management decreased CHF 7.9 billion, or 14.1%, in 2002. Net asset outflows accounted for CHF 3.2 billion of the overall decrease and the impact of the decline in equity markets and foreign exchange impact accounted for CHF 4.7 billion. The outflow of assets was mainly attributable to volatility in the account balances of corporate clients. Of the total assets under management, 52.7% was related to retail clients and 47.3% was related to corporate clients.

Total loans decreased CHF 1.6 billion, or 2.5%, in 2002. Mortgages increased CHF 1.0 billion, or 2.9%. This was more than offset by a decrease of due from customers of CHF 2.6 billion.

Year ended December 31, 2001 compared to year ended December 31, 2000
Operating income decreased CHF 74 million, or 3.2%, in 2001. Net interest income increased CHF 145 million, or 9.6%, in 2001, primarily as a result of higher lending volumes. Net commission and service fee income decreased CHF 45 million, or 8.9%, in 2001. Commission fee income decreased primarily due to overall poor market conditions. This decrease was partially offset by an increase in service fee income. Net trading income decreased CHF 13 million, or 4.9%, in 2001 principally due to lower transaction-based income. Other ordinary income decreased CHF 13 million, or 31.0%, primarily due to unrealized losses recognized on financial investments. In 2001, operating income from private clients decreased due to lower commission fee income reflecting overall poor market conditions. Operating income from the corporate client business remained relatively stable as income is predominantly driven by lending activities, which were not affected by lower commission income.

Total operating expenses increased CHF 7 million, or 0.4%, in 2001. Personnel expenses increased CHF 60 million, or 6.4%, primarily due to a higher number of employees as a result of additions in the technology area. This was offset by a decrease in other operating expenses of CHF 53 million, or 7.9%, primarily as a result of lower transaction volumes in 2001.

Depreciation of non-current assets increased CHF 47 million, or 127.0%, in 2001. This was mainly due to depreciation from increased investment in basic information technology applications.

Valuation adjustments, provisions and losses decreased CHF 202 million, or 39.6%, in 2001. The risk profile of the credit portfolio improved in 2001 as a result of a cautious lending policy and continued focus on credit and risk management. The credit loss ratio, which measures actual credit provision losses in relation to the loan portfolio, decreased 24 basis points to 59 basis points in 2001.

Assets under management remained stable at CHF 55.9 billion in 2001. Net new assets contributed CHF 1.3 billion. This increase was offset by market performance and other effects primarily as a result of the decline in the global equity markets. At December 31, 2001, investment funds made up 13.3% of total assets under management. Of the total assets under management, 49.2% was related to retail clients and 50.8% was related to corporate clients.

Total loans decreased by CHF 0.9 billion, or 1.4%, in 2001. Mortgages accounted for CHF 1.1 billion, or 1.7%, of this decline and other due from customers contributed an increase in volume of CHF 0.2 billion, or 0.3%, related to short-term trade finance business.

Life & Pensions
The Life & Pensions segment is our provider of life and pension solutions for private and corporate clients worldwide. In 2002, Life & Pensions finalized the divestiture of its Paris-based and Austrian operations and acquired the business of Premier Life Ltd., Luxembourg and the portfolio of Premier Life Ltd., Bermuda.

The Swiss Government’s reduction of the guaranteed rate of return for the employee benefit business from 4% to 3.25%, effective January 1, 2003, will partially alleviate the impact of the adverse business environment for group life insurers. The employee benefit business is part of the “second pillar” of the Swiss retirement savings program and represents 20.6% of Life & Pensions technical reserves.

Year ended December 31, 2002 compared to year ended December 31, 2001
Life & Pensions reported a segment loss before cumulative effect of change in accounting principle and minority interests of CHF 1,400 million in 2002. This reflects a CHF 3,328 million, or 69.8%, decline in investment income (general account). After adjustment for provision for future dividends to policyholders, deferred acquisition costs and taxes, the decline in investment income had a negative impact on the segment loss of CHF 1,591 million.

Despite the current unfavorable economic environment, Life & Pensions experienced growth in gross premiums written of CHF 1,606 million, or 9.2%, in 2002. Excluding the effect of the acquisitions and divestitures discussed above and exchange rate impacts, gross premiums written increased CHF 1,718 million, or 10.4%. Premium growth was achieved due to strong performance in almost all core markets and the launch of new products throughout the year. The sale of its Paris-based and Austrian operations led to a reduction in premium volume of CHF 545 million, which was more than offset by premiums of CHF 724 million from the acquisition of Premier Life Ltd., Luxembourg and the portfolio transfer of Premier Life Ltd., Bermuda, and CHF 30 million from a newly formed company in Liechtenstein.

In Switzerland, premium growth was CHF 656 million, or 7.9%, in 2002. Of this amount, CHF 209 million was due to growth in the individual traditional single-premium business, mainly in the first half of the year. Premiums from separate account business decreased CHF 159 million, primarily as a result of the decline in the global equity markets. Group traditional business grew CHF 611 million, or 9.4%, compared to CHF 871 million, or 15.5%, in 2001, reflecting more selective underwriting and renewals. In the United Kingdom, premium growth was CHF 250 million, or 12.0%, in 2002, primarily due to strong growth of personal pension single premium products. In Germany, premium growth remained stable in 2002. Within the rest of Europe and Asia, premium growth was CHF 654 million, or 15.7%, in 2002. Excluding the impact of the acquisitions and divestitures discussed above, premium growth was CHF 475 million, or 13.1%, mainly due to increased premiums from a tax amnesty in Italy, which ended on May 15, 2002, the launch of new investment type products in select markets, as well as through organic growth. This was partially offset by a decrease in premiums due to the termination of a regulatory requirement in Spain, which required companies to transfer their internal pension funds to external financial institutions.

Death and other benefits incurred increased CHF 2,525 million, or 20.8%, in 2002. Excluding the impact of the acquisitions and divestitures discussed above, death and other benefits incurred increased CHF 2,877 million, or 24.4%. In Switzerland, an increase of CHF 2,837 million, or 40.0%, was mainly due to high surrenders and other benefits paid in group life, primarily due to selective underwriting and renewals reflecting the first effects of the capital-light program. In addition, increased disability benefits paid and strengthened disability claim reserves reflected the economic environment and the changed assumptions of future long-term investment returns. The remaining increase was mainly due to higher surrenders and maturities in all other markets, except for the United Kingdom, where a decrease of CHF 278 million, or 15.9%, was experienced. This was primarily due to high surrenders from Colonial’s closed block of business and principal protected products, which occurred in 2001.

Change in provision for future policyholder benefits (technical) decreased CHF 822 million, or 12.5%, in 2002. Excluding the impact of the acquisitions and divestitures discussed above, the change in provision for future policyholder benefits decreased CHF 1,310 million, or 20.6%. In Switzerland, a decrease of CHF 1,602 million, or 64.7%, resulted primarily from an increase of benefits paid as mentioned above. An increase in the United Kingdom of CHF 313 million, or 101.4%, resulted from premium growth and a reduction in benefits paid. In Germany, other Europe and Asia, the change in provisions for future policyholder benefits (technical) remained relatively stable in relation to premiums.

Dividends to policyholders incurred shifted by CHF 2,045 million from an expense of CHF 287 million in 2001 to an income of CHF 1,758 million in 2002. The dividends paid to policyholders decreased CHF 256 million, or 17.7%, compared with 2001, reflecting the reduced participation rates, primarily in Switzerland and Germany. However, the change in provision for future dividends to policyholders resulted in an income of CHF 1,789 million, primarily in countries with legal or contractual terms for which the allocation to provision for future dividends to policyholders is directly linked to the underlying investment result. The primary impact was in Germany with an increase of CHF 2,139 million from an income of CHF 278 million in 2001 to an income of CHF 2,417 million in 2002, due to the negative performance of the investment income. In the United Kingdom, the change in provision for future dividends to policyholders decreased CHF 362 million, or 49.9%, because of a lower investment income than in 2001 due to the exceptional run-off in 2001 of the closed block of business.

Acquisition costs (including the change in deferred acquisition costs (DAC)/present value of future profits PVFP) increased CHF 160 million, or 28.8%, in 2002, primarily due to additional write-downs of DAC of CHF 204 million in Switzerland, Germany, Spain and Italy and of PVFP of CHF 88 million in the United Kingdom, Germany and Japan. These write-downs reflect the reduced expectations of future investment returns.

Non-deferrable costs increased CHF 151 million, or 11.5%, in 2002. Excluding the impact of the acquisitions and divestitures discussed above, non-deferrable cost increased CHF 198 million. This is primarily due to additional software write-downs in Switzerland and Central and Eastern Europe and a pension asset adjustment in the United Kingdom.

Investment income general account decreased CHF 3,328 million, or 69.8%, in 2002. Excluding the impact of the acquisitions and divestitures discussed above, investment income general account decreased CHF 3,204 million, or 69.0%. As a result of the significant decline in the global equity markets, Life & Pensions recognized CHF 2,971 million of other than temporary impairments on the equity investment portfolio. Of the impairment amount recognized in 2002, approximately 41.1% was in Switzerland, 25.9% in the United Kingdom and 20.7% in Germany. Life & Pensions reduced its proportion of investments held in equities from 19% at December 31, 2001, to 8% at December 31, 2002, in an effort to reduce the performance-related risk exposure of the investment portfolio.

Other income/(expenses) increased CHF 127 million from an expense of CHF 53 million in 2001 to an income of CHF 74 million in 2002. Of this amount, approximately CHF 57 million resulted from a realized gain from the sale of the Paris-based branch. In addition, Life & Pensions recorded a gain on foreign exchange of CHF 28 million in 2002 compared to a loss of CHF 45 million in 2001.

Year ended December 31, 2001 compared to year ended December 31, 2000
Gross premiums written increased CHF 1,961 million, or 12.7%, in 2001 largely through organic growth, which contributed 9.7 percentage points of the increase. Premium growth was achieved due to a strong performance in all core markets and the launch of new products throughout the year.

In Switzerland, gross premiums written exceeded market growth, with an increase of CHF 525 million, or 6.7%, in 2001. Traditional premiums grew 12.3% due to higher vested benefits and an increase in new business premium. Life & Pensions experienced a decrease of 57.8% in unit-linked business principally due to uncertainties in the equity markets. In Germany, premiums increased CHF 69 million, or 2.5%, primarily due to the single-premium business. In the United Kingdom, premiums increased CHF 643 million, or 44.5%, reflecting a full year of Colonial premiums compared to a half year in 2000, strong growth in the individual personal pension business, and the introduction of a new with-profit bond during 2001.

Premiums in the rest of Europe and Asia increased CHF 724 million, or 21.0%, in 2001. In Spain, the 23.4% increase in premium growth of CHF 164 million was principally due to growth in group life of CHF 125 million resulting from a regulatory change requiring companies to transfer their internal pension funds to external financial institutions and growth in individual life of CHF 39 million, primarily due to increased sales of investment-type contracts. In Italy, premiums grew CHF 214 million, or 31.1%, benefiting from growth in traditional products of CHF 301 million, or 72.2%, following the launch of a new product, partially offset by a decrease of CHF 87 million, or 32.0%, in separate account business. In the pension markets of Central and Eastern Europe, premiums increased CHF 144 million, or 46.8%, of which CHF 105 million was from the acquisition of VOPF. This trend was further supported by customer growth in Hungary and Poland. Premium increases in Asia of CHF 144 million, or 25.5%, reflected growth in new business, primarily in separate account products and a full year of premiums from Credit Suisse Life Insurance Co. Ltd., Japan compared to nine months in 2000.

Death and other benefits incurred increased CHF 2,433 million, or 25.0%, in 2001. Excluding the impact of acquisitions, which amounted to CHF 653 million, and including two significant surrenders from Colonial's closed block of business totaling CHF 282 million, death and other benefits incurred increased CHF 1,780 million. Business in Switzerland was the main driver of the remaining increase primarily due to higher vested benefits in group life of CHF 604 million, more maturities in individual life and group life of CHF 284 million and CHF 392 million, respectively, and CHF 231 million from an increased number of retirements following a tax law change in 2001.

Change in provision for future policyholder benefits (technical) decreased CHF 135 million, or 2.0%, in 2001, primarily due to an increase of benefits paid as mentioned above, as well as premium growth.

Dividends to policyholders incurred decreased CHF 1,695 million, or 85.5%, in 2001. The dividends paid to policyholders remained at the same level as 2000; however, the provisions for future dividends decreased CHF 1,549 million in countries with legal or contractual obligations for which the allocation to the provision for future dividends is directly linked to the underlying investment result. Of this decrease, Germany contributed CHF 702 million, the United Kingdom CHF 686 million, France CHF 113 million and Italy CHF 48 million. The remaining decrease related to a reduction of the bonus rates reflecting market conditions.

Acquisition costs (including the change in DAC/PVFP) increased CHF 4 million, or 1.0%, in 2001 primarily due to PVFP amortization of newly acquired companies and revised assumptions in Germany, partially offset by decreased DAC in Switzerland also reflecting revised assumptions.

Non-deferrable costs increased CHF 184 million, or 16.3%, in 2001, primarily due to acquisitions of CHF 97 million and software impairments in Switzerland of CHF 26 million.

Investment income general account decreased CHF 1,615 million, or 25.3%, in 2001. Of this amount, CHF 1,022 million was due to the recognition of impairments on investment securities for other than temporary declines in the market value below the cost value, as a result of the general decline in the global equity markets. This decline also resulted in the low realization of gains on equity holdings.

Other income/(expenses), net, decreased CHF 363 million, or 87.3%, in 2001 to an expense of CHF 53 million primarily due to a reduced foreign exchange loss.

Insurance
The Insurance segment is a provider of non-life insurance solutions for private clients and small corporate clients worldwide. In June 2001, Insurance sold Winterthur International to XL Capital Ltd. In 2002, Insurance finalized the divestitures of Paris-based and Austrian operations.

In September 2001, the Insurance segment acquired the non-life insurance operations of CGU in Belgium. In June 2001, Churchill Insurance, the Insurance segment’s UK operations, entered into a strategic alliance with AMP Pearl and in November 2001 it entered into an alliance with Prudential plc to underwrite and administer branded general insurance business in the United Kingdom.

Year ended December 31, 2002 compared to year ended December 31, 2001
The Insurance segment result before cumulative effect of change in accounting principle and minority interests decreased CHF 1,574 million from a segment profit of CHF 582 million in 2001 to a segment loss of CHF 992 million in 2002. This decrease was primarily the result of other than temporary impairments on investments and the realization of losses from reducing the equity exposure of the investment portfolio.

The net underwriting result improved by CHF 720 million, or 62.7%, in 2002, reflecting continuing improvements in the claims experience and the implementation of cost saving initiatives as well as a reduction in dividends to policyholders as a direct result of the realization of investment losses in 2002.

The Insurance segment measures underwriting performance based on the combined ratio. This ratio is intended to measure the net underwriting result by comparing the claims and annuities incurred, net, acquisition costs and non-deferrable costs as a percentage of net premiums earned. At December 31, 2002, the combined ratio was 103.4%, an improvement of 2.2 percentage points compared to 2001, benefiting from an improved claims ratio and the implementation of cost saving initiatives.

Gross premiums written decreased CHF 21 million, or 0.1%, in 2002. Excluding the effect of the acquisitions and divestitures discussed above and exchange rate impacts, gross premiums written increased CHF 1,466 million, or 9.5%, mainly attributable to an increase in tariff rates. The sale of Winterthur International and the combined sales of the Paris-based and Austrian operations led to a reduction in gross premiums of CHF 2,072 million. These reductions were in part offset by increases in premiums of CHF 830 million from the strategic alliance with Prudential plc and approximately CHF 230 million from the acquisition of CGU in Belgium.

In the United Kingdom, the Insurance segment recorded premium growth of CHF 1,243 million, or 33.1%, of which approximately CHF 830 million was attributable to the strategic alliance with Prudential plc. This result was boosted by strong organic growth of CHF 415 million, or 11.0%, due to new business development in motor and home lines of business. In Switzerland, premiums increased CHF 191 million, or 7.0%, primarily due to product initiatives and innovations. In North America and Iberia, premiums increased CHF 155 million and CHF 72 million, or 4.8% and 5.0%, respectively, in 2002, primarily due to rate increases partially offset by a slight decrease in the number of in-force policies. In Italy, premiums increased CHF 81 million, or 4.5%, in 2002, primarily resulting from an increase in non-motor business, while motor suffered from the unfavorable auto market conditions in the first half of 2002. Premiums from other countries decreased CHF 248 million, or 17.4%, in 2002 primarily due to the disposal of the Paris-based and Austrian operations, which had aggregate gross premiums of CHF 472 million in 2001. This was in part offset by a premium increase in Belgium of CHF 238 million primarily due to the full-year result from CGU in 2002 compared to three months in 2001.

Claims and annuities incurred, net increased CHF 240 million, or 2.1%, in 2002 principally as a result of business growth. However, net premiums earned increased at a higher rate than claims, which led to an improvement in the claims ratio from 76.7% in 2001 to 74.8% in 2002. The greatest improvement was reported in North America due to the one-time reserve strengthening of accident and health business in 2001, reduced catastrophe losses, appropriate pricing and a reduction in the number of claims. In Italy and the United Kingdom the motor business showed strong performance. The withdrawal from businesses and markets that had previously produced unsatisfactory results, such as Winterthur International, the Paris-based and Austrian operations, also contributed to the improvement of the claims ratio in 2002. This was in part offset by a deterioration in the claims ratio in Switzerland and Germany as a result of weather-related claims and large losses especially in the fire line of business. By line of business, the claims ratio in motor improved from 81.8% in 2001 to 75.6% in 2002, with significant progress in nearly every key market. In non-motor, the claims ratio increased from 69.4% in 2001 to 70.5% in 2002, principally resulting from adverse weather conditions in many European countries.

Dividends to policyholders incurred, net decreased CHF 417 million, or 134.1%, to an income of CHF 106 million in 2002. This decrease was mainly due to the decline in the global equity markets, which resulted in the realization of losses on investments through either sale or other than temporary impairments. These losses directly affected the amount of dividends payable to policyholders and led to a reversal of the provision for future dividends to policyholders in the German health business, where the amount of dividends to policyholders incurred was an income of CHF 209 million in 2002 compared to an expense of CHF 193 million in 2001.

Acquisition costs (including the change in DAC/PVFP) increased CHF 138 million, or 5.8%, in 2002. The acquisition cost ratio (acquisition costs/net premiums earned) increased from 15.9% in 2001 to 16.1% in 2002, mainly as a result of growth in business with our alliance partners in the United Kingdom.

Non-deferrable costs increased CHF 15 million, or 0.8%, in 2002. The Insurance segment's non-deferrable cost ratio (non-deferrable costs/premiums earned) improved in line with expense-saving measures from 13.0% in 2001 to 12.5% in 2002.

Overall, the expense ratio improved from 28.9% in 2001 to 28.6% in 2002 as a result of the aforementioned factors, with Germany, Spain, Switzerland and North America mainly contributing to this improvement.

Net investment income decreased CHF 2,227 million in 2002 to a loss of CHF 10 million. The result reflects the recognition of CHF 891 million of impairments on investment securities for an other than temporary decline in the market value below the cost value primarily as a result of the decline in the global equity markets compared to CHF 130 million in 2001. In addition, in 2002, Insurance sold a significant portfolio of equity securities in an effort to minimize exposure to further declines in the equity markets, which resulted in an increase in realized net losses of CHF 1,232 million.

Other income/(expenses), net, decreased CHF 184 million, or 111.5%, to an expense of CHF 349 million in 2002. The sale of Winterthur International and the Paris-based operations resulted in a loss of CHF 141 million and CHF 35 million, respectively. In addition, CHF 58 million was due to restructuring expenses primarily in Italy, Spain and Bermuda. Furthermore, exchange rate variations resulted in a net currency loss of CHF 51 million.

Year ended December 31, 2001 compared to year ended December 31, 2000
Gross premiums written increased CHF 1,904 million, or 11.5%, in 2001. The increase in premiums primarily resulted from the expansion of our activities including acquisitions in the UK market and the acquisition of CGU in Belgium, partly offset by a decrease in premiums due to the disposal of Winterthur International.

In 2001, Insurance had premium growth in all its key markets as a result of rate increases, new products and a focus on more profitable regions. In Iberia, premiums increased CHF 127 million, or 11.5%, primarily due to organic growth in accident and health and the fire and property line of business. In the United Kingdom, Insurance recorded premium growth of CHF 1,616, million, or 75.4%. This included an impact of approximately CHF 450 million due to a full year's result from the NIG operations compared to nine months in 2000 and an increase of approximately CHF 647 million from the AMP Pearl strategic alliance, which commenced in June 2001. This result was boosted by organic growth and rate increases on existing business. In North America, premiums increased CHF 376 million, or 13.2%, primarily as a result of rate increases in line with industry trends. In Germany, premiums increased CHF 158 million, or 6.6%, mainly driven by growth in the motor business. Premiums from other countries increased CHF 30 million, or 2.2%, which includes an increase of approximately CHF 42 million attributable to the acquisition of CGU in Belgium in the fourth quarter 2001.

Claims and annuities incurred, net increased CHF 1,077 million, or 10.3%, in 2001. The increase was also impacted by the first-time inclusion of CGU, which contributed CHF 46 million, and a full-year impact of NIG compared to nine months in 2000. NIG contributed approximately CHF 205 million in 2001. The claims ratio improved from 77.2% in 2000 to 76.7% in 2001 primarily as a result of the lack of major large losses and natural catastrophes in Switzerland and other countries in 2001. While we experienced significant improvements in Italy, Iberia and Switzerland, the claims ratio in North America deteriorated by 6.6%. This was primarily attributable to an adverse development in the workers' compensation and commercial automobile lines and emerging mold claims under personal and commercial line policies.

Acquisition costs (including the change in DAC/PVFP) increased CHF 286 million, or 13.6%, in 2001. The acquisition cost ratio increased from 15.7% in 2000 to 15.9% in 2001 primarily due to commissions paid on the higher premium volume.

Non-deferrable costs increased CHF 80 million, or 4.3%, in 2001. The Insurance segment's non-deferrable cost ratio improved in line with expense-saving measures from 13.7% in 2000 to 13.0% in 2001.

Overall, the expense ratio decreased from 29.3% in 2000 to 28.9% in 2001, as a result of the aforementioned factors with Iberia and Italy reflecting the most improvement.

Net investment income decreased CHF 168 million, or 7.0%, in 2001. Of this amount, CHF 130 million was due to the recognition of impairments on investment securities for an other than temporary decline in the market value below the cost value, as a result of the general decline in the global equity markets. This decline also resulted in the low realization of gains on equity holdings.

Other income/(expenses) decreased CHF 218 million from an income of CHF 53 million in 2000 to an expense of CHF 165 million in 2001, primarily due to the recognition of realized losses of CHF 231 million from the disposals of our Hong Kong subsidiary and Winterthur International and the sale of the Austrian subsidiaries. In addition, our UK non-life subsidiaries established a provision of CHF 26 million as required by the Financial Services Compensation scheme, for a levy based on gross premiums written to compensate those policyholders who suffered a loss when Independent, a UK insurance company, collapsed.

Investments for Life & Pensions and Insurance
Investment portfolios are managed within a defined process and set of guidelines to meet diversification, credit quality, yield and liquidity requirements of the policy liabilities. Investments include debt instruments, such as government bonds, loans and mortgage loans, real estate and equities and alternative assets. The weighting of asset classes within the investment portfolios is determined by the Investment Committee at meetings, which are held periodically.

Net investment income from the insurance business, excluding income from separate accounts, decreased CHF 5,554 million, or 79.5%, in 2002. This decrease was significantly impacted by the recognition of other than temporary impairments of CHF 3,887 million in 2002 compared to CHF 1,152 million in 2001. Of this amount, CHF 3,852 million was related to impairments on equity securities for other than temporary declines in the market value below the cost value, as a result of the general decline in the global equity markets. Net realized gains, excluding other than temporary impairments, decreased CHF 2,324 million, or 76.8%, in 2002 primarily due to the recognition of net losses from the significant sales of equity securities in an effort to minimize the exposure to further declines in the equity markets. In addition, CHF 511 million was due to a decline in current investment income. Loss from separate account business was CHF 1,730 million for the year ended December 31, 2002. This was primarily due to a significant portion of the unit-linked business being invested in the equity markets, which were negatively impacted during 2002.

Total investments decreased CHF 2.3 billion, or 1.8%, in 2002. Excluding investments of CHF 4.0 billion associated with the sale of the Paris-based and Austrian operations, total investments increased CHF 1.7 billion. This increase primarily reflects new premium income offset by a decrease in the fair value of equities resulting from a decline of global equity markets.

Excluding the impact of CHF 2.0 billion associated with the sale of the Paris-based and Austrian operations, debt securities increased CHF 10.5 billion, or 11.1%, in 2002. This was primarily due to higher investment in debt securities due to the reduction in exposure to equity securities and increased investment from premium income. Excluding the impact of CHF 1.0 billion associated with the sale of the Paris-based and Austrian operations, equity securities decreased CHF 12.4 billion, or 54.9%, in 2002. This was primarily due to the significant sale of equity securities in an effort to reduce exposure to further declines in equity markets. In addition, those securities where the decline in value below cost was considered to be other than temporary were deemed to be impaired and written-down through earnings. Winterthur reduced its proportion of investments held in equities from 19% at December 31, 2001, to 8% at December 31, 2002. The sale of equity securities was in part offset by an increase in short-term investments of CHF 3.3 billion, primarily due to further investment in short-term deposits. Gains on hedging transactions in an effort to protect investments from further declines in equity markets led to an increase in the value of derivative instruments of CHF 0.8 billion at December 31, 2002.

Investments for separate account business decreased CHF 0.6 billion, or 4.9%, in 2002 primarily due to a decrease in investment income credited to the policyholders as a result of the decline in the global equity markets. The majority of investments for separate account business support the non-traditional separate account life insurance products. The return to policyholders from these products is based on the performance of investments as defined in contracts with clients. The performance of the unit-linked investments is offset by a corresponding adjustment in separate account provision. Of the total amount of separate account life business, 58.0% was in the United Kingdom, 13.7% in Switzerland, with the remaining 28.3% in other countries in which Life & Pensions operates, with funds predominantly invested in equities.

Credit Suisse Financial Services business unit income statement 1)

in CHF m		2002	2001	2000

Operating income	2)	11'830	15'382	15'771

Personnel expenses		5'765	5'639	5'361

Other operating expenses		3'465	3'686	3'390

Operating expenses		9'230	9'325	8'751

Gross operating profit		2'600	6'057	7'020

Depreciation of non-current assets		733	581	384

Amortization of Present Value of Future Profits (PVFP)		267	237	14

Valuation adjustments, provisions and losses		390	383	723

Net operating profit before extraordinary and exceptional items, cumulative effect of change in accounting principle and taxes		1'210	4'856	5'899

Extraordinary income/(expenses), net		48	25	21

Taxes	3) 4)	(1'525)	(1'113)	(1'313)

Net operating profit/(loss) before exceptional items, cumulative effect of change in accounting principle and minority interests		(267)	3'768	4'607

Amortization of acquired intangible assets and goodwill		(139)	(116)	(55)

Exceptional items		(192)	–	–

Tax impact		16	2	0

Cumulative effect of change in accounting principle	3)	266	–	–

Net profit/(loss) before minority interests		(316)	3'654	4'552

Minority interests		151	(69)	(176)

Net profit/(loss)		(165)	3'585	4'376

Other data:

Return on average allocated capital	5)	(2.6%)	26.3%	–	7)

Return on average allocated capital (operating)	6)	(2.3%)	27.1%	–	7)

1) Certain reclassifications have been made to conform to the current presentation. The business unit results reflect the results of the separate segments comprising the business unit. Certain acquisition-related costs, including amortization of acquired intangible assets and goodwill, exceptional items and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results. The exceptional items relate to focusing the European initiative on private banking clients. For a complete reconciliation of the business unit results to the Group’s reported results and a discussion of the material reconciling items, please refer to “Reconciliation of operating to consolidated results”.

2) For the purpose of the consolidated financial statements, operating income for the insurance business is defined as net premiums earned, less claims incurred and change in technical provisions and expenses for processing claims, less commissions, plus net investment income from the insurance business.

3) In 2002, Credit Suisse Group adopted a change in accounting principle relating to the recognition of deferred tax assets on net operating losses. If the change in accounting principle had not been adopted in 2002, taxes would have been CHF -1,997 m for 2002. The retroactive application of this change in accounting principle would have resulted in taxes for 2001 and 2000 for Credit Suisse Financial Services of CHF -1,153 m and CHF -1,234 m, respectively.

4) Excluding tax impact on amortization of acquired intangible assets and goodwill as well as exceptional items.

5) Based on the business unit results including certain acquisition-related costs, exceptional items and cumulative effect of change in accounting principle not allocated to the segments.

6) Based on the results of the separate segments comprising the business unit, which exclude certain acquisition-related costs, exceptional items and cumulative effect of change in accounting principle not allocated to the segments.

7) Return on average allocated capital and operating return on average allocated capital as previously reported were 12.1% and 12.9%, respectively. Due to the realignment effective January 1, 2002, these numbers are not comparable to subsequent periods.

Reconciliation to net operating profit/(loss)

in CHF m		2002	2001	2000

Net profit/(loss)		(165)	3'585	4'376

Amortization of acquired intangible assets and goodwill	1)	119	116	55

Exceptional items		192	–	–

Tax impact		(16)	(2)	–

Cumulative effect of change in accounting principle		(266)	–	–

Net operating profit/(loss)		(136)	3'699	4'431

1) Excluding a CHF 20 m write-off in 2002 relating to a participation.

Private Banking income statement 1)

in CHF m		2002	2001	2000

Net interest income		1'691	1'976	2'121

Net commission and service fee income		4'214	4'519	4'869

Net trading income		495	640	837

Other ordinary income		61	110	86

Operating income		6'461	7'245	7'913

Personnel expenses		2'393	2'502	2'420

Other operating expenses		1'469	1'522	1'350

Operating expenses		3'862	4'024	3'770

Gross operating profit		2'599	3'221	4'143

Depreciation of non-current assets		253	215	101

Valuation adjustments, provisions and losses	2)	97	75	213

Net operating profit before extraordinary and exceptional items, cumulative effect of change in accounting principle and taxes		2'249	2'931	3'829

Extraordinary income/(expenses), net		44	12	1

Taxes	3)	(531)	(642)	(865)

Net operating profit before exceptional items, cumulative effect of change in accounting principle and minority interests (segment result)		1'762	2'301	2'965

Other data:

Increased/(decreased) credit-related valuation adjustments	2)	(7)	(25)	(74)

Growth in net new assets		3.4%	6.6%	–	4)

Net margin	5)	33.7 bp	42.3 bp	55.7 bp

1) Certain reclassifications have been made to conform to the current presentation. Certain acquisition-related costs, including amortization of acquired intangible assets and goodwill, exceptional items and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results.

2) Increased/(decreased) valuation adjustments taken at Group level resulting from the difference between the statistical and actual credit provisions.

3) In 2002, Credit Suisse Group adopted a change in accounting principle relating to the recognition of deferred tax assets on net operating losses. If the change in accounting principle had not been adopted in 2002, taxes would have been CHF -508 m.

4) Net new assets growth as previously reported was 4.2%. Due to the realignment effective January 1, 2002, this number is not comparable to subsequent periods.

5) Net operating profit before exceptional items, cumulative effect of change in accounting principle and minority interests (segment result)/average assets under management.

The following tables set forth details of assets under management:

in CHF bn	31.12.02	31.12.01	31.12.00

Advisory	366.4	415.3	424.6

Discretionary	121.6	131.5	112.5

Assets under management	488.0	546.8	537.1

		2002	2001

Net new assets in CHF bn		18.7	35.7

Growth in assets under management		(10.8%)	1.8%

of which net new assets		3.4%	6.6%

of which market movement and structural effects		(14.2%)	(6.1%)

of which acquisitions/(divestitures)		0.1%	1.3%

Certain reclassifications have been made to conform to the current presentation.

Corporate & Retail Banking income statement 1)

in CHF m		2002	2001	2000

Net interest income		1'672	1'658	1'513

Net commission and service fee income		478	461	506

Net trading income		249	250	263

Other ordinary income		36	29	42

Operating income		2'435	2'398	2'324

Personnel expenses		939	1'000	940

Other operating expenses		646	620	673

Operating expenses		1'585	1'620	1'613

Gross operating profit		850	778	711

Depreciation of non-current assets		89	84	37

Valuation adjustments, provisions and losses	2)	293	308	510

Net operating profit before extraordinary items, cumulative effect of change in accounting principle and taxes		468	386	164

Extraordinary income/(expenses), net		4	13	20

Taxes	3)	(109)	(94)	(42)

Net operating profit before cumulative effect of change in accounting principle and minority interests (segment result)		363	305	142

Other data:

Increased/(decreased) credit-related valuation adjustments	2)	127	47	(117)

Return on average allocated capital	4)	9.3%	7.8%	–	5)

1) Certain reclassifications have been made to conform to the current presentation. Certain acquisition-related costs, including amortization of acquired intangible assets and goodwill and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results.

2) Increased/(decreased) valuation adjustments taken at Group level resulting from the difference between the statistical and actual credit provisions.

3) In 2002, Credit Suisse Group adopted a change in accounting principle relating to the recognition of deferred tax assets on net operating losses, which did not have an impact on taxes reported.

4) Based on the segment results, which exclude certain acquisition-related costs and cumulative effect of change in accounting principle not allocated to the segment.

5) Return on average allocated capital as previously reported was 15.0%. Due to the realignment effective January 1, 2002, this number is not comparable to subsequent periods.

The following tables set forth details of assets under management:

in CHF bn	31.12.02	31.12.01	31.12.00

Advisory	46.4	54.2	54.3

Discretionary	1.6	1.7	1.6

Assets under management	48.0	55.9	55.9

		2002	2001

Net new assets in CHF bn		(3.2)	1.3

Growth in assets under management		(14.1%)	0.0%

of which net new assets		(5.7%)	2.3%

of which market movement and structural effects		(8.4%)	(2.3%)

The following tables set forth the loan portfolio:

in CHF m	31.12.02	31.12.01	31.12.00

Due from customers	26'292	28'889	28'686

Mortgages	35'267	34'279	35'353

Total loans	61'559	63'168	64'039

	2002	2001	2000

Mortgage growth	2.9%	(3.0%)	(3.9%)

Loan growth	(2.5%)	(1.4%)	(1.9%)

The following table shows a breakdown of gross premiums written by market units for the years ended December 31:

in CHF m	2002	2001	2000

Switzerland	8'996	8'340	7'815

Germany	2'861	2'815	2'746

United Kingdom	2'338	2'088	1'445

Rest of Europe and Asia	4'824	4'170	3'446

Gross premiums written	19'019	17'413	15'452

Life & Pensions income statement 1)

in CHF m		2002	2001	2000

Gross premiums written		19'019	17'413	15'452

Reinsurance ceded		(40)	(210)	(280)

Net premiums written		18'979	17'203	15'172

Change in provision for unearned premiums		(4)	(15)	(1)

Net premiums earned		18'975	17'188	15'171

Death and other benefits incurred		(14'692)	(12'167)	(9'734)

Change in provision for future policyholder benefits (technical)		(5'750)	(6'572)	(6'707)

Change in provision for future policyholder benefits (separate account)	2)	1'730	1'115	330

Dividends to policyholders incurred		1'758	(287)	(1'982)

Acquisition costs (including change in DAC/PVFP)		(716)	(556)	(552)

Non-deferrable costs		(1'463)	(1'312)	(1'128)

Investment income general account		1'438	4'766	6'381

Investment income separate account	2)	(1'730)	(1'115)	(330)

Interest received and paid		(92)	(139)	(151)

Interest on bonuses credited to policyholders		(146)	(135)	(116)

Other income/(expenses), net		74	(53)	(416)

Net operating profit/(loss) before cumulative effect of change in accounting principle and taxes		(614)	733	766

Taxes	3)	(786)	(153)	(101)

Net operating profit/(loss) before cumulative effect of change in accounting principle and minority interests (segment result)		(1'400)	580	665

Other data:

Growth in gross premiums		9.2%	12.7%	9.0%

1) The presentation of segment results differs from the presentation of the Group's consolidated results as it reflects the way the insurance business is managed, which is in line with peers in the insurance industry. Certain acquisition-related costs, including amortization of acquired intangible assets and goodwill and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results.

2) This represents the market impact for separate account (or unit-linked) business, where the investment risk is borne by the policyholder.

3) In 2002, Credit Suisse Group adopted a change in accounting principle relating to the recognition of deferred tax assets on net operating losses. If the change in accounting principle had not been adopted in 2002, taxes would have been CHF -1,006 m.

Insurance income statement 1)

in CHF m		2002	2001	2000

Gross premiums written		18'391	18'412	16'508

Reinsurance ceded		(1'150)	(1'572)	(1'876)

Net premiums written		17'241	16'840	14'632

Change in provision for unearned premiums and in provision for future policy benefits (health)		(1'538)	(1'833)	(1'113)

Net premiums earned		15'703	15'007	13'519

Claims and annuities incurred, net		(11'749)	(11'509)	(10'432)

Dividends to policyholders incurred, net		106	(311)	(376)

Acquisition costs (including change in DAC/PVFP)		(2'529)	(2'391)	(2'105)

Non-deferrable costs		(1'959)	(1'944)	(1'864)

Underwriting result, net		(428)	(1'148)	(1'258)

Net investment income		(10)	2'217	2'385

Interest received and paid		(106)	(98)	(40)

Other income/(expenses), net		(349)	(165)	53

Net operating profit/(loss) before cumulative effect of change in accounting principle and taxes		(893)	806	1'140

Taxes	2)	(99)	(224)	(305)

Net operating profit/(loss) before cumulative effect of change in accounting principle and minority interests (segment result)		(992)	582	835

Other data:

Combined ratio (excluding dividends to policyholders)		103.4%	105.6%	106.5%

1) The presentation of segment results differs from the presentation of the Group's consolidated results as it reflects the way the insurance business is managed, which is in line with peers in the insurance industry. Certain acquisition-related costs, including amortization of acquired intangible assets and goodwill and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results.

2) In 2002, Credit Suisse Group adopted a change in accounting principle relating to the recognition of deferred tax assets on net operating losses. If the change in accounting principle had not been adopted in 2002, taxes would have been CHF -375 m.

The following table shows a breakdown of gross premiums written by market units for the years ended December 31:					1)

in CHF m		2002	2001	2000

Switzerland		2'927	2'736	2'642

Germany		2'523	2'497	2'399

Italy		1'892	1'811	1'783

Iberia (Spain and Portugal)		1'496	1'424	1'277

United Kingdom		5'001	3'758	2'142

Winterthur International	2)	–	1'541	2'026

North America		3'375	3'220	2'844

Other		1'177	1'425	1'395

Gross premiums written		18'391	18'412	16'508

1) Certain reclassifications have been made to conform to the current presentation.

2) Winterthur International was sold effective June 30, 2001. Any business excluded from the disposal, but maintained by the local Winterthur entity, has been allocated to the relevant market unit for all years presented.

Investment income by investment type

in CHF m		2002	2001	2000

Investment income		5'096	5'607	5'568

Realized gains and losses		(3'183)	1'876	3'770

Depreciation on real estate		(153)	(153)	(133)

Investment expenses		(332)	(348)	(439)

Net investment income, general account		1'428	6'982	8'766

Investment income separate account	1)	(1'730)	(1'114)	(330)

Net investment income		(302)	5'868	8'436

Net investment income/(loss) by segment:

Life & Pensions		(292)	3'651	6'051

Insurance		(10)	2'217	2'385

Net investment income		(302)	5'868	8'436

Return on invested assets (exluding separate account business):	2)

Current income		4.0%	4.4%	4.4%

Other than current income/(expenses), net		(2.9%)	1.0%	2.3%

Total	3)	1.1%	5.3%	6.6%

1) Includes investment income/(loss) and realized gains and losses on separate account business.

2) Prior-period ratios have been recalculated to conform with the current year. Other interest bearing assets previously not included in the investment category, such as policy loans, are now included in calculating the investment return.

3) Total investment return includes depreciation on real estate and investment expenses as well as investment income and realized gains and losses.

Investment portfolio

in CHF bn	31.12.02	31.12.01	31.12.00

Debt securities	76.9	68.4	63.6

Equity securities	9.1	22.6	31.7

Mortgages loan	10.2	9.8	9.4

Loans	4.3	4.6	4.3

Real estate	7.4	7.5	7.1

Other investments	7.1	3.8	3.6

Investments, general account	115.0	116.7	119.7

Investments separate account	11.6	12.2	12.9

Investments	126.6	128.9	132.6

Investments by segment:

Life & Pensions	99.0	101.3	105.0

Insurance	27.6	27.6	27.6

Investments	126.6	128.9	132.6

Amounts exclude separate account business acquired as part of SLC Pooled Pensions Limited.

OPERATING AND FINANCIAL REVIEW | CREDIT SUISSE FIRST BOSTON

Credit Suisse First Boston serves global institutional, corporate, government and high-net-worth clients in its role as a financial intermediary. CSFB’s businesses include securities underwriting, sales and trading, investment banking, financial advisory services, lending, investment research, private equity investments and brokerage services. It also provides asset management products and services. For the periods under discussion, CSFB includes the operations of the Institutional Securities segment (formerly the Investment Banking segment) and the CSFB Financial Services segment. For information relating to services provided by CSFB, please refer to “Information on the Company – Credit Suisse First Boston.”

CSFB acquired DLJ on November 3, 2000, and the results of operations of DLJ after the date of acquisition are included in the results for the years ended December 31, 2002, 2001 and 2000. Certain charges in connection with the DLJ acquisition relating to amortization of acquired intangible assets and goodwill, expenses associated with employee retention payments and interest expense related to funding the cost of the acquisition were incurred. These charges and other restructuring and merger-related costs are not allocated to either of CSFB’s reporting segments, but are included in the business unit results.

The business unit results reflect the results of the separate segments comprising the business unit. Certain acquisition-related costs, including acquisition interest, amortization of retention payments and amortization of acquired intangible assets and goodwill, as well as exceptional items and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results. These exceptional items are discussed below. Current year taxes benefited from the change in accounting principle in respect of deferred tax assets on net operating losses in the amount of CHF 868 million. The result also benefited from the cumulative effect of change in accounting principle in the amount of CHF 254 million from prior years. Certain other items, including brokerage, execution and clearing expenses, contractor costs and expenses related to certain redeemable preferred securities classified as minority interests, have been reclassified in the segment and business unit results and are adjusted at the Corporate Center in accordance with Swiss GAAP and are reflected in the Group’s consolidated results. For a complete reconciliation of the business unit results to the Group’s reported results and a discussion of the material reconciling items, please refer to “Reconciliation of operating to consolidated results.”

Although the amounts for CSFB and its segments are presented in Swiss francs, the US dollar is CSFB's functional currency.

Year ended December 31, 2002 compared to year ended December 31, 2001
In 2002, operating income was CHF 18,360 million compared with CHF 25,262 million in 2001. CSFB reported a net loss of CHF 1,862 million in 2002 compared with CHF 1,388 million in 2001. CSFB measures performance based on operating return on average allocated capital and operating pre-tax margin. In 2002, operating return on average allocated capital was 1.5%, a decrease of 4.2 percentage points from the prior year. In 2002, operating pre-tax margin was -1.3%, a decrease of 4.8 percentage points from the prior year. In 2002, return on average allocated capital including certain acquisition-related costs, exceptional items and cumulative effect of change in accounting principle was -12.9%, a decrease of 4.1 percentage points from the prior year, and pre-tax margin on this basis was -15.0%, a decrease of 6.8 percentage points from the prior year.

Operating income decreased CHF 6,902 million, or 27.3%, in 2002, compared with 2001. This decrease was primarily due to a CHF 6,092 million, or 28.7%, decline in the Institutional Securities segment that resulted from lower Fixed Income operating income, reflecting stable rather than declining interest rates, weaker Equity operating income, reflecting difficult equity markets, and charges related to certain non-continuing businesses, including real estate and distressed assets further described under “Institutional Securities,” in Other. A CHF 810 million, or 20.0%, decline in the CSFB Financial Services segment was a result of negative economic and financial market conditions, and a net outflow of assets mainly due to performance issues and the sales of its CSFB direct business in the United States and the United Kingdom and its brokerage service subsidiary Autranet Inc. in the first quarter of 2002, as further described under “CSFB Financial Services.” Institutional Securities contributed CHF 15,125 million and CSFB Financial Services contributed CHF 3,235 million to total operating income.

The distribution of operating income in 2002 was generally consistent with 2001. The percentage of 2002 operating income for North America decreased compared with 2001 as a result of a somewhat greater impact in the United States from the difficult equity markets, including reduced equity new issuances, reduced merger and acquisition activity and charges related to the non-continuing business. Europe experienced a decrease in operating income in the Fixed Income division, particularly in the developed markets credit business. While the operating income in all regions declined, the decreases were more significant in North America and Europe. Operating income in South America increased year-on-year as 2001 results were adversely impacted by the Argentina crisis.

Operating expenses decreased CHF 5,770 million, or 28.5% in 2002. Personnel expenses decreased CHF 4,073 million, or 29.7%, to CHF 9,658 million, primarily as a result of decreased headcount, reduced incentive compensation and the sales of non-core businesses. Year-on-year, headcount decreased 14%, or approximately 3,900, as a result of management’s steps to align more closely the size of the business to market conditions and to bring CSFB’s cost structure in line with competitors. Other operating expenses decreased CHF 1,697 million, or 26.1%, to CHF 4,815 million, primarily due to reduced discretionary expenses including travel and entertainment, consulting and market data services. The reduction of operating expenses also reflected cost reduction initiatives and lower business volumes.

Depreciation of non-current assets decreased CHF 194 million, or 20.4%, in 2002, compared with 2001 due to reduced capital expenditures and leasehold improvements, and the reduction in fixed assets related to reduced headcount and office facilities.

Valuation adjustments, provisions and losses increased CHF 1,077 million in 2002, or 69.9%, compared with 2001. The increase was due primarily to additional credit provisions, including a CHF 530 million provision related to a change in estimate of the risk of loss inherent in the portfolio of non-impaired loans and commitments, in the Institutional Securities segment and increased reserves related to the non-continuing real estate portfolio. Additionally, 2002 reflected CHF 169 million of provisions related to excess office facilities.

Extraordinary income/(expenses), net increased CHF 423 million in 2002. The Group released a portion of its RGBR, and allocated CHF 382 million to CSFB to offset the after-tax impact of the provision for the risk of loss inherent in the portfolio of non-impaired loans and commitments.

Acquisition interest decreased CHF 324 million, or 39.1%, to CHF 504 million. The decrease was attributable to lower interest rates and a decrease in the amount of interest expense resulting from the acquisition of DLJ, which corresponded with the decline in the goodwill balance following the sale of CSFB direct and Autranet. Amortization of retention payments decreased CHF 163 million, or 20.1%, to CHF 649 million, primarily due to forfeitures under the terms of the retention awards and the acceleration of awards related to headcount reductions. Amortization of acquired intangible assets and goodwill decreased CHF 152 million, or 10.4%, to CHF 1,303 million primarily due to the sale of CSFB direct and Autranet.

Exceptional items in 2002 of CHF 1,389 million (CHF 1,269 million, net of tax) consisted of a pre-tax loss of CHF 134 million, or CHF 390 million after tax, related to the sale of Pershing, a pre-tax charge of CHF 234 million, or CHF 193 million after tax related to the provision for the agreement in principle with various US regulators involving research analyst independence and the allocation of IPO shares to corporate executive officers, a pre-tax provision of CHF 702 million, or CHF 456 million after tax, for private litigation involving research analyst independence, certain IPO allocation practices and Enron and other related litigation, and a pre-tax charge of CHF 319 million, or CHF 230 million after tax, related to a cost reduction program initiated in the fourth quarter of 2002. Expenses associated with the cost reduction initiative include CHF 257 million of severance-related costs, CHF 33 million of excess facilities costs and CHF 28 million of costs associated with the sale of a 90% participation in CSFB’s non-core South African equity brokerage business to a management empowerment company in the first half of 2003. The provision relating to private litigation represents management’s current estimate after consultation with counsel of the probable aggregate costs associated with such matters. CSFB believes that it has substantial defenses in these private litigation matters, which are at an early stage. Given that it is difficult to predict the outcome of these matters, where claimants seek large or indeterminate damages or where the cases present novel theories or involve a large number of parties, CSFB cannot state with confidence what the timing or eventual outcome will actually be. The provision for private litigation may be subject to revision in the future. Had the 2002 pre-tax exceptional items been recorded through the operating results, approximately CHF 242 million would have been reflected as personnel expenses, approximately CHF 984 million would have related to valuation adjustments, provisions and losses and approximately CHF 163 million would have related to extraordinary expenses.

Exceptional items in 2001 of CHF 1,428 million (CHF 1,092 million, net of tax) included a pre-tax restructuring charge of CHF 1,259 million related to cost reduction initiatives and a pre-tax charge of CHF 169 million for a settlement with the SEC and NASDR regarding their investigations into certain IPO allocation practices. The restructuring charge, pursuant to a plan to implement cost cutting initiatives, was in reaction to the difficult market conditions and involved, among other things, CSFB's termination of approximately 2,500 employees in an effort to align more closely the size of its businesses in relation to changing market conditions and to begin to bring its cost structure in line with competitors. Approximately CHF 985 million of the restructuring charge related to personnel expenses (a significant portion of which would have been recorded as compensation expense in 2001 if such terminations had not occurred). Approximately 20% of these personnel expenses related to employee guarantees and amortization of retention awards for 2002 and 2003. The restructuring charge also included CHF 174 million related to facilities and approximately CHF 100 million related primarily to exiting non-core businesses. Had the 2001 pre-tax exceptional items been recorded through the operating results, approximately CHF 985 million would have been reflected as personnel expenses, CHF 397 million as valuation adjustments, provisions and losses, CHF 12 million as depreciation of non-current assets and CHF 34 million as operating income.

A cumulative effect of change in accounting principle of CHF 254 million was reported in 2002 with respect to previous periods, reflecting the change in accounting principle relating to the recognition of deferred tax assets on net operating losses. The change in accounting principle led to a reduction of taxes of CHF 868 million in 2002.

Year ended December 31, 2001 compared to year ended December 31, 2000
Operating income increased CHF 3,111 million, or 14.0%, in 2001. This was primarily due to an increase of 71.2% in operating income from the Fixed Income division of the Institutional Securities segment, which benefited from multiple interest rate cuts throughout the year, and the full-year impact of the acquisition of DLJ compared with two months in 2000. These increases were partially offset by significantly lower operating income from the Equity and Investment Banking divisions, which declined 22.4% and 23.6%, respectively. Institutional Securities contributed CHF 21,217 million and CSFB Financial Services contributed CHF 4,045 million to total operating income.

The percentage of 2001 operating income for North America increased compared with 2000 due to the full-year impact of the DLJ acquisition, particularly in the residential mortgage and leveraged finance areas within the Fixed Income division of the Institutional Securities segment and the CSFB Financial Services segment. Operating income from the interest rate and credit products groups in the Fixed Income division was also positively impacted by US interest rate cuts in 2001. The relative percentages of operating income for Europe and Asia/South America decreased in 2001 compared with 2000. Although European operating income increased in interest rate products, operating income in Europe and Asia/South America was adversely impacted by declines in Fixed Income emerging market activities. Operating income in the Equity and Investment Banking divisions declined in each region, particularly in North America.

Operating expenses increased CHF 3,642 million, or 21.9%, in 2001. Personnel expenses increased CHF 1,716 million, or 14.3%, primarily related to the full-year effect of the DLJ acquisition and increased headcount. Partially offsetting these increases was a reduction in incentive compensation costs in line with reduced revenue compared with 2000. In 2001, management initiated steps to align more closely the size of its businesses in relation to changing market conditions and to bring its cost structure in line with competitors. Other operating expenses increased CHF 1,926 million, or 42.0%, to CHF 6,512 million, primarily related to the full-year effect of the DLJ acquisition. Professional services fees (primarily consulting and legal fees associated with increased business volumes), technology and communication costs (primarily market quotation services and maintenance fees) and occupancy costs reflected the largest increases.

Depreciation of non-current assets increased CHF 278 million, or 41.3%, in 2001, primarily due to the full-year impact of the DLJ acquisition compared with two months in the previous year.

Valuation adjustments, provisions and losses increased CHF 1,004 million, or 187.0%, in 2001. The increase was primarily related to higher credit provisions recorded in Institutional Securities due to a substantial deterioration in the economic environment.

Acquisition interest increased CHF 603 million to CHF 828 million, amortization of retention payments increased CHF 631 million to CHF 812 million and amortization of acquired intangible assets and goodwill increased CHF 1,106 million to CHF 1,455 million in 2001. These increases were primarily a result of a full-year impact of the DLJ acquisition compared with two months in the previous year.

In 2001, CSFB recorded the exceptional items described above. In 2000, no exceptional items were recorded.

Institutional Securities
The Institutional Securities segment of CSFB provides financial advisory, lending and capital raising services and sales and trading for users and suppliers of capital globally and is operated and managed through three principal divisions:

  The Fixed Income division, which is active in underwriting, trading and distributing fixed-income financial instruments, offers derivatives and risk management products and provides research across its product range;
  The Equity division, which engages in sales, trading and research in equity and equity-related products, including listed and over-the-counter derivatives and risk management products, and securities lending; and
  The Investment Banking division, which serves a broad range of users and suppliers of capital, provides financial advisory and securities underwriting and placement services and, through the private equity group, makes privately negotiated equity investments.
Operating income for the Institutional Securities segment consists primarily of realized and unrealized net trading gains, net interest income from trading and lending activities, fee-based earnings from capital market activities, commissions on customer transactions and gains and losses on private equity investments. The results of certain non-continuing activities are recorded within Other.

For divisional reporting of operating income, equity capital market underwriting fees are shared between the Investment Banking and Equity divisions, and debt capital market underwriting fees are shared between the Investment Banking and Fixed Income divisions. Beginning in 2002, corporate derivatives income was shared among the Investment Banking, Fixed Income and Equity divisions based upon client relationships. Income from corporate lending was shared between the Investment Banking and Fixed Income divisions in 2001, and among the Investment Banking, Fixed Income and Equity divisions in 2002. Beginning in 2002, global prime banking revenues were shared between the Equity division of the Institutional Securities segment and the Pershing business of the CSFB Financial Services segment.

CSFB acquired DLJ on November 3, 2000, and the results of operations of DLJ after the date of acquisition are included in the results for the years ended December 31, 2002, 2001 and 2000. Consequently, results of Institutional Securities may not be fully comparable between periods.

In 2002, CSFB determined that certain non-continuing businesses, including real estate and distressed assets aggregating approximately CHF 2.5 billion and CHF 1.3 billion, respectively, as of June 30, 2002, would no longer be managed as part of the Fixed Income division, and, accordingly, the related results for the current and prior periods were reclassified from Fixed Income to Other. These assets are managed together with the already existing non-continuing real estate portfolios held for disposition and previously reported in Other. These assets include real estate and related loans and distressed assets, such as debt and equity positions in companies that have experienced, or may experience, debt restructuring.

Year ended December 31, 2002 compared to year ended December 31, 2001
Institutional Securities reported a net operating profit before exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and minority interests (segment result) of CHF 615 million in the year ended December 31, 2002 compared with CHF 1,551 million in 2001. Institutional Securities measures performance based on pre-tax margin. At December 31, 2002, pre-tax margin was 2.8%, a decrease of 6.6 percentage points from December 31, 2001.

In 2002, operating income of Institutional Securities was CHF 15,125 million, a decrease of 28.7% from CHF 21,217 million in 2001 due to decreases in the Fixed Income and Equity divisions as well as write-downs related to the legacy asset portfolio reported within Other consisting of certain non-continuing real estate and distressed assets.

Operating income from Fixed Income decreased CHF 2,902 million, or 30.6%, in 2002, compared with 2001. The decrease was primarily attributable to an approximate 46% decline in the developed markets interest rate products business. This business operated in a more favorable environment of interest rate reduction in 2001 compared with a more stable interest rate environment in 2002. Additionally, operating income from the interest rate products business decreased due to a reduction in proprietary trading. Operating income from the credit products business also decreased compared with the prior year. The decline was partly attributable to a loss associated with notes issued by affiliates of National Century Financial Enterprises, Inc. in the principal amount of USD 258 million held by CSFB for its own account, which were written down by USD 214 million (CHF 332 million) to 17% of their principal amount. Approximately one-half of the write-down was recorded through operating income and the other half was recorded through valuation adjustments, provisions and losses. Additionally, a decrease in high-yield bond underwritings, a reduction in average loan inventory and a write-down of telecommunications positions contributed to an approximate 19% decline in operating income from leveraged and bank finance activity. Fixed Income's operating income also declined as a result of the revenue sharing agreement related to corporate derivatives instituted with the Equity and Investment Banking divisions in 2002.

The 2002 equity market was challenging, with reduced volumes in US new issuances, depressed trading volumes and reduced commission margins in the cash customer business. Several major market indices posted declines for the year. Operating income from Equity decreased CHF 2,065 million, or 31.4%, in 2002 compared with 2001. Operating income from the derivatives business fell approximately 36%, most significantly in convertible instruments, adversely impacted by corporate defaults, widening spreads, declines in the telecommunications and energy sectors and reduced new issuance activity, and index arbitrage, due to low market volatility and reduced activity. In addition, the over-the-counter business reflected reduced client activity, reduced option volatility and declining underlying stock prices.

Operating income from Investment Banking decreased CHF 228 million, or 4.9%, in 2002 compared with 2001. With the exception of the private equity business and the result of benefits from a new revenue-sharing arrangement with the Fixed Income and Equity divisions for certain derivative transactions, the decrease in Investment Banking was spread broadly across most business lines in the division. The most significant decline was attributable to merger and acquisition fee income, which decreased approximately 36%, generally consistent with the 30% global reduction in merger and acquisition transactions.

Offsetting these declines was an increase in the operating income from private equity due to increased gains on the sales of investments, including Swiss Re and reduced write-downs of investments. Private equity net gains (realized and unrealized gains and losses) were CHF 568 million in 2002, compared with a net loss of CHF 436 million in 2001. These amounts include gains from the sale of the strategic investment in Swiss Re of CHF 981 million and CHF 251 million in 2002 and 2001, respectively. The entire investment in Swiss Re has been sold. Management and performance fees were CHF 351 million and CHF 428 million in 2002 and 2001, respectively. The book value of the private equity investments was CHF 2.7 billion and CHF 3.7 billion as of December 31, 2002 and 2001, respectively. Fair value was CHF 2.8 billion and CHF 3.9 billion as of December 31, 2002 and 2001, respectively. During 2002, CSFB began to explore the sale of certain private equity investments, including investments in mature third-party leveraged buyout funds. During 2002, the aggregate amount of losses reported against operating income for these private equity investments, which are included above, totaled CHF 430 million.

For divisional reporting of operating income, equity capital market underwriting fees are shared between the Investment Banking and Equity divisions and debt capital market underwriting fees are shared between the Investment Banking and Fixed Income divisions.

Other operating income decreased CHF 897 million, from an operating income of CHF 451 million in 2001, to an operating loss of CHF 446 million in 2002, primarily as a result of losses associated with the non-continuing distressed trading and real estate portfolios held for disposition. Other operating income includes the results of investments and transactions that are not associated with any particular division in the Institutional Securities segment, including the non-continuing distressed trading and real estate portfolios held for disposition and unallocated interest income. The net exposure, including unfunded commitments, of the non-continuing real estate portfolio was CHF 2.1 billion as of December 31, 2002, a decrease of CHF 2.8 billion from December 31, 2001. As of December 31, 2002, the carrying amount of distressed portfolio assets totaled CHF 712 million compared with CHF 1.9 billion as of December 31, 2001. The aggregate amount of 2002 charges related to these non-continuing businesses totaled CHF 1.2 billion, of which CHF 1.0 billion was netted against operating income and CHF 240 million was reported in valuation adjustments, provisions and losses.

Operating expenses decreased CHF 5,044 million, or 29.8%, in 2002, compared with 2001. Personnel expenses decreased CHF 3,678 million, or 31.3%, to CHF 8,086 million, primarily due to the impact of reduced headcount and lower incentive compensation. Institutional Securities’ ratio of personnel expenses to operating income improved to 53.5% in 2002, from 55.4% in 2001. Other operating expenses decreased CHF 1,366 million, or 26.4%, to CHF 3,810 million, primarily as a result of reduced discretionary costs including travel and entertainment, professional services such as consulting, recruiting and advertising fees, and market data services.

Depreciation of non-current assets decreased CHF 160 million, or 20.7% compared with 2001, primarily due to reduced capital expenditures and leasehold improvements and a reduction in office facilities.

Valuation adjustments, provisions and losses increased CHF 1,081 million, or 71.4%, to CHF 2,595 million in 2002 compared with 2001. The increase was primarily related to corporate credit provisions, which increased 50%, and included a CHF 530 million provision related to a change in estimate for the risk of loss inherent in the portfolio of non-impaired loans and commitments. The Group released a portion of its RGBR, allocating CHF 382 million of the release to CSFB to offset the after-tax impact of the provision. The release was reflected as extraordinary income at the segment. Credit provisions related to non-continuing real estate lending activity increased to CHF 241 million in 2002 compared with a net release of provisions of CHF 64 million in 2001.

At December 31, 2002 and 2001, credit reserves related to the proprietary real estate business totaled approximately CHF 355 million and CHF 559 million, respectively. Institutional Securities had aggregate credit reserves related to loans outstanding of CHF 2,803 million at December 31, 2002. This included CHF 1,628 million in the Americas compared with CHF 1,365 million at December 31, 2001, CHF 895 million in Europe and CHF 255 million in Asia.

Year ended December 31, 2001 compared to year ended December 31, 2000
Operating income from Fixed Income increased CHF 3,947 million, or 71.2%, in 2001. The increase was primarily attributable to operating income from the interest rate products group, which increased by approximately 90% compared with 2000. Fixed Income operating income was positively impacted by a shift in client risk appetites that contributed to a general reallocation by market participants of investment into debt in 2001 and interest rate cuts in the United States and Europe. The developed markets credit group, which benefited from increased capital markets activity, as well as a substantial increase in refinancings of commercial and residential mortgages and lower financing costs due to interest rate declines, generated an operating income more than double that of the prior year. The Fixed Income division results were also strengthened by the full-year impact of the leveraged and bank finance and residential mortgage business lines acquired from DLJ in November 2000. Emerging markets operating income declined, reflecting the difficult conditions in many emerging economies, including Argentina. Fourth quarter losses related to Argentina and Enron were CHF 244 million and CHF 53 million, respectively.

Operating income from Equity decreased CHF 1,896 million, or 22.4%, in 2001, primarily due to decreased customer-related trading revenues and fee revenues from capital market activities. The major market indices in the United States, the United Kingdom, Germany and Brazil were all lower in 2001 than in 2000, and global equity new issuance activity declined compared with the prior year. The cash customer business of brokerage and market-making activities declined approximately 30% across the United States, partially as a result of the impact of decimalization, Europe, Latin America and Asia. Operating income from risk arbitrage activities was significantly lower than the preceding year due to reduced merger and acquisition activity and a number of failed transactions. Equity derivatives operating income declined by approximately 10% due, in part, to the Enron bankruptcy in the fourth quarter of 2001, index arbitrage and reduced customer-related business in Switzerland. Results reflected trading losses of CHF 145 million related to Enron.

Operating income from Investment Banking decreased CHF 1,450 million, or 23.6%, in 2001, primarily due to a 21% decline in fees from global merger and acquisition activity, reflecting a 50% decline industry-wide. Operating income from equity new issuances decreased by 26%, reflecting the industry's 30% decline in this activity. Operating income from debt capital markets increased nearly 90% compared with 2000 due in part to the full-year impact of the DLJ acquisition, the shift away from equity securities and the effect of interest rate cuts. Operating income from the private equity group of the Investment Banking division decreased CHF 441 million primarily due to unrealized losses on its portfolio of investment funds. The decrease was partially offset by a CHF 251 million realized gain on the sale of an additional portion of a strategic investment in Swiss Re, the disposition of certain investments in the ordinary course of business and recurring investment advisory and management fee income from the portfolio of global investment funds. A gain of CHF 326 million on the sale of investments in Swiss Re was recorded in 2000. Management and performance fees were CHF 428 million and CHF 115 million in 2001 and 2000, respectively. The book value of the private equity investments was CHF 3.7 billion and CHF 4.2 billion as of December 31, 2001 and 2000, respectively. Fair value was CHF 3.9 billion and CHF 4.7 billion as of December 31, 2001 and 2000, respectively.

Other operating income increased CHF 524 million in 2001. The increase was primarily due to an increase in gains from the disposition of assets from the non-continuing real estate trading portfolio. Additionally, distressed trading operating income increased compared with 2000. Lower unallocated interest partially offset these increases, reflecting the interest rate decreases in 2001. As a result of the dispositions that began in 1999, the size of the non-continuing real estate portfolios has been significantly reduced. The net exposure, including unfunded commitments of the non-continuing real estate portfolio was CHF 4.9 billion and CHF 7.9 billion as of December 31, 2001 and 2000, respectively. The carrying amount of distressed portfolio assets totaled CHF 1.9 billion and CHF 2.4 billion as of December 31, 2001 and 2000, respectively. The aggregate amount of 2001 gains related to these non-continuing businesses totaled CHF 181 million, of which CHF 118 million was recorded as operating income and CHF 63 million was reported as a release in valuation adjustments, provisions and losses.

Operating expenses increased CHF 1,811 million, or 12.0%, in 2001. Personnel expenses increased CHF 540 million, or 4.8%, primarily as a result of the full-year effect of the DLJ acquisition and increased headcount. Partially offsetting these increases was a reduction in incentive compensation costs in line with reduced revenue compared with 2000. Institutional Securities’ ratio of personnel expenses to operating income decreased to 55.4% in 2001 from 55.9% in 2000. In 2001, management initiated steps to align more closely the size of its businesses in relation to changing market conditions and to bring its cost structure in line with competitors. Other operating expenses including brokerage, execution and clearing expenses increased CHF 1,271 million, or 32.5%, to CHF 5,176 million, primarily as a result of the full-year effect of the DLJ acquisition. Professional services fees (primarily consulting and legal fees associated with increased business volumes), technology and communication costs (primarily market quotation services and maintenance fees) and occupancy costs reflected the largest increases.

Depreciation of non-current assets increased CHF 176 million, or 29.5%, primarily due to the full-year impact of the DLJ acquisition compared with two months in the prior period.

Valuation adjustments, provisions and losses increased CHF 978 million, or 182.5%, in 2001. The increase was primarily related to higher credit provisions due to a substantial deterioration in the economic environment in 2001. Fourth quarter provisions relating to Argentina were CHF 116 million and to Enron were CHF 16 million. Aggregate credit provisions charged in 2001 totaled CHF 1,213 million compared with CHF 910 million in 2000, which included recoveries related to assets previously written down. At December 31, 2001 and 2000, credit reserves related to the proprietary real estate business totaled approximately CHF 559 million and CHF 1,088 million, respectively. Institutional Securities had aggregate credit reserves related to loans outstanding of CHF 2,733 million at December 31, 2001. This included CHF 1,365 million in the Americas, principally the United States, compared with CHF 421 million at December 31, 2000, and CHF 568 million in Asia compared with CHF 512 million at December 31, 2000.

CSFB Financial Services
The CSFB Financial Services segment provides international asset management services to institutional, mutual fund and private investors through its asset management business, which operates under the main brand name Credit Suisse Asset Management, or CSAM, financial services to broker-dealers and investment managers through Pershing, and financial advisory services to high-net-worth individuals and corporate investors through Private Client Services. Its main sources of operating income are asset-based fee income and transaction fees from its investment advisory business.

In 2001 and 2002, the results of CSFB Financial Services include a full-year contribution from DLJ's business, which was included from November 3, 2000. In addition, on December 7, 2001, CSFB Financial Services acquired SLC Asset Management Limited, SLC Pooled Pensions Limited and Sun Life of Canada Unit Managers Limited, the principal UK asset management subsidiaries of Sun Life Financial Services of Canada Inc, which we refer to collectively as SLCAM. The companies are asset management companies with contracts for the management of the insurance assets (including property) of their former affiliate, Sun Life Assurance Company of Canada (U.K.) Limited and third-party institutional and retail funds. The 2002 results include for the first time the full-year contribution of SLCAM.

In the first quarter of 2002, CSFB sold its CSFB direct business in the United States and the United Kingdom and its brokerage service subsidiary Autranet Inc. The combined operating income and operating expenses of these operations was CHF 255 million and CHF 363 million, respectively, in 2001. Assets under management for CSFB direct totaled CHF 34.6 billion as of December 31, 2001. Beginning in the second quarter of 2002, CSFB Financial Services results included the Swiss transaction services business, which provides transactional services (cash clearing, payments and custody) to financial institutions.

As a result of the acquisitions and dispositions noted above, the results between periods may not be fully comparable.

In January 2003, CSFB announced a definitive agreement to sell its Pershing operation to The Bank of New York Company, Inc. for USD 2.0 billion (CHF 2.8 billion) in cash, together with the repayment of a USD 480 million (CHF 667 million) subordinated loan and an additional contingent payment of up to USD 50 million (CHF 70 million) based on future performance. The 2002 operating income and operating expenses of Pershing were CHF 1,332 million and CHF 1,031 million, respectively.

Year ended December 31, 2002 compared to year ended December 31, 2001
CSFB Financial Services measures business performance based on growth of discretionary institutional net new assets and Private Client Services net new assets. As a result of negative economic and market conditions, discretionary institutional assets under management fell CHF 85.5 billion, or 23.5%, during 2002, compared with an increase of CHF 4.1 billion, or 1.1%, in 2001. Private Client Services net new assets decreased CHF 7.8 billion, or 49.4%, during the year ended December 31, 2002, compared with an increase of CHF 11.3 billion, or 251.1%, in 2001.

Operating income was CHF 3,235 million in 2002, a decrease of 20.0% compared to 2001. Net operating profit before exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and minority interests (segment result) was CHF 353 million, reflecting a decrease of CHF 84 million, or 19.2%, in 2002 as a result of net outflows of assets under management at CSAM, a decline in major market indices globally, lower trading volumes, an overall decline in customer debit balances at Pershing and Private Client Services and the sale of CSFB direct and Autranet. Net commission and service fee income decreased CHF 522 million, or 16.3%, and net interest income decreased CHF 196 million, or 36.4%.

Operating expenses decreased CHF 726 million, or 22.0%, with personnel expenses declining CHF 395 million, or 20.1%, and other operating expenses declining CHF 331 million, or 24.8%, in 2002 primarily as a result of the sales of CSFB direct and Autranet and cost reduction measures, including a 16% headcount reduction. Excluding divestitures, expenses were down 12% compared with 2001.

In 2002, assets under management decreased CHF 154.0 billion, or 24.0%, of which CSAM’s discretionary institutional assets decreased CHF 85.5 billion, or 23.5%. Of the decline in discretionary institutional assets under management, CHF 26.2 billion was attributable to foreign exchange movements, CHF 28.0 billion was related to performance issues and CHF 31.3 billion was attributed to a net outflow of assets. CSAM's advisory assets under management decreased CHF 10.5 billion to CHF 134.1 billion, and Private Client Services’ discretionary and advisory assets under management decreased by CHF 25.4 billion to CHF 71.7 billion.

Year ended December 31, 2001 compared to year ended December 31, 2000
Operating income was CHF 4,045 million, reflecting an increase of CHF 1,986 million, or 96.5%, in 2001. Net operating profit before exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and minority interests (segment result) was CHF 437 million in 2001, reflecting a small increase from 2000. Net commission and service fee income increased CHF 1,388 million, or 76.6%, and net interest income increased CHF 343 million, or 175.9%. The overall movements reflect the full-year contribution from DLJ in 2001 compared to two months in 2000, partially offset by reduced CSAM revenues adversely affected by lower equity market values. Business levels in the Pershing and Private Client Services businesses were negatively impacted by a lower level of retail investor activity in the equity markets in 2001.

Operating expenses increased CHF 1,831 million, or 124.4%, with personnel expenses increasing CHF 1,176 million, or 148.7%, and other operating expenses increasing CHF 655 million, or 96.2%, in 2001 as a result of the full-year impact of the acquisition of DLJ compared with two months in 2000. The increases were partially offset by cost control measures implemented at CSAM during 2001.

In 2001, assets under management increased CHF 10.6 billion, or 1.7%, with discretionary institutional assets increasing CHF 4.1 billion, or 1.1%. Of the increase in discretionary institutional assets under management, CHF 9.2 billion was attributable to net new business and CHF 26.2 billion to the SLCAM acquisition. This increase was offset by a CHF 31.3 billion decrease due to financial market movements. Private Client Services’ discretionary and advisory assets under management decreased CHF 10.5 billion, primarily due to adverse financial market movements and the effect of foreign exchange movements of CHF 26.3 billion offset by net new business of CHF 15.8 billion.

Credit Suisse First Boston business unit income statement 1)

in CHF m		2002	2001	2000

Operating income		18'360	25'262	22'151

Personnel expenses		9'658	13'731	12'015

Other operating expenses		4'815	6'512	4'586

Operating expenses		14'473	20'243	16'601

Gross operating profit		3'887	5'019	5'550

Depreciation of non-current assets		757	951	673

Valuation adjustments, provisions and losses	2)	2'618	1'541	537

Net operating profit/(loss) before extraordinary and exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and taxes		512	2'527	4'340

Extraordinary income/(expenses), net		408	(15)	(1)

Taxes	3) 4)	48	(524)	(1'107)

Net operating profit/(loss) before exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and minority interests		968	1'988	3'232

Acquisition interest		(504)	(828)	(225)

Amortization of retention payments		(649)	(812)	(181)

Amortization of acquired intangible assets and goodwill		(1'303)	(1'455)	(349)

Exceptional items		(1'389)	(1'428)	0

Tax impact		761	1'148	167

Cumulative effect of change in accounting principle	3)	254	–	–

Net profit/(loss) before minority interests		(1'862)	(1'387)	2'644

Minority interests		0	(1)	(3)

Net profit/(loss)		(1'862)	(1'388)	2'641

Other data:

Pre-tax margin	5)	(15.0%)	(8.2%)	16.3%

Pre-tax margin (operating)	6)	(1.3%)	3.5%	17.8%

Return on average allocated capital	5)	(12.9%)	(8.8%)	–	7)

Return on average allocated capital (operating)	6)	1.5%	5.7%	–	7)

1) Certain reclassifications have been made to conform to the current presentation. The business unit results reflect the results of the separate segments comprising the business unit. Certain acquisition-related costs, including acquisition interest, amortization of retention payments and amortization of acquired intangible assets and goodwill, exceptional items and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results. The exceptional items are discussed on page 67. Certain other items, including brokerage, execution and clearing expenses and contractor costs have been reclassified in the segment and business unit results and are adjusted at the Corporate Center in accordance with Swiss GAAP and reflected in the Group’s consolidated results. For a complete reconciliation of the business unit results to the Group’s consolidated results and a discussion of the material reconciling items, please refer to “Reconciliation of operating to consolidated results”.

2) The amounts in 2001 and 2000 include valuation adjustments taken at Group level of CHF 194 m and CHF 6 m, respectively, resulting from the difference between the statistical and the actual credit provisions. As of 01.01.02, no such adjustments are recorded within Credit Suisse First Boston and the amounts reported in 2002 reflect actual credit provisions.

3) In 2002, Credit Suisse Group adopted a change in accounting principle relating to the recognition of deferred tax assets on net operating losses. The retroactive application of this change in accounting principle would have resulted in taxes for 2001 of CHF -248 m. 2000 figures were not impacted.

4) Excluding tax impact on acquisition-related costs as well as exceptional items.

5) Based on the business unit results including certain acquisition-related costs, exceptional items and cumulative effect of change in accounting principle not allocated to the segments as well as certain reclassifications.

6) Based on the results of the separate segments comprising the business unit, which exclude certain acquisition-related costs, exceptional items and cumulative effect of change in accounting principle not allocated to the segments and include certain reclassifications.

7) Return on average allocated capital and operating return on average allocated capital as previously reported were 19.7% and 21.8%, respectively. Due to the realignment effective January 1, 2002, these numbers are not comparable to subsequent periods.

Reconciliation to net operating profit

in CHF m	2002	2001	2000

Net profit/(loss)	(1'862)	(1'388)	2'641

Amortization of acquired intangible assets and goodwill	1'303	1'455	349

Exceptional items	1'389	1'428	0

Tax impact	(357)	(602)	(43)

Cumulative effect of change in accounting principle	(254)	–	–

Net operating profit	219	893	2'947

Exceptional items

in CHF m	2002	2001

Operating income	0	34

Personnel expenses	242	985

Depreciation of non-current assets	0	12

Valuation adjustments, provisions and losses	984	397

Extraordinary expenses	163	0

Taxes	(120)	(336)

Exceptional items	1'269	1'092

Institutional Securities income statement 1)

in CHF m		2002	2001	2000

Fixed Income	2)	6'586	9'488	4'894

Equity		4'516	6'581	8'477

Investment Banking		4'469	4'697	6'147

Other	2)	(446)	451	574

Operating income		15'125	21'217	20'092

Personnel expenses		8'086	11'764	11'224

Other operating expenses		3'810	5'176	3'905

Operating expenses		11'896	16'940	15'129

Gross operating profit		3'229	4'277	4'963

Depreciation of non-current assets		612	772	596

Valuation adjustments, provisions and losses		2'595	1'514	536

Net operating profit/(loss) before extraordinary and exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and taxes		22	1'991	3'831

Extraordinary income/(expenses), net		408	(1)	0

Taxes	3)	185	(439)	(1'033)

Net operating profit/(loss) before exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and minority interests (segment result)		615	1'551	2'798

Other data:

Pre-tax margin	4)	2.8%	9.4%	19.1%

1) Certain reclassifications have been made to conform to the current presentation. Certain acquisition-related costs, including acquisition interest, amortization of retention payments and amortization of acquired intangible assets and goodwill, exceptional items and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results.

2) Reflects the movement of the results of certain non-continuing real estate and distressed assets from Fixed Income to Other.

3) In 2002, Credit Suisse Group adopted a change in accounting principle relating to the recognition of deferred tax assets on net operating losses. If the change in accounting principle had not been adopted in 2002, taxes would have been CHF -641 m.

4) Based on the segment results, which exclude certain acquisition-related costs, exceptional items and cumulative effect of change in accounting principle not allocated to the segment.

The following table sets forth the capital market revenues for the years ended December 31:

in CHF m	2002	2001	2000

Equity capital markets	1'216	1'869	2'613

Debt capital markets	900	1'156	477

CSFB Financial Services income statement 1)

in CHF m		2002	2001	2000

Net interest income		342	538	195

Net commission and service fee income		2'677	3'199	1'811

Net trading income		168	254	48

Other ordinary income		48	54	5

Operating income		3'235	4'045	2'059

Personnel expenses		1'572	1'967	791

Other operating expenses		1'005	1'336	681

Operating expenses		2'577	3'303	1'472

Gross operating profit		658	742	587

Depreciation of non-current assets		145	179	77

Valuation adjustments, provisions and losses		23	27	1

Net operating profit before extraordinary and exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and taxes		490	536	509

Extraordinary income/(expenses), net		0	(14)	(1)

Taxes	2)	(137)	(85)	(74)

Net operating profit before exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and minority interests (segment result)		353	437	434

Other data:

Growth in discretionary institutional assets under management		(23.5%)	1.1%	11.1%

of which net new assets		(8.6%)	2.6%	7.5%

Growth in net new assets Private Client Services		8.2%	14.6%	n/a

1) Certain reclassifications have been made to conform to the current presentation. Certain acquisition-related costs, including acquisition interest, amortization of retention payments and amortization of acquired intangible assets and goodwill, exceptional items and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results.

2) In 2002, Credit Suisse Group adopted a change in accounting principle relating to the recognition of deferred tax assets on net operating losses. If the change in accounting principle had not been adopted in 2002, taxes would have been CHF -179 m.

The following tables set forth details of assets under management:

in CHF bn	31.12.02	31.12.01	31.12.00

Advisory	189.3	246.9	245.8

Discretionary	297.2	393.6	384.1

of which institutional asset management	278.7	364.2	360.1

Assets under management	486.5	640.5	629.9

	2002	2001	2000

Growth in discretionary assets under management	(23.5%)	1.1%	11.1%	1)

of which growth in net new assets	(8.6%)	2.6%	7.5%	1)

of which market movement and structural effects	(14.9%)	(8.8%)	(8.1%)	1)

of which acquisitions/(divestitures)	–	7.3%	11.7%	1)

Certain reclassifications have been made to conform to the current presentation.

1) Growth ratios related to assets under management and net new assets for 2000 reflecting the realignment have not been restated.

OPERATING AND FINANCIAL REVIEW | CORPORATE CENTER

The results presented as Corporate Center include our parent company operations including Group financing initiatives and income and expense items related to centrally managed, own-use real estate, mainly comprised of bank premises within Switzerland. In addition, it includes consolidation adjustments and adjustments to segment accounts related to management reporting principles and reclassifications. For a discussion of these adjustments, please refer to “Reporting principles.”

The Corporate Center performs typical parent company functions for the benefit of the Group as a whole. Overhead costs attributable to operating businesses are allocated to the respective segments. Certain Corporate Center expenses, primarily if they are associated with Group-sponsored projects and restructuring provisions are not allocated to the segments.

The following are part of the Corporate Center:

  Group internal audit reporting to the Chairman of the Board of Directors;
  Group communications reporting to the Group Co-Chief Executive Officers;
  Group-level functions assigned to the Chief Financial Officer, including accounting and financial reporting, group accounting policies, legal and compliance, tax, investor relations, capital, liquidity management and corporate development; and
  Various functions assigned to the Chief Risk Officer, including risk management, management support, security/investigations, executive relations and special advisory services.
Typically, the Corporate Center reports negative operating income, which is primarily related to an offset of a reclassification between operating income and expenses within the Institutional Securities segment. Institutional Securities’ operating income and expenses differ from the Group’s consolidated operating income and expenses because brokerage, execution and clearing expenses are included in operating expenses instead of being netted against operating income. This allows Institutional Securities' presentation of the income statement to be more consistent with certain of its US competitors. Please refer to "Operating and financial review Credit Suisse First Boston" and "Reconciliation of operating to consolidated results" for further information. The reclassification from operating income to operating expenses recorded at the Corporate Center was CHF 897 million, CHF 901 million and CHF 472 million in 2002, 2001 and 2000, respectively.

Year ended December 31, 2002 compared to year ended December 31, 2001
A comparison of the gross operating profit/(loss) is discussed, as it is more meaningful than discussing operating income and operating expenses on a gross basis because of the offsetting reclassifications from operating income to operating expenses mentioned above.

Gross operating loss was CHF 495 million in 2002 compared to a gross operating profit of CHF 453 million in 2001. This was primarily due to the income statement recognition of significantly lower valuations of investments held at the Corporate Center, which had a negative effect on the operating income of the Corporate Center of CHF 838 million. In addition, the following reclassifications, which do not have an impact on net profit/(loss) of the Corporate Center, were recorded: a loss of CHF 141 million resulting from the sale of Winterthur International, CHF 21 million related to expected losses on disposals to be completed in 2003 and a gain of CHF 30 million resulting from the sale of its Paris-based operations. These amounts were recorded as operating income at the insurance segments and reclassified to extraordinary income/(expense), net within the Corporate Center result in line with the treatment of other dispositions within the Group. In addition, minority interests in the amount of CHF 79 million, which were offset against operating income within CSFB, were reclassified to minority interests at the Corporate Center.

Depreciation of non-current assets decreased CHF 34 million, or 8.4%, in 2002 primarily as a result of lower depreciation on own-use real estate.

Valuation adjustments, provisions and losses increased CHF 167 million, or 61.6%, in 2002. This increase primarily resulted from a charge relating to an adjustment in the method of estimating inherent losses related to lending activities as discussed under “Reporting Principles”. The impact of this charge, after tax, was offset by a release from RGBR, which is recorded as extraordinary income in the consolidated income statement. Expected credit-related losses within CSFS were CHF 120 million higher than actual credit-related losses in 2002 and primarily resulted from anticipated liquidations of certain positions in the credit portfolio of Corporate & Retail Banking.

Extraordinary income/(expenses), net increased CHF 289 million from an expense of CHF 239 million in 2001 to an income of CHF 50 million in 2002, primarily related to the reclassifications associated with the release of RGBR and the disposals of certain insurance operations as discussed above.

Year ended December 31, 2001 compared to year ended December 31, 2000
Gross operating profit was CHF 453 million in 2001 compared to a gross operating loss of CHF 81 million in 2000. This was primarily due to the following reclassifications, which did not have an impact on net profit/(loss) of the Corporate Center. There was a realized loss from the sale of Winterthur International and the insurance subsidiaries in Austria and Hong Kong of CHF 231 million, recorded as operating income at Insurance and reclassified to extraordinary income/(expense), net within the Corporate Center result in line with the treatment of other dispositions within the Group. In addition, minority interests, which were offset against operating income within CSFB, were reclassified to minority interests at the Corporate Center.

Depreciation of non-current assets increased CHF 123 million, or 43.6%, in 2001. This was due to a restructuring charge of CHF 48 million associated with the closing down of the Luxembourg-based Pan-European online brokerage platform and higher depreciation on own-use real estate.

Valuation adjustments, provisions and losses increased CHF 266 million primarily due to the higher than expected credit-related losses of CHF 216 million, of which CHF 194 million related to CSFB, as a result of the substantial deterioration of the economic environment in the second half of 2001. In addition, a provision of CHF 50 million was recorded in 2001 in respect of assets of employees of SAir Group held in the SAir staff deposit accounts after SAir Group filed for bankruptcy protection.

Extraordinary income/(expenses), net decreased CHF 1,472 million in 2001. This was primarily due to a restructuring provision of CHF 1,499 recorded in 2000 related to the acquisition of DLJ and an allocation to RGBR in 2000 of CHF 190 million, which was partially offset by a realized loss in 2001 associated with the sale of certain Winterthur subsidiaries, as mentioned above.

Corporate Center income statement

in CHF m	2002	2001	2000

Operating income	(1'648)	(628)	(466)

Personnel expenses	546	723	946

Other operating expenses	(1'699)	(1'804)	(1'331)

Operating expenses	(1'153)	(1'081)	(385)

Gross operating profit/(loss)	(495)	453	(81)

Depreciation of non-current assets	371	405	282

Amortization of acquired intangible assets and goodwill	(2)	(8)	(1)

Valuation adjustments, provisions and losses	438	271	5

Profit/(loss) before extraordinary items, cumulative effect of change in accounting principle and taxes	(1'302)	(215)	(367)

Extraordinary income/(expenses), net	50	(239)	(1'711)

Taxes	104	1	904

Net profit/(loss) before minority interests	(1'148)	(453)	(1'174)

Minority interests	(134)	(157)	(58)

Net profit/(loss)	(1'282)	(610)	(1'232)

OPERATING AND FINANCIAL REVIEW | SUPPLEMENTAL INFORMATION

The following tables provide the results of CSFB and its segments on US dollar basis.

Credit Suisse First Boston business unit income statement 1)

in USD m		2002	2001	2000

Operating income		11'769	14'948	13'264

Personnel expenses		6'191	8'125	7'194

Other operating expenses		3'086	3'852	2'745

Operating expenses		9'277	11'977	9'939

Gross operating profit		2'492	2'971	3'325

Depreciation of non-current assets		485	562	403

Valuation adjustments, provisions and losses	2)	1'679	912	322

Net operating profit before extraordinary and exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and taxes		328	1'497	2'600

Extraordinary income/(expenses), net		262	(10)	(1)

Taxes	3) 4)	30	(310)	(663)

Net operating profit before exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and minority interests		620	1'177	1'936

Acquisition interest		(323)	(489)	(135)

Amortization of retention payments		(416)	(480)	(109)

Amortization of acquired intangible assets and goodwill		(835)	(862)	(210)

Exceptional items		(890)	(845)	0

Tax impact		488	679	101

Cumulative effect of change in accounting principle	3)	162	–	–

Net profit/(loss) before minority interests		(1'194)	(820)	1'583

Minority interests		0	(1)	(2)

Net profit/(loss)		(1'194)	(821)	1'581

1) Certain reclassifications have been made to conform to the current presentation. The business unit results reflect the results of the separate segments comprising the business unit. Certain acquisition-related costs, including acquisition interest, amortization of retention payments and amortization of acquired intangible assets and goodwill, exceptional items and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results. Certain other items, including brokerage, execution and clearing expenses, contractor costs and expenses related to certain redeemable preferred securities classified as minority interests, have been reclassified in the segment and business unit results and are adjusted at the Corporate Center in accordance with Swiss GAAP and reflected in the Group’s consolidated results.

2) The amounts in 2001 and 2000 include valuation adjustments taken at Group level of USD 115 m and USD 4 m, respectively, resulting from the difference between the statistical and the actual credit provisions. As of 01.01.02, no such adjustments are recorded within Credit Suisse First Boston and the amounts reported in 2002 reflect actual credit provisions.

3) In 2002, Credit Suisse Group adopted a change in accounting principle relating to the recognition of deferred tax assets on net operating losses. The retroactive application of this change in accounting principle would have resulted in taxes for 2001 of USD -147 m. 2000 figures were not impacted.

Reconciliation to net operating profit

in USD m	2002	2001	2000

Net profit/(loss)	(1'194)	(821)	1'581

Amortization of acquired intangible assets and goodwill	835	862	210

Exceptional items	890	845	0

Tax impact	(229)	(356)	(27)

Cumulative effect of change in accounting principle	(162)	–	–

Net operating profit	140	530	1'764

Exceptional items

in USD m	2002	2001

Operating income	0	20

Personnel expenses	155	583

Depreciation of non-current assets	0	7

Valuation adjustments, provisions and losses	631	235

Extraordinary expenses	104	0

Taxes	(77)	(199)

Exceptional items	813	646

Institutional Securities income statement 1)

in USD m		2002	2001	2000

Fixed Income	2)	4'222	5'614	2'930

Equity		2'895	3'894	5'076

Investment Banking		2'864	2'779	3'681

Other	2)	(286)	268	344

Operating income		9'695	12'555	12'031

Personnel expenses		5'183	6'961	6'720

Other operating expenses		2'442	3'062	2'338

Operating expenses		7'625	10'023	9'058

Gross operating profit		2'070	2'532	2'973

Depreciation of non-current assets		392	457	357

Valuation adjustments, provisions and losses		1'664	896	321

Net operating profit before extraordinary and exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and taxes		14	1'179	2'295

Extraordinary income/(expenses), net		262	(1)	0

Taxes	3)	118	(260)	(619)

Net operating profit before exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and minority interests (segment result)		394	918	1'676

1) Certain reclassifications have been made to conform to the current presentation. Certain acquisition-related costs, including acquisition interest, amortization of retention payments and amortization of acquired intangible assets and goodwill, exceptional items and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results.

2) Reflects the movement of the results of certain non-continuing real estate and distressed assets from Fixed Income to Other.

3) In 2002, Credit Suisse Group adopted a change in accounting principle relating to the recognition of deferred tax assets on net operating losses. If the change in accounting principle had not been adopted in 2002, taxes would have been USD -411 m.

CSFB Financial Services income statement 1)

in USD m		2002	2001	2000

Net interest income		219	318	117

Net commission and service fee income		1'716	1'893	1'084

Net trading income		108	150	29

Other ordinary income		31	32	3

Operating income		2'074	2'393	1'233

Personnel expenses		1'008	1'164	474

Other operating expenses		644	790	407

Operating expenses		1'652	1'954	881

Gross operating profit		422	439	352

Depreciation of non-current assets		93	105	46

Valuation adjustments, provisions and losses		15	16	1

Net operating profit before extraordinary and exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and taxes		314	318	305

Extraordinary income/(expenses), net		0	(9)	(1)

Taxes	2)	(88)	(50)	(44)

Net operating profit before exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and minority interests (segment result)		226	259	260

1) Certain reclassifications have been made to conform to the current presentation. Certain acquisition-related costs, including acquisition interest, amortization of retention payments and amortization of acquired intangible assets and goodwill, exceptional items and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results.

2) In 2002, Credit Suisse Group adopted a change in accounting principle relating to the recognition of deferred tax assets on net operating losses. If the change in accounting principle had not been adopted in 2002, taxes would have been USD -115 m.

RISK MANAGEMENT

CREDIT SUISSE GROUP RISK MANAGEMENT

Introduction
We pursue a comprehensive approach to risk management. The primary objectives of our risk management strategy are to preserve the Group's capital base, to optimize the allocation of capital and to foster a proactive risk culture. Significant personnel and technological resources are focused on ensuring that we remain a leader in risk management. We use refined quantitative and qualitative tools aimed at permitting our experienced decision makers to minimize the potential for undesired risk exposures and optimize the allocation of capital throughout our businesses. We are exposed to many risks and differentiate among them using the following eight major risk categories. A business activity can involve exposure to more than one of the following categories:

  Market risk – defined as the risk of a potential loss in fair values arising from adverse changes in market rates and prices;
  Credit risk – primarily the risk of counterparty default, i.e. the risk that a counterparty is unable to meet its financial obligations. In the event of a default, a bank generally incurs a loss equal to the amount owed by the debtor, less a recovery amount resulting from foreclosure, liquidation of collateral or the restructuring of the company;
  Insurance risk – the risk that product pricing and reserves do not appropriately cover claims experience;
  Business risk – the risk that our businesses are not able to cover their ongoing expense with ongoing income subsequent to a severe crisis – excluding expense and income items already captured by the other risk categories;
  Liquidity and funding risk – the risk that we are unable to fund assets or meet obligations at a reasonable or, in case of extreme market disruptions, any price;
  Operational risk – the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events;
  Strategy risk – the risk that our business activities are not responsive to changes in industry trends; and
  Reputation/brand risk – the risk that our market or service image declines.
While most segments are exposed to all risk types, their relative significance varies. Market risk of trading portfolios is concentrated at Institutional Securities and market risk of non-trading portfolios is found at Institutional Securities and our insurance business while credit and liquidity risks are significant at Corporate & Retail Banking and within Institutional Securities. Insurance risks are found exclusively at Insurance and Life & Pensions. All segments are exposed to business, operational, reputation/brand and strategy risks.

The Group structure as a set of distinct operating segments is intended to enhance transparency and to focus management's specific expertise on those risks particularly important to their businesses. Group-wide risk management approaches are applied uniformly where appropriate and relevant.

Risk management governance
The systematic quantification of risks and subsequent establishment of appropriate limits represent only part of the approach applied to risk management. Integrated risk management also includes the development and maintenance of an appropriate risk and control culture as part of an overall corporate culture. Aspects of our risk management oversight are performed at several levels:

  Group Board of Directors and other legal entities' Boards of Directors – responsible for all direction, supervision and control of the Group, including delegated and retained risk management oversight and strategic risk management. The Group Board of Directors sets guidelines for the Group's general risk policy and strategy and regularly reviews major risk exposures.
  Audit Committee – primary function is to assist the Boards of Directors in fulfilling their oversight responsibilities by monitoring management's approach to ensuring the adequacy of the financial reporting process and systems of internal controls, accounting, risk management, and legal and regulatory compliance, as well as monitoring the independence and performance of the external and internal auditors. Moreover, a separate Risk Committee of the Group Board of Directors is planned to be functional by May 2003, which will among other items regularly review major risk exposures.
  Internal and external auditors – assist the Boards of Directors, the Audit Committees and management in fulfilling their responsibilities by providing an objective and independent evaluation of financial accounts or effectiveness of control, risk management and governance processes.
  Group Management (Group Executive Board, Group Chief Risk Officer, various risk committees) – review and approve risk management standards, processes and general instructions, review aggregated risk reports, assess developments, monitor the implementation of the Group's and business units' risk management strategies and offer guidance when appropriate.
  Business Unit Executive Boards and Boards of Directors of the subsidiaries including their Audit Committees – establish, where relevant, risk limits after review by Group bodies and provide general oversight of risk limit adherence, risk management conduct and results.
  Various business unit and segment risk committees – approve processes and procedures, recommend high-level limits for further approval by the Group and legal entities Boards of Directors and regularly monitor and manage the development of risks.
We encourage a disciplined risk culture by valuing integrity and setting high ethical standards, clear lines of responsibility and accountability, segregation of duties and control systems. Our Boards of Directors view internal and external auditors as important evaluators of the internal control systems.

Our business units and segments are responsible for implementing the Group's overall risk management strategy. Each business unit has a risk management organization tailored to manage the risk exposures of its particular business. The structures include risk committees, assessment tools, systems, procedures and controls. The control systems are based on a comprehensive set of internal controls with control activities such as approvals, authorizations, compliance checks and follow-ups on non-compliance defined at every level of the business. The relevant measurement and monitoring and control functions are independent of the front office.

Economic Risk Capital

Introduction
In our industry, economic capital represents the emerging best practice for measuring and reporting all quantifiable risks. It is called “economic” capital because it measures risk in terms of economic realities rather than regulatory or accounting rules. We have established an economic capital model – called Economic Risk Capital (ERC) – as

  A consistent and comprehensive risk management tool;
  An important element in the capital management and planning process; and
  An important element in the performance measurement process.
Representing the common standard for assessing risk, ERC considerably strengthens our ability to manage the risk profile on a consolidated basis and to assess our risk-bearing capacity in relation to the financial resources. By providing a common language and terminology for risk across the Group, the ERC effort has also created considerable side benefits in terms of increased risk transparency and know-how sharing across the Group. As with other risk measures, the primary merit of ERC lies in its ability to provide meaningful signals regarding risk trends over time. In contrast, comparisons with other firms’ economic capital estimates are not meaningful, as there is substantial variation across institutions in terms of the definition of economic capital, model coverage, assumptions, data series and implementation specifics.

Concept
The ERC model is designed to measure all quantifiable risks associated with the Group’s activities on a consistent and comprehensive basis. It is based on the following general definition:

Economic Risk Capital is the economic capital needed to remain solvent and in business even under extreme market, business and operational conditions, given the institution’s target financial strength (e.g. credit rating, in our case AA).

Depending on the underlying source of risk, we distinguish among three fundamental risk categories:

  Position risk ERC the level of unexpected loss in economic value on the Group’s portfolio of positions over a one-year horizon, that is exceeded with a given, small probability (1% for risk management purposes; 0.03% for capital management purposes).
  Operational risk ERC the estimated worst-case loss resulting from inadequate or failed internal processes, people and systems or from external events;
  Business risk ERC the difference between expenses and revenues in a severe market-event, exclusive of the elements captured by Position risk ERC and Operational risk ERC.
Position risk ERC: This includes all risks associated with the Group’s positions, regardless of whether they translate into balance sheet exposures. The term position risk is not confined to the positions typically held by banks, but also includes the risks associated with the Group’s private equity and strategic investments, as well as the risks incurred by the insurance and asset management activities undertaken by the Winterthur entities. In order to represent a comprehensive risk measure, ERC aims to reflect the underlying sources of risk in an integrated way. ERC therefore not only treats all financial positions on a consistent economic basis, ignoring potential differences along other dimensions (e.g. in terms of their accounting treatment), it also does not distinguish between market and credit risks in the conventional way. Instead, the associated risks are treated on an integrated basis according to the underlying source of risk. For example, while the foreign exchange risk associated with a rouble FX position is typically treated as a market risk, it is considered an emerging market country risk in the ERC model, because the underlying source of risk is an emerging market country risk. Hence, ERC reflects the Group’s risk universe in a way that allows for an integrated measure based on the underlying source of risk, while maintaining sufficient granularity to take account of the different modeling approaches needed to capture the subtleties of the different businesses or risks.

While position risks constitute the most direct and significant source of risks for the Group, ERC also takes account of more indirect risks to the Group’s financial resources. Although these indirect risks may not easily lend themselves to quantification (operational risk) or give rise to challenging conceptual issues (business risk), they can have a substantial impact on the Group and therefore must be identified, addressed and reflected in the assessment of the Group’s solvency.

Operational risk ERC: While we do not believe that capital charges – either external or internal – represent an effective substitute for adequate management processes, the ability to absorb operational risk-related losses must be reflected in the ERC framework. Due to the limitations of current modelling techniques for operational risks (especially with respect to the so-called “low frequency – high impact” operational risks that are relevant from a capital and risk perspective), the ERC estimates for operational risks are primarily intended to integrate operational risks into the overall risk capital process and to provide an adequate capital reserve for those risks. Given the rudimentary stage of operational risk modeling, the operational risk ERC numbers were derived using quantitative approaches (estimates using industry loss data and scenario analysis) complemented by reviews by senior management to reflect the context-specific nature of operational risk and to ensure the integration of qualitative aspects deriving from business experience. Moreover, the Group’s operational risk efforts have not been confined to deriving operational risk ERC numbers, but have focused on strengthening the operational risk process in a more comprehensive way.

Business risk ERC: It is now widely accepted that any sensible economic capital model must take account of the fact that financial organizations do not simply represent warehouses of financial assets but also act as originators and distributors of financial services. Origination, asset management and advisory services have become important sources of firm-wide income. They have also become important sources of firm-wide risks. Although there is widespread recognition that the risk and return characteristics of non-warehouse businesses have profound implications for the need for economic capital and the capacity to bear risks, no industry consensus has emerged as to how exactly to alter the asset-based economic capital calculations (e.g. based on Value-at-Risk type calculations) to reflect the non-warehouse businesses. Given the lack of consensus regarding the economic capital needs related to business risk, we have adopted a pragmatic and prudent approach. Specifically, the Group’s business risk ERC numbers are designed to measure the potential shortfall in revenues relative to the expense base in a crisis situation, using conservative assumptions regarding the earnings capacity and the ability to reduce the cost base in a crisis situation.

Applications
The ERC model has a variety of applications, the most important being risk management, capital management and performance measurement. The objective is to use ERC as a tool that allows for more efficient usage of the Group’s risk-taking capacity, to the benefit of shareholders and other stakeholders.

  Risk management – ERC is used as the primary tool to assess, monitor and limit risk exposures as well as the prime tool to guide and prioritize risk management actions;
  Capital management – ERC is used in the capital allocation process, which defines the capital requirement as the higher of Total ERC or the "respectability capital", which is the minimum capital base a business needs in order to be accepted as a reliable business partner or as defined by peer consideration. Moreover, ERC serves as a reference point for the structured assessment of the Group’s risk-bearing capacity in relation to its financial resources, recognizing that a comprehensive analysis must also take into account factors that are outside the scope of the ERC framework (e.g. strategy, economic and competitive environment, external constraints such as those imposed by regulators or rating agencies);
  Performance measurement – ERC forms the base for an additional performance metric introduced in 2002. This measure – called Economic Return on ERC – provides information on the economic return of a business in relation to the total amount of ERC needed to support that business.

Key risk trends 2002
The following table summarizes the evolution of the Group’s risk profile, using ERC as the common risk denominator.
Key Position Risk Trends 1)

		Credit Suisse Financial Services			Credit Suisse First Boston			2)		Credit Suisse Group		3)

In CHF m		31.12.02	31.12.01	31.12.00	31.12.02	31.12.01	31.12.00		31.12.02	31.12.01	31.12.00

Interest Rate, Credit Spread & FX ERC		3'316	4'671	6'334	1'118	2'130	1'833		3'666	4'619	6'857

Equity Investment ERC		1'744	6'341	6'589	1'820	2'825	2'676		3'674	10'522	11'929

Swiss & Retail Lending ERC		2'097	2'310	2'434	0	0	0		2'097	2'310	2'434

International Lending ERC		373	319	342	3'467	3'692	3'064		3'840	4'011	3'406

Emerging Markets ERC		305	339	295	1'672	2'341	2'413		1'977	2'680	2'708

Real Estate & Structured Asset ERC	4)	1'968	2'048	1'926	2'032	2'375	2'525		3'953	4'371	4'428

Insurance Underwriting ERC		819	753	722	0	0	0		819	753	722

Simple Sum across Risk Categories		10'621	16'780	18'642	10'109	13'364	12'511		20'025	29'266	32'485

Diversification Benefit		(4'448)	(7'861)	(8'126)	(2'334)	(3'256)	(3'114)		(6'723)	(11'309)	(13'215)

Total Position Risk ERC		6'173	8'919	10'517	7'775	10'108	9'396		13'303	17'958	19'270

1) 99%, 1-Year Position Risk ERC, excluding Foreign Exchange translation risk. For an assessment of the total risk profile, Operational risk ERC and Business risk ERC have to be considered as well.

2) Note that CSFB is managed using the US Dollar as base currency. The Total Position Risk ERC numbers for CSFB expressed in USD are as follows: USD 5,748 m (31.12.00), USD 6,033 m (31.12.01), USD 5,593 m (31.12.02).

3) Credit Suisse Group amounts are inclusive of the Corporate Center, but net of diversification benefits between CSFS, CSFB and the CSG Corporate Center (numbers therefore do not add).

4) This category comprises the Real Estate investments of Winterthur, CSFB’s Commerical Real Estate exposures, CSFB’s Residential Real Estate exposures, CSFB’s Asset-Backed-Securities exposures as well as the Real Estate Acquired at Auction and Real Estate for own use in Switzerland.

Market risk

Introduction
This section focuses on providing quantitative and qualitative disclosure of our market risk and information related to their preparation and analysis, in conjunction with

  The nature of our businesses as discussed in the section “Information on the company”; and
  The information required on our derivatives accounting policies as disclosed in the section "Financial information".
The term "market risk" refers to the risk of potential loss arising from adverse changes in interest rates, foreign exchange rates, equity prices and other relevant market rates and prices, such as commodity prices and volatilities. A typical transaction may be exposed to a number of different market risks. We define our market risk as potential changes in fair values of financial instruments in response to market movements.

At the two business units significant risk management responsibilities are assigned to risk management committees. This includes the CSFS Asset and Liability Management Committee, which is responsible for supervision and analysis of the development of the balance sheet and which considers interest rate forecasts and the corresponding risk implications and the CSFS Risk Management Committee which supervises and oversees the development of all major and relevant risk exposures of the respective risk categories. At CSFB equivalent monitoring functions are assigned to the CSFB Capital Allocation and Risk Management Committee, which is responsible for approving market risk management policies and procedures and recommending overall market risk limits and market risk limit changes (total risk limit) to the CSFB Board of Directors for review and approval. These committees also approve concentration limits (market value limits and sub-limits, name and country limits); limit excesses within their authority; and criteria for stress/scenario analyses.

At both business units the Strategic Risk Management (SRM) function supports these committees and the Executive Boards. SRM is responsible for assessing the overall risk profile of the business unit on a global and consolidated basis for the respective business unit and for recommending corrective action where appropriate. SRM is independent of the front office and reports to the respective Executive Board's Risk Committees.

At the segment level (as indicated on page 8), several independent risk management units are responsible for risk identification, risk measurement and control, including compliance against different risk limits. Groups of specialists focus on the various risk components and implement concepts and tools.

Our consolidated primary market risk exposures in the trading portfolios at December 31, 2002 were to interest rates, equity instrument prices and foreign exchange rates. Exchange rate exposures of the CHF to the USD and the EUR as well as to equity instrument price levels in Western Europe and North America constituted major elements of our market risks embedded in the non-trading portfolios. Our segments may use derivative instruments to modify market risk positioning. The effects of this derivative usage are reflected in our quantitative disclosures. Derivatives may be used either to alter the market risk of non-derivative financial instrument positions or other derivative instrument positions. The derivative instruments used in such hedging or trading activities primarily include forwards, options, futures, swaps and combinations of these instruments.

Our segments are responsible for the implementation of their own market risk management strategies within the Group's overall framework. At each segment, the market risk measurement and monitoring functions are independent of the respective front office line being monitored. Our risk management techniques and policies are subject to routine reassessment and improvement in an effort to ensure that the risks implicit in the evolving financial markets are fully captured and appropriately managed.

We have included our derivative financial instruments, financial instruments and any commodity or derivative commodity financial instruments in preparing our disclosures. The source of these estimates is the market risk management reports used by our segments and managers in running our businesses. It is important to note that we do not manage our trading and non-trading portfolios on a consolidated basis at the Group level. We have presented our market risk exposure estimates consolidated at a Group level to better understand the aggregate risk inherent in our businesses.

The core tools used to measure market risk exposures include the following:

  The Value-at-Risk (VaR) method estimates the potential loss arising from a given portfolio for a predetermined probability and holding period, using market movements determined from historical data. The VaR methodology is most useful for day-to-day risk monitoring in the context of "normal" markets. The Group uses backtesting to assess the accuracy of the VaR model. Backtesting, the comparison of daily revenue fluctuations with the daily VaR estimate, is the primary method used to test the accuracy of a VaR model. It is performed at various levels from the segment level to specific business lines.
  Scenario analysis estimates the potential loss after stressing market parameters. These changes are modelled on past extreme events and hypothetical scenarios. Scenario analysis is especially useful for assessing sensitivity to large price movements and for examining risk in cases where market conditions are disrupted.
  Other models measure interest rate sensitivity risk, default risk and Economic Risk Capital. Regular assessments of mark-to-market revaluations of all balance sheet positions and interest rate scenarios are the basis for these analyses.
The major modeling and measurement techniques are described in more detail at the end of this section under the heading "How we measure market risk" on page 113.

Overview of market risk exposures

Trading portfolios
The distribution of trading portfolio-related market risks reflects the distribution of activities among the different segments. The Group's trading portfolios and the associated market risks are focused primarily within Institutional Securities. Corporate & Retail Banking and Private Banking conduct trading activities to a more limited degree, primarily in order to offer a complete product mix to their respective customers. Insurance and Life & Pensions do not engage in trading activities.

The segments with trading book activity perform daily VaR calculations to assess market risk. The calculations are based on a ten-day holding period with a 99% confidence level and risk movements that are generally determined from two years of historical data. For some purposes, such as backtesting, the resulting VaR figures are scaled down or calculated as one-day holding period values.

The table below shows the trading-related market risk exposure for Credit Suisse Group, as measured by 99%, one-day VaR. Note that numbers are shown in CHF, which is the base currency in the VaR calculations for two of the three segments using VaR. Institutional Securities manages market risk utilizing VaR calculated using USD as the base currency. For inclusion in the estimates below, the 2002 and 2001 values were translated using the respective year-end spot exchange rates.

We compute the VaR estimates separately for each risk type and for the whole portfolio using the historical simulation methodology. Diversification benefit reflects the net difference between the sum of the 99th percentile loss for each individual risk type and for the total portfolio.

At year-end 2002, 88.8% of the Group's trading-related market risks were with CSFB and 11.2% with the CSFS banking segments.

Institutional Securities and other segments with trading portfolios use "backtesting" for the assessment of the accuracy of the VaR model. Actual daily profit and loss is compared to VaR with a one-day holding period. Backtesting is performed at various levels, from segment level down to more specific trading areas. On average, an accurate one-day, 99% VaR model should have no more than four backtesting exceptions per annum. A backtesting exception occurs when the daily loss exceeds the daily VaR estimate. Results of the process at the aggregate level demonstrated one exception when comparing the 99% one-day VaR with the backtesting profit and loss. (Backtesting profit and loss is a subset of actual trading revenue and includes only the P&L effects of the previous night's positions. It is appropriate to compare this measure with VaR for backtesting purposes. Actual trading revenue includes other P&L elements, and is used in the chart “2002 vs 2001 Distribution of CSFB's daily trading revenue” on page 93). The graph on page 93 illustrates the relationship between daily backtesting profit and loss and daily VaR over the course of 2002 for CSFB, where most of our market risk from trading activities is concentrated. VaR values for CSFS are significantly smaller than for CSFB and are not presented in the chart.

Non-trading portfolios
In the non-trading portfolios, including all non-trading books of the banking segments and the financial investments of the insurance segments, the major elements of our market risk were exposures to changes in interest and exchange rates as well as equity instrument price levels. The table below shows the non-trading-related market risk exposure for Credit Suisse Group, as measured by 99%, one-day VaR.

At year-end 2002, 58.6% of the Group's non trading-related market risks were with the CSFS insurance segments, 4.5% with the CSFS banking segments, 26.3% with CSFB and 10.6% with the Corporate Center.

Business specific market risk disclosures

Corporate Center
The Corporate Center undertakes certain corporate financing activities such as the funding of business initiatives and holding of investments in other financial services companies.

Credit Suisse Financial Services
Significant risk management responsibilities are delegated to each of the segments within CSFS.

Trading portfolio
Private Banking and Corporate and Retail Banking occasionally act as principal for their customers in order to offer a complete product mix. Additional risk originates from limited proprietary trading. Neither Private Banking nor Corporate and Retail Banking take large positions in their trading portfolios and therefore generally have small residual trading positions, which are monitored and managed through VaR limits.

Non-trading portfolio
The most important component of market risk in the non-trading portfolio of Corporate and Retail Banking and Private Banking is CHF-denominated interest rate risk. Foreign exchange risk is normally shifted to the trading portfolio's foreign exchange book, leaving only small residual foreign exchange risks in the non-trading portfolio. The segments attempt to minimize interest rate risk using the majority of the common trading and hedging products, including derivatives such as swaps, futures, options and structured products (which are customized transactions using combinations of derivatives and executed to meet specific client or proprietary needs). In general, interest rate risk is concentrated in European markets including Switzerland. The equity instrument market risk in the insurance business is globally diversified among the world's leading industrialised countries and the equity instrument price risk of Corporate and Retail Banking and Private Banking relates to European and US stock market movements.

The insurance businesses' assets are held for the purpose of coverage for future obligations arising from insurance policies. The quality of assets is generally high: holdings are primarily bonds with AA and higher ratings, with an A rating being the minimum requirement for new portfolio investments. The insurance businesses are exposed to three types of financial market risk: interest rate, foreign exchange and equity price changes. The insurance business invests in typical asset classes, such as money market instruments, bonds, loans, mortgages, stocks and real estate. The asset allocation strategy is reviewed on a regular basis by investment committee meetings, taking regulatory, local and product related restrictions into consideration.

For the purpose of assessing performance and risk control, securities positions are marked to market. In order to promote diversification of risk, asset management controls are in place, which are designed to prevent over-weighted counterparty specific accumulations in assets of different classes. Derivatives are used as risk management instruments and are not an asset class in their own right. Currency derivatives are used primarily to reduce foreign-exchange risk. Overall position monitoring also includes examining derivatives positions according to their underlying risk content.

The market risk of Life & Pensions reflects reductions to shareholders' exposure to market risk due to the "participating" characteristics of life products. For participating contracts, the policyholder shares in the earnings or surplus of the insurance company through the distribution of policyholder dividends. Therefore, policyholders and Life & Pensions shareholders share risk and reward. Such material risk and reward participation does not exist for Insurance.

Credit Suisse First Boston
The majority of our trading portfolio and the associated market risk are concentrated at CSFB. CSFB's market risk exposures in its trading and non-trading portfolios are broadly diversified. CSFB operates under market risk limits structured at three levels: for CSFB as a whole, by segments and within segments. In addition, there are asset class VaR limits used to manage risk exposure within a particular risk class (e.g., interest rate risk). Trading management, in consultation with the independent Risk Measurement and Management department or RMM, imposes limits at lower levels including trading desks to assist them in identifying potential risk concentrations and to allocate the business line market risk limits to individual regions and desks. CSFB also uses various other types of limits to limit potential risk concentrations.

Trading portfolio
CSFB is active in most of the principal trading markets of the world, using the majority of the common trading and hedging products, including derivatives such as swaps, futures, options and structured products (which are customized transactions using combinations of derivatives and executed to meet specific client or proprietary needs). As a result of its broad participation in products and markets, CSFB's trading strategies are correspondingly diverse and variable, and exposures are generally spread across a diversified range of risk factors and locations.

Non-trading portfolio
CSFB's business includes a substantial volume of non-trading-related banking activities both in the provision of products and services to its clients and as proprietary investments. These activities include equity instrument participations; investments in bonds and other money market instruments; loans of both money and securities; and deposit taking.

After the impact of derivatives and other risk modification strategies, the primary exposure in CSFB's non-trading portfolio is to equity instrument price risk, principally due to equity instrument positions CSFB may invest in enterprises whose shares are not traded or are not yet widely traded. CSFB's current policy is to take neutral positions on interest rate exposures at the treasury and corporate center. This means that, to the extent practical and possible, hedging instruments and other measures are used to transfer the market risk resulting from changes in interest rates to the trading portfolio. Swaps, forward rate agreements and options are used as hedging instruments.

Market risk in the Credit Suisse Group trading portfolios (99%, 1-day VaR)

in CHF m	31.12.02	31.12.01

Interests rate	66.9	58.4

Foreign exchange rate	14.5	18.0

Equity prices	15.6	46.7

Commodity prices	1.4	4.1

Subtotal	98.4	127.2

Diversification benefit	(40.8)	(55.4)

Total market risk	57.6	71.8

Market risk in the Credit Suisse Group non-trading portfolios (99%, 1-day VaR)

in CHF m	31.12.02	31.12.01

Interests rate	187.6	167.7

Foreign exchange rate	72.8	177.5

Equity prices	369.6	846.1

Commodity prices	0.1	2.6

Subtotal	630.1	1'193.9

Diversification benefit	(222.4)	(456.7)

Total market risk	407.7	737.2

Credit risk for the banking businesses

Definition of credit risk
Credit risk is the possibility of loss incurred as a result of a borrower or counterparty failing to meet its financial obligations. In the event of a default, a bank generally incurs a loss equal to the amount owed by the debtor, less a recovery amount resulting from foreclosure, liquidation of collateral or the restructuring of the debtor company.

The majority of our credit risk is concentrated at Corporate & Retail Banking (within CSFS) and Institutional Securities (within CSFB). The credit risks taken on by Private Banking are mostly collateralized and primarily have an operational risk nature. Credit risk exists within lending products, commitments and letters of credit, and results from counterparty exposure arising from derivative, foreign exchange and other transactions.

Credit risk management approach
Effective credit risk management is a structured process to assess, quantify, price, monitor and manage risk on a uniform basis. This requires a careful consideration of proposed extensions of credit, the setting of specific limits, diligent ongoing monitoring during the life of the exposure, including the active utilization of credit mitigation tools and a disciplined approach to recognizing credit impairment. All of these elements are integral parts of our approach.

This credit risk management framework is regularly refined and covers all banking businesses that are exposed to credit risk. Our framework is designed to cover virtually all of the credit exposures of Corporate & Retail Banking and Private Banking as well as the majority of CSFB's credit related exposures. The remaining portion of CSFB's credit related exposures is covered by either the VaR methodology or the application of credit risk adjustments.

We evaluate credit risk through a credit request and approval process, ongoing credit and counterparty monitoring and a credit quality review process. Experienced credit officers prepare credit requests and assign internal ratings based on their analysis and evaluation of the clients' creditworthiness and the type of credit transaction. We have established a counterparty credit risk classification system with which we regularly rate and classify our counterparties. This system affords consistency in:

  statistical and other credit risk analysis;
  credit risk monitoring;
  risk-adjusted performance measurement;
  economic risk capital usage/allocation; and
  certain financial accounting purposes.
Each counterparty that generates a potential or actual credit risk exposure is rated and assigned to a risk class. Additionally, we assign a transaction code to recognize potential loss in the event of default as a result of different recovery assumptions based on transaction structure. The counterparty credit rating is used in combination with credit (or credit equivalent) exposure and the transaction code to estimate our potential credit loss, which also allows us to price transactions involving credit risk more accurately using risk/return calculations. This pricing approach, which is reflected in the terms of the credit, is sensitive to many of the credit risk factors described in this section, and is intended to assess more accurately the situation of the borrower as well as our interests and priorities in negotiating the credit.

Credit committees and senior credit managers make credit decisions on a transaction-by-transaction basis, determined by levels appropriate to the amount and complexity of the transactions, as well as based on the overall exposures to counterparties and their related entities. These authority levels are set out within the governing principles of the legal entities. Transactions and exposures of a high level or of a significant and unusual nature are discussed with and ratified by the Group Chief Risk Officer.

A system of individual credit limits is used to manage singular counterparty credit risk while a comprehensive set of country and regional limits or product limits is in place to address concentration issues in the portfolio. Credit exposures to individual counterparties or segments and adherence to the related limits are monitored by credit officers, industry analysts and other relevant specialists. In addition, credit risk is regularly supervised by credit and risk management committees taking current market conditions and trends analysis into consideration. We regularly analyse our industry diversification and concentration in selected segments.

A rigorous credit quality review process has been established to provide an early identification of possible changes of the creditworthiness of our clients and includes regular asset and collateral quality reviews, business and financial statement analysis and relevant economic and industry studies. Other key factors considered in the review process include business and economic conditions, our historical experience, regulatory requirements and concentrations of credit volume by industry, country, product and counterparty rating. Regularly updated watch-lists and review meetings are used for the identification of counterparties where adverse changes in creditworthiness could occur due to events such as announced mergers, earnings weakness, lawsuits, etc. In addition, credit protection, such as credit derivatives, is used in particular to mitigate some exposures with multinational companies.

The review process culminates in a quarterly determination of the appropriateness of our allowances for credit losses. A systematic provisioning methodology is used to identify potential credit risk related losses. Impaired transactions are classified as potential problem exposure, non-performing exposure, or non-interest earning exposure and the exposures are generally managed within our credit recovery units.

The risk management and credit committees of the segments and the Group determine the adequacy of allowances, taking into consideration whether the levels are sufficient for credit losses and whether allowances can be released or if they should be increased.

In summary, the framework comprises seven core components: (i) an individual counterparty and country rating system; (ii) a transaction rating system; (iii) a counterparty credit limit system; (iv) country and regional concentration limits; (v) a risk-factored pricing methodology; (vi) active credit portfolio management and (vii) a credit risk provisioning methodology.

Loans

Due from banks, due from customers and mortgages
The categories used for 2002, 2001, 2000, 1999 and 1998 are consistent with the classifications of loans for reporting to the Swiss Federal Banking Commission and the Swiss National Bank.

Switzerland and foreign designations are based on the primary location of the risk. For example, loans secured by real estate are based on the legal domicile of such real estate.

The following tables present our mandated loan portfolio disclosures, valuation adjustment disclosures and certain other items relevant to the discussion of credit risk. These tables summarize our credit extensions by business units to clients and other banks and are presented on a consolidated basis. Credit risk provisioning, including movements in the allowance for loan losses is also shown. In addition, we explain our country risk management approach and show countries that represent a significant credit risk exposure.

Risk element lendings

Non-performing loans
We consider a loan impaired when we believe we will be unable to collect all principal and/or interest in accordance with the contractual terms of the loan agreement. A loan is automatically classified as non-performing when the contractual payments of principal and/or interest are in arrears for 90 days. A loan can also be classified as non-performing if the contractual payments of principal and/or interest are less than 90 days past due, based on the judgment of the respective credit officer. We continue to accrue interest for collection purposes; however, a corresponding provision against the accrual is booked through the income statement. In addition, for any accrued but unpaid interest at the date the loan is placed on non-performing status, a corresponding provision is booked against the accrual through the income statement. At the time a loan is placed on non-performing status and on a periodic basis going forward, the remaining principal is evaluated for collectibility and an allowance is established for the shortfall between the net recoverable amount and the remaining principal balance.

A loan can be further downgraded to non-interest earning when the collection of interest is in such a doubtful state that further accrual of interest is deemed not necessary and ceased. At that time and on a periodic basis going forward, any unreserved remaining principal balance is evaluated for collectibility and an additional provision is established as required. Write-off of a loan occurs when the Group is certain that there is no possibility to recover the principal. Write-offs also occur due to sales, settlements or restructurings of loans or when uncertainty as to the repayment of either principal or accrued interest exists.

Interest collected on non-performing loans is accounted for using the cash basis, cost recovery method or a combination of both, as appropriate. Interest collected on non-interest earning loans is accounted for using the cost recovery method only. Generally, a loan may be restored to performing status when all delinquent principal and interest payments are brought current in accordance with the terms of the loan agreement and certain performance criteria are met. We apply these policies worldwide.

The level of non-performing loans showed a decreasing trend in 2002 compared to 2001 and 2000. The decrease is mainly attributable to the resolution of older non-performing loans as well as to a decline in the US dollar.

Restructured loans
The following table shows restructured loans for the five years ended 31 December 2002, which consist of loans accruing at interest rates different from the original terms of such loans; restructurings involving the forgiveness of principal and/or accrued interest; and restructurings involving the receipt of an equity interest from the counterparty.

Potential problem loans
At December 31, 2002, 2001, 2000, 1999 and 1998 we had potential problem loans amounting to CHF 3,408 million, CHF 4,683 million, CHF 6,382 million, CHF 3,593 million and CHF 6,411 million, respectively. These loans are considered potential problem loans because, although interest payments are being made, there exists some doubt in the credit officer's judgment as to the timing and/or certainty of the repayment of contractual principal.

Loan valuation allowances and provisions
We maintain valuation allowances on loans as well as provisions for off-balance sheet lending related exposures (contingent liabilities and irrevocable commitments) which we consider adequate to absorb losses arising from our existing credit portfolio. Both valuation allowances and provisions are included in valuation adjustments, provisions and losses from the banking units shown on the income statement; however, valuation allowances are deducted from total assets while provisions are included in total liabilities. We provide for credit losses based on a regular and detailed analysis of each counterparty taking collateral value into consideration. If uncertainty exists as to the repayment of either principal or interest, a valuation allowance is either provided or adjusted accordingly. Each business unit creates valuation allowances based on Group guidelines, and are reviewed on a quarterly basis by senior management at both the segment and the Group level. On the consolidated balance sheet, the valuation allowances are deducted from due from banks, due from customers and mortgages. The net additions to or subtractions from such balance sheet valuation allowances are reflected in Valuation adjustments, provisions and losses from the banking business in our income statement.

In determining the amount of the valuation allowances, loans are assessed on a case-by-case basis, and the following factors are considered:

  The financial standing of a customer, including a realistic assessment – based on financial and business information – of the likelihood of repayment of the loan within an acceptable period of time considering the net present value of future cash flows;
  The extent of the Group's other commitments to the same customer;
  The realizable fair value of any collateral for the loans;
  The recovery rate; and
  The costs associated with obtaining repayment and realization of any such collateral.
Judgment is exercised in determining the extent of the valuation allowance and is based on management's evaluation of the risk in the portfolio, current economic conditions, the recent loss experience, credit and geographic concentration trends. Vulnerable sectors continue to be tracked and monitored closely, with active management leading to the addition of collateral, purchase of credit protection facilities and/or tightening of maturities where justified.

Loan valuation allowances and provisions for inherent credit losses
During the year 2002 we adjusted our method of estimating inherent losses related to our lending activities. This change resulted from continued deterioration in the credit markets and was made to better reflect our estimate of the probable losses in our portfolio. The inherent loss allowance is for all loans not specifically identified as impaired, which on a portfolio basis, are considered to contain probable inherent loss. Inherent losses in the consumer portfolio are determined by applying a historical loss experience, adjusted to reflect current market conditions, to unimpaired homogenous pools based on risk rating and product type. For commercial loans, we segregate loans by risk, industry or country rating in order to estimate the inherent losses. Inherent losses on loans and lending-related commitments are estimated based on historical loss and recovery experience and recorded in Valuation Allowances and Provisions. We also compute a provision for inherent loss for off-balance sheet lending related exposure (contingent liabilities and irrevocable commitments) using a methodology similar to that used for the loan portfolio.

Summary of loan valuation allowance experience

Year ended December 31, 2002 compared to year ended December 31, 2001
The increase in the net addition to the loan valuation allowance amounted to CHF 1,003 million. This represents an increase by 62.2% in 2002. During 2002, the net additions to valuation allowance were a result of weakened economic conditions and the related difficult credit environment.

In 2002, gross write-offs remained stable at CHF 3.9 billion.

Year ended December 31, 2001 compared to year ended December 31, 2000
The net additions to loan valuation allowance increased CHF 640 million, or 65.8%, in 2001. This was largely due to the general deterioration in economic conditions on the portfolio as a whole, and defaults on a number of specific exposures. This increase occurred mainly in the fourth quarter of 2001.

Gross write-offs increased CHF 266 million, or 7.4%, in 2001. In 2001, we made substantial write-offs in the domestic impaired loans portfolio, as these positions were resolved.

Year ended December 31, 2000 compared to year ended December 31, 1999
The net additions to loan valuation allowance decreased CHF 42 million, or 4.1%, in 2000. During 2000, net additions to valuation allowance continued to decrease due to improvements in the Swiss economy and improved credit practices.

Gross write-offs increased CHF 725 million or 25.3% in 2000. In 2000, we made substantial write-offs in the remaining Russia portfolio and continued to write-off seasoned Swiss impaired loans, as these positions were resolved.

On November 3, 2000, we acquired DLJ, which resulted in an increase in the loan valuation allowance of CHF 352 million.

Country risk
Country risk is the risk of a substantial, systemic loss of value in the financial assets in a country which may be caused by the inability or unwillingness of a sovereign to meet contractual obligations and/or the imposition of controls on capital flows. Given the international character of their activities, all segments are exposed to country risk, although the largest portion is held at CSFB.

Country ratings and country limits are the two primary instruments used to manage country risk. Country ratings provide an assessment of the risk of sovereign default and identify approval authority levels. The independent Credit Risk Management department, or CRM, of CSFB – in cooperation with the economic research department and the Group Chief Risk Officer – periodically updates these rating assessments. Country limits cap our exposure to individual countries. They are supplemented by regional limits, which restrict the maximum exposure to a specific region in order to limit the impact of contagion. Regional limits are lower than the numerical addition of all the country limits of the respective regions. The Board of Directors approves country, regional and global limits. Within CSFB, the Credit Policy and Capital Allocation and Risk Management Committee – in cooperation with the Group Chief Risk Officer – periodically reviews these limits. In addition, its independent Risk Measurement and Management department (RMM) assesses exposures against country limits. RMM and CRM provide independent supervision to ensure that the divisions operate within their limits. CRM, in conjunction with the Group Chief Risk Officer, also assumes responsibility for actively managing exposures to reflect changing credit fundamentals.

Cross-border outstandings
Cross-border outstandings represent net claims against non-local country counterparties. These include loans plus accrued interest, acceptances, interest earning deposits with other banks, other interest earning investments and any other monetary assets, including securities. To the extent material local currency outstandings are hedged or are funded by local currency borrowings, such amounts are not included as cross border outstandings.

The following table represents cross border outstandings as of the end of each of the last three years, stating the name of the country and the aggregate amount of cross border outstandings to borrowers in each foreign country where such outstandings exceed 0.75% of our total banking assets at December 31, 2002, 2001 and 2000. Deducted from the gross outstandings are guaranteed or secured loans, provided the political and transfer risks are also covered explicitly by the guarantee or security.

Total credit risk exposure 1)

		Credit Suisse Financial Services			Credit Suisse First Boston			Credit Suisse Group

in CHF m		31.12.02	31.12.01	31.12.00	31.12.02	31.12.01	31.12.00	31.12.02	31.12.01	31.12.00

Due from banks	2)	32'752	35'560	34'027	44'016	40'931	38'079	39'469	40'084	38'946

Due from customers and mortgages	2)	132'353	134'796	129'915	82'395	87'438	91'892	213'206	221'108	220'444

Total due from banks and customers, gross	2)	165'105	170'356	163'942	126'411	128'369	129'971	252'675	261'192	259'390

Contingent liabilities		12'349	13'849	12'639	27'862	32'286	8'564	39'104	43'586	20'005

Irrevocable commitments		2'263	1'579	852	86'599	128'918	126'146	90'048	130'498	126'998

Total banking products		179'717	185'784	177'433	240'872	289'573	264'681	381'827	435'276	406'393

Derivative instruments	3)	2'375	1'635	2'355	54'243	51'160	44'107	54'757	51'029	45'038

Securities lending – banks		0	0	0	0	71	174	0	71	174

Securities lending – customers		0	0	0	64	5	9	64	5	9

Reverse repurchase agreements – banks		2'270	968	791	158'544	165'930	182'749	156'397	163'666	179'494

Reverse repurchase agreements – customers		13'944	7'122	4'863	57'571	59'801	48'249	71'384	66'921	53'100

Total traded products		18'589	9'725	8'009	270'422	276'967	275'288	282'602	281'692	277'815

Total credit risk exposure, gross		198'306	195'509	185'442	511'294	566'540	539'969	664'429	716'968	684'208

Loan valuation allowances and provisions		(4'092)	(5'717)	(8'059)	(3'817)	(3'638)	(2'750)	(7'911)	(9'357)	(10'812)

Total credit risk exposure, net		194'214	189'792	177'383	507'477	562'902	537'219	656'518	707'611	673'396

1) Credit Suisse Financial Services/Credit Suisse First Boston reflect business unit amounts. Total consolidated Credit Suisse Group amounts include adjustments and Corporate Center.

2) Excluding securities lending and reverse repurchase transactions.

3) Positive replacement values considering netting agreements.

The following table presents due from banks, including receivables from credit institutions and excluding cash and current accounts as of:

in CHF m		31.12.02	1)	31.12.01	1)	31.12.00	1)	31.12.99	31.12.98

Demand balances		2'607		1'501		4'397		1'219	678

Time balances		504		903		717		302	867

Securities lending	2)	0		0		0		14	1'932

Reverse repurchase agreements	2)	1'752		1'429		1'428		935	11

Switzerland		4'863		3'833		6'542		2'470	3'488

Demand balances		17'194		17'659		15'662		8'813	7'104

Time balances		19'164		20'021		18'170		26'294	54'011

Securities lending	2)	0		71		174		35	32'417

Reverse repurchase agreements	2)	154'645		162'237		178'066		127'601	43'929

Foreign		191'003		199'988		212'072		162'743	137'461

Due from banks, gross		195'866		203'821		218'614		165'213	140'949

Loan valuation allowances		(88)		(36)		(93)		(330)	(507)

Total due from banks, net		195'778		203'785		218'521		164'883	140'442

1) Reflects the acquisition of DLJ.

2) In 1999, there was a change in accounting principle, which was not retroactively applied. This required securities lending and borrowing transactions to be recorded on the balance sheet when the control is relinquished. Control is defined as the ability of the lender to substitute the security on short notice or by early termination of the contract. In addition, securities lending and borrowing transactions with cash collateral and daily margining were reclassified to repurchase and reverse repurchase agreements as required by FBC guidelines.

The following table presents due from customers and mortgages including loans, mortgages and lease financings to corporate and individual customers as of:

in CHF m		31.12.02	1)	31.12.01	1)	31.12.00	1)	31.12.99	31.12.98

Commercial		46'291		54'061		52'230		50'783	54'954

Consumers		61'986		55'184		53'324		45'472	42'779

Public authorities		1'707		2'588		2'313		1'999	2'250

Lease financings		3'010		2'829		2'365		2'004	1'323

Switzerland		112'994		114'662		110'232		100'258	101'306

Commercial		66'248		70'327		69'407		46'821	43'322

Consumers		30'433		31'174		34'112		12'678	7'872

Public authorities		3'316		2'412		2'504		1'369	1'583

Lease financings		148		306		288		247	292

Foreign		100'145		104'219		106'311		61'115	53'069

Due from customers and mortgages before professional securities transactions and securitized loans		213'139		218'881		216'543		161'373	154'375

Securities lending	2)	64		5		9		136	11'823

Reverse repurchase agreements	2)	71'384		66'921		53'100		27'932	18'262

Securitized loans		67		2'227		3'901		5'412	3'482

Due from customers and mortgages, gross		284'654		288'034		273'553		194'853	187'942

Loan valuation allowances		(7'615)		(9'228)		(10'693)		(12'159)	(12'800)

Total due from customers and mortgages, net		277'039		278'806		262'860		182'694	175'142

Percentage of allowances to loans		2.7%		3.2%		3.9%		6.2%	6.8%

1) Reflects the acquisition of DLJ.

2) In 1999, there was a change in accounting principle which was not retroactively applied. This required securities lending and borrowing transactions to be recorded on the balance sheet when the control is relinquished. Control is defined as the ability of the lender to substitute the security on short notice or by early termination of the contract. In addition, securities lending and borrowing transactions with cash collateral and daily margining were reclassified to repurchase and reverse repurchase agreements as required by FBC guidelines.

Set forth below is a further analysis of due from customers and mortgages by collateral amounts as of:

in CHF m	31.12.02	31.12.01	31.12.00	31.12.99	31.12.98

Receivables	455	459	713	890	2'269

Cash and securities	42'632	45'691	46'224	24'558	20'089

Guarantees	4'044	5'901	5'629	6'326	6'886

Insurance claims	2'062	1'924	2'625	1'628	1'241

Real Estate	102'452	101'271	102'872	88'304	82'322

of which commercial and industrial premises	26'555	23'014	24'403	15'294	18'707

of which apartment buildings	20'823	19'732	20'343	24'972	24'493

of which single-family houses and owner occupied flats	48'717	46'086	38'707	30'006	25'945

of which other mortgages	6'357	12'439	19'419	18'032	13'177

Other types of collateral	7'514	9'335	8'636	4'498	2'830

Total collateral	159'159	164'581	166'699	126'204	115'637

Unsecured	50'822	51'165	47'191	32'918	37'123

Lease financings	3'158	3'135	2'653	2'251	1'615

Total due from customers and mortgages before professional securities transactions and securitized loans	213'139	218'881	216'543	161'373	154'375

The following table presents further analysis of due from customers and mortgages by economic sector as of:

in CHF m	31.12.02	31.12.01	31.12.00	31.12.99	31.12.98

Financial services	38'279	39'213	39'013	28'916	22'090

Real estate companies	16'472	17'627	16'870	14'872	12'844

Other services including technology companies	15'316	22'860	22'000	10'920	12'649

Manufacturing	13'273	12'791	12'536	13'595	14'784

Wholesale and retail trade	11'165	10'970	13'411	9'320	13'193

Construction	4'314	3'676	3'970	6'845	7'744

Transportation and communication	6'482	10'904	5'005	5'440	3'252

Health and social services	2'340	1'854	2'813	2'887	2'215

Hotels and restaurants	2'390	2'866	3'103	2'721	2'752

Agriculture and mining	2'317	1'600	2'706	1'269	1'661

Non-profit and international organizations	191	27	210	819	5'092

Commercial	112'539	124'388	121'637	97'604	98'276

Consumers	92'419	86'358	87'436	58'150	50'651

Public authorities	5'023	5'000	4'817	3'368	3'833

Lease financings	3'158	3'135	2'653	2'251	1'615

Total due from customers and mortgages before professional securities transactions and securitized loans	213'139	218'881	216'543	161'373	154'375

The following table shows due from customers and mortgages by time remaining until contractual maturity as of December 31, 2002:

				Loans with		Self-

	1 year	1 year to	After	no stated		amortizing

in CHF m	or less	5 years	5 years	maturity	1)	loans	2)	Total

Commercial	17'513	11'914	1'292	15'572		0		46'291

Consumers	16'317	29'721	1'206	13'433		1'309		61'986

Public authorities	595	824	199	89		0		1'707

Lease financings	0	0	0	0		3'010		3'010

Switzerland	34'425	42'459	2'697	29'094		4'319		112'994

Commercial	48'760	9'372	6'987	1'127		2		66'248

Consumers	17'215	2'434	9'973	811		0		30'433

Public authorities	1'366	943	1'007	0		0		3'316

Lease financings	0	0	0	0		148		148

Foreign	67'341	12'749	17'967	1'938		150		100'145

Total due from customers and mortgages before professional securities transactions and securitized loans	101'766	55'208	20'664	31'032		4'469		213'139

1) Loans with no stated maturity include primarily certain loan products within Switzerland without a stated maturity within the original loan agreement.

2) Self-amortizing loans include loans with monthly interest and principal payments. These loans are principally consumer loans and lease financings.

The following table shows the interest rate sensitivity of demand and time balances which are included in due from banks by time remaining until contractual maturity as of December 31, 2002:

	1 year	1 year to	After

in CHF m	or less	5 years	5 years	Total

Fixed rate	1'985	1	0	1'986

Variable rate	1'125	0	0	1'125

Switzerland	3'110	1	0	3'111

Fixed rate	23'413	114	351	23'878

Variable rate	12'279	201	0	12'480

Foreign	35'692	315	351	36'358

Total demand and time balances due from banks	38'802	316	351	39'469

The following table shows the interest rate sensitivity of total due from customers and mortgages before professional securities transactions and securitized loans as of December 31, 2002:

					Loans with		Self-

		1 year	1 year to	After	no stated		amortizing

in CHF m		or less	5 years	5 years	maturity	1)	loans	2)	Total

Fixed rate	3)	75'182	46'030	17'064	2		4'469		142'747

Variable rate		26'584	9'178	3'600	31'030		0		70'392

Total due from customers and mortgages before professional securities transactions and securitized loans		101'766	55'208	20'664	31'032		4'469		213'139

1) Loans with no stated maturity include primarily certain loan products within Switzerland without a stated maturity within the original loan agreement.

2) Self-amortizing loans include loans with monthly interest and principal payments. These loans are principally consumer loans and lease financings.

3) The majority of our fixed rate loans are perpetual loans. The terms of these loans are fixed for a period of 3 to 5 years and upon maturity, a majority of these loans we expect will be renewed based on historical experience.

Total loan portfolio exposure and allowances and provisions for credit risk 1)

	Credit Suisse Financial Services			Credit Suisse First Boston			Credit Suisse Group

in CHF m	31.12.02	31.12.01	31.12.00	31.12.02	31.12.01	31.12.00	31.12.02	31.12.01	31.12.00

Non-performing loans	3'004	4'893	6'854	3'351	3'067	1'324	6'355	7'960	8'178

Non-interest earning loans	2'108	2'331	3'313	217	476	301	2'325	2'808	3'615

Total non-performing loans	5'112	7'224	10'167	3'568	3'543	1'625	8'680	10'768	11'793

Restructured loans	52	114	157	229	0	111	281	114	268

Potential problem loans	1'723	2'199	2'769	1'685	2'484	3'613	3'408	4'683	6'382

Total other impaired loans	1'775	2'313	2'926	1'914	2'484	3'724	3'689	4'797	6'650

Total impaired loans	6'887	9'537	13'093	5'482	6'027	5'349	12'369	15'565	18'443

Due from banks and customers, gross	165'105	170'356	163'942	126'411	128'369	129'971	252'675	261'192	259'390

Valuation allowances	4'053	5'709	8'047	3'647	3'553	2'736	7'703	9'264	10'786

of which on principal	3'201	4'324	6'140	3'416	3'227	2'600	6'617	7'553	8'741

of which on interest	852	1'385	1'907	231	326	136	1'086	1'711	2'045

Due from banks and customers, net	161'052	164'647	155'895	122'764	124'816	127'235	244'972	251'928	248'604

Provisions for contingent liabilities and irrevocable commitments	39	8	12	170	85	14	208	93	26

Total valuation allowances and provisions	4'092	5'717	8'059	3'817	3'638	2'750	7'911	9'357	10'812

Ratios

Valuation allowances as % of total non-performing loans	79.3%	79.0%	79.1%	102.2%	100.3%	168.4%	88.7%	86.0%	91.5%

Valuation allowances as % of total impaired loans	58.9%	59.9%	61.5%	66.5%	59.0%	51.1%	62.3%	59.5%	58.5%

1) Credit Suisse Financial Services/Credit Suisse First Boston reflect business unit amounts. Total consolidated Credit Suisse Group amounts include adjustments and Corporate Center.

The following table sets forth management's estimate of non-performing loans at book value, without giving effect to available collateral or related specific loan valuation allowances and provisions as of:										1)

						Interest income		Interest income

						which would have		which was

						been recognized		recognized

in CHF m	31.12.02	31.12.01	31.12.00	31.12.99	31.12.98	2002	2001	2002	2001

Switzerland	3'870	4'972	6'647	8'434	9'663	176	284	61	122

Foreign	2'485	2'988	1'531	1'786	3'300	150	155	30	46

Non-performing loans	6'355	7'960	8'178	10'220	12'963	326	439	91	168

Switzerland	1'986	2'261	3'191	4'218	3'795	157	218	0	0

Foreign	339	547	424	518	282	11	52	0	9

Non-interest earnings loans	2'325	2'808	3'615	4'736	4'077	168	270	0	9

Total non-performing and non-interest earnings loans	8'680	10'768	11'793	14'956	17'040	494	709	91	177

1) 31.12.00 and 31.12.01 restated.

Restructured loans

						Interest income		Interest income

						which would have		which was

						been recognized		recognized

in CHF m	31.12.02	31.12.01	31.12.00	31.12.99	31.12.98	2002	2001	2002	2001

Switzerland	52	114	157	380	782	4	9	3	7

Foreign	229	0	111	39	74	18	0	13	0

Total restructured loans	281	114	268	419	856	22	9	16	7

Potential problem loans 1)

in CHF m	31.12.02	31.12.01	31.12.00	31.12.99	31.12.98

Switzerland	1'796	2'169	2'616	3'038	5'146

Foreign	1'612	2'514	3'766	555	1'265

Total potential problem loans	3'408	4'683	6'382	3'593	6'411

1) 31.12.00 and 31.12.01 restated.

The following table shows the movements of loan valuation allowance on due from banks, due from customers and mortgages for the years ended December 31:

in CHF m	2002	2001	2000	1999	1998

At beginning of financial year	9'264	10'786	12'489	13'307	11'712

Switzerland	1'244	952	853	921	1'274

Foreign	1'982	1'487	1'106	1'097	2'177

Additions	3'226	2'439	1'959	2'018	3'451

Switzerland	(379)	(438)	(527)	(403)	(585)

Foreign	(231)	(388)	(459)	(600)	(129)

Releases	(610)	(826)	(986)	(1'003)	(714)

Net additions to loan valuation allowance	2'616	1'613	973	1'015	2'737

Switzerland	(3'775)	(2'861)	(2'551)	(1'915)	(1'314)

Foreign	(93)	(990)	(1'034)	(945)	(310)

Gross write-offs	(3'868)	(3'851)	(3'585)	(2'860)	(1'624)

Recoveries	65	46	76	39	10

Net write-offs	(3'803)	(3'805)	(3'509)	(2'821)	(1'614)

Allowances acquired/(sold)	0	(3)	352	0	0

Provisions for interest	187	400	248	489	457

Foreign currency impact and other adjustments, net	(561)	273	233	499	15

At end of financial year	7'703	9'264	10'786	12'489	13'307

Average loan balance (Total due from banks, customers and mortgages)	452'250	467'001	414'835	354'760	357'588

Ratio of net write-offs to average loans	0.84%	0.81%	0.85%	0.80%	0.45%

The following table summarizes gross write-offs of loans by industry for the years ended December 31:

in CHF m	2002	2001	2000	1999	1998

Due from banks	6	42	194	551	9

Commercial:

Financial services	114	482	683	166	123

Real estate companies	712	734	893	739	23

Other services including technology companies	310	523	618	272	203

Manufacturing	645	349	238	371	168

Wholesale and retail trade	335	263	191	169	125

Construction	175	316	198	112	456

Transportation and communication	595	393	24	23	106

Health and social services	15	80	2	22	0

Hotels and restaurants	81	120	91	52	1

Agriculture and mining	201	32	96	40	7

Non-profit and international organizations	2	8	6	27	1

Commercial	3'185	3'300	3'040	1'993	1'213

Consumers	666	509	348	306	376

Public authorities	0	0	0	4	19

Lease financings	11	0	3	6	7

Total gross write-offs	3'868	3'851	3'585	2'860	1'624

The following table shows the components of valuation adjustments, provisions and losses from the banking business for the years ended December 31:

in CHF m		2002	2001	2000	1999	1998

Loan valuation allowance	1)	2'616	1'613	973	1'015	2'737

Balance sheet risks	2)	269	25	(83)	38	344

Off-balance sheet risks	3)	202	80	(11)	7	48

Other provisions		1'311	828	304	435	(2)

Losses on financial investments		32	46	82	45	48

Total valuation adjustments, provisions and losses from the banking business		4'430	2'592	1'265	1'540	3'175

1) Net additions to loan valuation allowance on due from banks, due from customers and mortgages.

2) Including valuation allowances for money market papers and debt instruments from the banking business.

3) Includes provisions for contingent liabilities and irrevocable commitments.

The following table shows the analysis of the loan valuation allowance by region and sector on due from banks, due from customers and mortgages as of:

		31.12.02		31.12.01		31.12.00		31.12.99		31.12.98

			% of loans on		% of loans on		% of loans on		% of loans on		% of loans on

			each category		each category		each category		each category		each category

		in CHF m	to total loans	in CHF m	to total loans	in CHF m	to total loans	in CHF m	to total loans	in CHF m	to total loans

Private sector	1)	4'275	44.1%	5'634	43.1%	7'682	43.3%	9'548	49.4%	10'604	45.8%

Public authorities		18	0.7%	19	1.0%	18	0.9%	14	1.0%	6	1.0%

Lease financings		41	1.2%	47	1.1%	46	0.9%	50	1.0%	25	0.6%

Switzerland		4'334	46.0%	5'700	45.2%	7'746	45.1%	9'612	51.4%	10'635	47.4%

Private sector	1)	3'355	52.6%	3'556	53.8%	2'925	53.8%	2'728	47.8%	2'601	51.8%

Public authorities		14	1.3%	8	0.9%	115	1.0%	149	0.7%	71	0.7%

Lease financings		0	0.1%	0	0.1%	0	0.1%	0	0.1%	0	0.1%

Foreign		3'369	54.0%	3'564	54.8%	3'040	54.9%	2'877	48.6%	2'672	52.6%

Total loan valuation allowance		7'703	100.0%	9'264	100.0%	10'786	100.0%	12'489	100.0%	13'307	100.0%

1) Private sector is the sum of due from banks, commercial and consumer.

The following table shows the analysis of the loan valuation allowance by economic sector on due from banks, due from customers and mortgages as of:

	31.12.02		31.12.01		31.12.00		31.12.99		31.12.98

		% of loans on		% of loans on		% of loans on		% of loans on		% of loans on

		each category		each category		each category		each category		each category

	in CHF m	to total loans	in CHF m	to total loans	in CHF m	to total loans	in CHF m	to total loans	in CHF m	to total loans

Due from banks	88	15.6%	36	15.5%	93	15.3%	330	18.5%	507	29.0%

Commercial	6'570	44.5%	8'119	48.1%	9'081	47.6%	10'371	49.3%	10'320	45.3%

Consumers	972	36.6%	1'035	33.3%	1'433	34.2%	1'575	29.4%	2'378	23.3%

Public authorities	32	2.0%	27	1.9%	133	1.9%	163	1.7%	77	1.7%

Lease financings	41	1.3%	47	1.2%	46	1.0%	50	1.1%	25	0.7%

Total loan valuation allowance	7'703	100.0%	9'264	100.0%	10'786	100.0%	12'489	100.0%	13'307	100.0%

The following table shows an analysis of the loan valuation allowance on due from banks, due from customers and mortgages as of:

	31.12.02		31.12.01		31.12.00		31.12.99		31.12.98

		% of related		% of related		% of related		% of related		% of related

	in CHF m	asset	in CHF m	asset	in CHF m	asset	in CHF m	asset	in CHF m	asset

On principal	88	0.2%	36	0.1%	91	0.2%	312	0.9%	505	0.8%

On interest	0	-	0	-	2	0.0%	18	0.1%	2	0.0%

Allowance - due from banks	88	0.2%	36	0.1%	93	0.2%	330	1.0%	507	0.8%

On principal	6'530	3.1%	7'517	3.4%	8'650	4.0%	9'751	6.0%	10'137	6.6%

On interest	1'085	0.5%	1'711	0.8%	2'043	0.9%	2'408	1.5%	2'663	1.7%

Allowance - due from customers and mortgages	7'615	3.6%	9'228	4.2%	10'693	4.9%	12'159	7.5%	12'800	8.3%

On principal	6'618	2.6%	7'553	2.9%	8'741	3.4%	10'063	5.1%	10'642	4.9%

On interest	1'085	0.4%	1'711	0.7%	2'045	0.8%	2'426	1.2%	2'665	1.2%

Total loan valuation allowance	7'703	3.0%	9'264	3.6%	10'786	4.2%	12'489	6.3%	13'307	6.1%

Cross-border outstandings

				Commercial		Net local

				(includes		country

	Due from	Public		lease		assets over	Commit-

in CHF m	banks	authorities	Consumers	financings)	Subtotal	liabilities	ments	Total

December 31, 2002

United States	3'616	1'598	655	13'098	18'967	52'776	86'755	158'498

Germany	41'066	9'829	707	10'108	61'710	0	4'259	65'969

United Kingdom	11'961	332	788	11'673	24'754	0	9'297	34'051

Italy	12'520	3'283	132	2'805	18'740	0	572	19'312

France	4'762	1'072	268	4'554	10'656	871	5'256	16'783

Cayman Islands	386	27	246	9'802	10'461	0	2'308	12'769

The Netherlands	4'468	384	1'344	2'887	9'083	18	1'058	10'159

Spain	3'398	3'109	50	1'516	8'073	0	280	8'353

Luxembourg	1'698	46	989	3'693	6'426	403	989	7'818

Japan	2'921	701	95	2'804	6'521	0	348	6'869

December 31, 2001

United States	7'225	1'863	169	11'601	20'858	21'233	141'222	183'323

Germany	38'244	12'974	948	7'949	60'115	0	935	61'050

United Kingdom	8'813	1'024	415	13'555	23'807	0	10'638	34'445

Italy	18'088	5'111	421	2'623	26'243	0	160	26'403

France	9'119	928	207	5'428	15'682	100	2'318	18'100

The Netherlands	4'221	847	491	4'632	10'191	0	821	11'012

Spain	1'905	4'719	535	1'259	8'418	0	39	8'457

Belgium	5'727	1'495	71	470	7'763	0	62	7'825

Japan	2'100	534	322	3'882	6'838	0	330	7'168

Canada	793	1'677	167	1'337	3'974	79	3'100	7'153

December 31, 2000

United States	9'778	1'606	124	18'566	30'074	55'029	117'417	202'520

Germany	36'438	4'296	331	4'570	45'635	1'251	1'055	47'941

United Kingdom	11'186	430	137	13'752	25'505	0	11'722	37'227

The Netherlands	12'053	33	9	3'591	15'686	386	1'450	17'522

Italy	8'201	3'849	183	4'177	16'410	0	72	16'482

France	7'558	1'830	109	3'448	12'945	672	2'215	15'832

Brazil	2'931	1'501	9	1'896	6'337	231	124	6'692

Japan	1'746	4'548	19	2'599	8'912	0	335	9'247

Canada	639	1'676	29	1'771	4'115	1'402	2'223	7'740

Insurance Risk

Introduction
Protecting Insurance and Life & Pensions from unplanned risk accumulations, such as natural catastrophe exposure, is a core risk management activity performed within the insurance business. To understand the risk universe of an insurance company, the flow of business and the accompanying flow of risks are analyzed. Premiums earned by selling insurance policies are invested to cover claims occurring at a future date, sometimes many years later. Therefore, Insurance and Life & Pensions strive to:

  manage and limit unplanned insurance risk, e.g., by using reinsurance contracts;
  manage the financial market risks associated with the assets and liabilities (reserves); and
  manage and control the risks associated with their respective assets and reinsurance contracts.
Asset accumulation by insurance companies results predominantly from premiums being paid earlier than claims are settled. The resulting time differences, which may exceed 50 years, have implications for risk management. First, funds have to be invested in assets in such a way that they generate cash flows in line with the anticipated cash outflows embedded in the liability structure. Second, product specific characteristics, such as maturity, profit participating bonuses and inflation dependent insurance claims, have to be treated appropriately.

Risk structure in the insurance business
The two Winterthur segments follow stringent guidelines for assuming insurance risk, the selection of risks and the sums insured. The insurance businesses face several risk types stemming from their underwriting activities.

Non-life
In non-life business, insurance risk relates to claims which may be more frequent or larger than forecast, and/or which may have to be paid earlier than expected. Premium levels are developed considering the expected frequency and amounts of claims resulting from insured risks. Because better diversified insurance portfolios tend to imply smaller differences between expected and actual claims, Insurance holds a diversified insurance portfolio in terms of both geographic and industry structure.

A well-diversified insurance portfolio with many business lines spread over many policyholders might, nevertheless, be vulnerable to natural hazards. In such circumstances, the portfolios, although well diversified, can be exposed to a large accumulation of risk. If adequate reinsurance protection were not in place, substantial losses could be triggered by a single natural catastrophe. Insurance therefore uses reinsurance to limit the loss triggered by a single event to a worst-case amount of CHF 50 million per event.

Life
In life insurance the basic insurance risk characteristics are similar to those in the non-life business. The insurance risk in the life business includes deviations from expected mortality, disability and longevity and expected surrender rates. The life insurance risk management consists of product profit testing and monitoring, product portfolio diversification and reinsurance.

Reinsurance
The two Winterthur segments require specific levels of reinsurance to protect their businesses and capital. The reinsurance protection is at all levels of the organization, the local businesses, the market units and the segment units, based on a global reinsurance program to protect the Winterthur segments against catastrophe events and limit the potential for losses arising from large risks. This reinsurance includes a set of internal and external reinsurance contracts to absorb all risks that exceed a prudent risk retention level. Reinsurance protection follows the Winterthur organizational structure based on the principle that each organizational entity runs insurance risk in accordance with its portfolio and its capital base.

Business risk
Business risk is the risk that the businesses are not able to cover their ongoing expenses with ongoing income. Business risk is the potential inability to cover the expense base subsequent to a loss event like major market contractions. Business risk is defined as the difference between the estimated revenues and the estimated expenses in a crisis – excluding all the revenue and expense elements captured by the other risk categories.

The ability to cover the expense base after an adverse event is critically important in order to allow for an orderly continuation of the Group's activities – possibly on a reduced level – and needs to be considered when assessing the Group's capital needs.

Business risk is primarily driven by the price and activity levels on financial markets. The price level on financial markets is particularly relevant for the fee and commission income derived from the management of clients' investment portfolios. The activity level on financial markets is the key driver for brokerage commissions, underwriting commissions and advisory fees. The relative relevance of business risk varies across the business segments, depending on the cost/income ratio, the crisis-resilience of the revenue stream and the ability to reduce expenses in a crisis.

Liquidity and funding risk
Liquidity and funding risk is the risk that we will not be able to fund assets or meet obligations at a reasonable or, in case of extreme market disruptions, at any price. This risk is managed at the business unit level – in line with our general governance principles – which allows us to specifically tailor the approach to the individual cash flow structure within the business units. At Group level, we monitor the identification and measurement of this risk and work in partnership with all business units to foster sound liquidity management practices worldwide.

Credit Suisse Group manages its funding requirements based on business needs, regulatory requirements, rating agency criteria, tax, capital, liquidity and other considerations. Although Credit Suisse Group operates through separate business units, liquidity needs must be satisfied on a Credit Suisse Group consolidated basis and, in the case of banking units, on both a consolidated and legal entity basis. Winterthur legal entities must satisfy liquidity requirements under insurance laws. Accordingly, Credit Suisse Group - as obligor or guarantor for a range of finance subsidiaries in various jurisdictions - Credit Suisse First Boston, Credit Suisse and Winterthur, at the legal entity level, have independent sources of funding. The primary responsibility for measuring and managing funding requirements lies with these legal entities and the respective business units.

Structures and processes are in place at the legal entity and business unit levels to manage the relevant liquidity risks and to ensure appropriate liquidity profiles under various stress scenarios. Liquidity management at the business unit level is reinforced by coordination at the Group level. Practices regarding market access, such as diversification of liabilities and investor relations, are reviewed at the Group level. In addition, the Group sets the framework for contingency planning, including procedures to ensure that information flow remains timely and uninterrupted and division of responsibility remains clear.

Operational risk
Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. We use five major operational risk categories, which are distinguished for systematic approach reasons: organizational, policy/process, technology, human and external. Our policy and emphasis have not changed from previous years. Our primary aim is the early identification, prevention and mitigation of operational risks, as well as timely and meaningful management reporting. Periodic, Group-wide meetings take place to promote a common understanding of priorities and to foster a dialogue between the Corporate Center and the segments. Knowledge and experience is shared throughout the Group with the goal of maintaining a coordinated approach. All segments take responsibility for their own operational risks. We have initiated the development of specific operational risk management tools beginning with the definition of risk indicators at all segments to serve as early warning signals. In addition we started to collate loss data and are initiating risk self-assessments in different divisions. The state of operations and their inherent risks are regularly reviewed based on extensive audits and follow-up reviews. Audit data have become an important risk indicator and the analysis of this data serves as an early-warning signal for potential trouble spots.

How we measure market risk

Introduction
Each of our segments uses market risk measurement and management methodologies designed to meet industry standards. These include both general tools capable of calculating exposures comparable across the Group's many activities as well as focused tools that can specifically model unique characteristics of certain units' functions. The tools are used for internal market risk management, internal market risk reporting and disclosure purposes. The two principal measurement methodologies, VaR and scenario analysis, are used to manage risk relative to typical market shifts. These methodologies are described in the following paragraphs.

Value-at-Risk
VaR measures the potential loss in terms of fair value changes over a given time interval under normal market conditions at a given confidence level. VaR as a concept is applicable for all financial risk types with valid regular price histories. Positions are aggregated by risk type rather than by product. For example, interest rate risk includes risk arising from money market and swap transactions, bonds, and interest rate, foreign exchange, equity and commodity options. The use of VaR allows the comparison of risk in different businesses, such as fixed income and equities, and also provides a means of aggregating and netting a variety of positions within a portfolio to reflect actual correlations and offsets between different assets.

The history of financial market rates and prices serves as a basis for the statistical VaR model underlying the potential loss estimation. All of the Group's segments that model their trading portfolios with VaR use a 10-day holding period and a confidence level of 99% calculated using, in general, a rolling two-year history of market data. These assumptions are in agreement with the "Amendment to the Capital Accord to Incorporate Market Risks" published by the Basle Committee on Banking Supervision in 1996 and other related international standards for market risk management.

The CSFB VaR model was originally approved by the Swiss Federal Banking Commission (FBC) for use in the calculation of CSFB trading book market risk capital in 1998. This approval followed extensive reviews in 1997 by CSFB and by the Group's external auditors of the previous variance covariance model and the related processes and controls. With the introduction of the historical simulation model the FBC and the Group's external auditors re-examined and re-approved the VaR model and related processes and controls for this purpose during the first half of 2000. CSFB continues to receive regulatory approval for ongoing enhancements to the methodology.

Assumptions

The Group's segments with trading portfolios use a historical simulation model for the majority of risk types and businesses. Where insufficient data is available for such an approach, an extreme move methodology is used. The model is based on the profit and loss distribution resulting from the historical changes of market rates applied to evaluate the portfolio using, in general, a rolling two year history. The documented fat tail effect of financial time series, which means that large moves are more frequent than expected under a normal distribution assumption, is therefore taken into account. This methodology also avoids any assumptions on correlation between risk factors.

Limitations
VaR as a risk measure quantifies the potential loss on a portfolio under normal market conditions only. It is not intended to cover losses associated with unusually severe market movements (these are covered by scenario analysis). VaR also assumes that past data can be used to predict future events.

Scenario analysis
Scenario analysis examines the potential effects of changes in market conditions due to the occurrence of exceptional but plausible events on our financial position. The results of the analysis are used to manage exposures on a Group-wide basis, as well as at the portfolio level. Scenario analysis involves the revaluation of major portfolios to arrive at a measure of the loss we may suffer under a particular scenario. Scenarios are applied to all major markets in which we participate. Reports based on a range of scenarios are produced at least monthly for review by senior management and traders. Global scenarios aim to capture the risk of severe disruption to all major markets and are related to historic events such as those involving the bond markets in 1994, the credit markets in 1998, the equity markets in 1987 and the US real estate market in 1990. Business level scenarios aim to capture portfolio specific risks by employing scenarios based on non-parallel yield curve shifts, changes in correlation and other pricing assumptions.

Assumptions
The market data is changed according to a predefined set of scenarios that are designed to:

  Consider extreme events to provide realistic "worst case" information;
  Reflect economic reality;
  Be relevant to the portfolio being modeled;
  Be responsive to changing market conditions; and
  Meet regulatory requirements.

Limitations
Scenario analysis provides an approximation of the impact on profits and losses if specific events in the financial markets occur. Seldom do past events repeat themselves in the exact same way. Therefore, it is necessary to use business experience to choose a set of meaningful scenarios and appropriately to assess the scenario results.

FINANCIAL INFORMATION

FINANCIAL INFORMATION

Page

Consolidated financial statements

Consolidated income statement

Consolidated balance sheet

Consolidated statement of cash flows

Consolidated off-balance sheet and fiduciary business

Notes to the consolidated financial statements

1	Summary of significant accounting policies

2	Changes to accounting policies

3	Acquisitions and divestitures

4	Segment reporting

4.1	Segment reporting by operating segments

4.2	Segment reporting by geographic segments

5	Subsequent events

Income statement

6	Income statement of the banking and insurance business

7	Income statement by origin

8	Net interest income

9	Net trading income

10	Depreciation and amortization

11	Valuation adjustments, provisions and losses from the banking business

12	Extraordinary income

13	Extraordinary expenses

14	Taxes

15	Income statement of the insurance business

16	Insurance premiums, claims and related reinsurance

17	Net investment income from the insurance business

Balance sheet: Assets

18	Money market papers

19	Loans

19.1	Due from banks

19.2	Due from customers and mortgages

19.3	Collateral of due from customers and mortgages

19.4	Loan valuation allowance

19.5	Impaired loans

20	Securities and precious metals trading portfolios

21	Own shares included in securities trading portfolios

22	Financial investments from the banking business

23	Investments from the insurance business

24	Own shares included in financial investments from the banking and insurance business

25	Non-consolidated participations

26	Tangible fixed assets

27	Operating leases

28	Intangible assets

29	Other assets

30	Assets pledged or assigned and assets subject to ownership reservation

Balance sheet: Liabilities and shareholders' equity

31	Medium-term notes and bonds

32	Other liabilities

33	Valuation allowances and provisions

34	Technical provisions for the insurance business

35	Statement of shareholders' equity

Other information

36	Liabilities due to own pension funds

37	Related parties

38	Maturity structure of current assets and borrowed funds

39	Securities lending and borrowing and repurchase agreements

40	Balance sheet by origin

41	Balance sheet by currencies

42	Share-based compensation

43	Compensation

44	Capital adequacy

45	Foreign currency translation rates

46	Principal participations

47	Bonds issued

Report of the Group auditors

Parent company financial statements

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated income statement

in CHF m		Notes	2002	2001	2000

Interest and discount income		8	17'630	28'687	30'181

Interest and dividend income from trading portfolios		8	9'957	13'078	8'021

Interest and dividend income from financial investments		8	733	514	706

Interest expenses		8	(20'284)	(35'528)	(33'595)

Net interest income		6, 7	8'036	6'751	5'313

Commission income from lending activities			872	780	717

Commission income from securities and investment transactions			13'658	16'879	16'039

Commission income from other services			1'649	1'421	669

Commission expenses			(845)	(965)	(829)

Net commission and service fee income		6, 7	15'334	18'115	16'596

Net trading income		6, 7, 9	2'254	8'913	8'791

Premiums earned, net		15	34'811	32'195	28'690

Claims incurred and actuarial provisions		16	(28'791)	(29'731)	(28'900)

Commission expenses, net			(2'276)	(2'040)	(2'113)

Investment income from the insurance business			(432)	5'876	8'489

Net income from the insurance business		6, 7	3'312	6'300	6'166

Income from the sale of financial investments			1'385	1'146	1'023

Income from investments in associates			65	166	199

Income from other non-consolidated participations			27	24	18

Real estate income			194	171	140

Sundry ordinary income			816	1'091	1'243

Sundry ordinary expenses			(3'385)	(3'523)	(2'258)

Other ordinary income/(expenses), net		6, 7	(898)	(925)	365

Operating income			28'038	39'154	37'231

Personnel expenses		6, 7	16'910	21'890	18'503

Other operating expenses		6, 7	6'619	8'394	6'645

Operating expenses			23'529	30'284	25'148

Gross operating profit			4'509	8'870	12'083

Depreciation of non-current assets	1)	10	2'173	2'186	1'353

Amortization of acquired intangible assets		10	693	793	157

Amortization of goodwill		10	806	770	246

Valuation adjustments, provisions and losses from the banking business		11	4'430	2'592	1'265

Depreciation, valuation adjustments and losses		6, 7	8'102	6'341	3'021

Profit/(loss) before extraordinary items, cumulative effect of change in accounting principle, taxes and minority interests			(3'593)	2'529	9'062

Extraordinary income		6, 7, 12	746	52	105

Extraordinary expenses		6, 7, 13	(403)	(281)	(1'796)

Cumulative effect of change in accounting principle		2	520	–	–

Taxes		6, 7, 14	(596)	(486)	(1'349)

Net profit/(loss) before minority interests			(3'326)	1'814	6'022

Minority interests		6, 7	17	(227)	(237)

Net profit/(loss)			(3'309)	1'587	5'785

Certain reclassifications have been made to conform to the current presentation.

1) Includes amortization of Present Value of Future Profits (PVFP) from the insurance business.

The accompanying notes are an integral part of these financial statements.

Consolidated balance sheet

in CHF m	Notes	31.12.02	31.12.01

Assets

Cash and other liquid assets	38	2'551	3'092

Money market papers	18, 38	25'125	32'027

Due from banks	19, 38	195'778	203'785

Receivables from the insurance business	38	12'290	11'823

Due from customers	19, 38	182'143	186'151

Mortgages	19, 38	94'896	92'655

Securities and precious metals trading portfolios	20, 21, 38	173'133	208'374

Financial investments from the banking business	22, 24, 38	33'394	37'306

Investments from the insurance business	23, 24	128'450	131'291

Non-consolidated participations	25	1'792	1'846

Tangible fixed assets	4, 26	8'152	9'422

Intangible assets	28	18'359	22'850

Accrued income and prepaid expenses		13'882	18'095

Other assets	29	65'711	63'796

Total assets	4, 40, 41	955'656	1'022'513

Subordinated assets		2'678	1'578

Receivables from non-consolidated participations		728	276

Liabilities and shareholders' equity

Money market papers issued	38	22'178	19'252

Due to banks	38	287'884	335'932

Payables from the insurance business	38	10'218	11'864

Due to customers in savings and investment deposits	38	39'739	38'547

Due to customers, other	38	258'244	261'752

Medium-term notes (cash bonds)	31, 38	2'599	3'019

Bonds and mortgage-backed bonds	31, 38	81'839	81'505

Accrued expenses and deferred income		17'463	25'512

Other liabilities	32	56'070	56'493

Valuation adjustments and provisions	33	11'557	11'362

Technical provisions for the insurance business	34	136'471	138'354

Total liabilities		924'262	983'592

Reserve for general banking risks	35	1'739	2'319

Share capital	35	1'190	3'590

Capital reserve	35	20'710	19'446

Revaluation reserves for the insurance business	35	1'504	749

Reserve for own shares	35	1'950	2'469

Retained earnings	35	4'732	5'640

Minority interests	35	2'878	3'121

Net profit/(loss)	35	(3'309)	1'587

Total shareholders' equity		31'394	38'921

Total liabilities and shareholders' equity	40, 41	955'656	1'022'513

Subordinated liabilities		19'704	20'892

Liabilities due to non-consolidated participations		1'164	1'098

The accompanying notes are an integral part of these financial statements.

Consolidated statement of cash flows

in CHF m	2002	2001	2000

Cash flows from operating activities

Net profit/(loss)	(3'309)	1'587	5'785

Adjustments to reconcile net profit/(loss) to net cash from operating activities:

Depreciation and amortization	3'672	3'749	1'756

Provision for losses	2'799	2'014	1'218

Provision for deferred taxes	30	993	(279)

Other provisions	270	(398)	632

Change in reserve for general banking risks	(580)	0	182

Change in technical provisions for the insurance business	3'916	7'543	6'359

(Gain)/loss from investing activities, net	3'974	(880)	(4'302)

Equity in earnings of non-consolidated participations	(138)	(25)	(196)

(Gain)/loss from disposal of subsidiaries and non-consolidated participations, net	177	(2)	(2)

Change in minority interests	65	981	1'372

Receivables from the insurance business	(823)	(3'906)	(2'427)

Payables from the insurance business	446	2'902	1'305

Securities and precious metals trading positions	54'264	33'045	(52'462)

Deferred policy acquisition costs	(1'028)	(1'156)	(150)

(Increase)/decrease in accrued income and other assets	(9'438)	(8'196)	(1'193)

Increase/(decrease) in accrued expenses and other liabilities	3'451	(4'758)	(3'803)

Amortization of premiums/accretion of discounts, net	(255)	(77)	(592)

Total adjustments	60'802	31'829	(52'582)

Net cash provided by/(used in) operating activities	57'493	33'416	(46'797)

Cash flows from investing activities

(Increase)/decrease in money market papers	2'532	(1'579)	994

(Increase)/decrease in due from banks	(30'198)	7'435	(74'286)

(Increase)/decrease in due from customers/mortgages	(76'291)	(56'780)	(58'674)

Investments in subsidiaries and participations	(963)	(1'546)	(14'841)

Disposal of subsidiaries and participations	526	1'548	379

Purchase of investments	(133'808)	(113'431)	(62'303)

Maturities of investments	6'990	10'099	7'812

Disposal of investments	122'387	86'573	47'328

Capital expenditures on tangible and intangible assets	(1'676)	(2'631)	(2'383)

Disposal of tangible and intangible assets	242	790	178

Other, net	(23)	0	0

Net cash provided by/(used in) investing activities	(110'282)	(69'522)	(155'796)

Certain reclassifications have been made to conform to the current presentation.

The accompanying notes are an integral part of these financial statements.

Consolidated statement of cash flows (continued)

in CHF m	2002	2001	2000

Cash flows from financing activities

Increase/(decrease) in money market papers issued	7'096	(4'123)	(2'120)

Increase/(decrease) in due to banks	2'906	(27'529)	167'162

Increase/(decrease) in due to customers	29'218	43'110	25'918

Issuance of medium-term notes and bonds	41'848	43'441	14'015

Repayments of medium-term notes and bonds	(26'803)	(16'714)	(10'197)

Deposits to policyowner account balances	2'857	2'790	1'966

Withdrawals from policyowner account balances	(3'056)	(1'739)	(1'169)

Increase/(decrease) from issuance/retirement of common shares	726	(394)	8'716

Dividends paid (including minority interests)	(2'548)	(2'568)	(1'986)

Other, net	96	(18)	86

Net cash provided by/(used in) financing activities	52'340	36'256	202'391

Effect of exchange rate changes on cash and other liquid assets	(92)	14	(11)

Net increase/(decrease) in cash and other liquid assets	(541)	164	(213)

Cash and other liquid assets at beginning of financial year	3'092	2'928	3'141

Cash and other liquid assets at end of the period	2'551	3'092	2'928

Supplemental disclosures of cash flow information

Cash paid during the year for income taxes	1'409	1'603	1'542

Cash paid during the year for interest	20'922	35'767	33'203

Non-cash investing and financing activities

Transfer of loans to real estate held for sale	191	118	171

Assets acquired and liabilities assumed in business acquisitions

Fair value of assets acquired	767	9'109	100'688

Liabilities assumed	(204)	(7'861)	(86'223)

Cash paid related to business acquisitions	563	1'248	14'465

Assets and liabilities sold in business divestitures

Fair value of assets sold	(1'310)	(10'476)	(41)

Liabilities sold	1'137	9'248	0

Cash received related to business divestitures	(173)	(1'228)	(41)

Certain reclassifications have been made to conform to the current presentation.

The accompanying notes are an integral part of these financial statements.

Consolidated off-balance sheet and fiduciary business

	Maturity	Maturity	Maturity	Maturity	Total	Total

	less than	between	between	greater	gross	gross		Book		Book

	1 year	1 to 3 years	3 to 5 years	than 5 years	amount	amount		value	1)	value	1)

in CHF m	31.12.02	31.12.02	31.12.02	31.12.02	31.12.02	31.12.01		31.12.02		31.12.01

Credit guarantees in form of bills of exchange and other guarantees	25'202	2'697	623	1'573	30'095	31'530		27'745	2)	29'789

Bid bonds, delivery and performance bonds, letters of indemnity and other performance-related guarantees	3'938	790	148	288	5'164	5'456		4'680		5'056

Irrevocable commitments in respect of documentary credits	3'504	13	4	7	3'528	4'381		3'242		3'257

Other contingent liabilities	2'998	219	75	145	3'437	5'484		3'437		5'484

Total contingent liabilities	35'642	3'719	850	2'013	42'224	46'851		39'104		43'586

Irrevocable commitments	54'111	16'005	13'443	6'489	90'048	130'498	3)	90'048		130'498	3)

Liabilities for calls on shares and other equity instruments	23	0	0	20	43	160	3)	43		160	3)

Confirmed credits	32	0	0	0	32	76		32		76

Total off-balance sheet	89'808	19'724	14'293	8'522	132'347	177'585		129'227		174'320

Fiduciary transactions								37'703		41'448

At 31.12.02 the Group has recorded liabilities of CHF 208.4 m for off-balance sheet risks. At 31.12.02 market value guarantees reported as derivatives totaled CHF 170.4 bn (nominal value). The associated replacement value reported on-balance sheet totaled CHF 10.3 bn.

1) Book value for off-balance sheet positions represents the amount at risk, meaning gross amount less any subparticipations.

2) Including credit guarantees of securities lent as arranger of CHF 20.7 bn as of 31.12.02 and CHF 21.1 bn as of 31.12.01.

3) 31.12.01 restated.

Off-balance sheet collateral

The following table sets forth the approximate liquidation values of any collateral related to the above off-balance sheet commitments.

					Mortgage	Other		Without		Total

in CHF m					collateral	collateral		collateral		31.12.02

Credit guarantees in form of bills of exchange and other guarantees					208	23'702		3'835		27'745

Bid bonds, delivery and performance bonds, letters of indemnity and other performance-related guarantees					154	2'105		2'421		4'680

Irrevocable commitments in respect of documentary credits					6	656		2'580		3'242

Other contingent liabilities					88	1'144		2'205		3'437

Contingent liabilities					456	27'607		11'041		39'104

Irrevocable commitments					60	36'207		53'781		90'048

Liabilities for calls on shares and other equity instruments					0	0		43		43

Confirmed credits					0	1		31		32

Total off-balance sheet					516	63'815		64'896		129'227

As of 31.12.01					1'069	99'961		73'290		174'320

Other information

in CHF m								31.12.02		31.12.01

Outstanding commitments

to fund loans at fixed rates								9'496		7'677

to fund loans at variable rates								62'383		104'976

to sell loans								0		0

Unused lines of credit granted to customers								14'073		12'598

Exposure with respect to the debts of other guaranteed								17'391		21'122

The accompanying notes are an integral part of these financial statements.

Description of financial instruments with off-balance sheet risk

The Group is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates, and to conduct lending activities. These financial instruments include commitments to extend credit, credit and performance-related guarantees, irrevocable commitments in respect of documentary credits, interest rate caps and floors written, interest rate swaps, and forward and futures contracts. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Guarantees represent irrevocable assurances, subject to satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligations to third parties. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount reflected in the consolidated balance sheet. The Group also executes derivative contracts such as written put options and credit default swaps on financial or non-financial assets which are considered market value guarantees when the counterparty owns the asset.

In connection with the sale of certain assets or businesses, the Group provides the acquirer with customary indemnification provisions (based on changes in an underlying asset or liability of the indemnified party). These indemnification provisions vary by counterparty in scope and duration and are dependent upon the type of assets or businesses sold. These indemnification provisions generally shift the potential risk of certain unquantifiable and unknowable loss contingencies (e.g., relating to litigation, tax and intellectual property matters) from the acquirer to the seller, as known or quantifiable loss contingencies generally are reflected in the value of the assets or businesses being sold. The Group is unable to estimate the maximum amount that it could be obligated to pay under these indemnification provisions. To date, the Group’s actual payments arising from these indemnification provisions have been in connection with litigation matters and not been material.

As a normal part of the Group’s securities underwriting business, the Group typically agrees to reimburse the security issuer in cases that changes in applicable tax laws cause additional tax withholding charges or assessments to be levied. Securities that include these agreements generally also include a related redemption or call provision for such changes in law where the issuer is unable to take reasonable steps to avoid the payment of additional amounts. Since such potential obligations are dependent on future changes in tax laws, any related liabilities that the Group may incur cannot be reasonably estimated at this time. However, considering the presence of the call provisions typically included in securities issuance agreements, the Group does not consider that any such potential liabilities would be material.

For certain private equity funds sponsored by the Group, the Group provides guarantees to third party investors regarding potential obligations of the Group’s employees to return carried interest disbursements. The potential liability under such agreements is dependent on the amounts disbursed to employees as carried interest as a result of the sale of investments, and cannot be reasonably estimated. However, the Group considers its exposure with respect to such guarantees to be immaterial. To limit this exposure, the Group withholds between 20% and 50% of all distributions to employees to cover the repayment obligations.

The Group issues liquidity facilities and asset purchase agreements to commercial paper conduits. Based on the nature of these transactions, they are reported as either credit guarantees or irrevocable credit facilities.

Risks involved and management of off-balance sheet risks

Exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, letters of credit and financial guarantees is represented by the notional amount of those instruments. The Group uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet items.

In the event the Group is required to perform under a third-party guarantee, the Group is generally entitled to recourse against the party on whose behalf the Group has issued the guarantee.

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments is expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Group evaluates each customer’s creditworthiness on a case-by-case basis.

A provision for contingent liabilities is maintained for the banking operations, which is considered adequate to absorb losses arising from the existing balance of contingent liabilities. The provision for such losses is in accordance with the overall supervisory direction of the Swiss banking laws. Each subsidiary sets up provisions for contingent obligations and claims, using Group guidelines. The provisions are reviewed on a quarterly basis by senior management.

Derivative instruments

			Positive	Negative		Positive	Negative

		Nominal	replacement	replacement	Nominal	replacement	replacement

		value	value	value	value	value	value

in CHF bn		31.12.02	31.12.02	31.12.02	31.12.01	31.12.01	31.12.01

Forwards	1)	517.5	0.8	0.8	318.0	2.5	2.5

Swaps		7'021.5	163.9	157.6	5'469.0	80.1	79.8

Options bought and sold (OTC)		1'840.9	20.6	22.5	1'647.7	14.1	16.2

Futures		467.5	–	–	581.1	0.1	0.1

Options bought and sold (traded)		799.8	0.1	0.1	1'105.0	0.2	0.1

Interest rate products		10'647.2	185.4	181.0	9'120.8	97.0	98.7

Forwards	2)	626.2	13.5	13.0	1'125.3	19.1	16.6

Swaps	3)	411.5	17.1	19.0	389.2	14.6	17.9

Options bought and sold (OTC)		336.7	4.2	4.1	419.9	5.8	5.7

Futures		2.0	–	–	1.3	–	–

Options bought and sold (traded)		0.3	–	–	0.6	0.1	–

Foreign exchange products		1'376.7	34.8	36.1	1'936.3	39.6	40.2

Forwards	2)	15.5	0.6	0.9	19.5	0.6	0.7

Swaps	4)	2.8	0.2	0.1	–	–	–

Options bought and sold (OTC)		1.4	0.1	1.4	10.0	0.7	1.1

Futures		–	–	–	–	–	–

Options bought and sold (traded)		0.1	–	0.1	–	–	–

Precious metals products		19.8	0.9	2.5	29.5	1.3	1.8

Forwards		14.6	–	–	38.3	3.5	1.5

Swaps	4)	24.6	1.9	0.7	–	–	–

Options bought and sold (OTC)		161.3	9.2	11.4	185.5	9.3	11.9

Futures		23.3	0.3	–	39.2	0.6	–

Options bought and sold (traded)		123.7	1.2	0.9	130.9	0.7	0.2

Equity/index-related products		347.5	12.6	13.0	393.9	14.1	13.6

Forwards		1.0	–	0.1	110.3	2.8	3.1

Swaps	4)	174.6	4.2	4.9	–	–	–

Options bought and sold (OTC)		3.2	0.1	–	6.6	0.6	0.2

Futures		0.2	–	–	1.7	–	–

Options bought and sold (traded)		0.4	–	–	2.1	0.1	0.2

Other products		179.4	4.3	5.0	120.7	3.5	3.5

Total derivative instruments		12'570.6	238.0	237.6	11'601.2	155.5	157.8

Netting agreements			(182.2)	(182.2)		(104.3)	(104.3)

Replacement values from the insurance business	5)		(1.0)	(0.2)		(0.2)	(0.3)

Total replacement values according to the balance sheet (other assets/liabilities)			54.8	55.2		51.0	53.2

1) Forward rate agreements have been included under forward positions.

2) Including outstanding spot transactions.

3) Cross-currency interest rate swaps.

4) In previous years swaps have been shown under forward positions.

5) Included in the investments from the insurance business.

The accompanying notes are an integral part of these financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Summary of significant accounting policies

Basis for accounting

The Credit Suisse Group (the Group) consolidated financial statements are prepared in accordance with the accounting rules of the Swiss Federal Law on Banks and Savings Banks and the respective Implementing Ordinance, the Swiss Federal Banking Commission guidelines and Swiss GAAP FER Financial Reporting Standards for the insurance business of the Group, which collectively are the generally accepted accounting principles for banks and insurance companies, respectively, in Switzerland, or Swiss GAAP. The consolidation and valuation policies of the Group are in compliance with the Swiss stock exchange listing regulations. The financial year for the Group ends on December 31. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain reclassifications have been made to prior-period amounts to conform to the current presentation.

Consolidation

The consolidated financial statements include the accounts of the Group and its subsidiaries. The Group consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights of an entity or where it has the ability to exercise control over an entity. The effects of intercompany transactions are eliminated in preparing the consolidated financial statements. Minority interests in shareholders’ equity and net profit are disclosed separately.

The Group accounts for participations in which it holds 20% to 50% of the voting rights and/or has the ability to exercise a significant influence using the equity method of accounting. The Group’s profit or loss share is included in Other ordinary income. Certain majority-owned participations, which operate outside of the Group’s core business are accounted for according to the equity method.

Participations in which the Group holds less than 20% of the voting rights and/or does not have the ability to exercise significant influence are held at cost, less provisions for other than temporary impairment. These items are included in Non-consolidated participations.

Foreign currency translation

For the purpose of consolidation, the assets and liabilities of foreign Group companies are translated into Swiss francs using the year-end exchange rate, and their income statements are translated using the average exchange rate prevailing throughout the year. Translation adjustments arising on consolidation are recorded directly in shareholders’ equity.

In the financial statements of the individual Group companies, assets, liabilities and off-balance sheet items denominated in foreign currencies are translated into the relevant reporting currency using the year-end exchange rate. Income and expense items denominated in foreign currencies are translated into the reporting currency using the exchange rate as of the transaction date. Resulting exchange differences are included in the consolidated income statement, except for differences relating to debt and equity securities held as available-for-sale by the insurance businesses, which are recorded directly in shareholders’ equity.

Offsetting

With the following exceptions, assets and liabilities are in principle not offset. In the banking business, receivables and payables are offset when all of the following conditions are met: receivables and payables arise from similar transactions, with the same counterparty, with the same or earlier maturity of the receivable, in the same currency and which cannot lead to a counterparty risk. Positive and negative replacement values with the same counterparty are offset when bilateral agreements exist that are recognized and legally enforceable. In the insurance business, receivables and payables are offset when the Group has a legal right to offset amounts with the same counterparty and transactions are expected to be settled on a net basis.

Trade date/settlement date accounting

Proprietary and customer securities spot transactions are recorded on a trade date basis. Foreign exchange, money market and precious metals transactions are recorded on settlement (value) date. Prior to the settlement (value) date, foreign exchange and precious metals transactions are reported with their replacement values in Other assets and Other liabilities, respectively.

Cash, due from banks and money market papers

Cash and due from banks are accounted for at nominal value. Money market instruments held for trading are carried at fair value. Money market instruments not held for trading or for sale are recorded net of unamortized premiums/discounts. The necessary provisions for recognizable risks and potential losses are normally deducted from the appropriate asset items in the balance sheet.

Loans (due from customers and mortgages)

Loans are initially recorded at cost, which is generally equal to the principal amount for originated loans. Loans held-to-maturity are recorded net of unamortized premiums/discounts. Loans held-for-sale are valued at lower of cost or market value. Interest income is accrued as earned.

Loans are carried net of any provisions for losses. The allowances for loan losses are intended to cover probable credit losses inherent in the portfolio and those losses specifically identified. During the year the Group adjusted its method of estimating inherent losses related to its lending activities. This adjustment resulted from continued deterioration in the credit markets and was made to better reflect the Group’s estimate of the probable losses in the portfolio. Many factors can affect the Group’s estimates of probable credit losses, including volatility of default probabilities, rating migrations and loss severity. The inherent loss allowance is for all loans not specifically identified as impaired, which on a portfolio basis, are considered to contain probable inherent loss. Inherent losses in the consumer portfolio are determined by applying a historical loss experience, adjusted to reflect current market conditions, to unimpaired homogenous pools based on risk rating and product type. For commercial loans, the Group segregates loans by risk, industry or country rating in order to estimate the inherent losses. Inherent losses on lending-related commitments are estimated based on historical loss and recovery experience and recorded in valuation adjustments, provisions and losses.

The Group continues to provide for specific credit losses on impaired loans based on regular and detailed analysis on each loan in the portfolio considering collateral and counterparty risk. If uncertainty exists as to the repayment of either principal or interest, a specific provision is either established or adjusted accordingly. The Group considers a loan impaired when, based on current information and events, it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement. In the banking business, a loan is classified as non-performing no later than when the contractual payments of principal and/or interest are more than 90 days past due. The Group continues to accrue interest for collection purposes; however, a corresponding provision is set up against interest income. In addition, for any accrued but unpaid interest at the date the loan is placed on non-performing status, a corresponding provision is recorded against the accrual through the income statement. At that time and on a periodic basis going forward, the remaining principal is evaluated for collectibility and a provision is established for the shortfall between the net recoverable amount and the remaining principal balance.

A loan can be further downgraded to non-interest earning when the collection of interest is in such a doubtful state that further accrual of interest is deemed not necessary and is ceased. At that time and on a periodic basis going forward, any unreserved remaining principal balance is evaluated for collectibility and an additional provision is established as required. Write-off of a loan occurs when the Group is certain that there is no possibility to recover the principal.

Interest collected on non-performing loans is accounted for using the cash basis, cost recovery method or a combination of both, as appropriate. Interest collected on non-interest earning loans is accounted for using the cost recovery method only. Generally, an impaired loan may be restored to performing status when all delinquent principal and interest are brought up to date in accordance with the terms of the loan agreement and when certain creditworthiness-performance criteria are met.

Loan origination fee income is deferred but direct loan origination costs are expensed.

Financial leasing

All leased items (capital goods, real estate and vehicles) are valued using the annuity method and are disclosed under lendings. The portion of the lease payments representing interest is recognized in the income statement as interest. The remaining portion of the payment represents the amortization and reduces the receivable.

Securities and precious metals trading portfolios

Debt and equity securities and precious metals held in the trading portfolio are carried at fair value.

Fair value is determined using quoted market prices, where a price-efficient and liquid market exists. In the absence of such a market, the fair value is established on the basis of a valuation model. Unrealized and realized gains and losses on these positions are recognized in Net trading income. Interest and dividend income from the trading portfolio is recorded in Net interest income.

Financial investments from the banking business

This position includes securities, private equity investments, real estate held-for-sale as well as debt securities held-to-maturity. Participations acquired and held for subsequent disposal are also included in Financial Investments.

Debt and equity securities and real estate held-for-sale are valued at lower of cost or market. Unrealized losses are recorded in the income statement when the market value is lower than the cost. When the market value increases, unrealized gains are recorded only to the extent losses were previously recognized. Losses on debt securities due to deterioration in creditworthiness are recorded in Valuation adjustments, provisions and losses.

Debt securities held-to-maturity are carried net of unamortized premiums/discounts. Premiums and discounts are recognized over the term of the instrument until final maturity. Realized profits or losses, which are interest related and which arise from the early disposal or redemption of the instrument are recognized over the remaining term of the instrument sold. Losses due to deterioration in creditworthiness are recorded in Valuation adjustments, provisions and losses.

Derivative instruments – banking business

Positive and negative replacement values of all derivative instruments are reported at fair value within Other assets and Other liabilities, respectively. The replacement values are presented net by counterparty for transactions in those products where the Group has a legal right to set off; otherwise the replacement values are presented gross by contract. Realized and unrealized gains and losses from trading are included in Net trading income.

The Group uses derivatives to manage interest rate, foreign currency, equity market, and credit risks. When applying hedge accounting, gains and losses on the derivative instruments are recognized in income on the same basis as the underlying exposure. Derivatives in the banking book not used for hedging purposes are typically valued at lower of cost or market in the income statement, except for certain derivative instruments held-to-maturity which are valued according to the accrual method. The interest component is accrued or deferred over the term of the instrument.

Gains and losses related to qualifying hedges of firm commitments and probable anticipated transactions are deferred and recognized in income or as adjustments to carrying amounts when the hedged transactions occur.

Investments from the insurance business

Debt and equity securities held as trading are carried at fair value. Debt securities held-to-maturity are carried at amortized cost. Non-marketable securities are valued at fair value, which normally equals cost. Gains and losses from the valuation of the trading portfolios and realized gains and losses on these positions are recorded in Investment income from the insurance business.

Debt and equity securities held as available-for-sale are carried at fair value. Unrealized gains and losses including foreign exchange gains and losses are recorded within Revaluation reserves for the insurance business in shareholders’ equity, net of deferred taxes. Realized gains and losses on securities are determined using the specific identification method. Realized gains and losses and the amortization of premiums and discounts relating to debt securities are included in Investment income from the insurance business.

A decline that is deemed to be other than temporary, results in an impairment being charged to Investment income from the insurance business. Subsequent increases in fair values up to the original cost are recorded through Investment income from the insurance business.

Recognition of an impairment loss on debt securities is recorded if a decline in fair value below amortized cost is considered other than temporary, i.e., that all amounts due according to the contractual terms of the security are not considered collectable, typically due to a deterioration of creditworthiness of the issuer. Generally, no impairment is recognized in connection with declines resulting from general market interest rate movements to the extent the Group has the intent and ability to hold the debt security until maturity or recovery.

Recognition of an impairment loss on equity securities is recorded if a decline in fair value below the cost basis of an investment is considered other than temporary. Declines in fair value below cost for more than 6 months continuously or which exceed 20% are considered strong indicators of an other than temporary impairment which lead to an impairment loss recognition.

Notwithstanding the considerations above, unrealized losses are recognized as an impairment loss when a decision has been taken to sell a security. Such impairment losses are recognized at the time of the decision to sell, irrespective of the cause of the decline in fair value.

Real estate held for investment, including capital improvements, is carried at cost less accumulated depreciation over its estimated useful life, generally 40 to 67 years. In some operating regions, the economic useful lives are substantially longer than in other regions, based on the materials used and varying construction codes. Land is carried at cost. It is the Group’s policy to evaluate for impairment, whenever events or circumstances indicate, that the carrying value of an asset may not be recoverable. An impairment is deemed to have occurred if the carrying value of a property exceeds recoverable amount. The recoverable amount is the higher of net selling price and value in use. The net selling price is defined as the price realizable in a transaction between independent third parties less related expenses in connection with the sale. The value in use is defined as the sum of the discounted cash inflows and cash outflows from the further use of the property including any cash flow at the end of the useful life. If the factors to determine the recoverable amount materially improve in subsequent periods, this would lead to a value increase, resulting in an adjustment to Investment income from the insurance business. Depreciation and impairments are included in Investment income from the insurance business.

Investments for the benefit of life insurance policyholders who bear the investment risk are carried at fair value.

Loans (including mortgages) are initially recorded at outstanding principal balance net of any provisions for credit losses. Interest income is accrued as earned. The allowances for loan losses are intended to cover probable credit losses inherent in the portfolio and those losses specifically identified. During the year the Group adjusted its method of estimating inherent losses. This adjustment resulted from continued deterioration in the credit markets and was made to better reflect the Group’s estimate of the probable losses in the portfolio. Many factors can affect the Group’s estimates of probable credit losses, including volatility of default probabilities, rating migrations and loss severity. The inherent loss allowance is for all loans not specifically identified as impaired which, on a portfolio basis, are considered to contain probable inherent loss. Inherent losses in the portfolio are determined by applying a historical loss experience, adjusted to reflect current market conditions.

The Group continues to provide for specific credit losses on impaired loans based on regular and detailed analysis on each loan in the portfolio, considering collateral. If uncertainty exists as to the repayment of either principal or interest, a specific provision is either established or adjusted accordingly. Short-term investments are accounted for at nominal value, net of any provisions for impairment.

Derivatives are used to manage interest rate, foreign currency, and equity market risks. Gains and losses on hedging derivative instruments are recognized in income on the same basis as the underlying exposure. All derivatives are recognized on the balance sheet at their fair value. The effective portion of derivative instruments used to hedge a position is recorded in the income statement with an offsetting entry related to the hedged item.

Own shares and own bonds

The Group buys and sells own shares, own bonds and derivatives on own shares within its normal trading and market-making activities. In addition, the Group holds own shares to hedge commitments arising from employee compensation schemes. Own shares are included in the trading portfolio and are carried at fair value, or are held in Financial investments from the banking business and are carried at lower of cost or market, or are held in Investments from the insurance business and are carried at fair value. Own shares repurchased for cancellation are carried at cost. Changes in fair value and realized gains and losses on own shares and own bonds included in the trading portfolio are reported in Net trading income. Changes in the fair value of own shares and bonds held in Investments from the insurance business are reported in shareholders’ equity, net of tax, and the realized gains and losses from such investments are reported in Investment income from the insurance business. Interest earned and dividends received are reported as Interest Income. Derivatives on own shares are carried at fair value and reported as positive and negative replacements values in Other assets and Other liabilities, respectively. Realized and unrealized gains and losses on derivatives on own shares are recognized in Net trading income.

Tangible fixed assets

Real estate held for own use and investment purposes in the banking business, including capital improvements, is carried at cost less accumulated depreciation over its estimated useful life, generally 40 to 67 years. In some of our operating regions the economic useful lives are substantially longer than in other regions, based on the materials used and varying construction codes. Land is not depreciated. Other tangible fixed assets such as computers, machinery, furnishings, vehicles and other equipment, as well as alterations and improvements to rented premises, are depreciated using the straight-line method over their estimated useful life, generally three to five years.

Real estate held for own use, which has been designated as held for disposal, is carried at lower of cost less accumulated depreciation or market. Until a contract for sale is executed, depreciation continues on these properties.

It is the Group’s policy to evaluate for impairment, whenever events or circumstances indicate, that the carrying value of an asset may not be recoverable. An impairment is deemed to have occurred if the carrying value of a tangible fixed asset exceeds its recoverable amount. Methods for measuring impairment include market appraisals (net selling price) and cash flow analyses. Recognizing an impairment loss results in a new cost basis. If the factors to determine the recoverable amount materially improve in subsequent periods a value increase up to the original depreciated cost value would be recorded in the insurance business.

Intangible assets

The Group capitalizes internal and external costs relating to the acquisition, installation and development of software having a measurable economic benefit. In addition, internally developed software is only capitalized if such costs are identifiable and can be reliably measured. The Group depreciates capitalized software costs on a straight-line basis over the estimated useful life of the software, normally not exceeding three years.

Identifiable intangible assets are generally acquired through business combinations and other transfers of assets. Acquired intangible assets are initially recorded at fair value and depreciated over their estimated useful life, not to exceed 20 years. The useful life of intangible assets relating to individuals does not exceed five years.

Goodwill represents the excess of purchase price over the estimated fair value of net assets acquired at the acquisition date. The goodwill included in this balance sheet position arises from acquisitions after January 1, 1997. Prior to January 1, 1997, goodwill was charged to equity. Goodwill is amortized using the straight-line method over its estimated useful life, not to exceed 20 years.

It is the Group’s policy to evaluate for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. An impairment is deemed to have occurred if the carrying value of an intangible asset exceeds its recoverable amount. Methods for measuring impairment include, where appropriate, market appraisals (net selling price) and cash flow analyses for finite intangible assets and fair value calculation on a reporting unit level for goodwill. Recognizing impairment loss results in a new cost basis. If the factors to determine the recoverable amount of finite intangible assets materially improve in subsequent periods a value increase up to the original depreciated cost value would be recorded in the insurance business.

The Present Value of Future Profits (PVFP) is the present value of anticipated profits embedded in each life and health insurance portfolio purchased. Interest accrues on the unamortized PVFP based upon the policy liability rate or contract rate. The PVFP asset is amortized over the years that such profits are anticipated to be received in proportion to the estimated gross margins or estimated gross profits for participating traditional life products and non-traditional life products, respectively, and over the premium paying period in proportion to premiums for other traditional life products.

Expected future profits used in determining the PVFP are based on actuarial determinations of future premium collection, mortality, morbidity, surrenders, operating expenses, and yields on assets supporting policy liabilities as well as other factors.

The discount rate used to determine the PVFP is the rate of return required to invest in the business being acquired. Additionally, the PVFP asset is adjusted for the impact on estimated gross margins and profits of net unrealized gains and losses on securities.

Periodically, the PVFP asset is evaluated for recoverability. If the present value of future net cash flows from the blocks of business acquired is insufficient to recover the PVFP, the difference is charged to expense as an additional write-off of the PVFP.

Deferred policy acquisition costs

Policy acquisition costs consist primarily of commissions, underwriting expense and policy issuance costs and are included in Accrued income and prepaid expenses. Acquisition costs, which vary with and are directly related to the acquisition of insurance contracts, are deferred to the extent they are deemed recoverable. Future investment income attributable to related premiums is taken into account in measuring the recoverability of the carrying value of this asset.

Deferred policy acquisition costs on participating traditional life products are amortized over the expected life of the contracts in proportion to the estimated gross margins. Deferred policy acquisition costs on other traditional life products are amortized over the premium paying period of the related policies in proportion to net premiums using assumptions consistent with those used in computing the provision for future policy benefits. Deferred policy acquisition costs on non-traditional life products are amortized over the expected life of the contracts as a constant percentage of the estimated gross profit.

The effect on the amortization of deferred policy acquisition costs of revisions to estimated gross margins or profits for all contracts is reflected in the current period income statement. The deferred policy acquisition costs asset related to participating traditional life products and non-traditional life products is adjusted for the impact on estimated gross margins or profits of net unrealized gains and losses on securities.

Deferred policy acquisition costs for non-life products are amortized over the periods in which the premiums are earned.

Share-based compensation

No expenses are recognized for share options plans if the options granted have no intrinsic value at grant date. For share awards, the market value of shares in consideration for service rendered in the reporting period is accrued in that period. For shares granted in respect of future service the market value granted is deferred and expensed over the required future service period. At each balance sheet date the accrued cost is adjusted for the fair value change in the share price and for associated hedges during the reporting period. The accrual is recognized as a liability.

Taxes

Income tax expense is calculated on the basis of the annual results of the individual financial statements of the Group companies. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are calculated based on expected tax rates and are recorded in Other Assets and Valuation adjustments and provisions, respectively. Deferred income tax expense represents the net change in the deferred tax asset or liability balance during the year and is charged to tax expense, except to the extent the change relates to transactions recognized directly in shareholders’ equity. This amount, together with income taxes payable or receivable in the current year, represents the total income tax expense for the year. Deferred tax assets for net operating loss carry forwards are recognized when it is more likely than not that future taxable profits will be available against which those losses can be utilized. Other deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. No provision is made for non-recoverable withholding taxes on undistributed profits of Group companies.

Reserve for general banking risks

In accordance with Swiss banking regulations, the reserve for general banking risks is recorded as a separate component of shareholders’ equity. Changes to this equity component are disclosed as an extraordinary item in the income statement.

Repurchase and reverse repurchase agreements (Repos)

The Group enters into purchases of securities under agreements to resell as well as sales of securities under agreements to repurchase substantially identical securities. Such agreements normally do not constitute economic sales and are therefore treated as financing transactions. Securities sold subject to such agreements continue to be recognized in the balance sheet. The proceeds from the sale of these securities are treated as liabilities. Securities purchased under agreements to resell are recognized as loans collateralized by securities. Receivables and liabilities are valued using the accrual method. Those held in the trading book (matched book repo trading) are carried at fair value. Transactions in which economic control over the securities transferred has been relinquished are reported as either purchases or sales together with a related forward commitment to resell or repurchase.

Securities lending and borrowing (SLB)

SLB transactions with cash collateral and daily margining are reported as repurchase and reverse repurchase transactions. All other SLB transactions that are collateralized by cash are included in the balance sheet at amounts equal to the cash advanced or received. Securities lent or securities provided as collateral for securities borrowed continue to be recognized in the balance sheet at their carrying value if control over the securities transferred is not relinquished. Securities borrowed and securities received as collateral for securities lent are only recognized in the balance sheet if control over the securities transferred is relinquished. Lending fees earned or incurred are recognized as interest income and interest expense for the banking business and as Investment income from the insurance business for the insurance business.

Pension plans

The Group sponsors various retirement benefit plans for its employees worldwide. These plans include both defined benefit and defined contribution plans, as well as other retirement benefits such as post-retirement life insurance and post-employment medical benefits. Pension expense is recorded in Personnel expenses and is based on either actual contributions or actuarial valuation methods and projected plan liabilities for accrued service.

Premium income and related expenses

Premiums from traditional life products, both participating and non-participating, are recognized as revenue when due from the policyholder. Profit for contracts with a limited number of premium payments is deferred and recognized over the period that coverage is provided for.

Premiums from non-traditional life products are recognized as revenue when due from the policyholder. For contracts with front-end fees, any excess front-end fees are deferred and recognized in proportion to the estimated gross profits. These deferred fees are adjusted for the impact on estimated gross profits of net unrealized gains and losses on securities.

Premiums from non-life products are recorded at inception of the contract and are earned primarily on a pro-rata basis over the term of the related policy coverage with the unearned portion being deferred in the balance sheet as unearned premiums.

Reinsurance

Contracts providing for indemnification against loss or liability relating to insurance risk are accounted for as reinsurance. Reinsurance contracts that do not transfer significant insurance risk are accounted for as deposits.

Gains on retroactive reinsurance ceded are deferred and amortized over the estimated remaining settlement period.

Technical provisions for the insurance business

Provision for future policyholder benefits

The provision for future policyholder benefits for participating traditional life products is computed using the net level premium method, which represents the present value of future policy benefits less the present value of future net premiums. The method uses assumptions for mortality and interest rates that are guaranteed in the contracts or used in determining dividends.

The provision for future policyholder benefits for other traditional life products is computed using the net level premium method. The assumptions are based on the Group’s experience and industry standards, including provision for adverse deviations that were in effect as of the issue date of the contract.

The provision for future policyholder benefits for non-traditional life products is equal to the account value, which represents premiums received and allocated investment return credited to the policy less deductions for mortality costs and expense charges.

When the provision for future policyholder benefits plus the present value of expected future gross premiums for a product are insufficient to provide for expected future benefits and expenses for the line of business, deferred policy acquisition costs are written-off to income and, if required, a premium deficiency reserve is established by a charge to income. A premium deficiency reserve is adjusted for the impact of net unrealized gains and losses.

Provision for death and other benefits

Claim reserves represent amounts due on life and accident and health claims that have been incurred as of the balance sheet date, but have not yet been paid. This includes incurred but not reported claims (IBNR) and claims handling expense. The interest rate used to discount future payments is impacted by the net unrealized gains and losses on securities, resulting in an adjustment to claim reserves.

Provision for future dividends to policyholders

Dividends on participating traditional life products are accrued when earned and calculated in accordance with local statutory or contractual regulations. The provision for policyholder dividends also includes a deferred bonus reserve (DBR), which represents amounts that result from differences between these presented financial statements and the local statutory financial statements and that will reverse and enter into future policyholder dividends calculations. The calculation of the DBR reflects only the contractual or regulatory defined minimum distribution to policyholders.

The provision for policyholder dividends is adjusted for the impact of net unrealized gains and losses on securities to the extent that the policyholder will participate in such gains and losses on the basis of contractual or regulatory requirements when they are realized.

Life products, where the investment risk is borne by the policyholders

Assets and liabilities are maintained separately for non-traditional life products designed to meet specific investment objectives of policyholders. The policyholder bears the investment risk associated with the products, and investment income and investment gains and losses accrue directly to the policyholders. Assets and liabilities associated with these products are carried at fair value. Changes in the fair value of assets and liabilities are recognized in Investment income from the insurance business and Claims incurred and actuarial provisions.

Provision for unpaid claims and claim adjustment expenses

Claim and claim adjustment expenses are recorded as incurred. Claim provisions comprise estimates of the unpaid portion of the reported losses and estimates of the amount of losses incurred but not yet reported to the insurer. Management periodically reviews the estimates, which may change in light of new information. Any subsequent adjustments are recorded in the period in which they are determined.

Certain claim reserves for which the payment pattern and ultimate cost are fixed and reliably determinable on an individual claim basis are discounted at a maximum of the risk-free rate.

Insurance technical provisions are presented net of reinsurance.

Fee recognition

Fees and commissions earned for investment and portfolio management, customer trading and custody services are recognized over the period that the related service is provided. Revenues from underwriting and fees from mergers and acquisitions and other corporate finance advisory services are recorded at the time when the underlying transactions are substantially completed under the terms of the engagements. Transactions-related expenses are deferred until the related revenue is recognized.

2 Changes to accounting policies

Beginning January 1, 2002, certain internal costs related to the acquisition and development of internal use computer software for the banking business are capitalized and depreciated over the estimated useful life of the software. Before such costs were expensed as incurred. The impact on the 2002 financial statements was a capitalization of CHF 200 million.

Prior to 2002, impairments for properties and fixed assets in the insurance business were deemed to have occurred if the carrying value exceeded its expected future cash flows, computed undiscounted and without interest charges. In accordance with the adoption of Swiss GAAP FER 20, the Group has revised its impairment policy per January 1, 2002. Properties and fixed assets are now deemed to be impaired if their carrying values exceed their recoverable amounts. The recoverable amount is deemed to be the higher of net selling price and value in use. The net selling price is defined as the price realizable in a transaction between independent third parties less related expenses in connection with the sale. The value in use is defined as the sum of the discounted cash inflows and cash outflows from the further use of the respective property or fixed asset including any cash flow at the end of its useful life. For the 2001 financial statements this change in accounting policy would not have triggered any additional impairment charges.

In 2002, the accounting policy was changed to recognize deferred tax assets related to net operating loss carry-forwards when it is considered more likely than not that future taxable profit will be available against which such losses can be utilized. Prior to 2002, deferred tax assets on net operating losses were only recorded in the event of a sale of a business at a taxable gain where the realization of the deferred tax asset was certain. The impact on the 2002 financial statements was the recording of a deferred tax asset on net operating losses in the amount of CHF 1.8 billion, of which CHF 520 million relates to net operating losses incurred prior to 2002.

The following table sets forth the unaudited pro forma information for 2001 and 2000 and assumes that the adoption of this change occurred retroactively:

Consolidated balance sheet

	Pro Forma		Disclosed

in CHF m	31.12.01	31.12.00	31.12.01	31.12.00

Other assets	64'316	54'952	63'796	54'668

Total shareholders' equity	39'441	43'806	38'921	43'522

Consolidated income statement

in CHF m	2001	2000	2001	2000

Taxes	(250)	(1'270)	(486)	(1'349)

Net profit	1'823	5'864	1'587	5'785

3 Acquisitions and divestitures

The scope of consolidation has undergone the following material changes in the current year:

Acquisitions

Premier Life Ltd., Luxembourg, Premier Life Ltd., Bermuda

Effective September 17, 2002, Winterthur acquired Premier Life Ltd., Luxembourg and the portfolio of Premier Life Ltd., Bermuda for a purchase price of CHF 44 million (CHF 30 million and CHF 14 million, respectively). The Group acquired 100 % of the shares of Premier Life Ltd., Luxembourg. The Luxembourg acquisition has been accounted for under the purchase method of accounting, and accordingly, the results of operations were included in the consolidated financial statements for the first time in the fourth quarter 2002. The total goodwill was CHF 9 million and will be amortized over 20 years under Swiss GAAP. The portfolio in Bermuda was first included in the results of operations in the third quarter of 2002.

Divestitures

Winterthur Versicherungs AG, Winterthur Pensionskassen AG und Wintisa Management and Consulting AG.

Effective January 1, 2002 Winterthur sold its insurance and pension fund business in Austria to Zürich Kosmos Versicherungs AG, a subsidiary of Zurich Financial Services Group.

Winterthur Assurances, Paris, Winterthur Vie, Paris

Effective January 1, 2002, Winterthur transferred the operations of its Paris-based operations in France, Winterthur Assurances (non-life) and Winterthur Vie (life), to Mutuelles du Mans Assurances.

Previous years business combinations

Vojensky Otevreny Penzijni Fond (VOPF)

On April 4, 2001, Winterthur Life & Pensions acquired the largest Czech pension fund, Vojensky Otevreny Penzijni Fond (VOPF) for a purchase price of CHF 125 million. The Group acquired 93.28% of total capital on January 18, 2001 and 6.66% of total capital on May 9, 2001. This acquisition has been accounted for under the purchase method of accounting, and accordingly, the results of operations of VOPF beginning April 1, 2001 have been included in the accompanying consolidated financial statements. Total goodwill was approximately CHF 104 million, which will be amortized over 20 years under Swiss GAAP.

JO Hambro Investment Management Limited

On February 7, 2001, Credit Suisse Group acquired JO Hambro Investment Management Ltd., an investment company targeting high-net-worth individuals, for GBP 94.5 million (CHF 229 million) payable in a combination of cash and securities. This acquisition has been accounted for under the purchase method of accounting, and accordingly, the results of operations of JO Hambro Investment Management Limited beginning February 7, 2001 have been included in the accompanying consolidated financial statements. Under Swiss GAAP, the goodwill amount of GBP 86 million (CHF 208 million) will be amortized over 20 years. JO Hambro will for the time being retain its name and operate as a separately branded entity.

Commercial General Union

On September 30, 2001, Winterthur acquired the non-life insurance activities of Commercial General Union in Belgium. The purchase price was BEF 4,764 million (CHF 175 million) and the goodwill amount of CHF 241 million will be amortized over 20 years under Swiss GAAP. This acquisition has been accounted for under the purchase method of accounting, and accordingly, the results of operations of Commercial General Union in Belgium beginning September 30, 2001 have been included in the accompanying consolidated financial statements.

SLC Asset Management

On December 7, 2001, the Group acquired SLC Asset Management Limited, SLC Pooled Pensions Limited and Sun Life of Canada Unit Managers Limited, the principal UK asset management subsidiaries of global insurer Sun Life Financial Services of Canada Inc., for the purchase price of GBP 122 million (CHF 287 million). The companies are asset management companies with contracts for management of the insurance assets (including property) of their former affiliate Sun Life Assurance Company of Canada (UK) Limited and third-party institutional and retail funds. This acquisition has been accounted for under the purchase method of accounting, and accordingly, the results of operations beginning December 7, 2001 have been included in the accompanying consolidated financial statements. Under Swiss GAAP, the goodwill of GBP 106 million (CHF 250 million) will be amortized over 20 years.

Donaldson, Lufkin & Jenrette, Inc.

On November 3, 2000, the Group completed the acquisition of Donaldson, Lufkin & Jenrette, Inc. (DLJ). The Group acquired all of the outstanding shares of common stock of the series designated Donaldson, Lufkin & Jenrette, Inc.- DLJ Common Stock, for USD 90 per share in cash pursuant to a tender offer for consideration of USD 5,026 million (CHF 8,930 million). The Group also acquired from AXA, SA and certain of its affiliates, their combined interest in DLJ for a combination of USD 2,377 million (CHF 4,223 million) in cash and 102,908,668 newly issued common shares. Total consideration for the acquisition of DLJ, including costs associated with the transaction amounted to USD 12,361 million (CHF 21,962 million).

In accordance with a Merger Agreement dated August 30, 2000, DLJ, now named Credit Suisse First Boston (USA), Inc., became an indirect wholly owned subsidiary of the Group. This acquisition has been accounted for under the purchase method of accounting, and accordingly the results of operations of DLJ beginning from November 3, 2000 have been included in the accompanying consolidated financial statements. The purchase price has been allocated to assets acquired and liabilities assumed based on their estimated fair value at the acquisition date. Goodwill is being amortized on a straight-line basis over 20 years.

The following unaudited pro forma consolidated results of operations are presented in accordance with US GAAP as if the acquisition of DLJ had occurred at the beginning of the years presented.

The pro forma consolidated results of operations include adjustments to give effect to amortization of goodwill, interest expense on acquisition debt, retention benefits and certain other adjustments, together with related income tax effects. The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.

Pro forma information (unaudited)

in CHF m	2000	1999

Revenue, net of interest expense	73'922	60'717

Profit before extraordinary items	2'328	1'524

Net profit	2'345	1'524

Basic earnings per share (in CHF)	8.24	5.33

Colonial UK, Nicos Life, and National Insurance and Guarantee Corporation Plc

In 2000, “Winterthur” acquired the following entities in cash transactions: Colonial UK; Nicos Life; and National Insurance and Guarantee Corporation Plc (NIG). Colonial UK was purchased for GBP 290 million (CHF 731 million), Nicos Life was purchased for JPY 17,400 million (CHF 285 million) and NIG was purchased for GBP 130 million (CHF 347 million). All three acquisitions were accounted for as purchases and the resulting goodwill for each acquisition will be amortized over 20 years. The results of operations for each entity have been included in the accompanying consolidated financial statements beginning from the respective acquisition dates.

4 Segment reporting

4.1 Segment reporting by operating segments

Our consolidated results comprise the results of our six segments and the Corporate Center. In addition, we have two business units which comprise the sum of the respective segments constituting such business units and include certain acquisition-related costs, exceptional items and cumulative effect of change in accounting principle not allocated to the segments. The business unit results are part of our segment results. Corporate Center costs and revenues attributable to operating businesses have been allocated to the respective segments. The Corporate Center also records expenses related to projects sponsored by the Group, restructuring costs, as well as certain adjustments and reclassifications described below.

Inter-segment revenue sharing and cost allocation

Responsibility for each of our products is allocated to one of the segments. In cases where one segment contributes to the performance of another, revenue sharing agreements are in place to compensate for such efforts. These agreements are negotiated periodically by the relevant segments on a product-by-product basis. Allocated revenues are added to, or deducted from, the revenue line item of the respective segments.
Certain administrative, processing and information technology services may be based in one segment but shared by other segments. The segment supplying the service receives compensation from the recipient segment on the basis of service level agreements and transfer payments. Service level agreements are negotiated periodically by the relevant segments with regard to each individual product or service. The costs of shared services and their related allocations are added to, or deducted from, Other operating expenses for the respective segments.

The aim of the revenue sharing and cost allocation agreements is to reflect the pricing structure of an unrelated third-party transaction, although this is not achieved in all cases.

Own use real estate

Own use real estate in Switzerland, which consists primarily of bank premises, is managed centrally. Real estate costs reflect market rent plus an additional charge if actual costs exceed market rent. These costs are included in Other operating expenses for the respective segments.

Valuation adjustments, provisions and losses

Provisions for credit risk at the banking segments within CSFS are generally based on expected credit losses, which are determined according to a statistical model derived from historical losses. Management believes that the statistical model provides a long-term view of credit loss experience. In any year, statistically determined provisions may be higher or lower than the actual credit experience relating to the credit risks covered by this model, depending on the economic environment, interest rates and other factors. The banking segments within CSFS record an expense item for statistically determined expected credit provisions. On a consolidated basis, Valuation adjustments, provisions and losses in the income statement reflects actual credit provisions for the year. To reflect the difference between the expected credit provisions recorded and the actual credit provisions for the year, an adjustment is recorded at the Corporate Center. Non-credit related losses and counterparty defaults other than those relating to lending business are not covered by the statistical model. Provisions for these losses and defaults are based on actual experience and are recorded at the relevant segment. Effective January 1, 2002, while the banking segments within CSFS continue to record an expense item for statistically determined expected credit provisions with an adjustment for the actual credit provisions recorded at the Corporate Center, the segments within CSFB record credit provisions based on actual experience with no adjustment made at the Corporate Center.

In 2002, we made an adjustment in the method of estimating inherent losses related to lending activities. This adjustment was considered necessary to better reflect in the loan valuation allowances and provisions the continued deterioration of the credit markets.

Taxes

Taxes are calculated individually for each segment on the basis of average tax rates across its various geographic markets, as if the segment operated on a stand-alone basis. The difference between these average tax rates and our actual consolidated tax expense results in an adjustment to taxes at the Corporate Center. Since certain acquisition-related costs and exceptional items are not allocated to the segments, the tax impact associated with such items is reflected at the business unit level.

In 2002, we changed our accounting principles to allow for the recognition of deferred tax assets on net operating losses in anticipation of our change to US GAAP as our primary basis of accounting in 2004. As a result of this change, a positive cumulative effect of CHF 520 million was recognized from prior years and CHF 1.3 billion was recognized for 2002.

4.1 Segment reporting by operating segments (continued)

Segment income statement for the year ended December 31, 2002

		Credit Suisse Financial Services					Credit Suisse First Boston

			Corporate &			Total		CSFB	Total

		Private	Retail	Life &		operating	Institutional	Financial	operating

in CHF m		Banking	Banking	Pensions	Insurance	basis	Securities	Services	basis

Operating income	2)	6'461	2'435	1'349	1'585	11'830	15'125	3'235	18'360

Personnel expenses		2'393	939	931	1'502	5'765	8'086	1'572	9'658

Other operating expenses		1'469	646	563	787	3'465	3'810	1'005	4'815

Operating expenses		3'862	1'585	1'494	2'289	9'230	11'896	2'577	14'473

Gross operating profit		2'599	850	(145)	(704)	2'600	3'229	658	3'887

Depreciation of non-current assets	3)	253	89	469	189	1'000	612	145	757

Valuation adjustments, provisions and losses		97	293	–	–	390	2'595	23	2'618

Net operating profit/(loss) before extraordinary and exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and taxes		2'249	468	(614)	(893)	1'210	22	490	512

Extraordinary income/(expenses), net		44	4	0	0	48	408	0	408

Taxes	4)	(531)	(109)	(786)	(99)	(1'525)	185	(137)	48

Net operating profit/(loss) before exceptional items, acquisition-related costs, cumulative effect of change in accounting principle and minority interests		1'762	363	(1'400)	(992)	(267)	615	353	968

Acquisition interest						–			(504)

Amortization of retention payments						–			(649)

Amortization of acquired intangible assets and goodwill						(139)			(1'303)

Exceptional items						(192)			(1'389)

Tax impact						16			761

Cumulative effect of change in accounting principle						266			254

Net profit/(loss) before minority interests						(316)			(1'862)

Minority interests						151			0

Net profit/(loss)						(165)			(1'862)

1) The business unit results reflect the results of the separate segments comprising the business unit. Certain acquisition-related costs, including acquisition interest, amortization of retention payments and amortization of acquired intangible assets and goodwill, exceptional items and cumulative effect of change in accounting principle not allocated to the segments are included in the business unit results. For Credit Suisse First Boston certain other items, including brokerage, execution and clearing expenses, contractor costs and expenses related to certain redeemable preferred securities classified as minority interests, have been reclassified in the segment and business unit results and are adjusted at the Corporate Center in accordance with Swiss GAAP and reflected in the Group’s consolidated results.

2) Operating income for the insurance business is defined as net premiums earned, less claims incurred and change in technical provisions and expenses for processing claims, less commissions, plus net investment income from the insurance business.

3) Including amortization of Present Value of Future Profits (PVFP) from the insurance businesses.

4) Excluding tax impact on acquisition-related costs as well as exceptional items.

4.1 Segment reporting by operating segments (continued)

Reconciliation of operating to consolidated results for the year ended December 31, 2002

		Credit Suisse Financial Services				Credit Suisse First Boston

			Re-		Re-		Re-		Re-	Adjust. incl.		Credit

		Operating	classifi-		classified	Operating	classifi-		classified	Corporate		Suisse

in CHF m		basis	cations		basis	basis	cations		basis	Center	1)	Group

Operating income		11'830			11'830	18'360	(504)	2)	17'856	(1'648)		28'038

Personnel expenses		5'765	50	3)	5'815	9'658	891	2) 4)	10'549	546		16'910

Other operating expenses		3'465	38	3)	3'503	4'815			4'815	(1'699)		6'619

Operating expenses		9'230			9'318	14'473			15'364	(1'153)		23'529

Gross operating profit		2'600			2'512	3'887			2'492	(495)		4'509

Depreciation of non-current assets		1'000	45	3)	1'045	757			757	371		2'173

Amortization of acquired intangible assets and goodwill		–	198	3) 5)	198	–	1'303	2)	1'303	(2)		1'499

Valuation adjustments, provisions and losses		390			390	2'618	984	4)	3'602	438		4'430

Profit/(loss) before extraordinary items, cumulative effect of change in accounting principle and taxes		1'210			879	512			(3'170)	(1'302)		(3'593)

Extraordinary income/(expenses), net		48			48	408	(163)	4)	245	50		343

Cumulative effect of change in accounting principle		–	266	6)	266	–	254	6)	254	0		520

Taxes		(1'525)	16		(1'509)	48	761		809	104		(596)

Net profit/(loss) before minority interests		(267)			(316)	968			(1'862)	(1'148)		(3'326)

Minority interests			151		151				0	(134)		17

Net profit/(loss)					(165)				(1'862)	(1'282)		(3'309)

Other data:

Total assets as of December 31, 2002	7)				405'970				621'757	(72'071)		955'656

1) For a discussion of these items, please refer to “Operating and financial review - Corporate Center”.

2) Reflects acquisition interest of CHF 504 m allocated to operating income, amortization of retention payments of CHF 649 m allocated to personnel expenses and amortization of acquired intangible assets and goodwill of CHF 1,303 m.

3) Reflects exceptional items totaling CHF 192 m (CHF 179 m net of tax) in respect of focusing the European initiative on private banking clients allocated as follows: CHF 50 m to personnel expenses, CHF 38 m to operating expenses, CHF 45 m to depreciation of non-current assets and CHF 59 m to amortization of acquired intangible assets and goodwill.

4) Reflects exceptional items of CHF 1,389 m (CHF 1,269 m net of tax) allocated as follows: CHF 242 m to personnel expenses, CHF 984 m to valuation adjustments, provisions and losses and CHF 163 m to extraordinary expenses.

5) Reflects acquisition-related costs of CHF 139 m allocated to amortization of acquired intangible assets and goodwill.

6) Reflects the cumulative effect of a change in accounting principle related to the recognition of deferred tax assets on net operating losses for Credit Suisse Financial Services of CHF 266 m and Credit Suisse First Boston of CHF 254 m.

7) Intersegment consolidation items have been eliminated within “Adjust. incl. Corporate Center”.

4.1 Segment reporting by operating segments (continued)

Segment income statement for the year ended December 31, 2001

		Credit Suisse Financial Services					Credit Suisse First Boston

			Corporate &			Total		CSFB	Total

		Private	Retail	Life &		operating	Institutional	Financial	operating

in CHF m		Banking	Banking	Pensions	Insurance	basis	Securities	Services	basis

Operating income	2)	7'245	2'398	2'503	3'236	15'382	21'217	4'045	25'262

Personnel expenses		2'502	1'000	749	1'388	5'639	11'764	1'967	13'731

Other operating expenses		1'522	620	671	873	3'686	5'176	1'336	6'512

Operating expenses		4'024	1'620	1'420	2'261	9'325	16'940	3'303	20'243

Gross operating profit		3'221	778	1'083	975	6'057	4'277	742	5'019

Depreciation of non-current assets	3)	215	84	350	169	818	772	179	951

Valuation adjustments, provisions and losses		75	308	–	–	383	1'514	27	1'541

Net operating profit before extraordinary and exceptional items, acquisition- related costs and taxes		2'931	386	733	806	4'856	1'991	536	2'527

Extraordinary income/(expenses), net		12	13	0	0	25	(1)	(14)	(15)

Taxes	4)	(642)	(94)	(153)	(224)	(1'113)	(439)	(85)	(524)

Net operating profit before acquisition-related costs, exceptional items and minority interests		2'301	305	580	582	3'768	1'551	437	1'988

Acquisition interest						–			(828)

Amortization of retention payments						–			(812)

Amortization of acquired intangible assets and goodwill						(116)			(1'455)

Exceptional items						0			(1'428)

Tax impact						2			1'148

Net profit/(loss) before minority interests						3'654			(1'387)

Minority interests						(69)			(1)

Net profit/(loss)						3'585			(1'388)

1) The business unit results reflect the results of the separate segments comprising the business unit. Certain acquisition-related costs, including acquisition interest, amortization of retention payments, amortization of acquired intangible assets and goodwill and exceptional items not allocated to the segments are included in the business unit results. For Credit Suisse First Boston certain other items, including brokerage, execution and clearing expenses, contractor costs and expenses related to certain redeemable preferred securities classified as minority interests, have been reclassified in the segment and business unit results and are adjusted at the Corporate Center in accordance with Swiss GAAP and reflected in the Group’s consolidated results.

2) Operating income for the insurance business is defined as net premiums earned, less claims incurred and change in technical provisions and expenses for processing claims, less commissions, plus net investment income from the insurance business.

3) Including amortization of Present Value of Future Profits (PVFP) from the insurance businesses.

4) Excluding tax impact on acquisition-related costs as well as exceptional items.

4.1 Segment reporting by operating segments (continued)

Reconciliation of operating to consolidated results for the year ended December 31, 2001

		Credit Suisse Financial Services				Credit Suisse First Boston

			Re-		Re-		Re-		Re-	Adjust. incl.		Credit

		Operating	classifi-		classified	Operating	classifi-		classified	Corporate		Suisse

in CHF m		basis	cations		basis	basis	cations		basis	Center	1)	Group

Operating income		15'382			15'382	25'262	(862)	2) 3)	24'400	(628)		39'154

Personnel expenses		5'639			5'639	13'731	1'797	2) 3)	15'528	723		21'890

Other operating expenses		3'686			3'686	6'512			6'512	(1'804)		8'394

Operating expenses		9'325			9'325	20'243			22'040	(1'081)		30'284

Gross operating profit		6'057			6'057	5'019			2'360	453		8'870

Depreciation of non-current assets		818			818	951	12	2)	963	405		2'186

Amortization of acquired intangible assets and goodwill		–	116	4)	116	–	1'455	3)	1'455	(8)		1'563

Valuation adjustments, provisions and losses		383			383	1'541	397	2)	1'938	271		2'592

Profit/(loss) before extraordinary items and taxes		4'856			4'740	2'527			(1'996)	(215)		2'529

Extraordinary income/(expenses), net		25			25	(15)			(15)	(239)		(229)

Taxes		(1'113)	2		(1'111)	(524)	1'148		624	1		(486)

Net profit/(loss) before minority interests		3'768			3'654	1'988			(1'387)	(453)		1'814

Minority interests			(69)		(69)		(1)		(1)	(157)		(227)

Net profit/(loss)					3'585				(1'388)	(610)		1'587

Other data:

Total assets as of December 31, 2001	5)				395'164				698'518	(71'169)		1'022'513

1) For a discussion of these items, please refer to “Operating and financial review - Corporate Center”.

2) Reflects exceptional items in respect of cost reduction initiatives and a settlement with the US Securities and Exchange Commission and the NASDR of CHF 1,428 m (CHF 1,092 m net of tax) allocated as follows: CHF -34 m to operating income, CHF 985 m to personnel expenses, CHF 12 m to depreciation of non-current assets and CHF 397 m to valuation adjustments, provisions and losses.

3) Reflects acquisition interest of CHF 828 m allocated to operating income, amortization of retention payments of CHF 812 m allocated to personnel expenses and amortization of acquired intangible assets and goodwill of CHF 1,455 m.

4) Reflects acquisition-related costs of CHF 116 m allocated to amortization of acquired intangible assets and goodwill.

5) Intersegment consolidation items have been eliminated within “Adjust. incl. Corporate Center”.

4.1 Segment reporting by operating segments (continued)

Segment income statement for the year ended December 31, 2000

		Credit Suisse Financial Services					Credit Suisse First Boston

			Corporate &			Total		CSFB	Total

		Private	Retail	Life &		operating	Institutional	Financial	operating

in CHF m		Banking	Banking	Pensions	Insurance	basis	Securities	Services	basis

Operating income	2)	7'913	2'324	2'075	3'459	15'771	20'092	2'059	22'151

Personnel expenses		2'420	940	664	1'337	5'361	11'224	791	12'015

Other operating expenses		1'350	673	544	823	3'390	3'905	681	4'586

Operating expenses		3'770	1'613	1'208	2'160	8'751	15'129	1'472	16'601

Gross operating profit		4'143	711	867	1'299	7'020	4'963	587	5'550

Depreciation of non-current assets	3)	101	37	101	159	398	596	77	673

Valuation adjustments, provisions and losses		213	510	–	–	723	536	1	537

Net operating profit before extraordinary items, acquisition-related costs and taxes		3'829	164	766	1'140	5'899	3'831	509	4'340

Extraordinary income/(expenses), net		1	20	0	0	21	0	(1)	(1)

Taxes	4)	(865)	(42)	(101)	(305)	(1'313)	(1'033)	(74)	(1'107)

Net operating profit before acquisition-related costs and minority interests		2'965	142	665	835	4'607	2'798	434	3'232

Acquisition interest						–			(225)

Amortization of retention payments						–			(181)

Amortization of acquired intangible assets and goodwill						(55)			(349)

Tax impact						0			167

Net profit before minority interests						4'552			2'644

Minority interests						(176)			(3)

Net profit						4'376			2'641

1) The business unit results reflect the results of the separate segments comprising the business unit. Certain acquisition-related costs, including acquisition interest, amortization of retention payments and amortization of acquired intangible assets and goodwill not allocated to the segments are included in the business unit results. For Credit Suisse First Boston certain other items, including brokerage, execution and clearing expenses, contractor costs and expenses related to certain redeemable preferred securities classified as minority interests, have been reclassified in the segment and business unit results and are adjusted at the Corporate Center in accordance with Swiss GAAP and reflected in the Group’s consolidated results.

2) Operating income for the insurance business is defined as net premiums earned, less claims incurred and change in technical provisions and expenses for processing claims, less commissions, plus net investment income from the insurance business.

3) Including amortization of Present Value of Future Profits (PVFP) from the insurance businesses.

4) Excluding tax impact on acquisition-related costs.

4.1 Segment reporting by operating segments (continued)

Reconciliation of operating to consolidated results for the year ended December 31, 2000

		Credit Suisse Financial Services				Credit Suisse First Boston

			Re-		Re-		Re-		Re-	Adjust. incl.		Credit

		Operating	classifi-		classified	Operating	classifi-		classified	Corporate		Suisse

in CHF m		basis	cations		basis	basis	cations		basis	Center	1)	Group

Operating income		15'771			15'771	22'151	(225)	2)	21'926	(466)		37'231

Personnel expenses		5'361			5'361	12'015	181	2)	12'196	946		18'503

Other operating expenses		3'390			3'390	4'586			4'586	(1'331)		6'645

Operating expenses		8'751			8'751	16'601			16'782	(385)		25'148

Gross operating profit		7'020			7'020	5'550			5'144	(81)		12'083

Depreciation of non-current assets		398			398	673			673	282		1'353

Amortization of acquired intangible assets and goodwill		–	55	3)	55	–	349	2)	349	(1)		403

Valuation adjustments, provisions and losses		723			723	537			537	5		1'265

Profit/(loss) before extraordinary items and taxes		5'899			5'844	4'340			3'585	(367)		9'062

Extraordinary income/(expenses), net		21			21	(1)			(1)	(1'711)		(1'691)

Taxes		(1'313)			(1'313)	(1'107)	167		(940)	904		(1'349)

Net profit/(loss) before minority interests		4'607			4'552	3'232			2'644	(1'174)		6'022

Minority interests			(176)		(176)		(3)		(3)	(58)		(237)

Net profit/(loss)					4'376				2'641	(1'232)		5'785

Other data:

Total assets as of December 31, 2000	4)				365'176				684'713	(62'456)		987'433

1) For a discussion of these items, please refer to “Operating and financial review - Corporate Center”.

2) Reflects acquisition interest of CHF 225 m allocated to operating income, amortization of retention payments of CHF 181 m allocated to personnel expenses and amortization of acquired intangible assets and goodwill of CHF 349 m.

3) Reflects acquisition-related costs of CHF 55 m allocated to amortization of acquired intangible assets and goodwill.

4) Intersegment consolidation items have been eliminated within “Adjust. incl. Corporate Center”.

4.2 Segment reporting by geographic segments

The geographic analysis of income and assets is provided in order to disclose information similar to other financial services companies that comply with internationally recognized standards and does not reflect the way the Group is managed. Management believes note 4.1 "Segment reporting by operating segments" is a more meaningful representation of the way in which the Group is managed.

Gross operating income 2002

			Other		Asia/

			European		Pacific/

in CHF m		Switzerland	countries	Americas	Africa	Total

Interest income		5'981	8'295	12'935	1'109	28'320

Commission and service fee income		4'384	2'901	8'222	672	16'179

Net trading income		982	2'273	(1'288)	287	2'254

Insurance premiums earned, net		12'380	18'114	3'456	861	34'811

Investment income from the insurance business		1'375	(1'702)	(19)	(86)	(432)

Other ordinary income		2'140	(190)	82	455	2'487

Gross operating income		27'242	29'691	23'388	3'298	83'619

Expenses	2)	–	–	–	–	(55'581)

Operating income		–	–	–	–	28'038

Gross operating income 2001

			Other		Asia/

			European		Pacific/

in CHF m		Switzerland	countries	Americas	Africa	Total

Interest income		7'188	10'999	22'324	1'768	42'279

Commission and service fee income		5'099	3'263	9'904	814	19'080

Net trading income		1'386	3'541	3'312	674	8'913

Insurance premiums earned, net		11'505	17'122	2'777	791	32'195

Investment income from the insurance business		3'373	2'266	276	(39)	5'876

Other ordinary income		1'030	822	155	591	2'598

Gross operating income		29'581	38'013	38'748	4'599	110'941

Expenses	2)	–	–	–	–	(71'787)

Operating income		–	–	–	–	39'154

Gross operating income 2000

			Other		Asia/

			European		Pacific/

in CHF m		Switzerland	countries	Americas	Africa	Total

Interest income		7'474	10'508	19'444	1'482	38'908

Commission and service fee income		5'492	3'445	7'627	861	17'425

Net trading income		1'790	3'477	2'311	1'213	8'791

Insurance premiums earned, net		10'975	14'543	2'458	714	28'690

Investment income from the insurance business		3'962	4'358	338	(169)	8'489

Other ordinary income		1'379	645	336	263	2'623

Gross operating income		31'072	36'976	32'514	4'364	104'926

Expenses	2)	–	–	–	–	(67'695)

Operating income		–	–	–	–	37'231

Certain reclassifications have been made to conform to the current presentation.

1) The geographic analysis is based on the location of the office recording the transactions.

2) Includes interest expenses, commission expenses, claims incurred and technical provisions for the insurance business, commission expenses from the insurance business and sundry ordinary expenses.

4.2 Segment reporting by geographic segments (continued)

Assets by countries/regions

	Tangible fixed assets		Total assets

in CHF m	31.12.02	31.12.01	31.12.02	31.12.01

Switzerland	4'587	4'692	198'045	208'427

United Kingdom	1'323	1'270	143'627	146'415

Germany	508	591	62'681	74'553

Other European countries	392	474	99'539	107'411

North America	1'138	1'663	346'947	380'009

Central and South America	36	513	35'700	33'161

Asia/Pacific	167	214	62'384	66'388

Middle Eastern countries	–	4	3'905	3'820

Africa	1	1	2'828	2'329

Total	8'152	9'422	955'656	1'022'513

1) The geographic analysis of tangible fixed assets is based on the location of the reporting entities, whereas the analysis of total assets is driven by the customers' domicile.

5 Subsequent events

On January 7, 2003, Credit Suisse First Boston entered into a definitive agreement to sell Pershing, a leading provider of financial services outsourcing solutions for broker-dealers and independent investment managers, to The Bank of New York Company, Inc. for USD 2 billion in cash, the repayment of a USD 480 million subordinated loan and a contingent payment of up to USD 50 million based on future performance. The transaction is expected to close in the first half of 2003, subject to certain regulatory approvals and other conditions.

On November 27, 2002, Winterthur announced the sale of its insurance subsidiaries Companhia Europeia de Seguros, S.A., Winterthur Pensiones, S.A. in Portugal to Liberty International, a subsidiary of the Liberty Mutual Group. The transaction is subject to regulatory approval which is expected during the first half of 2003.

6 Income statement of the banking and insurance business

		Banking business			Insurance business			2)		Credit Suisse Group

in CHF m		2002	2001	2000	2002	2001	2000		2002	2001	2000

Net interest income		7'984	6'680	5'239	–	–	–		8'036	6'751	5'313

Net commission and service fee income		15'350	18'136	16'629	–	–	–		15'334	18'115	16'596

Net trading income		1'946	8'913	8'791	–	–	–		2'254	8'913	8'791

Net income from the insurance business	3)	–	–	–	3'641	6'352	6'197		3'312	6'300	6'166

Other ordinary income/(expenses), net		(296)	(538)	1'046	(602)	(380)	(666)		(898)	(925)	365

Operating income		24'984	33'191	31'705	3'039	5'972	5'531		28'038	39'154	37'231

Salaries and other compensation		12'495	17'414	14'616	1'687	1'675	1'523		14'183	19'089	16'139

Employee benefits		1'335	1'452	1'159	486	358	359		1'820	1'810	1'518

Other personnel expenses		797	886	724	110	105	122		907	991	846

Personnel expenses	3)	14'627	19'752	16'499	2'283	2'138	2'004		16'910	21'890	18'503

Premises and real estate expenses		1'062	1'155	811	248	238	248		1'310	1'394	1'059

Expenses for IT, machinery, furnishings, vehicles and other equipment		1'526	1'536	985	320	325	250		1'837	1'853	1'212

Sundry operating expenses		2'530	4'162	3'483	931	984	868		3'472	5'147	4'374

Other operating expenses	3)	5'118	6'853	5'279	1'499	1'547	1'366		6'619	8'394	6'645

Operating expenses		19'745	26'605	21'778	3'782	3'685	3'370		23'529	30'284	25'148

Gross operating profit/(loss)		5'239	6'586	9'927	(743)	2'287	2'161		4'509	8'870	12'083

Depreciation of non-current assets		1'515	1'667	1'092	657	519	261		2'173	2'186	1'353

Amortization of acquired intangible assets		693	793	157	–	–	–		693	793	157

Amortization of goodwill		740	697	215	66	73	31		806	770	246

Valuation adjustments, provisions and losses from the banking business		4'430	2'592	1'265	–	–	–		4'430	2'592	1'265

Depreciation, valuation adjustments and losses		7'378	5'749	2'729	723	592	292		8'102	6'341	3'021

Profit/(loss) before extraordinary items, cumulative effect of change in accounting principle, taxes and minority interests		(2'139)	837	7'198	(1'466)	1'695	1'869		(3'593)	2'529	9'062

Extraordinary income		681	52	105	65	–	–		746	52	105

Extraordinary expenses		(206)	(50)	(1'796)	(197)	(231)	–		(403)	(281)	(1'796)

Cumulative effect of change in accounting principle		320	–	–	200	–	–		520	–	–

Taxes		289	(108)	(943)	(885)	(378)	(406)		(596)	(486)	(1'349)

Net profit/(loss) before minority interests		(1'055)	731	4'564	(2'283)	1'086	1'463		(3'326)	1'814	6'022

Minority interests		(151)	(179)	(91)	168	(48)	(146)		17	(227)	(237)

Net profit/(loss)		(1'206)	552	4'473	(2'115)	1'038	1'317		(3'309)	1'587	5'785

Certain reclassifications have been made to conform to the current presentation.

1) Income statements for the banking and insurance business are presented on a stand-alone basis.

2) Represents "Winterthur" Swiss insurance company, excluding capital contribution of CHF 1.7 bn to Winterthur Life, Winterthur, by Credit Suisse Group.

3) Insurance business: expenses due to the handling of both claims and investments are allocated to the income from the insurance business, of which CHF 615 m (2001: CHF 599 m, 2000: CHF 525 m) are related to personnel expenses and CHF 469 m (2001: CHF 371 m, 2000: CHF 355 m) to other operating expenses.

7 Income statement by origin

	Switzerland	Foreign	Switzerland	Foreign	Switzerland	Foreign

in CHF m	2002	2002	2001	2001	2000	2000

Net interest income	3'371	4'665	2'921	3'830	3'357	1'956

Net commission and service fee income	4'125	11'209	4'699	13'416	5'344	11'252

Net trading income	982	1'272	1'386	7'527	1'790	7'001

Net income from the insurance business	26	3'286	2'426	3'874	2'574	3'592

Other ordinary income/(expenses), net	488	(1'386)	114	(1'039)	261	104

Operating income	8'992	19'046	11'546	27'608	13'326	23'905

Personnel expenses	4'503	12'407	4'370	17'520	4'386	14'117

Other operating expenses	1'903	4'716	2'325	6'069	2'315	4'330

Operating expenses	6'406	17'123	6'695	23'589	6'701	18'447

Gross operating profit	2'586	1'923	4'851	4'019	6'625	5'458

% of total	57%	43%	55%	45%	55%	45%

Depreciation of non-current assets	850	1'323	995	1'191	696	657

Amortization of acquired intangible assets	9	684	0	793	0	157

Amortization of goodwill	105	701	85	685	47	199

Valuation adjustments, provisions and losses from the banking business	1'043	3'387	616	1'976	706	559

Depreciation, valuation adjustments and losses	2'007	6'095	1'696	4'645	1'449	1'572

Profit/(loss) before extraordinary items, cumulative effect of change in accounting principle, taxes and minority interests	579	(4'172)	3'155	(626)	5'176	3'886

Extraordinary income/(expenses)	523	(180)	(225)	(4)	(152)	(1'539)

Cumulative effect of change in accounting principle	3	517	–	–	–	–

Taxes	(219)	(377)	(799)	313	(983)	(366)

% of total	37%	63%	164%	(64%)	73%	27%

Net profit/(loss) before minority interests	886	(4'212)	2'131	(317)	4'041	1'981

Minority interests	39	(22)	126	(353)	27	(264)

Net profit/(loss)	925	(4'234)	2'257	(670)	4'068	1'717

% of total	(28%)	128%	142%	(42%)	70%	30%

Certain reclassifications have been made to conform to the current presentation.

1) The analysis is based on the location of the office recording the transactions.

8 Net interest income

in CHF m	2002	2001	2000

Interest income on loans due from customers	9'832	13'438	13'853

Interest income on loans due from banks	6'849	13'179	14'225

Interest income from money market papers	536	1'590	1'725

Credit commissions treated as interest earnings	263	329	252

Interest income from leasing operations	150	151	126

Interest and discount income	17'630	28'687	30'181

Interest income	8'953	11'351	7'136

Dividend income	1'004	1'727	885

Interest and dividend income from trading portfolios	9'957	13'078	8'021

Interest income	617	352	345

Dividend income	116	162	361

Interest and dividend income from financial investments	733	514	706

Interest income	28'320	42'279	38'908

Interest expenses for liabilities due to customers	(10'031)	(15'786)	(15'475)

Interest expenses for liabilities due to banks	(10'253)	(19'742)	(18'120)

Interest expenses	(20'284)	(35'528)	(33'595)

of which interest expenses for subordinated liabilities	(1'006)	(916)	(879)

Total net interest income	8'036	6'751	5'313

9 Net trading income

in CHF m	2002	2001	2000

Debt instruments	726	1'708	2'694

Equity instruments	334	4'851	4'512

Foreign exchange and banknote trading	1'228	1'648	1'075

Precious metals	21	3	123

Other	(55)	703	387

Total net trading income	2'254	8'913	8'791

Certain reclassifications have been made to conform to the current presentation.

10 Depreciation and amortization

in CHF m		2002	2001	2000

Real estate		189	207	239

Other tangible fixed assets		1'107	1'269	933

Present value of future profits (PVFP)	1)	267	237	14

Other intangible assets		526	387	151

Non-consolidated participations		84	86	16

Depreciation of non-current assets		2'173	2'186	1'353

Amortization of acquired intangible assets		693	793	157

Amortization of goodwill		806	770	246

Total depreciation and amortization		3'672	3'749	1'756

1) Interests accrued of CHF 98 m (2001: CHF 157 m, 2000: CHF 156 m) on the unamortized PVFP balance is presented net against amortization.

11 Valuation adjustments, provisions and losses from the banking business

in CHF m		2002	2001	2000

Valuation allowances		2'822	1'634	973

Balance sheet risks		63	4	(83)

Off-balance sheet risks		202	80	(11)

Other provisions		1'311	828	304

Losses on financial investments		32	46	82

Total valuation adjustments, provisions and losses from the banking business		4'430	2'592	1'265

Non-technical provisions for the insurance business	1)	15	136	95

1) Included in other expenses from the insurance business.

12 Extraordinary income

in CHF m	2002	2001	2000

Gains from the disposal of participations	120	4	2

Release of reserve for general banking risks	580	0	8

Other extraordinary income	46	48	95

Total extraordinary income	746	52	105

13 Extraordinary expenses

in CHF m		2002	2001	2000

Losses from the disposal of participations		360	238	0

Allocation to reserve for general banking risks		0	0	190

Restructuring charges		17	19	1'501

Other extraordinary expenses		26	24	105

Total extraordinary expenses		403	281	1'796

Restructuring charges 1)

in CHF m		2002	2001	2000

Personnel		441	43	932

Premises	2)	27	7	268

Other	3)	66	13	342

Total restructuring charges		534	63	1'542

of which included in extraordinary expenses		17	19	1'501

of which included in ordinary expenses		517	44	41

1) See note 33 "Valuation allowances and provisions" for further details.

2) Premises charges include lease termination costs, moving expenses and losses related to the closure and sale of property.

3) Other charges include technology write-offs, rebranding and advertising costs and consultancy fees.

In 2002, restructuring charges of CHF 37 million related to the insurance business and CHF 497 million related to the banking business of which CHF 133 million related to the efforts of focusing CSFS’ European initiative on private banking clients, and CHF 347 million represented accruals made for severance payments at CSFB.

In 2001, restructuring charges of CHF 44 million related to the insurance business and CHF 19 million related to e-business activities.

During 2000, the Group recorded restructuring charges of CHF 1,499 million related to the acquisition of Donaldson, Lufkin & Jenrette, Inc. Personnel charges of CHF 900 million included CHF 664 million for announced and anticipated termination benefits and CHF 236 million for other personnel-related expenses including retention awards. Substantially all of the remaining CHF 43 million in 2000 restructuring costs related to Winterthur Life & Pension’s acquisition of Colonial UK.

14 Taxes

in CHF m	2002	2001	2000

Switzerland	498	659	953

Foreign	(230)	755	1'981

Current taxes	268	1'414	2'934

Switzerland	(279)	140	30

Foreign	607	(1'068)	(1'615)

Deferred taxes	328	(928)	(1'585)

Total taxes	596	486	1'349

15 Income statement of the insurance business

in CHF m	2002	2001	2000

Non-life

Net premiums written	17'241	16'840	14'632

Change in provision for unearned premiums and in provision for future policy benefits (health)	(1'538)	(1'833)	(1'113)

Net premiums earned	15'703	15'007	13'519

Claims and annuities paid	(10'164)	(10'311)	(10'108)

Change in provision for unpaid claims and annuities	(1'585)	(1'198)	(324)

Claims and annuities incurred	(11'749)	(11'509)	(10'432)

Dividends paid to policyholders	(241)	(290)	(309)

Change in provision for future dividends to policyholders	347	(21)	(66)

Dividends to policyholders incurred	106	(311)	(375)

Operating expenses	(4'486)	(4'336)	(3'971)

Underwriting result	(426)	(1'149)	(1'259)

Net investment income	(16)	2'217	2'385

Interest received on deposits and bank accounts	41	29	96

Interest paid	(93)	(97)	(114)

Other income/(expenses), including foreign currency translation impact	(350)	(165)	53

Profit/(loss) before taxes and minority interests	(844)	835	1'161

Life

Net premiums written	18'979	17'203	15'172

Change in provision for unearned premiums	(4)	(15)	(1)

Net premiums earned	18'975	17'188	15'171

Death and other benefits paid	(13'961)	(11'922)	(9'417)

Change in provisions for death and other benefits	(731)	(245)	(317)

Death and other benefits incurred	(14'692)	(12'167)	(9'734)

Change in provision for future policyholder benefits	(4'020)	(5'457)	(6'377)

Dividends paid to policyholders	(1'193)	(1'449)	(1'439)

Change in provision for future dividends to policyholders	2'951	1'162	(543)

Dividends to policyholders incurred	1'758	(287)	(1'982)

Operating expenses	(2'181)	(1'870)	(1'685)

Net investment income	(308)	3'651	6'051

Interest received on deposits and bank accounts	83	86	88

Interest on bonuses credited to policyholders	(146)	(135)	(116)

Interest paid	(122)	(193)	(215)

Other income/(expenses), including foreign currency translation impact	72	(53)	(416)

Profit/(loss) before taxes and minority interests	(581)	763	785

Combined

Profit/(loss) before taxes and minority interests	(1'425)	1'598	1'946

Interest on debt	(107)	(61)	(46)

Amortization of goodwill	(66)	(73)	(31)

Cumulative effect of change in accounting principle	200	–	–

Taxes	(885)	(378)	(406)

Profit/(loss) before minority interests	(2'283)	1'086	1'463

Minority interests	168	(48)	(146)

Net profit/(loss)	(2'115)	1'038	1'317

1) Represents “Winterthur” Swiss Insurance Company, excluding capital contribution of CHF 1.7 bn to Winterthur Life, Winterthur, by Credit Suisse Group.

16 Insurance premiums, claims and related reinsurance

in CHF m	2002	2001	2000

Non-life

Switzerland	2'982	3'138	3'133

Germany	2'523	2'659	2'615

United Kingdom	5'001	4'009	2'608

Italy	1'892	1'840	1'855

Spain	1'361	1'242	1'130

North America	3'375	3'598	3'281

Other	1'257	1'926	1'886

Total gross premiums written	18'391	18'412	16'508

of which direct written premiums	17'452	17'606	16'125

of which assumed	939	806	383

Ceded	(1'150)	(1'572)	(1'876)

Net premiums written	17'241	16'840	14'632

Direct	15'839	16'162	14'711

Assumed	1'008	524	340

Ceded	(1'144)	(1'679)	(1'532)

Net premiums earned	15'703	15'007	13'519

Direct	(11'939)	(12'489)	(11'644)

Assumed	(816)	(451)	141

Ceded	1'006	1'431	1'071

Claims and annuities incurred, net	(11'749)	(11'509)	(10'432)

Life

Switzerland	8'966	8'340	7'815

Germany	2'861	2'815	2'746

United Kingdom	2'338	2'088	1'445

Other	4'854	4'170	3'446

Total gross premiums written	19'019	17'413	15'452

of which direct written premiums	18'778	17'193	15'437

of which assumed	241	220	15

Ceded	(40)	(210)	(280)

Net premiums written	18'979	17'203	15'172

Direct	18'774	17'190	15'438

Assumed	242	208	14

Ceded	(41)	(210)	(281)

Net premiums earned	18'975	17'188	15'171

Direct	(14'697)	(12'189)	(9'788)

Assumed	(78)	(52)	(48)

Ceded	83	74	102

Death and other benefits incurred, net	(14'692)	(12'167)	(9'734)

Combined

Direct written premiums	36'230	34'799	31'562

Assumed	1'180	1'026	398

Ceded	(1'190)	(1'782)	(2'156)

Net premiums written	36'220	34'043	29'804

1) Represents «Winterthur» Swiss Insurance Company.

17 Net investment income from the insurance business1)

in CHF m	2002	2001	2000

Non-life

Debt securities and loans	815	974	1'029

Equity securities	91	161	160

Real estate	100	127	120

Mortgages	54	60	59

Short-term investments	151	95	109

Non-consolidated participations	7	15	48

Investment income	1'218	1'432	1'525

Realized gains/(losses) on real estate	(4)	170	38

Realized gains/(losses) on other investments	(1'069)	750	1'022

(Depreciation)/appreciation on investments	(26)	(31)	(28)

Gains/(losses) on investments	(1'099)	889	1'032

Investment expenses	(135)	(104)	(172)

Net investment income	(16)	2'217	2'385

Life

Debt securities and loans	2'568	2'798	2'793

Equity securities	355	462	404

Real estate	419	395	372

Mortgages	411	421	398

Short-term investments	114	85	67

Non-consolidated participations	11	14	9

Investment income	3'878	4'175	4'043

Realised gains/(losses) on real estate	65	31	40

Realised gains/(losses) on other investments	(2'197)	926	2'670

(Depreciation)/appreciation on investments	(127)	(123)	(105)

Gains/(losses) on investments	(2'259)	834	2'605

Investment income	319	224	214

Gains/(losses)	(2'049)	(1'338)	(544)

Net investment income where the investment risk is borne by policyholders	(1'730)	(1'114)	(330)

Investment expenses	(197)	(244)	(267)

Net investment income	(308)	3'651	6'051

Combined

Debt securities and loans	3'383	3'772	3'822

Equity securities	446	623	564

Real estate	519	522	492

Mortgages	465	481	457

Short-term investments	265	180	176

Non-consolidated participations	18	29	57

Investment income	5'096	5'607	5'568

Gains/(losses) on investments	(3'358)	1'723	3'637

Net investment income where the investment risk is borne by policyholders	(1'730)	(1'114)	(330)

Investment expenses	(332)	(348)	(439)

Net investment income from the insurance business	(324)	5'868	8'436

1) Represents "Winterthur" Swiss insurance company.

18 Money market papers

in CHF m		31.12.02	31.12.01

Government treasury notes and bills	1)	10'142	5'219

Money market placements	1)	13'803	20'988

Other bills of exchange and money market papers	1)	1'180	5'820

Total money market papers		25'125	32'027

of which rediscountable or pledgeable with central banks	1)	11'545	7'305

1) 31.12.01 restated.

19 Loans

19.1 Due from banks

in CHF m	31.12.02	31.12.01

Due from banks, gross	195'866	203'821

Valuation allowance	(88)	(36)

Total due from banks, net	195'778	203'785

19.2 Due from customers and mortgages

in CHF m	31.12.02	31.12.01

Due from customers, gross	187'617	192'349

Valuation allowance	(5'474)	(6'198)

Due from customers, net	182'143	186'151

Mortgages, gross	97'037	95'685

Valuation allowance	(2'141)	(3'030)

Mortgages, net	94'896	92'655

Total due from customers and mortgages, net	277'039	278'806

Due from customers and mortgages by sector

in CHF m	31.12.02	31.12.01

Financial services	38'279	39'213

Real estate companies	16'472	17'627

Other services including technology companies	15'316	22'860

Manufacturing	13'273	12'791

Wholesale and retail trade	11'165	10'970

Construction	4'314	3'676

Transportation and communication	6'482	10'904

Health and social services	2'340	1'854

Hotels and restaurants	2'390	2'866

Agriculture and mining	2'317	1'600

Non-profit and international organizations	191	27

Commercial	112'539	124'388

Consumers	92'419	86'358

Public authorities	5'023	5'000

Lease financings	3'158	3'135

Professional securities transactions and securitized loans	71'515	69'153

Due from customers and mortgages, gross	284'654	288'034

Valuation allowance	(7'615)	(9'228)

Total due from customers and mortgages, net	277'039	278'806

19.3 Collateral of due from customers and mortgages

		Mortgage	Other	Without	Total

in CHF m		collateral	collateral	collateral	31.12.02

Due from customers		5'106	129'300	47'737	182'143

Residential properties		68'055

Business and office properties		11'857

Commercial and industrial properties		10'970

Other properties		4'014

Mortgages		94'896			94'896

Total collateral		100'002	129'300	47'737	277'039

As of 31.12.01		98'557	121'338	58'911	278'806

19.4 Loan valuation allowance

in CHF m				31.12.02	31.12.01

Due from banks				88	36

Due from customers				5'474	6'198

Mortgages				2'141	3'030

Total loan valuation allowance	1)			7'703	9'264

of which on principal				6'617	7'553

of which on interest				1'086	1'711

1) Of which for 31.12.02 CHF 6,778 m and for 31.12.01 CHF 8,974 m are specific allowances for impaired loans.

Roll forward of loan valuation allowance

in CHF m			2002	2001	2000

At beginning of financial year			9'264	10'786	12'489

Net additions charged to income statement			2'616	1'613	973

Net write-offs			(3'803)	(3'805)	(3'509)

Balances acquired/(sold)			0	(3)	352

Provisions for interest			187	400	248

Foreign currency translation impact and other			(561)	273	233

At end of financial year			7'703	9'264	10'786

19.5 Impaired loans

in CHF m		31.12.02	31.12.01

With a specific allowance		11'714	14'654

Without a specific allowance		655	911

Total impaired loans, gross		12'369	15'565

Non-performing loans		6'355	7'960

Non-interest earning loans		2'325	2'808

Restructured loans		281	114

Potential problem loans	2)	3'408	4'683

Total impaired loans, gross		12'369	15'565

1) 31.12.01 restated.

2) Potential problem loans consist of loans where interest payments are being made but where, in the credit officer's assessment, some doubt exists as to the timing and/or certainty of the repayment of contractual principal.

Impaired loans include non-performing loans, non-interest earning loans, troubled debt restructuring and potential problem loans. Troubled debt restructuring consists of loans that are accruing at interest rates different from the original terms of such loans; restructurings involving the forgiveness of principal and/or accrued interest; or restructurings involving the receipt of an equity interest from the counterparty. On receipt of cash, suspended interest is recovered first, except when amounts are outstanding for costs and other late payment charges, in which case cash received is first applied to these costs and other late payment charges.

Potential problem loans consist of loans where interest payments are being made. However, there exists some doubt in the credit officer’s assessment as to the timing and/or certainty of the repayment of contractual principal. At December 31, 2002, the Group did not have any commitments to lend additional funds to debtors whose terms have been modified in troubled debt restructuring.
Other information

in CHF m		2002	2001

Average balance of impaired loans	1)	13'293	16'164

Interest income which was recognized		107	184

Interest income recognized on a cash basis		158	169

Recognized in connection with the sales of loans were CHF 181 million and CHF 162 million net losses during 2002 and 2001, respectively.

1) 2001 restated.

Concentrations of credit risk

Credit risk concentrations arise and exist when any particular exposure type becomes material relative to the size and capital of the Group. Within the Group, monitoring by counterparty, country, industry, product and business division is carried out in an effort to ensure that such concentrations are identified. Possible material exposures of any counterparty or counterparties are regularly identified as part of regulatory reporting of large exposures. The approval of country and regional limits aims to avoid any undue geographical risk concentration. From an industry exposure point of view, the combined credit exposure of the Group is quite diversified. Within Corporate & Retail Banking a large portion of exposure is from individual clients, particularly in residential mortgages in Switzerland. At Credit Suisse First Boston, a large portion of the exposure relates to transactions with financial institutions. However, in both cases, the customer base is extensive and the number and variety of transactions are broad. For Credit Suisse First Boston the business is also geographically diverse with operations focused in the Americas, Europe and, to a lesser extent, Asia.

20 Securities and precious metals trading portfolios

in CHF m		31.12.02	31.12.01

Listed on stock exchange		58'661	66'308

Unlisted		76'083	91'434

Debt instruments		134'744	157'742

of which own bonds and medium-term notes		1'520	1'037

Listed on stock exchange		33'208	44'202

Unlisted		3'935	5'123

Equity instruments		37'143	49'325

of which own shares		2'254	4'410

Precious metals		1'246	1'307

Total securities and precious metals trading portfolios		173'133	208'374

of which rediscountable or pledgeable with central banks	1)	27'426	40'782

Substantial assets and liabilities included in other balance sheet positions	2)

Lent trading positions (due from banks and customers)		64	76

Borrowed trading positions (due to banks and customers)		582	2'996

Derivative instruments from trading activities

Positive replacement values (other assets)		53'188	49'651

Negative replacement values (other liabilities)		54'534	52'386

1) 31.12.01 restated.

2) These are valued at fair value and any related profit/loss on them is shown in net trading income.

21 Own shares included in securities trading portfolios

	2002	2002	2001	2001

	No. of shares	in CHF m	No. of shares	in CHF m

In registered share equivalents, including derivatives

At beginning of financial year	(92'891)	(7)	6'035'628	465

At end of financial year	191'133	6	(92'891)	(7)

The number of shares has been adjusted for the 4-for-1 share split effective as of August 15, 2001.

22 Financial investments from the banking business

	Cost		Market value		Book value

in CHF m	31.12.02	31.12.01	31.12.02	31.12.01	31.12.02	31.12.01

Listed on stock exchange	–	–	–	–	16'588	14'055

Unlisted	–	–	–	–	3'493	2'242

Debt instruments	–	–	–	–	20'081	16'297

of which valued according to the accrual method	–	–	–	–	16'949	15'219

of which valued at lower of cost or market	3'795	1'176	3'244	1'098	3'132	1'078

of which own bonds and medium-term notes	–	–	–	–	19	31

Listed on stock exchange	2'034	3'849	598	5'706	596	3'537

Unlisted	–	–	–	–	11'947	15'387

Equity instruments	–	–	–	–	12'543	18'924

of which own shares	–	–	–	–	58	773

of which qualifying participations	–	–	–	–	2'114	2'713

Repossessed commodities	0	16	0	6	0	6

Precious metals	10	9	10	9	10	9

Real estate	874	2'291	759	2'080	760	2'070

Total financial investments from the banking business	–	–	–	–	33'394	37'306

of which valued at lower of cost or market	6'713	7'341	4'611	8'899	4'498	6'700

of which securities rediscountable or pledgeable with central banks	–	–	–	–	14'746	13'275

23 Investments from the insurance business

			Gross	Gross

		Amortized	unrealized	unrealized

As of 31.12.02, in CHF m	Book value	cost	gains	losses	Fair value

Debt securities issued by Swiss Federal Government, cantonal or local governmental entities	10'974	10'269	715	10	10'974

Debt securities issued by foreign governments	27'094	26'303	879	88	27'094

Corporate debt securities	22'517	21'210	1'399	92	22'517

Other	16'066	15'141	1'010	85	16'066

Debt securities	76'651	72'923	4'003	275	76'651

Equity securities	9'052	9'171	336	455	9'052

Total securities – available-for-sale	85'703	82'094	4'339	730	85'703

Debt securities	246	–	–	–	–

Equity securities	31	–	–	–	–

Total securities – trading	277	–	–	–	–

Own shares	44	–	–	–	–

Mortgage loans	10'175	–	–	–	–

Other loans	4'305	–	–	–	–

Real estate	7'431	–	–	–	10'057

Short-term investments and other	7'120	–	–	–	–

Investments from the insurance business	115'055	–	–	–	–

Equity securities	9'288	–	–	–	–

Debt securities	2'841	–	–	–	–

Short-term investments	1'069	–	–	–	–

Real estate	197	–	–	–	–

Investments where the investment risk is borne by the policyholder	13'395	–	–	–	–

Investments from the insurance business	128'450	–	–	–	–

			Gross	Gross

		Amortized	unrealized	unrealized

As of 31.12.01, in CHF m	Book value	cost	gains	losses	Fair value

Debt securities issued by Swiss Federal Government, cantonal or local governmental entities	8'287	8'205	152	70	8'287

Debt securities issued by foreign governments	19'503	19'252	474	223	19'503

Corporate debt securities	22'947	22'542	672	267	22'947

Other	15'823	15'409	543	129	15'823

Debt securities	66'560	65'408	1'841	689	66'560

Equity securities	22'332	22'145	2'406	2'219	22'332

Total securities – available-for-sale	88'892	87'553	4'247	2'908	88'892

Debt securities	1'858	–	–	–	–

Equity securities	37	–	–	–	–

Total securities – trading	1'895	–	–	–	–

Own shares	184	–	–	–	–

Mortgage loans	9'811	–	–	–	–

Other loans	4'648	–	–	–	–

Real estate	7'549	–	–	–	10'376

Short-term investments and other	3'793	–	–	–	–

Investments from the insurance business	116'772	–	–	–	–

Equity securities	10'934	–	–	–	–

Debt securities	2'495	–	–	–	–

Short-term investments	794	–	–	–	–

Real estate	296	–	–	–	–

Investments where the investment risk is borne by the policyholder	14'519	–	–	–	–

Investments from the insurance business	131'291	–	–	–	–

24 Own shares included in financial investments from the banking and insurance business

	2002	2002	2001	2001

	No. of shares	in CHF m	No. of shares	in CHF m

In registered share equivalents, including derivatives

At beginning of financial year	11'048'553	777	471'484	36

At end of financial year	1'451'653	44	11'048'553	777

The number of shares has been adjusted for the 4-for-1 share split effective as of August 15, 2001.

25 Non-consolidated participations

			Net					Foreign	Net

			book				Balances	currency	book

		Accumulated	value				acquired/	translation	value

in CHF m	Cost	write-offs	31.12.01	Additions	Disposals	Write-offs	(sold)	and transfers	31.12.02

Investments in associates	1'568	(89)	1'479	464	(327)	(5)	(20)	(118)	1'473

Other non-consolidated participations	500	(133)	367	10	(43)	(79)	6	58	319

Total non-consolidated participations	2'068	(222)	1'846	474	(370)	(84)	(14)	(60)	1'792

Listed on stock exchange			178						231

Unlisted			1'668						1'561

26 Tangible fixed assets

		Own use	Real estate	Leasehold	Other	Total

in CHF m		premises	investment	improvements	physical assets	2002

Historical cost

At beginning of financial year		6'778	462	2'044	5'846	15'130

Additions		147	17	170	797	1'131

Disposals and write-offs		(27)	(30)	(110)	(570)	(737)

Balances acquired/(sold)		(13)	29	0	(3)	13

Reclassifications	1)	(134)	(82)	(160)	(230)	(606)

Foreign currency translation impact		(168)	(10)	(262)	(555)	(995)

At end of financial year		6'583	386	1'682	5'285	13'936

Accumulated depreciation

At beginning of financial year		1'211	67	638	3'792	5'708

Depreciation		172	17	204	903	1'296

Disposals and write-offs		(4)	(2)	(18)	(422)	(446)

Balances acquired/(sold)		(8)	3	(4)	2	(7)

Reclassifications	1)	(31)	(5)	(134)	(100)	(270)

Foreign currency translation impact		(30)	(1)	(72)	(394)	(497)

At end of financial year		1'310	79	614	3'781	5'784

Net book value at end of financial year		5'273	307	1'068	1'504	8'152

Net book value at beginning of financial year		5'567	395	1'406	2'054	9'422

1) Including CHF 109 m transfer to real estate held-for-investments from the insurance business, CHF 77 m to real estate held-for-sale and CHF 154 m to intangible assets.

Fire insurance values

in CHF m					31.12.02	31.12.01

Real estate (including investments from the insurance business)					17'560	18'462

Other tangible fixed assets					3'347	3'911

27 Operating leases

The following is a schedule of future minimum rental payments required under operating leases-lessee transactions that have initial or remaining non-cancelable lease terms in excess of one year, as of December 31, 2002.

in CHF m			31.12.02

2003			809

2004			722

2005			650

2006			1'125

2007			566

Thereafter			4'645

Future operating lease commitments			8'517

Minimum non-cancelable sublease rentals			(726)

Total net future minimum lease commitments			7'791

The following shows the composition of total rent expense for all operating leases except those with a term of one month or less that were not renewed for the years ended December 31:

Rental expenses

in CHF m	2002	2001	2000

Minimum rentals	1'052	860	585

Contingent rentals	0	0	3

Gross rental expenses	1'052	860	588

Sublease rental income	(29)	(43)	(17)

Total net rental expenses	1'023	817	571

28 Intangible assets

		Acquired		Present			Other

		intangible		value of			intangible	Total

in CHF m		assets	Goodwill	future profits	1)	Software	assets	2002

Historical cost

At beginning of financial year		6'790	14'720	2'630		1'536	91	25'767

Additions		75	478	0		529	6	1'088

Disposals and write-offs		(9)	(54)	0		(70)	(16)	(149)

Unrealized gains/(losses)				(25)				(25)

Balances acquired/(sold)		0	13	17		(5)	0	25

Reclassifications	2)	101	(434)	0		155	0	(178)

Foreign currency translation impact		(1'156)	(1'852)	(119)		(142)	(2)	(3'271)

At end of financial year		5'801	12'871	2'503		2'003	79	23'257

Accumulated depreciation

At beginning of financial year		892	1'056	295		615	59	2'917

Depreciation and amortization		693	806	267	3)	523	3	2'292

Disposals and write-offs		0	(4)	0		(37)	(5)	(46)

Balances acquired/(sold)		0	0	0		(1)	0	(1)

Reclassifications	2)	77	149	0		(1)	(1)	224

Foreign currency translation impact		(226)	(171)	(25)		(67)	1	(488)

At end of financial year		1'436	1'836	537		1'032	57	4'898

Net book value at end of financial year		4'365	11'035	1'966		971	22	18'359

Net book value at beginning of financial year		5'898	13'664	2'335		921	32	22'850

1) PVFP: Present value of future profits embedded in each life and health insurance portfolio purchased, see Note 1 “Summary of significant accounting policies”.

2) Including CHF 154 m transfer from tangible assets and CHF 554 m to provisions.

3) Interests accrued of CHF 98 m on the unamortized PVFP balance is presented net against amortization.

29 Other assets

in CHF m	31.12.02	31.12.01

Trading derivative instruments	53'188	49'651

Other derivative instruments	1'569	1'378

Positive replacement value of derivative instruments	54'757	51'029

Deferred tax asset	7'975	6'910

Other	2'979	5'857

Total other assets	65'711	63'796

30 Assets pledged or assigned and assets subject to ownership reservation

in CHF m	31.12.02	31.12.01	2)

Assets pledged and assigned as collateral	92'053	122'653

of which assets provided with the right to sell or repledge with respect to securities lending	78'237	105'934

Actual commitments secured	86'354	109'606

1) None of the Group's assets were under reservation of ownership either in the current or in the previous year.

2) 31.12.01 restated.

Other information

in CHF m	31.12.02	31.12.01

Cash restricted under Swiss and foreign banking regulations	12'884	13'529

31 Medium-term notes and bonds

in CHF m		31.12.02	31.12.01

Medium-term notes (cash bonds)		2'599	3'019

Bonds issued by Credit Suisse Group and subsidiaries		80'103	80'015

Mortgage bonds issued by the Swiss Mortgage Bond Bank		1'736	1'490

Bonds and mortgage-backed bonds		81'839	81'505

Total medium-term notes and bonds		84'438	84'524

of which subordinated bonds		19'389	20'746

Maturity structure

	Medium-term		Total

in CHF m	notes	Bonds	31.12.02

2003	986	14'511	15'497

2004	902	7'941	8'843

2005	344	12'879	13'223

2006	207	7'427	7'634

2007	94	9'733	9'827

Thereafter	66	29'348	29'414

Total	2'599	81'839	84'438

For further details, see note 47 “Bonds issued”.

Credit Suisse Group and Credit Suisse First Boston (USA), Inc. maintain committed, unsecured 364-day credit facilities totaling CHF 5.56 billion with syndicates of international banks.

32 Other liabilities

in CHF m	31.12.02	31.12.01

Trading derivative instruments	54'534	52'386

Other derivative instruments	630	808

Negative replacement value of derivative instruments	55'164	53'194

Compensation account	111	462

Other	795	2'837

Total other liabilites	56'070	56'493

33 Valuation allowances and provisions

												Total

			Provision		Provision	Provision			Provision			excluding

	Valuation		for credit		for other bu-	for re-		Other	for		Total	allowances

in CHF m	allowances	1)	risks	2)	siness risks	structuring	3)	provisions	taxes		2002	2002

At beginning of financial year	9'319		291		583	289		1'539	8'660		20'681	11'362

Net additions charged to income statement	2'822		265		(2)	187	6)	1'277	322	4)	4'871	2'049

Net additions charged to equity									898	5)	898	898

Net write-offs	(3'804)		(64)		(54)	(296)		(651)	(1'383)		(6'252)	(2'448)

Balances acquired/(sold)	0		0		0	12		0	183		195	195

Provisions for interest	197		1		0	0		0	–		198	1

Change in definition of purpose (reclassifications)	(1)		(218)		(184)	7		134	658		396	397

Foreign currency translation impact	(600)		(36)		(44)	(14)		(263)	(540)		(1'497)	(897)

At end of financial year	7'933		239		299	185		2'036	8'798		19'490	11'557

1) Including valuation allowances for money market papers and debt instruments included in financial investments from the banking business.

2) Including off-balance sheet risks.

3) In 2002, the restructuring provision for Donaldson, Lufkin & Jenrette, Inc. declined by CHF 178 m from CHF 178 m to CHF 0.

4) The increase in deferred tax assets of CHF 274 m is not included in provisions for taxes and deferred taxes.

5) Change due to deferred taxes on unrealized gains/(losses) on investments from the insurance business.

6) Of which CHF 82 m set up under personnel and other operating expenses.

Restructuring charges and merger-related costs

For information related to restructuring charges, please refer to note 13.

The following is an analysis of the change in the provision for restructuring of the Group for the year ended December 31, 2002

		Net additions

		charged to		Transfers,

	Balance at	income	Net	foreign	Balance at

in CHF m	31.12.01	statement	write-offs	exchange	31.12.02

Personnel	110	94	(167)	40	77

Premises and equipment	58	27	(63)	(8)	14

Other	121	66	(66)	(27)	94

Total	289	187	(296)	5	185

The following is an analysis of the change in accruals for restructuring of the Group included in other liabilities for the year ended December 31, 2002

		Net additions

		charged to		Transfers,

	Balance at	income	Net	foreign	Balance at

in CHF m	31.12.01	statement	write-offs	exchange	31.12.02

Personnel	0	347	(107)	(26)	214

Total	0	347	(107)	(26)	214

Merger-related costs represent retention awards related to the acquisition of DLJ, which are being expensed over the vesting period. The vesting period is generally three years. Retention awards of CHF 649 million are included in the consolidated income statement for the year ended December 31, 2002. The remaining retention awards of CHF 266 million as of December 31, 2002, are expected to be charged against earnings in the following periods with CHF 248 million in 2003 and CHF 18 million in 2004.

34 Technical provisions for the insurance business

	Gross	Net	Gross	Net

in CHF m	31.12.02	31.12.02	31.12.01	31.12.01

Non-life

Provision for unearned premiums	6'834	6'451	6'415	5'987

Provision for future policyholder benefits (health)	3'800	3'800	3'414	3'413

Provision for unpaid claims and claim adjustment expenses	18'284	15'670	18'656	15'486

Actuarial provision for annuities	1'565	1'555	1'507	1'409

Provision for future dividends to policyholders	1'269	1'269	1'454	1'443

Technical provisions	31'752	28'745	31'446	27'738

Life

Provision for unearned premiums	16	15	15	13

Provision for future policyholder benefits	84'993	84'640	84'829	84'085

Provision for death and other benefits	4'183	4'125	3'712	3'635

Provision for future dividends to policyholders	1'808	1'807	4'328	4'327

Bonuses held on deposit	3'618	3'618	3'458	3'458

Technical provisions	94'618	94'205	96'342	95'518

Provisions for insurance policies, where the investment risk is borne by the policyholders	13'521	13'521	15'098	15'098

Total technical provisions for the insurance business	139'891	136'471	142'886	138'354

35 Statement of shareholders' equity

		Reserve				Retained

		for general				earnings

		banking	Share	Capital	Revaluation	including	Minority

in CHF m		risks	capital	reserves	reserves	net profit	interests	1)	Total

As of 31.12.99		2'131	5'444	11'700	5'515	4'739	1'154		30'683

Dividends paid						(1'931)	(55)		(1'986)

Capital increases, par value and capital surplus			565	8'151			911		9'627

Transfer of reserves				31		(31)			0

Balances acquired/(sold)							190		190

Acquisition of minority interests							(1)		(1)

Change in revaluation reserves, net					(726)		228		(498)

Foreign currency translation impact						(610)	(93)		(703)

Reclassifications from provisions		6							6

Allocation to reserve for general banking risks		190							190

Release of reserve for general banking risks		(8)							(8)

Net profit/(loss)						5'785	237		6'022

As of 31.12.00		2'319	6'009	19'882	4'789	7'952	2'571		43'522

of which reserve for own shares				600		0			600

Dividends paid						(14)	(161)		(175)

Repayment out of share capital			(2'392)						(2'392)

Capital increases, par value and capital surplus			11	164			985		1'160

Cancellation of repurchased shares			(38)	(531)					(569)

Balances acquired/(sold)							(241)		(241)

Acquisition of minority interests							(12)		(12)

Change in revaluation reserves, net					(4'040)		(258)		(4'298)

Foreign currency translation impact						102	10		112

Net profit/(loss)						1'587	227		1'814

As of 31.12.01		2'319	3'590	19'515	749	9'627	3'121		38'921

of which reserve for own shares				69		2'400			2'469

Dividends paid							(169)		(169)

Repayment out of share capital			(2'379)						(2'379)

Capital increases, par value and capital surplus	2)		2	1'264			182		1'448

Cancellation of repurchased shares			(23)	(69)		(450)			(542)

Balances acquired/(sold)							(24)		(24)

Acquisition of minority interests							(143)		(143)

Change in revaluation reserves, net					755		59		814

Foreign currency translation impact						(2'495)	(131)		(2'626)

Release of reserve for general banking risks		(580)							(580)

Net profit/(loss)						(3'309)	(17)		(3'326)

As of 31.12.02		1'739	1'190	20'710	1'504	3'373	2'878		31'394

of which reserve for own shares				0		1'950			1'950

1) For information relating to redeemable preferred securities, see next page.

2) Includes CHF 1.25 bn proceeds received from the issuance of Mandatory Convertible Securities by Credit Suisse Group Finance (Guernsey) Ltd. For more information relating to Mandatory Convertible Securities see next page.

Significant shareholders:

As of December 31, 2002 Credit Suisse Group had no significant shareholders. With respect to own shares refer to note 10 of the Parent Company financial statements.

35 Statement of shareholders’ equity (continued)

Mandatory Convertible Securities

On December 23, 2002, Credit Suisse Group Finance (Guernsey) Ltd. - a wholly owned subsidiary of Credit Suisse Group, Zurich - issued subordinated Mandatory Convertible Securities ("securities") in the aggregate amount of CHF 1.25 billion. The securities were issued in the form of notes with a denomination of CHF 1,000 per note and a final maturity on December 23, 2005. On a subordinated basis Credit Suisse Group, Zurich guaranteed the securities.

A fixed coupon amount of 6% per annum is payable at the discretion of the issuer - subject to certain coupon limitations - on December 23 of each year, beginning in 2003 and up to and including the maturity date. On each date Credit Suisse Group pays a cash dividend or any other cash distribution to its shareholders or, subject to certain exceptions, redeems any Credit Suisse Group shares ("shares") or other junior or preferred obligations an equivalent floating coupon amount per note is payable in respect of such number of shares corresponding to 32.33107 shares per note. Any coupon payment not due and payable will not remain owing or entitle holders to a claim in respect thereof upon a winding-up of the guarantor, or at any other time (i.e. coupons are non-cumulative).

Mandatory conversion at maturity (redemption)

Notes not converted before the 20th trading day prior to the maturity date will be redeemed through conversion into shares on the maturity date. Upon such conversion, each note holder shall receive between 26.93966 and 32.33107 shares per note converted based on the closing prices of the shares over a period prior to the maturity date.

Voluntary conversion at the option of the note holders

Notes may be converted into shares any time after February 3, 2003 and before the 20th trading day prior to the maturity date at the election of each note holder. Upon such conversion, each note holder making such election shall receive 26.93966 shares per note converted.

Early conversion at the option of the issuer

Notes may be converted into shares at any time after February 3, 2003 and before the 20th trading day prior to the maturity date at the option of the issuer. Upon such early conversion, holders shall receive 32.33107 shares per note plus all remaining fixed coupon amounts scheduled for payment up to and including the maturity date. This option can only be exercised if certain coupon limitations do not apply and if the shares to be delivered thereupon shall have the same entitlements (including dividends) as the other outstanding shares.

Redeemable preferred securities

List of redeemable preferred securities issued as of December 31, 2002

							Related notes

							issued by CSG

				Liquidation			solely redeemable

	Issue	Notional amount		value			by issuer

Issuer	date	Currency	in m	in CHF m	Coupon rate		on and after

Credit Suisse First Boston Capital (Guernsey) I Ltd.	June 1999	USD	125	174	3.100%	1)	29.06.04

Credit Suisse Group Capital (Guernsey) II Ltd.	June 2000	EUR	250	364	7.974%		21.06.10

Credit Suisse Group Capital (Guernsey) III Ltd.	June 2000	GBP	150	335	8.514%		15.06.15

Credit Suisse Group Capital (Guernsey) IV Ltd.	June 2000	CHF	150	150	6.500%		30.06.10

Credit Suisse Group Capital (Guernsey) V Ltd.	November 2001	EUR	400	582	6.905%		07.11.11

Credit Suisse Group Capital (Guernsey) VI Ltd.	December 2001	JPY	30'500	358	3.570%		18.12.06

Credit Suisse Group Capital (Guernsey) VII Ltd.	July 2002	JPY	17'000	199	3.500%		31.07.07

Total as of 31.12.02, gross				2'162

Held by Credit Suisse Group and Group companies				(29)

Total as of 31.12.02, net				2'133

1) Based on six-month LIBOR as of 23.12.02, 2002 plus 1.70%.

The Group has non-cumulative guaranteed perpetual preferred securities outstanding as listed below. They are issued through fully owned special purpose subsidiaries in Guernsey, Channel Islands, that are established for the exclusive purpose of issuing such preferred securities and investing the gross proceeds in notes receivable of the Group. The preferred securities are classified as minority interests. The group has made unsecured, subordinated guarantees for the benefit of the holders of the preferred securities.

36 Liabilities due to own pension funds

in CHF m	31.12.02	31.12.01

Liabilities due to own pension funds	1'124	1'650

37 Related parties

Loans to non-executive members of the Board of Directors of Credit Suisse Group 1)

in CHF m		31.12.02	31.12.01	31.12.00

At beginning of financial year		21	24	34

Additions		9	0	1

Reductions		0	3	11

At end of financial year		30	21	24

Loans to companies controlled by non-executive members of the Board of Directors.	2)	0	0	112

Contingent liabilities towards companies controlled by non-executive members of the Board of Directors.	2)	0	0	105

1) Number of individuals with outstanding loans at the beginning of the year and at the end of the year were 7 and 9, respectively.

2) Includes companies in which a non-executive member of the Board of Directors controls more than 50% ownership or voting rights.

Loans to executive members of the Board of Directors of Credit Suisse Group and members of the Group Executive Board 1)

in CHF m		31.12.02	31.12.01	31.12.00

At beginning of financial year		33	64	41

Additions		3	2	23

Reductions		14	33	0

At end of financial year		22	33	64

Loans (including contingent liabilities) to companies controlled by executive members of the Board of Directors and members of the Group Executive Board	2)	0	0	0

1) Number of individuals with outstanding loans at the beginning of the year and at the end of the year was 5.

2) Includes companies, in which an executive member of the Board of Directors or a member of the Group Executive Board controls more than 50% ownership or voting rights.

The following table presents total loans outstanding made by us or any of our subsidiaries to principal participations for the years ended December 31:

in CHF m		2002	2001	2000

Loans at the beginning of the year		276	771	928

Repayments/additions, net		452	(495)	(157)

Loans at end of the year		728	276	771

38 Maturity structure of current assets and borrowed funds

				Due	Due within

		Redeemable	Due within	within 3 to	12 months	Due after		Total

in CHF m	At sight	by notice	3 months	12 months	to 5 years	5 years	No maturity	31.12.02

Current assets

Cash and other liquid assets	2'551							2'551

Money market papers	7'192	4	14'966	2'814	142	7		25'125

Due from banks	23'669	42'766	115'930	10'297	2'755	361		195'778

Receivables from the insurance business	0	12'290	0	0	0	0		12'290

Due from customers	24'143	27'013	89'562	17'372	17'326	6'727		182'143

Mortgages	26	12'249	9'751	17'804	41'042	14'024		94'896

Securities and precious metals trading portfolios	173'133	0	0	0	0	0		173'133

Financial investments from the banking business	13'959	1'591	2'353	5'202	7'888	1'641	760	33'394

Total current assets	244'673	95'913	232'562	53'489	69'153	22'760	760	719'310

As of 31.12.01	295'859	141'645	196'119	54'682	60'419	24'419	2'070	775'213

Borrowed funds

Money market papers issued	574	1	9'574	9'235	2'786	8		22'178

Due to banks	108'914	26'041	141'342	10'262	569	756		287'884

Payables from the insurance business	9'033	0	0	0	1'185	0		10'218

Due to customers in savings and investment deposits	0	39'739	0	0	0	0		39'739

Due to customers, other	86'646	18'967	125'076	4'679	17'093	5'783		258'244

Medium-term notes (cash bonds)	0	0	352	634	1'547	66		2'599

Bonds and mortgage-backed bonds	0	0	3'652	10'859	37'980	29'348		81'839

Total borrowed funds	205'167	84'748	279'996	35'669	61'160	35'961		702'701

As of 31.12.01	226'501	99'070	292'330	49'636	59'478	24'856		751'871

39 Securities lending and borrowing and repurchase agreements

in CHF m	31.12.02	31.12.01

Due from banks	0	71

Due from customers	64	5

Securities lending	64	76

Due from banks	156'397	163'666

Due from customers	71'384	66'921

Reverse repurchase agreements	227'781	230'587

Due to banks	570	2'823

Due to customers	12	173

Securities borrowing	582	2'996

Due to banks	123'546	138'450

Due to customers	80'077	67'688

Repurchase agreements	203'623	206'138

Other information

in CHF m	31.12.02	31.12.01

Collateral received at fair value with the right to sell or repledge	321'244	368'020

of which sold or repledged at fair value	308'025	362'962

40 Balance sheet by origin

	Switzerland	Foreign	Switzerland	Foreign

in CHF m	31.12.02	31.12.02	31.12.01	31.12.01

Assets

Cash and other liquid assets	2'301	250	2'725	367

Money market papers	2'455	22'670	3'758	28'269

Due from banks	4'860	190'918	3'829	199'956

Receivables from the insurance business	5'484	6'806	5'734	6'089

Due from customers	29'035	153'108	35'473	150'678

Mortgages	77'859	17'037	74'740	17'915

Securities and precious metals trading portfolios	8'314	164'819	8'962	199'412

Financial investments from the banking business	2'038	31'356	5'100	32'206

Investments from the insurance business	50'392	78'058	50'800	80'491

Non-consolidated participations	912	880	986	860

Tangible fixed assets	4'575	3'577	4'666	4'756

Intangible assets	853	17'506	904	21'946

Accrued income and prepaid expenses	3'871	10'011	3'879	14'216

Other assets	5'096	60'615	6'871	56'925

Total assets	198'045	757'611	208'427	814'086

Liabilities and shareholders' equity

Money market papers issued	689	21'489	361	18'891

Due to banks	23'172	264'712	34'032	301'900

Payables from the insurance business	5'561	4'657	6'999	4'865

Due to customers in savings and investment deposits	36'049	3'690	35'152	3'395

Due to customers, other	54'555	203'689	76'070	185'682

Medium-term notes (cash bonds)	2'599	0	3'019	0

Bonds and mortgage-backed bonds	8'754	73'085	10'248	71'257

Accrued expenses and deferred income	3'344	14'119	3'845	21'667

Other liabilities	6'215	49'855	4'555	51'938

Valuation adjustments and provisions	2'574	8'983	2'673	8'689

Technical provisions for the insurance business	58'953	77'518	57'984	80'370

Shareholders' equity (excluding minority interests)	11'624	16'892	12'217	23'583

Minority interests	272	2'606	306	2'815

Total liabilities and shareholders' equity	214'361	741'295	247'461	775'052

1) The analysis is based on customers' domicile.

41 Balance sheet by currencies

					Other		Total

in m	Swiss francs	US dollars	Euro		currencies		31.12.02

Assets

Cash and other liquid assets	2'056	24	340		131		2'551

Money market papers	2'529	12'899	7'517		2'180		25'125

Due from banks	8'069	130'381	27'035		30'293		195'778

Receivables from the insurance business	5'484	785	3'361		2'660		12'290

Due from customers	29'457	119'579	20'937		12'170		182'143

Mortgages	79'162	14'468	952		314		94'896

Securities and precious metals trading portfolios	7'891	98'686	26'330		40'226		173'133

Financial investments from the banking business	4'458	17'231	7'112		4'593		33'394

Investments from the insurance business	51'096	4'673	51'643		21'038		128'450

Non-consolidated participations	1'069	575	43		105		1'792

Tangible fixed assets	4'646	1'721	837		948		8'152

Intangible assets	1'753	13'259	1'762		1'585		18'359

Accrued income and prepaid expenses	3'722	3'028	3'854		3'278		13'882

Other assets	3'769	52'562	5'334		4'046		65'711

Total assets	205'161	469'871	157'057		123'567		955'656

As of 31.12.01	218'083	479'428	–	1)	325'002	1)	1'022'513

Liabilities and shareholders' equity

Money market papers issued	676	19'208	228		2'066		22'178

Due to banks	21'260	167'988	41'150		57'486		287'884

Payables from the insurance business	5'562	124	3'015		1'517		10'218

Due to customers in savings and investment deposits	39'195	0	544		0		39'739

Due to customers, other	48'799	160'004	36'742		12'699		258'244

Medium-term notes (cash bonds)	2'599	0	0		0		2'599

Bonds and mortgage-backed bonds	12'110	47'639	19'124		2'966		81'839

Accrued expenses and deferred income	3'042	11'696	1'336		1'389		17'463

Other liabilities	5'263	49'635	198		974		56'070

Valuation adjustments and provisions	2'512	3'748	4'523		774		11'557

Technical provisions for the insurance business	58'953	3'343	50'667		23'508		136'471

Shareholders' equity (excluding minority interests)	11'465	9'539	2'909		4'603		28'516

Minority interests	2'113	195	557		13		2'878

Total liabilities and shareholders' equity	213'549	473'119	160'993		107'995		955'656

As of 31.12.01	224'451	488'477	–	1)	309'585	1)	1'022'513

1) In the prior year Euro amounts have been included in “Other currencies”.

42 Share-based compensation

All share-related data have been adjusted for the 4-for-1 share split effective as of August 15, 2001. The Group has adopted several share-based compensation programs, which are a key feature of the overall compensation package to employees and senior executives. These programs generally represent a portion of employee bonuses. They are also awarded as retention incentives or special awards.

Incentive share option plans

The Group has share option plans under which incentive options may be periodically granted to key employees. The options are granted at an exercise price, which is generally equal to the market value of the underlying Credit Suisse Group registered share at the date of grant. In general, the options have a vesting term of up to three years, are restricted from exercise between two and four years and expire ten years after the grant.

In connection with the acquisition of DLJ, the Group replaced certain outstanding options to purchase shares of DLJ previously granted by DLJ. Specifically, in November 2000, the Group granted 24,400,144 vested and unvested options to the holders of the DLJ options.

Share option activities during the periods indicated are as follows:

			Weighted-		Weighted-			Weighted-

			average		average			average

		Number of	exercise	Number of	exercise	Number of		exercise

		options	price	options	price	options		price

in CHF, except no. of options		2002	2002	2001	2001	2000		2000

Outstanding at beginning of financial year		87'576'423	66.81	54'988'916	62.03	18'092'396		49.02

Granted during the year	1)	54'392'144	36.07	39'890'090	68.21	47'977'904	2)	60.04

Exercised during the year		(892'209)	52.88	(5'752'475)	39.53	(9'906'516)		30.46

Forfeited during the year		(1'833'715)	70.49	(1'550'108)	34.42	(1'174'868)		46.11

Outstanding at end of financial year		139'242'643	54.85	87'576'423	66.81	54'988'916		62.03

Exercisable at end of financial year		26'150'828	53.97	15'742'784	45.45	11'547'612		29.18

1) Includes a substantial number of options granted to employees subsequent to the financial year-end as part of the financial year compensation.

2) Includes options, totaling 24,400,144, granted to former holders of DLJ options at a weighted-average exercise price of CHF 36.22.

The table below provides additional information about options outstanding as of December 31, 2002:

	Options outstanding			Options exercisable

		Weighted-	Weighted-		Weighted-

Range of	Number of	average	average	Number of	average

exercise price	options	remaining life	exercise price	options	exercise price

in CHF	outstanding	in years	in CHF	exercisable	in CHF

12.50 – 25.00	4'445'176	3.07	15.37	4'445'176	15.37

25.01 – 37.50	49'825'867	9.83	31.97	1'908'743	34.86

37.51 – 50.00	4'783'826	6.64	44.97	3'235'328	44.63

50.01 – 62.50	8'742'263	7.19	55.04	5'376'915	55.21

62.51 – 75.00	44'092'715	8.40	67.21	6'477'737	67.31

75.01 – 100.00	27'352'796	8.03	84.67	4'706'929	84.82

	139'242'643	8.53	54.85	26'150'828	53.97

42 Share-based compensation (continued)

Share option plans – pro forma information

The group recognized no compensation expense for options that had no intrinsic value on the date of grant. If the group were to recognize compensation expense over the relevant service period, the expense of options would be calculated on a fair value measure of accounting, as presented below in the pro forma disclosure.

in CHF m, except the per share amounts			2002	2001	2000

Net profit/(loss)	As reported		(3'309)	1'587	5'785

	Pro forma	1) 2)	(3'799)	1'026	5'428

Earnings per share	As reported		(2.78)	1.33	5.21

	Pro forma	1) 2)	(3.19)	0.86	4.89

Earnings per share – diluted	As reported		(2.78)	1.32	5.19

	Pro forma	1) 2)	(3.19)	0.85	4.87

1) The above pro forma amounts are not indicative of future reported net profit/(loss) amounts.

2) The pro forma calculation includes options granted subsequent to the financial year-end as part of the financial year compensation.

The following amounts are the weighted-averages of fair values and exercise prices of options at the date of grant relating to options whose exercise price was equal to the market price of the Group's shares at the date of the grant.					1)

in CHF	2002	2001	2000	2)

Weighted-average fair values of options at the date of grant	12.35	19.61	23.11

Weighted-average exercise prices per option granted	36.07	68.21	84.69

1) Weighted-average calculation includes options granted subsequent to the financial year-end as part of the financial year compensation.

2) For certain options, which were granted during 2000, related to the DLJ acquisition, the exercise price was less than the market price of the Group's shares at the date of grant. For these options, the per share weighted-averages of both the fair values at the date of grant and the exercise prices were CHF 57.77 and CHF 36.22, respectively.

The fair values were estimated using the Black-Scholes option pricing model. The weighted-average assumptions for the calculation of the fair values of the options granted were as follows:

	2002	2001	2000

Expected dividend yield	1.83%	2.75%	2.75%

Expected life of share options, in years	5	5	5

Expected volatility	44.54%	37.70%	35.12%

Expected CHF risk free interest rates	1.83%	2.98%	3.19%

1) Weighted-average calculation includes options granted subsequent to the financial year-end as part of the financial year compensation.

42 Share-based compensation (continued)

Share award plans

Shares are generally awarded to employees based on a fixed monetary amount with the actual number of shares granted being determined by the Compensation Committee on the date of the grant. The most significant plans are the Swiss Share Plan and the International Share Plan, which includes the DLJ Retention Plan.

Shares granted under the Swiss Share Plan vest 100% and are owned by the recipient at the date of grant. These shares are restricted for a period of four years following the grant, subject to continued employment. Shares granted under the International Share Plan settle at the end of the four-year period following the grant, subject to continued employment and certain other conditions, such as restrictive covenants, and may settle earlier upon termination of employment. Shares granted as longevity awards under both plans vest on the third anniversary and are restricted for an additional year. Shares granted in November 2000 under the DLJ Retention Plan vest over three years and settle upon vesting.

The expense for share-based compensation net of tax for the years ended December 31, 2002, 2001 and 2000 was CHF 1,082 million, CHF 1,573 million and CHF 1,459 million, respectively. These amounts include charges related to awards earned for the reporting period, but granted in the following years.

The table below shows the details of shares granted under all the share award plans during the periods indicated:

		2002	2001	2000

Shares awarded	1)	16'615'594	23'504'774	50'381'996	2)

Weighted-average fair value at the date of grant, in CHF	1)	49.75	71.73	81.72

1) Includes a substantial amount of shares granted to employees subsequent to the financial year-end as part of the financial year compensation.

2) Specifically, 25,782,568 shares were awarded under the DLJ Retention Plan in November 2000.

43 Compensation

Compensation to and equity holdings of members of the Board of Directors and the Group Executive Board

Compensation to non-executive Board members, including the Chairman, is set annually and paid for the period between two Annual Meetings of Shareholders by the Board of Directors following a recommendation by the Compensation Committee based on the Articles of Association and in accordance with its Charter as well as review of Board compensation levels at comparable companies and self-assessment of Board performance.

Compensation to the members of the Group Executive Board is set by the Compensation Committee in accordance with its Charter, based on extensive review of competitor market data as well as individual and company performance. Severance payments to members of the Group Executive Board may be made by the Compensation Committee according to its Charter.

Cash component of compensation

No cash compensation was paid in 2002 to non-executive members of the Board of Directors for the office term 2002/2003, and no pension benefits were paid to this group.

The aggregate cash compensation (salary and variable cash-based compensation components) paid for 2002 to members of the Group Executive Board (ten individuals), as a group, was CHF 47.6 million. In addition, these individuals received CHF 4.5 million in accrued non-mandatory pension benefits.

Severance payments to certain members of the Group Executive Board (two individuals) who retired from their functions during the financial year 2002 amounted to CHF 17.3 million in the aggregate, of which CHF 13 million were payable in 2002 and CHF 4.3 million in 2003. No severance payments were made to the Chairman and CEO who retired from his functions on December 31, 2002.

Equity component of compensation

Non-executive members of the Board of Directors received all of their compensation for the 2002/2003 office term in the form of Credit Suisse Group registered shares restricted for a period of four years.

For the financial year 2002, members of the Group Executive Board received a part of their compensation in the form of restricted Credit Suisse Group registered shares or restricted equity awards. All awards were made under the applicable share plans.

The number of shares or awards received by an individual is based on a fixed monetary amount approved by the Compensation Committee with the actual number of shares or awards granted being determined by the Compensation Committee on the date of grant. Under the Swiss Share Plan shares are restricted for a period of four years following the grant, subject to continued employment. Upon termination of employment restricted shares generally become free. Under the International Share Plan in general awards settle at the end of the four-year period following the grant, subject to continued employment and certain other conditions, such as restrictive covenants, and may settle earlier upon termination of employment.

In 2002, non-executive members of the Board of Directors (nine individuals) were granted, as a group, 45,900 restricted Credit Suisse Group registered shares of CHF 1.00 nominal value for the 2002/2003 office term.

For the financial year 2002, as part of their compensation indicated above, members of the Group Executive Board (six individuals), were granted, as a group, 333,500 restricted Credit Suisse Group registered shares of CHF 1.00 nominal value or awards on such shares.

On December 31, 2002, non-executive members of the Board of Directors (nine individuals), as a group, held 176,349 Credit Suisse Group registered shares in the aggregate, and members of the Group Executive Board (seven individuals, including the former Chairman and CEO), as a group, held 2,882,778 shares or awards on such shares in the aggregate.

Option component of compensation

The Group has share option plans under which the Compensation Committee may periodically grant incentive options to employees. The options are granted at a price not less than the market value of the underlying Credit Suisse Group registered share at the date of grant. The options awarded for 2002 settle and become exercisable between 2005 and 2007 and expire ten years after the date of grant.

No options were granted to executive and non-executive members of the Board of Directors.

				Exercise

Year of	Number of		Exchange	price

grant	options	Expiry date	ratio	in CHF

2002	496'416	03.12.12	1-for-1	34.10

2003	1'834'741	22.01.13	1-for-1	30.60

For the financial year 2002, the Group granted members of the Group Executive Board (six individuals), as a group, options on shares as part of the compensation process, according to the table below:

The exercise price was equal to the market price of the Credit Suisse Group registered share at the date of grant.

For the financial year 2002, members of the Group Executive Board, outside of Switzerland, received a part of their compensation in the form of a financial instrument linked to Credit Suisse First Boston (CSFB) long-term performance. Each unit entitles a holder to a potential future cash payment linked to CSFB Operating ROE, taking into account Credit Suisse Group’s cost of capital. Units are subject to vesting and forfeiture provisions.

The number of units received by an individual is based upon a fixed monetary amount approved by the Compensation Committee on the date of grant. In 2002, as part of their compensation members of the Group Executive Board (three individuals) were granted, as a group, 2,777 units with an initial face value of approximately CHF 4.0 million.

As of December 31, 2002, members of the Group Executive Board (seven individuals, including the former Chairman and CEO), as a group, held the following options on shares granted as part of their aggregate compensation:

					Exercise

Year of		Number of		Exchange	price

grant		options	Expiry date	ratio	in CHF

1998		424'000	18.02.09	1-for-1	57.75

1999		520'000	01.03.10	1-for-1	74.00

2000		1'579'992	25.01.11	1-for-1	84.75

2001	1)	2'624'132	12.07.11	1-for-1	72.38

2001		900'445	31.01.12	1-for-1	65.75

2002	1)	537'591	02.01.12	1-for-1	71.00

1) New hire incentive options.

Highest total compensation

The highest compensation paid to a member of the Board of Directors for the financial year 2002 was CHF 7.65 million, in aggregate. Compensation will continue to be paid to this individual until the end of March 2003. The aggregate non-mandatory pension benefits paid for this period amounted to CHF 308,225. For the financial year 2002, no shares were granted to this individual as part of his compensation.

On December 31, 2002, this individual held 850,584 of Credit Suisse Group registered shares of CHF 1.00 nominal value, in the aggregate.

No options were granted to this individual as part of his compensation for the financial year 2002.

As of December 31, 2002, this individual held the following options on shares granted as part of his aggregate compensation:

				Exercise

Business	Number of		Exchange	price

year	options	Expiry date	ratio	in CHF

1998	200'000	18.02.09	1-for-1	57.75

1999	120'000	01.03.10	1-for-1	74.00

2000	527'780	25.01.11	1-for-1	84.75

2001	96'944	31.01.12	1-for-1	65.75

Additional fees and remunerations

No additional fees and remuneration were paid to existing members of the Board of Directors or the Group Executive Board or related parties for services rendered during 2002.

Severance and benefits to former members of the Board of Directors and Group Executive Board

No payments were made in 2002 to former members of the Board of Directors and the Group Executive Board who retired from their respective functions during 2001 or earlier.

Certain former members of the Board of Directors and the Group Executive Board (six individuals) received benefits in kind in the form of office use, secretarial support, etc.

44 Capital adequacy

The following table sets forth our consolidated capital and BIS capital ratios as of :

		31.12.02	31.12.01	31.12.00

Tier 1 capital (in CHF m)	1)	19'544	21'155	27'111

Total capital (in CHF m)		33'290	34'888	43'565

BIS Tier 1 ratio (in %)	1) 2)	9.7%	9.5%	11.3%

BIS total capital ratio	3)	16.5%	15.7%	18.2%

1) Tier 1 capital includes non-cumulative perpetual preferred securities of CHF 2.2 bn, CHF 2.1 bn and CHF 1.1 bn in 2002, 2001, and 2000, respectively.

2) Ratio is based on Tier 1 capital divided by BIS risk-weighted assets.

3) Ratio is based on Total capital divided by BIS risk-weighted assets.

In 2002, we issued through our wholly owned subsidiary Credit Suisse Group Finance (Guernsey) Ltd. Mandatoty Convertible Securities in the amount of CHF 1.25 billion. The proceeds which we received from this issue qualify as equity capital and as Tier 1 capital under BIS rules. For further information, see note 35.

In 2002, we issued through our wholly owned subsidiary Credit Suisse Group Capital (Guernsey) VII Ltd. non-cumulative perpetual preferred securities of JPY 17.0 billion, adding to an overall amount of CHF 2.2 billion hybrid Tier 1 included in the Tier 1 capital above. For a list of redeemable preferred securities issued as of 31.12.02, see note 35.

The following table sets forth the various components of our consolidated capital structure as of:

in CHF m		31.12.02	31.12.01	31.12.00

Shareholders' equity

Share capital		1'190	3'590	6'009

Capital reserve		20'710	19'446	19'282

Revaluation reserves for the insurance business		1'504	749	4'789

Reserve for own shares		1'950	2'469	600

Reserve for general banking risks		1'739	2'319	2'319

Retained earnings		1'423	7'227	7'952

Minority interests		2'878	3'121	2'571

Total shareholders' equity		31'394	38'921	43'522

Less: Goodwill, net long position in own shares held by group entities in the banking book, accrued dividend, minority interests in Winterthur		(11'850)	(17'766)	(16'411)

Total Tier 1 capital	1)	19'544	21'155	27'111

Tier 2 capital

Upper Tier 2		4'684	3'895	3'983

Lower Tier 2		9'772	10'577	13'555

Total Tier 2 capital		14'456	14'472	17'538

Total Tier 3 capital		0	0	0

Less: Deductions		(710)	(739)	(1'084)

Total capital		33'290	34'888	43'565

Risk-weighted assets (BIS)	1)	201'466	222'874	239'465

1) Assets adjusted in accordance with the BIS Basle capital accord.

45 Foreign currency translation rates

			Year-end rate used in		Average rate used in

			the balance sheet		the income statement

in CHF			31.12.02	31.12.01	2002	2001	2000

1	US dollar	(USD)	1.3902	1.6754	1.5600	1.6900	1.6700

1	Euro	(EUR)	1.4550	1.4824	1.4700	1.5100	1.5400

1	British pound sterling	(GBP)	2.2357	2.4282	2.3300	2.4300	2.5300

1	Canadian dollar	(CAD)	0.8820	1.0534	1.0000	1.0900	1.1200

1	Singapore dollar	(SGD)	0.8012	0.9056	0.8700	0.9400	0.9700

1	Hong Kong dollar	(HKD)	0.1783	0.2149	0.1995	0.2165	0.2140

100	Japanese yen	(JPY)	1.1722	1.2759	1.2400	1.3900	1.5500

46 Principal participations

Principal fully consolidated participations as of 31.12.02

% of equity capital held			Company name	Domicile	Currency	Capital in m

Credit Suisse Group				Zurich, Switzerland

	100		Credit Suisse	Zurich, Switzerland	CHF	3'114.7

	100		Credit Suisse First Boston	Zurich, Switzerland	CHF	4'399.7

	100		"Winterthur" Swiss Insurance Company	Winterthur, Switzerland	CHF	260.0

	99		Neue Aargauer Bank	Aarau, Switzerland	CHF	136.9

	50		Swisscard AECS AG	Zurich, Switzerland	CHF	0.1

	100		Bank Leu AG	Zurich, Switzerland	CHF	200.0

	100	1)	Bank Hofmann AG	Zurich, Switzerland	CHF	30.0

	88		Clariden Holding AG	Zurich, Switzerland	CHF	8.1

	100		BGP Banca di Gestione Patrimoniale S.A.	Lugano, Switzerland	CHF	50.0

	100		Credit Suisse Fides	Zurich, Switzerland	CHF	5.0

	100		Credit Suisse Trust AG	Zurich, Switzerland	CHF	5.0

	100		Credit Suisse Trust Holdings Ltd.	St. Peter Port, Guernsey	GBP	2.0

	100		Credit Suisse IT Assets AG	Zurich, Switzerland	CHF	2.4

	100		Fides Information Services	Zurich, Switzerland	CHF	1.0

	100		Credit Suisse Group Finance (Guernsey) Ltd.	St. Peter Port, Guernsey	CHF	0.0

	100		Credit Suisse Group Capital (Guernsey) II Ltd.	St. Peter Port, Guernsey	EUR	0.0

	100		Credit Suisse Group Capital (Guernsey) III Ltd.	St. Peter Port, Guernsey	GBP	0.0

	100		Credit Suisse Group Capital (Guernsey) IV Ltd.	St. Peter Port, Guernsey	CHF	0.0

	100		Credit Suisse Group Capital (Guernsey) V Ltd.	St. Peter Port, Guernsey	EUR	0.0

	100		Credit Suisse Group Capital (Guernsey) VI Ltd.	St. Peter Port, Guernsey	JPY	0.0

	100		Credit Suisse Group Capital (Guernsey) VII Ltd.	St. Peter Port, Guernsey	JPY	0.0

	100		Credit Suisse Group Finance (U.S.) Inc.	Wilmington, USA	USD	600.0

	100		Credit Suisse Group Finance (Luxembourg) S.A.	Luxembourg, Luxembourg	EUR	0.1

	100		CSFB LP Holding	Zug, Switzerland	CHF	0.1

	100		Merban Equity	Zug, Switzerland	CHF	0.1

	100		CSFB IGP	Zug, Switzerland	CHF	0.1

	100		PE Portfolio Investment Holding	Zug, Switzerland	CHF	0.1

	100		Credit Suisse Group PE Holding AG	Zug, Switzerland	CHF	12.0

	100	2)	Credit Suisse First Boston International	London, United Kingdom	USD	682.3

	100	3)	Credit Suisse (Luxembourg) S.A.	Luxembourg, Luxembourg	CHF	43.0

	88		Hotel Savoy Baur en Ville	Zurich, Switzerland	CHF	7.5

	100		Wincasa	Winterthur, Switzerland	CHF	1.5

1) 33.33% held by Credit Suisse.

2) 80% held by Credit Suisse First Boston.

3) 58.19% held by Credit Suisse.

	100		Credit Suisse	Zurich, Switzerland	CHF	3'114.7

	94	2)	City Bank	Zurich, Switzerland	CHF	7.5

	100		Schweizerische Schiffshypothekenbank	Basle, Switzerland	CHF	10.0

	100		Credit Suisse Immobilien Leasing AG	Zurich, Switzerland	CHF	3.0

	50	3)	Credit Suisse Fleetmanagement	Zurich, Switzerland	CHF	7.0

	96		Innoventure Capital AG	Zurich, Switzerland	CHF	10.0

	100		WECO Inkasso AG	Zurich, Switzerland	CHF	0.5

	100		Credit Suisse Private Advisors (CSPA) (alt EFFUS AG)	Zurich, Switzerland	CHF	15.0

	100		ABZ Finanz- und Beteiligungsgesellschaft AG	Zug, Switzerland	CHF	4.0

	100		Credit Suisse (UK) Ltd.	London, United Kingdom	GBP	36.5

	100		Credit Suisse (Guernsey) Ltd.	St. Peter Port, Guernsey	GBP	4.0

	100		Credit Suisse (Gibraltar) Ltd.	Marina Bay, Gibraltar	GBP	5.0

	100		Credit Suisse (Bahamas) Ltd.	Nassau, Bahamas	USD	12.0

	100		Credit Suisse Hottinguer S.A.	Paris, France	EUR	52.9

	100		Credit Suisse (Deutschland) Aktiengesellschaft	Frankfurt, Germany	EUR	60.0

	99		Credit Suisse (Italy) S.p.A.	Milan, Italy	EUR	69.7

	100		Credit Suisse Gestion S.G.I.I.C., S.A.	Madrid, Spain	EUR	5.9

	100		Credit Suisse Asesoramiento y Servicios, S.A.	Madrid, Spain	EUR	0.1

	100		Credit Suisse Investment Consulting (Taiwan) Ltd.	Taipei, Taiwan	TWD	30.0

	100		Credit Suisse (Monaco) S.A.M.	Monte Carlo, Monaco	EUR	12.0

	100		Credit Suisse Securities Ltd.	London, United Kingdom	GBP	10.0

	100		Swiss American Corporation	New York, USA	USD	38.9

	100		JOHIM (Holdings) Ltd.	London, United Kingdom	GBP	0.0

	100		General de Valores y Cambios, S.V.B., S.A. (GVC)	Barcelona, Spain	EUR	5.4

	100		Titval Product, S.L.	Barcelona, Spain	EUR	10.4

	100		Frye-Louis Capital Management Holding Co., Inc.	Wilmington, USA	USD	12.1

	60	1)	Swiss Egyptian Portfolio Management	Cairo, Egypt	EGP	6.0

	100		Credit Suisse International Services Ltd.	St. Peter Port, Guernsey	USD	0.0

	100		CSPB Non-Traditional Investments Ltd.	Nassau, Bahamas	USD	0.1

	100		Pearl Investment Management Ltd.	Nassau, Bahamas	USD	0.1

1) 75 % voting rights.

2) 96.8 % voting rights.

3) 66.7 % voting rights.

	100		Credit Suisse First Boston	Zurich, Switzerland	CHF	4'399.7

	100		AJP Cayman Ltd.	George Town, Cayman Islands	USD	101.2

	100		Banco de Investimentos Credit Suisse First Boston SA	São Paulo, Brazil	BRL	164.8

	99		Bank Credit Suisse First Boston AO	Moscow, Russia	USD	37.8

	100		Credit Suisse First Boston Australia Equities Ltd.	Melbourne, Australia	AUD	13.0

	100		Credit Suisse First Boston (Bahamas) Ltd.	Nassau, Bahamas	USD	16.9

	100		Credit Suisse First Boston (Cayman) Ltd.	George Town, Cayman Islands	USD	0.0

	100		Credit Suisse First Boston (Cyprus) Ltd.	Limassol, Cyprus	USD	725.0

	100		Credit Suisse First Boston (Europe) Ltd.	London, United Kingdom	USD	27.3

	100		Credit Suisse First Boston (Hong Kong) Ltd.	Hong Kong, China	HKD	381.1

	75		Credit Suisse First Boston (India) Securities Private Ltd.	Mumbai, India	INR	979.8

	100		Credit Suisse First Boston (Singapore) Ltd.	Singapore, Singapore	SGD	163.7

	100		Credit Suisse First Boston (USA), Inc.	New York, USA	USD	19.6

	100		Credit Suisse First Boston Aktiengesellschaft	Frankfurt, Germany	EUR	109.9

	100		Credit Suisse First Boston Australia Ltd.	Sydney, Australia	AUD	34.1

	100		Credit Suisse First Boston Australia Securities Ltd.	Sydney, Australia	AUD	38.4

	100		Credit Suisse First Boston Canada Inc.	Toronto, Canada	CAD	157.3

	100		Credit Suisse First Boston Capital LLC	New York, USA	USD	42.9

	100		Credit Suisse First Boston Capital (Guernsey) I Ltd.	St. Peter Port, Guernsey	USD	0.0

	100		Credit Suisse First Boston Capital (Guernsey) II Ltd.	St. Peter Port, Guernsey	EUR	0.0

	100		Credit Suisse First Boston Capital (Guernsey) III Ltd.	St. Peter Port, Guernsey	GBP	0.0

	100		Credit Suisse First Boston Capital (Guernsey) IV Ltd.	St. Peter Port, Guernsey	CHF	0.0

	100	1)	Credit Suisse First Boston Corporation	New York, USA	USD	0.0

	100		Credit Suisse First Boston Equities Ltd.	London, United Kingdom	GBP	15.0

	100		Credit Suisse First Boston Investments (Guernsey) Ltd.	St. Peter Port, Guernsey	USD	0.0

	100		Credit Suisse First Boston Management Corporation	New York, USA	USD	34.6

	100		Credit Suisse First Boston NZ Restructuring No. 1 Ltd.	Wellington, New Zealand	NZD	16.0

	100		Credit Suisse First Boston Pacific Capital Markets Ltd.	Sydney, Australia	AUD	130.0

	100		Credit Suisse First Boston Securities (Japan) Ltd.	Tokyo, Japan	USD	675.0

	100		Credit Suisse First Boston Singapore Futures Pte Ltd.	Singapore, Singapore	USD	11.1

	100	2)	Donaldson, Lufkin & Jenrette Securities Corporation	New York, USA	USD	0.0

	100		Credit Suisse Asset Management (Australia) Limited	Sydney, Australia	AUD	0.3

	100		Credit Suisse Asset Management (Deutschland) GmbH	Frankfurt, Germany	EUR	2.6

	100		Credit Suisse Asset Management (France) SA	Paris, France	EUR	28.6

	100		Credit Suisse Asset Management (UK) Holding Limited	London, United Kingdom	GBP	16.0

	100		Credit Suisse Asset Management Holding, Corp	New York, USA	USD	0.0

	100		Credit Suisse Asset Management LLC	New York, USA	USD	0.0

	100		Credit Suisse Asset Management Ltd.	London, United Kingdom	GBP	0.0

	100		Credit Suisse Asset Management SIM S.p.A.	Milan, Italy	EUR	7.0

	100		Credit Suisse Trust and Banking Co Ltd.	Tokyo, Japan	JPY	9'000.0

	100		Credit Suisse Asset Management International Holding	Zurich, Switzerland	CHF	20.0

	100		Credit Suisse First Boston (International) Holding AG	Zug, Switzerland	CHF	37.5

	100		Credit Suisse First Boston (Latam Holdings) LLC	George Town, Cayman Islands	USD	29.6

	100		Credit Suisse First Boston Australia (Finance) Ltd.	Melbourne, Australia	AUD	10.0

	100		Credit Suisse First Boston Australia (Holdings) Ltd.	Sydney, Australia	AUD	42.0

	100		Credit Suisse First Boston Finance (Guernsey) Ltd.	St. Peter Port, Guernsey	USD	0.2

	100		Credit Suisse First Boston Finance (US) LLC	Wilmington, USA	USD	0.0

	100		Credit Suisse First Boston Finance BV	Amsterdam, The Netherlands	EUR	0.0

	100		Credit Suisse First Boston International (Guernsey) Ltd.	St. Peter Port, Guernsey	USD	0.2

	100	3)	Credit Suisse First Boston, Inc.	New York, USA	USD	187.1

	100		Credit Suisse Asset Management Funds	Zurich, Switzerland	CHF	7.0

	100		Credit Suisse Bond Fund Management Company	Luxembourg, Luxembourg	CHF	0.3

	100		Credit Suisse Equity Fund Management Company	Luxembourg, Luxembourg	CHF	0.3

	100		Credit Suisse Money Market Fund Management Company	Luxembourg, Luxembourg	CHF	0.3

	100		Credit Suisse Portfolio Fund Management Company	Luxembourg, Luxembourg	CHF	0.3

	100		Column Financial Inc.	Atlanta, USA	USD	0.0

	100		Credit Suisse First Boston Mortgage Capital LLC	New York, USA	USD	0.0

	100		DLJ Mortgage Capital, Inc.	New York, USA	USD	0.0

	100		GTN Global Properties Holding Ltd.	Limassol, Cyprus	USD	0.0

1) January 2003, name changed to Credit Suisse First Boston LLC.

2) January 2003, name changed to Pershing LLC. Sold subsequent to the year end.

3) 43% of voting rights held by CSG.

	100		"Winterthur" Swiss Insurance Company	Winterthur, Switzerland	CHF	260.0

	100		Winterthur Life	Winterthur, Switzerland	CHF	175.0

	100		The Federal	Zurich, Switzerland	CHF	10.0

	67		Winterthur-ARAG Legal Assistance	Winterthur, Switzerland	CHF	9.0

	100		Gartenhotel	Winterthur, Switzerland	CHF	2.5

	100		Xenum Services	Zurich, Switzerland	CHF	0.1

	100		Credit Suisse Life & Pensions AG, Vaduz	Vaduz, Liechtenstein	CHF	15.0

	100		Winterthur Beteiligungsgesellschaft m.b.H.	Wiesbaden, Germany	EUR	0.3

	100		WinCom Versicherungs-Holding AG	Wiesbaden, Germany	EUR	52.5

	71		DBV-Winterthur Group	Wiesbaden, Germany	EUR	87.2

	100		Credit Suisse Leasing Deutschland GmbH	Wiesbaden, Germany	EUR	0.0

	100		Medvantis Group	Wiesbaden, Germany	EUR	6.2

	100		Winterthur Insurance Health & Accident	Wiesbaden, Germany	EUR	0.1

	100		Winterthur Italia Holding S.p.A.	Milan, Italy	EUR	132.6

	100		Winterthur Assicurazioni S.p.A.	Milan, Italy	EUR	129.5

	100		NewWin Assicurazioni S.p.A.	Milan, Italy	EUR	5.2

	100		Winterthur Vita S.p.A.	Milan, Italy	EUR	74.9

	100		Hispanowin S.A.	Barcelona, Spain	EUR	97.8

	100		Winterthur Inmuebles 2	Barcelona, Spain	EUR	55.9

	100		Winterthur Seguros Generales	Barcelona, Spain	EUR	48.7

	100		Winterthur Inmuebles	Barcelona, Spain	EUR	56.8

	100		Winterthur Ibérica	Barcelona, Spain	EUR	26.6

	100		Winterthur Vida Española	Barcelona, Spain	EUR	53.0

	100		WINVALOR Agencia de Valores	Barcelona, Spain	EUR	0.9

	100		Winterthur Salud de Seguros	Barcelona, Spain	EUR	6.9

	100		Winterthur Pensiones	Barcelona, Spain	EUR	9.0

	100		Webinsurance S.L.	Barcelona, Spain	EUR	0.1

	96		Winterthur-Europe Assurances	Brussels, Begium	EUR	348.3

	100		Les Assurés Réunis	Brussels, Begium	EUR	14.8

	100		Touring Assurances	Brussels, Begium	EUR	9.2

	100		I.S.C.C. International Service Call Centre	Brussels, Begium	EUR	3.6

	60		Jean Verheyen	Brussels, Begium	EUR	0.1

	100		Credit Suisse Life & Pensions	Luxembourg, Luxembourg	EUR	12.8

	100		Winterthur-Europe Vie	Luxembourg, Luxembourg	EUR	8.7

	100		Winterthur (UK) Holdings	London, United Kingdom	GBP	200.0

	100		Churchill Insurance Group	Bromley, United Kingdom	GBP	400.0

	100		Churchill Insurance	Bromley, United Kingdom	GBP	362.0

	92		Churchill Management	Bromley, United Kingdom	GBP	2.6

	100		The National Insurance & Guarantee Group	London, United Kingdom	GBP	185.0

	100		Winterthur UK Financial Services Group Ltd.	Basingstoke, United Kingdom	GBP	0.0

	100		Capital.e. Ltd.	St. Peter Port, Guernsey	CHF	4.4

	100		Credit Suisse Life & Pensions Management GmbH	Vienna, Austria	EUR	0.0

	100		Companhia Europeia Seguros	Lisbon, Portugal	EUR	24.3

	100		Winterthur Pensiones	Lisbon, Portugal	EUR	1.7

	98		Rhodia Assurances	Lyon, France	EUR	18.3

	65		Credit Suisse Life & Pensions Pojistovna A.S.	Prague, Czech Republic	CZK	374.0

	80		Credit Suisse Life & Pensions Penzijní fond a.s.	Prague, Czech Republic	CZK	142.4

	100		Credit Suisse Life & Pensions Poistovna, a.s.	Bratislava, Slovak Republic	SKK	135.0

	51		Credit Suisse Life & Pensions Slovensko, a.s.	Bratislava, Slovak Republic	SKK	323.0

	65		Credit Suisse Life & Pensions Péntàrszolgàltato Rt.	Budapest, Hungary	HUF	700.0

	65		Credit Suisse Life & Pensions, Biztosito Rt.	Budapest, Hungary	HUF	3'602.0

	100		Winterthur Towarzystwo Ubezpieczeniowe S.A.	Warsaw, Poland	PLN	40.0

	65		CS Life & Pensions Zycie Towarzystwo Ubezpieczeniowe S.A.	Warsaw, Poland	PLN	135.0

	70		CS Life & Pensions Powszechne Towarzystwo Emerytalne S.A.	Warsaw, Poland	PLN	105.0

	100		Winterthur U.S. Holdings	Wilmington, USA	USD	0.0

	100		General Casualty	Sun Prairie, USA	USD	3.0

	100		Republic Financial Services	Dallas, USA	USD	0.0

	100		Southern Guaranty	Montgomery, USA	USD	2.0

	100		Unigard Incorporated	Bellevue, USA	USD	22.1

	100		Winterthur Canada Financial	Toronto, Canada	CAD	0.0

	100		The Citadel General	Toronto, Canada	CAD	36.4

	100		L'Unique	Québec City, Canada	CAD	7.0

	100		Winterthur Holdings Australia	Sydney, Australia	AUD	23.2

	100		Winterthur Insurance (Far East)	Singapore, Singapore	SGD	25.0

	52		Winterthur Insurance (Asia)	Hong Kong, China	HKD	176.6

	100		Winterthur Insurance Services Asia Ltd.	Hong Kong, China	HKD	38.8

	60		Credit Suisse Life & Pensions Indonesia	Jakarta, Indonesia	IDR	44'500.0

	100		Credit Suisse Life Insurance Co. Ltd.	Tokyo, Japan	JPY	17'995.0

	100		Credit Suisse Life & Pensions (Bermuda) Ltd.	Hamilton, Bermuda	USD	0.3

	100		Harrington International Insurance Ltd.	Hamilton, Bermuda	USD	70.0

	100		Winterthur Atlantic Ltd.	Hamilton, Bermuda	GBP	0.1

	100		Winterthur Capital Ltd.	Hamilton, Bermuda	EUR	0.0

	100		Winterthur Swiss Insurance Ltd. (Macau)	Macau, Macau	MOP	20.0

	82		Winterthur Alternative Investment Strategies Limited	George Town, Cayman Islands	USD	160.0

	100		SRS Holdings Ltd.	George Town, Cayman Islands	USD	55.3

46 Principal participations (continued)

Principal participations as of 31.12.02, valued according to the equity method

				Equity interest

Company name	Domicile	Currency	Capital in m	in %

Credit Suisse Group	Zurich, Switzerland

Inreska Ltd.	St. Peter Port, Guernsey	GBP	3.0	100.0

Capital Union	Dubai, UAE	USD	50.0	26.0

SECB Swiss Euro Clearing Bank GmbH	Frankfurt, Germany	EUR	9.2	25.0

Credit Suisse	Zurich, Switzerland

Sauber Holding AG	Vaduz, Liechtenstein	CHF	2.0	63.3	1)

Cornèr Bank S.A.	Lugano, Switzerland	CHF	12.0	27.3

Credit Suisse First Boston	Zurich, Switzerland

Banco Comercial SA	Montevideo, Uruguay	UYP	98	33.3	2)

Innovent Capital Ltd.	George Town, Cayman Islands	CHF	0.1	37.9	3)

Valcambi SA	Balerna, Switzerland	CHF	12	100.0

"Winterthur" Swiss Insurance Company	Winterthur, Switzerland

Expertisa	Winterthur, Switzerland	CHF	0.2	100.0

Swiss Prime Site	Olten, Switzerland	CHF	604.0	23.3

Technopark Immobilien	Zurich, Switzerland	CHF	40.0	33.3

Wincare Versicherungen	Winterthur, Switzerland	CHF	0.1	100.0

Winterthur Financial Services	Winterthur, Switzerland	CHF	0.5	100.0

Zentrum Regensdorf	Regensdorf, Switzerland	CHF	4.5	50.0

Zürcher Freilager	Zurich, Switzerland	CHF	4.0	36.2

Allgemeine Hypothekenbank Rheinboden AG	Frankfurt, Germany	EUR	100.9	10.4

Winterthur Fund Management Co.	Luxembourg, Luxembourg	EUR	0.1	100.0

Carflash S.p.A	Milan, Italy	EUR	0.3	40.0

Bahosa	Barcelona, Spain	EUR	15.2	10.0

Winterthur-Service SA	Barcelona, Spain	EUR	0.2	100.0

Norwich Winterthur Holdings	Norwich, United Kingdom	GBP	54.5	48.5

Norwich Winterthur Reinsurance	Norwich, United Kingdom	GBP	57.8	46.5

Seguros Atlas	Mexico City, Mexico	MXN	150.0	30.0

Principal participations as of 31.12.02, valued at cost

				Equity interest

Company name	Domicile	Currency	Capital in m	in %

Credit Suisse

Pfandbriefbank Schweizerischer Hypothekarinstitute	Zurich, Switzerland	CHF	300.0	9.5

Swiss Steel AG	Emmen, Switzerland	CHF	137.7	30.7

TORNOS Holding SA	Moutier, Switzerland	CHF	115.0	25.2

Credit Suisse First Boston

Banco General de Negocios	Buenos Aires, Argentina	ARS	163.0	26.4	4)

Central Banco Investimento SA	Lisbon, Portugal	PTE	2'500.0	5.0

Euro-Clear Clearance System Ltd.	London, United Kingdom	EUR	3.0	4.0

SWIFT	La Hulpe, Belgium	EUR	10.8	1.5

Swiss Financial Service Group AG	Zurich, Switzerland	CHF	26.0	20.0

Telekurs Holding AG	Zurich, Switzerland	CHF	45.0	17.4

Madison Square Equity Inc	Wilmington, USA	USD	68'200.0	39.0

Praedium Performance Fund IV LP	Wilmington, USA	USD	55 900.0	28.7

1) Voting rights 33.18%.

2) Voting rights 27.4%.

3) Voting rights 38.57%.

4) Voting rights 12.14%.

47 Bonds issued

All bonds denominated in currencies superseded by the Euro have been converted to Euro amounts for the purposes of this disclosure. Although not all such bonds have been formally redenominated, all underlying cashflows now take place in Euro.

As of 31.12.02

				Year	Earliest date		Par value

Maturity date		Interest rate		of issue	callable	Currency	in m

Bonds issued by Credit Suisse Group

	12.2003	6.00%		1994		CHF	250	1)

	10.2004	4.13%		2000		CHF	600

	10.2006	4.00%		1997		CHF	800

	05.2007	4.00%		1997		CHF	1'000

	09.2008	3.50%		1998		CHF	500

	07.2009	3.50%		1999		CHF	500

Bonds issued by Subsidiaries

Credit Suisse Group Finance (Guernsey) Ltd., St. Peter Port

	02.2003	5.50%		1999		USD	250

	02.2004	3.75%		1999		EUR	250

	03.2004	2.50%		1999		CHF	250

	06.2013	6.38%		2001		EUR	750	1)

	07.2019	floating		1999		EUR	400

	perpetual	6.88%		2002	07.06.17	GBP	500	1)

All bonds issued by Credit Suisse Group Finance (Guernsey) Ltd. are guaranteed by Credit Suisse Group.

With respect to the Mandatory Convertible Securities issued by Credit Suisse Group Finance (Guernsey) Ltd. see note 35.

Credit Suisse Group Finance (Luxembourg) S.A., Luxembourg

	01.2005	0.00%	Convertible bond (into Swiss Life shares)	2002		CHF	500

All bonds issued by Credit Suisse Group Finance (Luxembourg) S.A. are guaranteed by Credit Suisse Group.

Credit Suisse Group Finance (U.S.) Inc., Wilmington

	10.2003	floating		2000		USD	1'000

	10.2005	5.75%		2000		EUR	1'250

	10.2010	6.63%		2000		EUR	500	1)

	10.2010	floating	Step-up callable bonds	2000	05.10.05	EUR	300	1)

	10.2010	floating	Step-up callable bonds	2000	05.10.05	USD	750	1)

	10.2020	7.00%		2000		GBP	250	1)

All bonds issued by Credit Suisse Group Finance (U.S.) Inc. are guaranteed by Credit Suisse Group.

Neue Aargauer Bank, Aarau

	04.2010	5.00%		2000		CHF	130	1)

	02.2012	4.38%		2002		CHF	100

Bank Leu AG, Zurich

	11.2006	5.00%		1986		CHF	100	1)

Credit Suisse, Zurich

	01.2003	7.75%		1991		CHF	100	1)	7)

	01.2003	7.25%		1992		CHF	100	1)	7)

	03.2003	5.25%		1993		CHF	250

	02.2005	5.50%		1995		CHF	100	7)

	04.2005	5.75%		1995		CHF	120	1)

	10.2005	5.00%		1995		CHF	150	1)

	11.2005	3.13%		1995		CHF	300	1)	7)	9)

	01.2006	4.38%		1996		CHF	150	1)

	02.2008	4.50%		1996		CHF	200	1)	7)

	07.2009	4.00%		1997		CHF	200	1)

	11.2009	5.00%		1999		CHF	600	1)

	02.2010	4.63%		2000		CHF	300	1)

	09.2010	4.75%		2000		CHF	200	1)

	03.2011	4.38%		2001		CHF	300	1)

Credit Suisse (Luxembourg) S.A., Luxembourg

	08.2003	7.25%		1993		EUR	37	1)

Credit Suisse Guernsey Branch, St. Peter Port

	perpetual	6.25%		1999	09.07.09	EUR	125	1)

	07.2011	4.25%		2001		CHF	300	1)

JOHIM (Holdings) Ltd., London

	02.2004	variable		2001		GBP	50	8)

Credit Suisse First Boston, Zurich

	01.2003	0.00%		2002		GBP	6	3)

	01.2003	various		2001-2002		USD	135	3)	4)

	01.2003	7.00%		2001-2002		EUR	25	3)

	01.2003	0.00%		2001		EUR	12	6)

	02.2003	various		2001-2002		EUR	47	3)	4)

	02.2003	various		2002		USD	22	4)

	02.2003	8.27%		2002		CHF	10	3)

	03.2003	9.03%		2002		EUR	10	3)

	03.2003	7.02%		2002		CHF	6	3)

	03.2003	various		1998		CHF	41	6)

	03.2003	0.00%		2001		EUR	24	6)

	03.2003	0.00%		2000		USD	100	6)

	03.2003	0.00%		1999		GBP	5	6)

	03.2003	0.00%		2001		JPY	1'638	6)

	03.2003	3.50%		1993		CHF	125	1)

	03.2003	3.50%		1993		CHF	75	1)

	04.2003	various		2001-2002		USD	43	3)	4)

	04.2003	7.00%		2001		EUR	10	3)

	04.2003	0.00%		2001		GBP	11	6)

	04.2003	1.00%		1996		USD	75	3)

	04.2003	7.30%		2002		NOK	65	3)

	05.2003	15.75%		2001		VEB	7'000	4)

	05.2003	variable		2002		EUR	20	4)

	05.2003	various		2002		USD	19	4)

	05.2003	various		2002		TRL	49'223'448	4)

	06.2003	0.00%		2001		EUR	225	3)

	06.2003	various		2001-2002		CHF	32	3)

	06.2003	various		2002		USD	48	4)

	07.2003	0.00%		2000		EUR	110	6)

	07.2003	various		1997-2002		USD	49	3)	4)

	07.2003	various		2001-2002		CHF	27	3)

	08.2003	various		2000-2002		USD	60	3)	4)

	09.2003	0.00%		2002		AUD	10	3)

	09.2003	various		1997-2002		USD	33	3)	4)

	09.2003	various		2000-2002		EUR	47	3)

	09.2003	0.00%		2002		NOK	86	3)

	09.2003	17.00%		2002		CHF	10	3)

	09.2003	6.13%		1993		USD	200	1)	3)

	10.2003	6.25%		2001		CHF	25	3)

	10.2003	various		2001-2002		USD	66	4)

	10.2003	9.50%		2001		EUR	15	3)

	11.2003	5.00%		1998-2000		CHF	63	3)

	11.2003	0.00%		2001		EUR	10	3)

	11.2003	6.25%		1993		EUR	307	1)	3)

	11.2003	various		2002		USD	5	4)

	12.2003	various		2000-2002		USD	107	3)	4)

	12.2003	0.00%		2001		CHF	35	6)

	12.2003	0.00%		2002		CHF	5	3)

	12.2003	1.00%		2001		EUR	13	3)

	01.2004	various		2001-2002		USD	64	3)	4)

	01.2004	7.75%		2002		CHF	10	3)

	02.2004	various		2002		USD	10	4)

	02.2004	4.50%		2002		CHF	25	3)

	02.2004	various		2002		EUR	20	3)

	03.2004	various		2001-2002		USD	44	3)	4)

	03.2004	various		2000-2001		EUR	44	3)

	03.2004	0.00%		2001		EUR	48	6)

	03.2004	2.50%		2001		GBP	4	3)

	03.2004	0.00%		2001		JPY	2'879	6)

	04.2004	various		2001-2002		USD	26	4)

	04.2004	4.38%		1996		CHF	200

	05.2004	various		2002		USD	8	4)

	05.2004	0.00%		2001		EUR	5	3)

	06.2004	various		2002		USD	5	4)

	06.2004	8.05%		2001		EUR	2	4)

	07.2004	various		2001-2002		USD	43	4)

	07.2004	various		2002		EUR	46	3)	4)

	07.2004	6.00%		2002		CHF	10	3)

	07.2004	variable		2001		JPY	2'500	4)

	08.2004	various		2001-2002		USD	19	3)	4)

	09.2004	various		2001-2002		USD	18	3)	4)

	09.2004	0.00%		2001		USD	7	6)

	10.2004	0.00%		2002		USD	4	6)

	10.2004	various		2001-2002		USD	25	4)

	10.2004	various		2001-2002		EUR	16	3)	4)

	11.2004	various		2001-2002		USD	46	4)

	11.2004	various		2001-2002		EUR	43	3)

	11.2004	8.50%		1994		USD	300	1)	3)

	12.2004	various		1999-2002		USD	128	3)	4)

	12.2004	various		2001-2002		EUR	25	3)

	12.2004	6.04%		1994		EUR	51	1)	3)

	01.2005	various		1999-2002		USD	86	3)	4)

	01.2005	0.00%		2002		CHF	12	3)

	01.2005	0.00%		2002		GBP	5	3)

	02.2005	various		2000-2002		USD	56	3)	4)

	02.2005	2.50%		2002		EUR	5	3)

	03.2005	various		2001-2002		USD	52	3)	4)

	03.2005	6.70%		2002		EUR	13	3)

	03.2005	5.75%		1995		CHF	225	1)

	04.2005	various		2000-2002		USD	99	3)	4)

	04.2005	0.00%		2002		CHF	20	3)

	04.2005	0.00%		2002		EUR	64	3)

	05.2005	various		1999-2002		USD	140	3)	4)

	05.2005	0.00%		1999		EUR	3	3)

	05.2005	0.00%		2002		GBP	10	3)

	06.2005	various		2002		USD	30	3)	4)

	06.2005	various		2000-2002		EUR	39	3)

	07.2005	various		2001-2002		USD	35	3)	4)

	07.2005	0.00%		2002		EUR	26	3)

	08.2005	various		1999-2002		USD	137	3)	4)

	09.2005	0.00%		2002		EUR	10	3)

	09.2005	various		2002		USD	16	3)	4)

	10.2005	various		2002		USD	12	3)	4)

	10.2005	0.00%		2002		EUR	15	3)

	11.2005	various		1997-2002		USD	238	3)	4)

	12.2005	various		2001-2002		USD	48	4)

	12.2005	0.00%		2002		EUR	8	3)

	01.2006	various		2002		USD	75	3)	4)

	01.2006	1.25%		2002		EUR	10	3)

	02.2006	0.00%		2001-2002		USD	16	3)

	03.2006	0.00%		2002		USD	17	3)

	04.2006	various		2002		USD	58	3)	4)

	05.2006	0.00%		2002		USD	6	4)

	06.2006	various		2002		USD	10	3)	4)

	06.2006	7.21%		1996		USD	238	1)	4)

	06.2006	6.84%		1997		USD	95	1)	4)

	07.2006	0.00%		2001		EUR	10	3)

	07.2006	various		2002		USD	16	3)

	08.2006	various		2001-2002		USD	34	3)	4)

	09.2006	various		2002		USD	76	3)

	09.2006	0.00%		2002		EUR	14	3)

	10.2006	0.00%		2002		EUR	27	3)

	11.2006	0.00%		1998		EUR	1	3)

	12.2006	various		2001-2002		USD	115	3)

	03.2007	2.06%		2001		USD	2	4)

	03.2007	0.00%		2002		CHF	18	3)

	04.2007	0.00%		2002		USD	29	3)

	05.2007	various		2002		EUR	15	3)

	05.2007	various		2002		USD	37	3)	4)

	06.2007	0.00%		2002		USD	29	3)

	07.2007	5.25%		1995		CHF	100	1)

	07.2007	5.25%		1995		CHF	150	1)

	07.2007	0.00%		2002		USD	7	3)

	08.2007	0.00%		2002		EUR	28	3)

	08.2007	0.00%		2002		USD	20	3)

	09.2007	0.00%		2002		USD	87	3)

	09.2007	0.00%		2002		CHF	41	3)

	09.2007	0.00%		2002		EUR	26	3)

	10.2007	0.00%		2002		USD	117	3)

	10.2007	0.00%		2002		CHF	17	3)

	11.2007	various		2002		USD	77	3)	4)

	11.2007	0.00%		1998		EUR	2	3)

	12.2007	0.00%		2001-2002		USD	839	3)

	12.2007	0.00%		2002		EUR	247	3)

	01.2008	0.00%		2002		USD	67	3)

	02.2008	2.00%		2000		USD	165	3)

	05.2008	6.50%		1998		USD	200	1)	5)

	05.2008	0.00%		2002		EUR	20	3)

	06.2008	0.00%		2002		EUR	27	3)

	07.2008	0.00%		2002		USD	26	3)

	08.2008	0.00%		2002		USD	5	3)

	09.2008	0.00%		2002		USD	17	3)

	11.2008	0.00%		1998		EUR	2	3)

	12.2008	0.00%		2002		USD	19	3)

	06.2009	0.00%		2002		CHF	107	4)

	06.2009	0.00%		2002		EUR	541	4)

	06.2009	0.00%		2002		USD	351	4)

	07.2009	0.00%		2002		USD	3	3)

	09.2009	various		2002		USD	58	3)	4)

	09.2009	0.00%		2002		CHF	89	4)

	09.2009	0.00%		2002		EUR	82	4)

	10.2009	0.00%		2002		USD	33	3)

	10.2009	6.25%		1999		EUR	225	1)	3)

	11.2009	0.00%		2002		USD	5	3)

	12.2009	0.00%		1999-2002		USD	18	3)

	12.2009	6.00%		1999		EUR	150	1)	3)

	03.2010	6.50%		2000		EUR	100	1)	4)

	04.2010	variable		2000		USD	160	1)	4)

	04.2010	variable		2000		USD	250	1)	4)

	05.2010	5.75%		1998		EUR	33	1)	3)

	05.2010	5.75%		1998		EUR	179	1)	3)

	07.2010	0.00%		2002		USD	66	3)

	08.2010	2.19%		2000		JPY	3'000	1)	4)

	10.2010	0.00%		2002		USD	10	3)

	11.2010	0.00%		2002		USD	15	3)

	07.2011	various		2002		USD	248	4)

	03.2012	12.50%		2002		PHP	1'020	4)

	08.2012	0.00%		2002		USD	38	3)

	09.2012	0.00%		2002		USD	37	3)

	11.2012	various		2002		USD	79	3)

	12.2012	0.00%		2002		USD	183	3)

	12.2012	0.00%		2002		CHF	120	3)

	12.2012	0.00%		2002		EUR	152	3)

	06.2013	6.45%		2001		EUR	750	1)	4)

	10.2014	8.68%		1999		EUR	15	1)	3)

	01.2015	9.00%		2000		EUR	15	1)	4)

	03.2016	5.00%		1986		CHF	176	1)

	03.2016	5.00%		1986		CHF	24	1)

	01.2017	6.35%		2000		AUD	24	2)

	10.2019	7.15%		1999		EUR	12	1)	3)

	01.2022	0.00%		1999		USD	5	1)	3)

	01.2022	6.18%		2000		USD	64	1)	4)

	12.2024	0.00%		1999-2002		USD	17	1)	3)

	01.2025	0.00%		1999		USD	15	1)	3)

	01.2026	0.00%		1999		USD	20	1)	3)

	12.2026	0.00%		1999-2002		USD	34	1)	3)

	10.2027	0.00%		2002		JPY	320	3)

	11.2027	0.00%		2002		JPY	510	3)

	12.2027	0.00%		1999-2002		USD	14	1)	3)

	01.2028	0.00%		1999		USD	40	1)	3)

	10.2029	7.05%		1999		EUR	25	1)	3)

	10.2029	9.35%		1999		EUR	25	1)	3)

	10.2032	0.00%		2002		JPY	200	3)

	11.2032	0.00%		2002		JPY	100	3)

	perpetual	7.74%		1997		USD	100	1)	4)

	perpetual	6.91%		2001		EUR	400	1)	4)

	perpetual	3.50%		2002		JPY	17'000	1)	4)

	perpetual	3.57%		2001		JPY	30'500	1)	4)

	perpetual	6.41%		1997		EUR	114	1)	3)

	perpetual	6.50%		1997		EUR	76	1)	3)

	perpetual	8.25%		1997		GBP	150	1)	3)

	perpetual	7.90%		1997		USD	500	1)	3)

	perpetual	4.39%		1997		CHF	500	1)	3)

Credit Suisse First Boston Finance B.V., Amsterdam

	05.2003	5.88%		1993		USD	200	1)

	07.2003	7.75%		1993		EUR	74	1)

	08.2003	5.50%		1993		USD	200	1)

	perpetual	variable		1986		USD	150

Credit Suisse First Boston (Cayman) Ltd., George Town

	01.2003	variable		1998		RUR	429

	02.2003	variable		1998		RUR	704

	04.2003	0.00%		2000-2002		RUR	5'883

	05.2003	various		1998-2001		RUR	349

	06.2003	various		1998-2000		RUR	408

	08.2003	7.00%		2000		RUR	56

	09.2003	variable		1998		RUR	379

	10.2003	various		1998-2000		RUR	2'165

	11.2003	various		2000		RUR	683

	01.2004	variable		1998		RUR	751

	07.2004	variable		1999		RUR	87

	08.2004	0.05%		2000		RUR	537

	09.2004	various		1999-2000		RUR	2'052

	11.2004	0.03%		2000		RUR	2'500

	12.2004	variable		1999		RUR	1'167

	01.2005	variable		2000		RUR	1'166

	03.2005	12.00%		2001		RUR	1

	10.2005	0.00%		2002		RUR	154

	10.2005	0.00%		2002		USD	111

	11.2005	6.00%		2000		RUR	375

	12.2005	6.00%		2000		RUR	66

	01.2006	6.00%		2001		RUR	309

	06.2006	0.03%		2001		RUR	542

	09.2010	0.00%		2000		RUR	1'511

	11.2010	0.00%		2000		RUR	1'912

	01.2011	0.00%		2001		RUR	2'344

Banco de Investimentos Credit Suisse First Boston S.A., São Paulo

	11.2007	11.22%		1999		USD	50	1)

Credit Suisse First Boston Inc., New York

	01.2003	various		1999-2002		USD	360

	01.2003	7.65%		1993		USD	5	1)

	02.2003	8.10%		1993		USD	5	1)

	02.2003	various		1993-2000		USD	55

	03.2003	various		2000-2002		USD	210

	04.2003	various		1993-2002		USD	728

	04.2003	variable		1993		USD	7	1)

	05.2003	various		1998-2001		USD	387

	06.2003	0.00%		2000		USD	8

	06.2003	variable		2000		EUR	400

	07.2003	various		1998-2002		USD	525

	08.2003	various		2000-2001		USD	441

	09.2003	variable		2001		USD	100

	10.2003	various		2001		USD	190

	11.2003	various		2001		USD	249

	12.2003	0.00%		2000		USD	4

	01.2004	various		1999-2002		USD	360

	02.2004	various		2000-2002		USD	78

	02.2004	variable		1994		USD	150	1)

	03.2004	various		1992-2002		USD	235

	03.2004	variable		1994		USD	165	1)

	04.2004	various		1992-2002		USD	200

	04.2004	7.00%		1995		EUR	77

	05.2004	various		1999		USD	70

	06.2004	various		2002		USD	295

	07.2004	various		1999-2002		USD	88

	09.2004	various		2001		USD	375

	10.2004	various		2001		USD	170

	11.2004	various		2001		USD	365

	12.2004	various		2001		USD	55

	01.2005	various		2002		USD	53

	02.2005	various		2000-2002		USD	426

	03.2005	various		2000-2002		USD	631

	04.2005	variable		2002		USD	500

	05.2005	variable		2000		USD	400

	06.2005	0.00%		2000		USD	2

	07.2005	variable		2002		USD	150

	08.2005	7.20%		2000		USD	1

	09.2005	7.05%		2000		USD	1

	10.2005	variable		1993		USD	200	1)

	11.2005	6.88%		1995		USD	500

	11.2005	6.95%		1995		USD	5	1)

	01.2006	variable		2002		USD	70

	05.2006	7.75%		1996		USD	267	1)

	06.2006	0.00%		2000		USD	1

	08.2006	5.88%		2001		USD	2'250

	02.2007	various		2002		USD	250

	03.2007	various		2000-2002		USD	102

	04.2007	variable		2002		USD	1'750

	10.2007	various		1997		USD	250

	11.2007	variable		2001		EUR	140

	01.2008	4.63%		2002		USD	1'400

	04.2008	6.50%		1998		USD	150

	05.2008	various		2000		USD	14

	06.2008	6.50%		1998		USD	500

	09.2008	7.42%		1999		USD	10

	11.2011	6.13%		2001		USD	3'000

	01.2012	various		2002		USD	2'750

	02.2013	8.50%		1993		USD	3

	11.2013	variable		2001		GBP	10

	03.2014	7.06%		1999		USD	40

	02.2016	5.63%		1996		USD	1

	04.2018	7.71%		1993		USD	5	1)

	12.2021	variable		2001		EUR	25

	04.2032	variable		2002		USD	20

	07.2032	variable		2002		USD	1'000

Credit Suisse First Boston International, London

	2003	various		1995-2002		EUR	221

	2003	various		2002		HKD	1'387

	2003	various		1995-2002		USD	712

	01.2003	various		2002		SGD	10

	2003	various		1998-2002		JPY	13'672

	2003	various		1997-2002		GBP	44

	03.2003	7.65%		1993		EUR	33	1)

	2004	various		1997-2001		NOK	170

	2004	various		1997-2002		EUR	445

	2004	various		1998-2001		CHF	120

	2004	various		1996-2001		USD	152

	04.2004	variable		2002		SEK	63

	2004	various		1995-1998		JPY	1'000

	2004	various		1994-1998		EUR	61	1)

	12.2004	various		1994		CHF	13	1)

	2005	various		1995-2002		USD	1'279

	2005	various		1997-2002		EUR	347

	2005	various		1995-1998		EUR	109	1)

	2005	various		1997		JPY	800

	09.2005	0.00%		2002		HKD	30

	11.2005	0.00%		2002		NOK	500

	2006	various		1995-2002		USD	207

	02.2006	variable		2002		SEK	95

	02.2006	9.13%		1998		GBP	5

	2006	various		1997-2002		EUR	364

	2006	various		1996-1998		EUR	25	1)

	2006	various		1996-2001		JPY	2'000

	07.2006	0.00%		1994		USD	40	1)

	08.2006	0.00%		2002		NOK	35

	2007	various		1997-2002		EUR	247

	2007	various		2002		GBP	13

	2007	various		1997-2002		USD	442

	2007	various		1996-1997		CHF	120

	04.2007	0.00%		2001		NOK	150

	2007	various		1997		JPY	1'900

	05.2007	3.52%		1997		EUR	41	1)

	07.2007	1.96%		1997		USD	40	1)

	11.2007	0.00%		2002		NOK	500

	2008	various		2002		SEK	288

	2008	various		1995-2002		USD	235

	02.2008	3.41%		1998		EUR	52	1)

	2008	various		1998-2002		EUR	575

	05.2008	6.30%		1998		JPY	100

	2008	0.00%		1993-1994		EUR	78	1)

	2009	various		1999-2002		USD	67

	2009	various		1997-2002		EUR	158

	2009	various		1994-1996		EUR	109	1)

	2010	various		1997-2000		EUR	105

	02.2010	0.00%		2000-2002		USD	50

	2010	0.00%		1995-1997		EUR	46	1)

	2011	various		1999-2001		EUR	414

	2011	various		1993-2001		USD	149

	2012	various		1997-2002		EUR	187

	2012	various		1997-1999		USD	24

	04.2012	8.00%		1998		EUR	10	1)

	2013	various		1998-2001		EUR	66

	2013	various		1998-2001		JPY	4'300

	03.2014	various		2002		USD	99

	12.2014	0.00%		1994		EUR	126	1)

	2016	various		2001		EUR	91

	2016	various		1998-2002		USD	15

	09.2017	0.00%		1997		EUR	9

	02.2018	6.00%		1998		EUR	15	1)

	07.2018	variable		1998		JPY	500

	08.2018	various		1998		EUR	16

	12.2021	0.00%		1995		USD	77	1)

	05.2022	3.97%		2002		USD	18

	12.3032	various		2002		JPY	200

	09.2049	variable		2001		EUR	103

	perpetual	various		1992-1997		USD	220	1)

	perpetual	various		1993-1995		JPY	20'000	1)

	perpetual	10.25%		1995		GBP	100	1)

	perpetual	various		1995-1998		CHF	130	1)

	perpetual	various		1995-1997		EUR	27	1)

	perpetual	various		1998		EUR	335	1)

	perpetual	3.62%		1998		EUR	8	1)

	perpetual	variable		1997		USD	50	1)

Winterthur Capital Ltd., Hamilton

	04.2005	5.38%		2000		EUR	500

«Winterthur» Swiss Insurance Company, Winterthur

	03.2006	4.00%		2000		CHF	500

DBV-Winterthur Group, Wiesbaden

	07.2003	0.88%	Convertible Bonds	1998		DEM	100

	07.2003	0.75%	Convertible Bonds	1998		DEM	100

1) Subordinated bonds.

2) Credit linked notes issued by CSFB Guernsey branch.

3) Issued by CSFB London branch.

4) Issued by CSFB Nassau branch.

5) Issued by CSFB New York branch.

6) Structured notes, reclassed from due to customer to bonds and mortgage-backed bonds in 2002.

7) Subparticipation of CSFB issued bonds.

8) Preference shares.

9) Issued bonds with warrants: ex warrant.

REPORT OF THE GROUP AUDITORS

Report of the Group auditors to the Annual General Meeting of Credit Suisse Group, Zurich

As auditors of the Group we have audited the consolidated financial statements (income statement, balance sheet, statement of cash flows and notes) of Credit Suisse Group for the year ended December 31, 2002.

These consolidated financial statements are the responsibility of the Board of Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with auditing standards promulgated by the Swiss profession and with auditing standards generally accepted in the United States of America. These standards require that an audit be planned and performed to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the consolidated financial statements. We have also assessed the accounting principles used, significant estimates made and the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements give a true and fair view of the financial position, the results of operations and the statement of cash flows based on Swiss Accounting Rules for Banks and Swiss GAAP FER for the insurance business of the Group, which are explained in the notes to the consolidated financial statements, and comply with Swiss law.

We recommend that the consolidated financial statements submitted to you be approved.

As discussed in note 2 to the consolidated financial statements, the Group has modified for the financial year 2002 its accounting policy in relation to deferred taxation.

KPMG Klynveld Peat Marwick Goerdeler SA

Brendan R. Nelson Peter Hanimann

Chartered Accountant Certified Accountant

Auditors in Charge

Zurich, February 21, 2003

PARENT COMPANY FINANCIAL STATEMENTS

Parent Company

Page

Financial statements

Income statement

Balance sheet before appropriation of retained earnings

Notes to the financial statements

1	Contingent liabilities

2	Balance sheet assets with retention of title to secure own obligations

3	Off-balance sheet obligations relating to leasing contracts

4	Fire insurance value of tangible fixed assets

5	Liabilities relating to pension plans and other retirement benefit obligations

6	Bonds issued

7	Principal participations

8	Release of undisclosed reserves

9	Revaluation of long-term assets to higher than cost

10	Own shares held by the company and by Group companies

11	Share capital, conditional and authorized capital of Credit Suisse Group

Report of the auditors on capital increases to the Board of Directors of

Credit Suisse Group on conditional capital increases

12	Significant shareholders

13	Legal reserves

14	Provisions

Proposal to the Annual General Meeting

Report of the statutory auditors

Income statement

	12 months	9 months

in CHF 1,000	2002	2001

Income

Interest income and income from securities	1'623'833	939'719

Income from investments in Group companies	1'820'165	113'844

Other income	335'058	435'336

Total income	3'779'056	1'488'899

Expenses

Interest expenses	471'088	312'612

Personnel expenses and directors' emoluments	105'579	78'070

Other expenses	133'920	137'593

Depreciation, write-offs and provisions	851'120	521'080

Taxes	(2'423)	40'197

Total expenses	1'559'284	1'089'552

Net profit	2'219'772	399'347

Balance sheet before appropriation of retained earnings

					Change

in CHF 1,000	Notes	31.12.02	31.12.01	Change	in %

Assets

Investments in Group companies	7	34'297'025	32'203'521	2'093'504	7

Long-term loans to Group companies		4'327'318	3'023'860	1'303'458	43

Securities		655'359	3'039'166	(2'383'807)	(78)

Long-term assets		39'279'702	38'266'547	1'013'155	3

Liquid assets held at third parties		19	10	9	90

Liquid assets held at Group companies		2'638'722	1'497'234	1'141'488	76

Securities		604'590	1'438'380	(833'790)	(58)

Other receivables from third parties		4'148	38'785	(34'637)	(89)

Other receivables from Group companies		3'239	490'054	(486'815)	(99)

Accrued income and prepaid expenses		976'427	1'271'726	(295'299)	(23)

Current assets		4'227'145	4'736'189	(509'044)	(11)

Total assets		43'506'847	43'002'736	504'111	1

Shareholders' equity and liabilities

Share capital	11	1'189'892	3'589'829	(2'399'937)	(67)

Legal reserve	13	13'081'244	11'816'898	1'264'346	11

Reserve for own shares	10	1'950'228	2'468'764	(518'536)	(21)

Free reserves		14'540'000	14'100'000	440'000	3

Retained earnings:

retained earnings brought forward		4'732	45'385	(40'653)	(90)

net profit		2'219'772	399'347	1'820'425	456

Shareholders' equity		32'985'868	32'420'223	565'645	2

Bonds	6	3'400'000	3'650'000	(250'000)	(7)

Long-term loans from Group companies		4'398'712	3'826'511	572'201	15

Provisions	14	579'017	817'293	(238'276)	(29)

Long-term liabilities		8'377'729	8'293'804	83'925	1

Payables to third parties		257'338	8'759	248'579	-

Payables to Group companies		1'055'282	1'160'998	(105'716)	(9)

Accrued expenses and deferred income		830'630	1'118'952	(288'322)	(26)

Current liabilities		2'143'250	2'288'709	(145'459)	(6)

Total liabilities		10'520'979	10'582'513	(61'534)	(1)

Total shareholders' equity and liabilities		43'506'847	43'002'736	504'111	1

1 Contingent liabilities

in CHF 1,000	31.12.02	31.12.01

Aggregate indemnity liabilities, guarantees and other contingent liabilities (net of exposures recorded as liabilities)	13'472'902	23'222'817

of which have been entered into on behalf of subsidiaries	13'302'902	22'956'312

The company belongs to the Swiss value-added tax (VAT) group of Credit Suisse Group, and thus carries joint liability to the Swiss federal tax authority for value-added tax debts of the entire Group.

2 Balance sheet assets with retention of title to secure own obligations

There are no such assets.

3 Off-balance sheet obligations relating to leasing contracts

There are no such obligations.

4 Fire insurance value of tangible fixed assets

There are no such assets.

5 Liabilities relating to pension plans and other retirement benefit obligations

There are no such liabilities.

6 Bonds issued

in CHF m	Interest rate	Year of issue / maturity date	31.12.02	31.12.01

Bonds (subordinated)	6.000%	1994 – 15.12.03	250	250

Bonds	4.000%	1997 – 31.10.06	800	800

Bonds	4.000%	1997 – 23.05.07	1'000	1'000

Bonds	3.500%	1998 – 15.09.08	500	500

Bonds	3.500%	1999 – 02.07.09	500	500

Bonds	4.125%	2000 – 04.10.04	600	600

Bonds with a maturity of less than one year are recorded as payables to third parties.

7 Principal participations

The company's principal participations are shown in the notes to the consolidated financial statements.

8 Release of undisclosed reserves

No significant undisclosed reserves were released.

9 Revaluation of long-term assets to higher than cost

There was no such revaluation.

10 Own shares held by the company and by Group companies

			12 months		9 months

in CHF 1,000, except no. of shares		No. of shares	2002	No. of shares	2001

Shares included in financial investments from the banking and insurance business

At beginning of financial year

In registered share equivalents, physical holdings	1)	13'600'422	957'352	11'096'548	831'123

In registered share equivalents, net of derivatives		11'048'553	776'680	7'125'104	533'205

At end of financial year

In registered share equivalents, physical holdings	1)	3'415'053	102'454	13'600'422	957'352

In registered share equivalents, net of derivatives		1'451'653	43'552	11'048'553	776'680

Shares included in securities trading portfolio

At beginning of financial year

In registered share equivalents, physical holdings	1)	62'286'154	4'409'859	101'547'468	7'755'688

In registered share equivalents, net of derivatives		(92'891)	(6'577)	11'009'504	840'853

At end of financial year

In registered share equivalents, physical holdings	1)	70'418'663	2'112'560	62'286'154	4'409'859

In registered share equivalents, net of derivatives		191'133	5'734	(92'891)	(6'577)

The number of shares has been adjusted for the 4-for-1 split effective as of 15.08.01.

1) Representing 6.2%, 6.3% and 9.4% of issued shares as of 31.12.02, 31.12.01 and 31.03.01, respectively.

11 Share capital, conditional and authorized capital of Credit Suisse Group

		No. of	Par value	No. of	Par value

		registered shares	in CHF	registered shares	in CHF

Share capital as of December 31, 2001				1'196'609'811	3'589'829'433

Issued capital

Cancellation of shares				(7'730'000)	(23'190'000)

Par value reduction payment					(2'377'759'622)

Conditional capital

Warrants and convertible bonds

AGM of June 1, 2001 / Convertible bonds		827'100	2'481'300

Bonds converted April 1 - December 31, 2001		(171'600)	(514'800)

AGM of May 31, 2002 (Par value reduction)		–	(1'311'000)

AGM of May 31, 2002		655'500	655'500

Bonds converted January 1 - November 19, 2002		(650'700)	(650'700)	650'700	650'700

Lapsed conversion rights on November 19, 2002		(4'800)	(4'800)

Remaining capital		–	–

Warrants and convertible bonds

AGM of June 1, 2001		50'000'000	150'000'000

AGM of May 31, 2002 (Par value reduction)		–	(100'000'000)

AGM of May 31, 2002		50'000'000	50'000'000

Securities converted December 23 - December 31, 2002		–	–

Remaining capital		50'000'000	50'000'000

Staff shares

AGM of June 1, 2001		78'000'000	234'000'000

Subscriptions exercised April 1 - December 31, 2001		(126'176)	(378'528)

AGM of May 31, 2002 (increase)		39'326'176	117'978'528

AGM of May 31, 2002 (Par value reduction)		–	(234'400'000)

AGM of May 31, 2002		117'200'000	117'200'000

Subscriptions exercised January 1 - December 31, 2002		–	–

Remaining capital	1)	117'200'000	117'200'000

Staff shares (Donaldson, Lufkin & Jenrette option programs)

AGM of June 1, 2001		20'000'000	60'000'000

Subscriptions exercised April 1 - December 31, 2001		(923'251)	(2'769'753)

AGM of May 31, 2002 (Par value reduction)		–	(38'153'498)

AGM of May 31, 2002		19'076'749	19'076'749

Subscriptions exercised January 1 - December 31, 2002		(361'209)	(361'209)	361'209	361'209

Remaining capital		18'715'540	18'715'540

Authorized capital

Acquisitions of companies/participations

AGM of June 1, 2001		45'480'000	136'440'000

AGM of May 31, 2002 (Par value reduction)		–	(90'960'000)

AGM of May 31, 2002		45'480'000	45'480'000

Remaining capital		45'480'000	45'480'000

Share capital as of December 31, 2002				1'189'891'720	1'189'891'720

1) As of 21.02.03 115,613,436 shares (par value CHF 115,613,436) were reserved for rights issued to the management and staff.

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS

Report of the auditors on capital increases
to the Board of Directors of Credit Suisse Group
on conditional capital increases

We have examined the issuance of shares for the period from January 1, 2002 to December 31, 2002 in accordance with the resolutions passed by the Annual General Meeting of Shareholders of June 4, 1992, September 29, 2000, June 1, 2001 and May 31, 2002 in accordance with Swiss law and the Company's Articles of Association.

It is the responsibility of the Board of Directors to execute the issuance of new shares in accordance with the Company's Articles of Association. Our responsibility is to examine whether the issuance of new shares was done in accordance with Swiss law, the Company's Articles of Association, the applicable offering documents, regulations and contracts. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our examination was conducted in accordance with the auditing standards promulgated by the Swiss profession, which require that our examination be planned and performed to obtain reasonable assurance about whether the issuance of new shares is free from material errors. We have performed the audit procedures required in the circumstances and are of the opinion that they form a reasonable basis for our opinion.

In our opinion the issuance of 1,011,909 registered shares is in agreement with Swiss law, the Company's Articles of Association, the applicable offering documents of November 18, 1992, regulations and contracts.

KPMG Klynveld Peat Marwick Goerdeler SA

Zurich, August 20, 2002, November 26, 2002, and January 30, 2003

12 Significant shareholders

As of December 31, 2002 Credit Suisse Group has no significant shareholders. With respect to own shares refer to note 10 to the financial statements.

13 Legal reserves

The change in legal reserves compared to December 31, 2001 equals the capital surplus of CHF 26.5 million received for newly issued shares and the proceeds of CHF 1,250.0 million received from the issuance of Mandatory Convertible Securities by Credit Suisse Group Finance (Guernsey) Ltd., less issuing costs of CHF 12.2 million.

14 Provisions

This item includes general provisions of CHF 311 million.

PROPOSAL TO THE ANNUAL GENERAL MEETING

Proposed appropriation of retained earnings

in CHF

Retained earnings brought forward		4'732'718

Net profit		2'219'771'546

Retained earnings available for appropriation		2'224'504'264

Dividend	CHF 0.10 per registered share of CHF 1.00 par value	118'989'172

(1,189,891,720 registered shares eligible for dividend as of December 31, 2002)

To be carried forward		2'105'515'092

Total		2'224'504'264

The number of registered shares eligible for dividend at the dividend payment date may increase due to the issuance of new registered shares.

On behalf of the Board of Directors:

The Chairman: Walter B. Kielholz

The Executive Board:

Oswald J. Grübel, John J. Mack, Hans-Ulrich Doerig, Brady W. Dougan, Brian D. Finn, David P. Frick, Ulrich Körner, Jeffrey M. Peek, Philip K. Ryan, Richard E. Thornburgh, Stephen R. Volk, Alex W. Widmer

Zurich, February 21, 2003

REPORT OF THE STATUTORY AUDITORS

Report of the Statutory Auditors to the
Annual General Meeting of Credit Suisse Group, Zurich

As Statutory Auditors, we have audited the accounting records and the financial statements (income statement, balance sheet and notes) of Credit Suisse Group for the year ended December 31, 2002.

These financial statements are the responsibility of the Board of Directors. Our responsibility is to express an opinion on these financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with auditing standards promulgated by the Swiss profession, which require that an audit be planned and performed to obtain reasonable assurance about whether the financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the financial statements. We have also assessed the accounting principles used, significant estimates made and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accounting records, financial statements and the proposed appropriation of retained earnings comply with Swiss law and the Company's Articles of Association.

We recommend that the financial statements submitted to you be approved.

KPMG Klynveld Peat Marwick Goerdeler SA

Brendan R. Nelson Peter Hanimann

Chartered Accountant Certified Accountant

Auditors in Charge

Zurich, February 21, 2003

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

Share data

		31.12.02		31.12.01	31.12.00	31.12.99	31.12.98

Shares issued		1'189'891'720		1'196'609'811	1'201'751'960	1'088'825'952	1'076'345'476

To be issued upon conversion of MCS	1)	40'413'838		–	–	–	–

Shares repurchased	2)	–		7'730'000	–	–	–

Shares outstanding		1'230'305'558		1'188'879'811	1'201'751'960	1'088'825'952	1'076'345'476

Weighted-average shares outstanding	3)	1'190'206'207		1'194'090'788	1'111'100'088	1'085'243'040	1'070'169'864

1) Maximum number of shares in connection with Mandatory Convertible Securities issued by Credit Suisse Group Finance (Guernsey) Ltd.

2) Shares cancelled on 09.08.02, as previously approved by the Annual General Meeting.

3) Adjusted for weighted average shares repurchased.

Market capitalization

		2002		2001	2000	1999	1998

Year-end, in CHF m		36'909		84'173	92'535	86'153	57'854

Change in %		(56.2)		(9.0)	7.4	48.9	(3.7)

As a % of SMI (at year-end)		6.2		9.3	8.7	9.9	7.5

Share price

in CHF		2002		2001	2000	1999	1998

At year-end		30.00		70.80	77.00	79.13	53.75

High (closing price)		73.60		87.00	97.13	79.13	95.50

Low (closing price)		20.60		44.80	73.25	53.00	37.38

Per share information

in CHF		2002		2001	2000	1999	1998

Book value		23.2		29.9	34.1	27.1	24.0

Gross operating profit		3.8		7.4	10.9	7.2	6.2

Dividend / repayment of capital		0.1	1)	2.0	2.0	1.8	1.3

Basic earnings per share		(2.78)		1.33	5.21	3.92	2.87

Diluted earnings per share		(2.78)		1.32	5.19	3.89	2.85

Price/earnings ratio		(10.8)		53.2	14.8	20.2	18.7

Price/book value ratio		1.3		2.4	2.3	2.9	2.2

1) Proposal of the Board of Directors to the Annual General Meeting on April 25, 2003.

Note: Within the framework of Swiss GAAP FER Financial Reporting Standards, Credit Suisse Group has changed its accounting principles in the year 2000 in order to increase the transparency for its insurance business and to align with a more internationally-recognized standard. Prior year comparative figures have been adjusted accordingly, excluding the year 1998.

Trading volume on Swiss Exchange (SWX)

		2002	2001	2000	1999	1998

in CHF m	Total per year	95'455	115'487	108'361	88'107	115'362

	Daily average	377.3	461.9	431.7	346.9	459.6

in 1000 units	Total per year	2'222'370	1'603'663	1'335'344	1'301'988	1'775'428

	Daily average	8'784.1	6'414.7	5'320.0	5'126.0	7'073.6

Consolidated income statement

in CHF m	2002	2001	2000	1999	1998

Net interest income	8'036	6'751	5'313	5'338	5'152

Net commission and service fee income	15'334	18'115	16'596	10'856	8'327

Net trading income	2'254	8'913	8'791	6'578	2'378

Net income from the insurance business	3'312	6'300	6'166	4'166	5'357

Other ordinary income/(expenses), net	(898)	(925)	365	(294)	486

Operating income	28'038	39'154	37'231	26'644	21'700

Personnel expenses	16'910	21'890	18'503	13'554	10'586

Other operating expenses	6'619	8'394	6'645	5'227	4'473

Operating expenses	23'529	30'284	25'148	18'781	15'059

Gross operating profit	4'509	8'870	12'083	7'863	6'641

Depreciation, valuation adjustments and losses	8'102	6'341	3'021	2'631	3'832

Profit/(loss) before extraordinary items, cumulative effect of change in accounting principle and taxes	(3'593)	2'529	9'062	5'232	2'809

Extraordinary income	746	52	105	93	1'554

Extraordinary expenses	(403)	(281)	(1'796)	(152)	(573)

Cumulative effect of change in accounting principle	520	–	–	–	–

Taxes	(596)	(486)	(1'349)	(855)	(575)

Net profit/(loss) before minority interests	(3'326)	1'814	6'022	4'318	3'215

Minority interests	17	(227)	(237)	(68)	(147)

Net profit/(loss)	(3'309)	1'587	5'785	4'250	3'068

Certain reclassifications have been made to conform to the current presentation.

Return on equity

in %	2002	2001	2000	1999	1998

Return on equity	(10.0)	4.1	17.7	15.6	11.7

Consolidated balance sheet

in CHF m	31.12.02	31.12.01	31.12.00	31.12.99	31.12.98

Total assets	955'656	1'022'513	987'433	729'022	652'437

Shareholders' equity	31'394	38'921	43'522	30'683	28'162

Minority interests in shareholders' equity	2'878	3'121	2'571	1'154	2'325

Capital data/ratios

	31.12.02	31.12.01	31.12.00	31.12.99	31.12.98

BIS risk-weighted assets in CHF m	201'466	222'874	239'465	209'870	202'078

BIS Tier 1 ratio in %	9.7	9.5	11.3	11.8	12.0

BIS total capital ratio in %	16.5	15.7	18.2	17.8	17.8

Assets under management

in CHF bn	31.12.02	31.12.01	31.12.00	31.12.99	31.12.98

Total assets under management	1'195.3	1'430.6	1'392.0	1'132.7	937.8

In 2002, the Group adjusted its definition of assets under management to be more restrictive and comparable with competitors. Previous year comparative numbers have been adjusted accordingly, excluding the years 1999 and 1998.

Number of employees (full time equivalents)

		31.12.02	31.12.01	31.12.00	31.12.99	31.12.98

Switzerland	banking	21'270	21'794	21'454	20'885	20'625

	insurance	7'063	6'849	6'781	6'569	6'827

Outside Switzerland	banking	25'057	28'415	30'666	17'249	15'753

	insurance	25'067	23'103	21'637	19'260	18'375

Total employees Credit Suisse Group		78'457	80'161	80'538	63'963	61'580

Certain reclassifications have been made to conform to the current presentation.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Introduction
Corporate governance has become the focus of attention for many stakeholders and regulatory bodies worldwide. Credit Suisse Group strives to ensure compliance with internationally accepted high standards of corporate governance to safeguard the interests of all stakeholders. Credit Suisse Group therefore welcomes ongoing constructive development of meaningful standards in Switzerland and abroad. Good corporate governance helps stakeholders to better assess the quality of the company and its management and supports investors in their investment decisions.

Credit Suisse Group has actively supported and contributed to the development of a Swiss Code of Best Practice, which was presented to the public in April 2002. Parallel to the Swiss Code of Best Practice, the SWX Swiss Exchange has implemented a directive governing the disclosure of information on corporate governance, which became effective on July 1, 2002. As an SWX-listed company with headquarters in Zurich, Switzerland, Credit Suisse Group is subject to this directive. The required disclosures are provided primarily in this section of the annual report. For the sake of efficiency, reference is periodically made to other parts of this annual report.

The governance of a company is subject to changes and adaptation to internal and external factors. Therefore, corporate governance may be derived from a number of different governing documents. In order to facilitate the understanding and to summarize the most important elements of Credit Suisse Group’s corporate governance, the Board of Directors of Credit Suisse Group has adopted the Corporate Governance Guidelines . These guidelines create the basis for a sound corporate governance framework and refer to other documents which regulate certain governance aspects in more detail. Other key documents in the area of Corporate Governance include:

  Credit Suisse Group’s Articles of Association, which define the business purpose and our basic organizational framework;
  Credit Suisse Group’s Internal Regulations Governing the Conduct of Business, which define the responsibilities and authorities of the various bodies within Credit Suisse Group as well as the reporting procedures;
  Credit Suisse Group’s Board of Directors Committees’ Charters, which define the duties and responsibilities of each committee; and
  Credit Suisse Group’s Code of Conduct, which lists 12 core ethical and performance values. It is a form of voluntary self-regulation, with which all Credit Suisse Group companies and their employees must comply.
Since September 25, 2001, Credit Suisse Group’s stock has been listed on the New York Stock Exchange, or NYSE. Recent legislation and a number of rules in the United States in the area of corporate governance, many of which are not yet finally adopted, are or will therefore be applicable to Credit Suisse Group. Moreover, the NYSE has proposed a set of recommendations relating to good corporate governance. These recommendations are not yet finalized and have not yet been adopted.

Company
Credit Suisse Group has established two business units, Credit Suisse First Boston and Credit Suisse Financial Services. For details of the principal areas of activity of each business unit refer to “Information on the Company”. A detailed review of the respective business unit’s results and activities in 2002 can be found in the section “Operating and Financial Review”. A list of the principal fully consolidated subsidiaries of Credit Suisse Group and the principal participations valued according to the equity method or at cost can be found in note 46 to the consolidated financial statements. With the exception of Neue Aargauer Bank, Aarau, Switzerland, 99% of which is held by Credit Suisse Group and which is listed on the SWX Swiss Exchange (Swiss Security Number 397719, market capitalization as of December 31, 2002 of CHF 1,492.2 million) and DBV Winterthur Holding AG, Wiesbaden, Germany, 71% of which is indirectly held by Credit Suisse Group and which is listed on the Frankfurt Stock Exchange (ISIN DE0008416900, market capitalization as of December 31, 2002 of EUR 954.6 million) no other subsidiaries have shares listed on the SWX Swiss Exchange or a foreign stock exchange.

Major shareholders
On December 31, 2002, no shareholder was recorded in our share register as holding more than 5% of our stock. However, Credit Suisse Group and its affiliates as of December 31, 2002 held 73,833,716 registered shares with no voting rights, corresponding to 6.2 % of the total registered shares of Credit Suisse Group.

In the course of 2002, BZ Gruppe Holding, Wilen, advised the SWX Swiss Exchange that its holdings of Credit Suisse Group shares had been reduced to below 10% (on January 18, 2002) and had further dropped to below 5% (on July 31, 2002).

As of December 31, 2002, according to our share register, 39,557,543 shares, or 3.3% of the total shares outstanding, were held by shareholders with registered addresses in the United States. To the best of our knowledge, we are not directly or indirectly owned or controlled by another corporation or any government or other person, and, to the best of our knowledge, there are no arrangements in place that could lead to a change in control of Credit Suisse Group.

Capital structure
Credit Suisse Group’s total outstanding share capital as of December 31, 2002 was CHF 1,189,891,720 each with a nominal value of CHF 1 per share. Credit Suisse Group’s shares are listed in Switzerland and Frankfurt, and in the form of American Depositary Shares in New York.

Details of changes to the share capital occurring in the course of the business year and information as to the authorized and conditional capital and changes thereto during the year can be found in note 11 to the parent company financial statements as well as in the Articles of Association, articles 26, 26a, 26b and 27. For the two previous years’ information reference is made to Credit Suisse Group’s 2001 Annual Report or our 2001 Annual Report on Form 20-F.

During the course of 2002, Credit Suisse Group, through its wholly owned subsidiary, Credit Suisse Group Finance (Guernsey) Limited, issued subordinated mandatory convertible securities in the aggregate principal amount of CHF 1.25 billion. Detailed information about the mandatory convertible securities is contained in note 35 to the consolidated financial statements.

Information on employee participation plans including option plans is contained in note 42 to the consolidated financial statements. Traded options and options connected to derivative or structured market instruments issued by subsidiaries of Credit Suisse Group are not separately disclosed in this annual report. Subsidiaries issuing such instruments to the capital markets pursue independent hedging strategies.

Board of Directors of Credit Suisse Group

Membership and qualifications
The Articles of Association provide that the Board of Directors, or the Board, shall consist of a minimum of seven members. Credit Suisse Group believes that the size of the Board must be such that the standing committees can be staffed with qualified members, but, at the same time, the Board must be small enough to enable an effective and rapid decision-making process. The members are elected individually for a period of three years and are eligible for re-election. There is no requirement in the Articles of Association for staggered renewal of the Board. One year of office is understood to be the period of time from one ordinary General Meeting of Shareholders to the close of the next ordinary General Meeting of Shareholders. While the Articles of Association do not provide for any age or term limitations, Credit Suisse Group’s Internal Regulations Governing the Conduct of Business specify that the members of the Board shall retire at the ordinary General Meeting of Shareholders in the year in which they reach age 70 and that the Chairman of the Board must retire at the ordinary General Meeting of Shareholders in the year in which he or she reaches age 68. None of our directors have a service contract with the Group or any of its subsidiaries providing for benefits upon termination of the mandate.

The Chairman’s and Governance Committee recruits and evaluates candidates for Board membership based on a set of criteria established by the Chairman’s and Governance Committee. The Committee may also retain outside consultants with respect to the identification and recruitment of potential new Board members. In its assessment of candidates, the Chairman’s and Governance Committee considers the requisite skills and characteristics as well as the composition of the Board as a whole. Among other considerations, the Committee takes into account independence, diversity, age, skills and management experience in the context of the needs of the Board to fulfill its responsibilities. Any newly appointed director participates in an orientation program to familiarize himself or herself with Credit Suisse Group’s organizational structure, strategic plans, significant financial, accounting and risk matters and other important issues.

Independence
The Board currently consists of non-executive directors only and includes a majority of independent directors, as determined by the Board in its sole discretion taking into account the factors set forth in the Internal Regulations Governing the Conduct of Business, the Committee Charters and any applicable laws and listing standards. The Board of Directors will continue to review its independence criteria in light of evolving standards, including the finalization of SEC and NYSE proposed corporate governance rules. The Chairman’s and Governance Committee performs an annual assessment of the independence of each Board member and reports to the Board on its findings. In general, a director is considered independent, if he or she is a non-executive director who has not been an employee of Credit Suisse Group or an employee or affiliate of the Group’s external auditor for the past five years and does not maintain, in the sole determination of the Board, a material direct or indirect business relationship with Credit Suisse Group or any of its subsidiaries. No Board member is considered independent if he or she is part of an interlocking directorate in which a member of the Group Executive Board serves on the compensation committee of another company that employs the Board member. Board members with immediate family members who would not qualify as independent are subject to a five-year cooling-off period before they are considered to be independent.

Meetings
The Board of Directors holds at least six regular, generally full-day meetings per year. In addition, the Board convenes as often as required to discuss any urgent matters. Ordinarily, the Chairman calls the meeting with sufficient notice and prepares an agenda for each meeting. However, any other Board member has the right to call an extraordinary meeting, if necessary. It is at the Chairman’s discretion to invite members of management to attend the meetings. Generally, all members of the Group Executive Board attend the meetings to ensure an effective interaction with the Board. At most meetings, the Board of Directors holds separate private sessions, without management presence, to discuss particular issues. Minutes are kept of the proceedings and resolutions of the Board of Directors.

Board responsibilities
By establishing the Internal Regulations Governing the Conduct of Business of Credit Suisse Group, the Board of Directors has delegated the management of the company and the preparation and implementation of its resolutions to committees of the Board and to certain management bodies or executive officers to the extent permitted by law, in particular article 716a and 716b of the Swiss Code of Obligations, and Credit Suisse Group’s Articles of Association.

With responsibility for the overall direction, supervision and control of the company, the Board regularly assesses the Group’s competitive position and approves strategic and financial plans. At each meeting, the Board receives a status report on the financial results of the Group. In addition, the Board receives a management information package each quarter, which provides detailed information on the performance and the financial status of the Group as well as a quarterly risk report outlining recent developments and outlook scenarios. In addition, management provides the Board members with regular updates on key issues as deemed appropriate. All members of the Board have access to all information concerning the Group. Should a member of the Board require information or wish to review Group documents outside a meeting, he can address this request to the Chairman of the Board.

The Board also reviews and approves significant changes in the Group’s structure and organization and is actively involved in major projects including acquisitions, divestitures and major investments. The Board also performs a self-assessment once a year.

Board Committees
As of year-end 2002, the Board had two standing committees, the Audit Committee and the Compensation and Appointments Committee. In addition, as of January 1, 2003, the Board has established the Chairman’s and Governance Committee, which has also taken over the responsibility of assessing and reviewing management appointments from the Compensation and Appointments Committee. Consequently, the Compensation and Appointments Committee has been renamed the Compensation Committee. Furthermore, the Board has resolved to establish a Risk Committee, which will assume its responsibilites after the Annual General Meeting on April 25, 2003. The committee members are appointed for a term of one year. The Board will determine the membership and constitute the various committees following the Annual General Meeting.

Chairman’s and Governance Committee
The Chairman’s and Governance Committee consists of the Chairman of the Board and not less than two other members. The current Committee members are: Walter B. Kielholz (Chairman), Peter Brabeck-Letmathe and Aziz R.D. Syriani. The Chairman's and Governance Committee has its own charter, which has been approved by the Board. It generally meets once a month. The Chairman may ask members of management to attend all or parts of a meeting.

The Chairman’s and Governance Committee acts as counselor to the Chairman and discusses a broad variety of topics in preparation of Board meetings. In addition, the Chairman’s and Governance Committee has the responsibility to develop and recommend to the Board a set of Corporate Governance Guidelines and to review these guidelines from time to time. At least annually, the Chairman’s and Governance Committee reviews the independence of the Board members and reports its findings to the Board. The Chairman’s and Governance Committee is also responsible for identifying, evaluating, recruiting and nominating new Board members in accordance with the criteria established by the Chairman’s and Governance Committee.

Moreover, at least annually, the Chairman’s and Governance Committee reviews and evaluates the performance of the Chairman of the Board and the Co-Chief Executive Officers and makes recommendations to the Board. The Chairman of the Board does not participate in the discussion on his own performance. The Chairman’s and Governance Committee proposes to the Board the appointment, promotion, dismissal or replacement of members of the Group Executive Board. The Chairman’s and Governance Committee also reviews with the Chairman and the Co-Chief Executive Officers the succession plans relating to positions held by senior executive officers of the Group and makes recommendations to the Board with respect to the selection of individuals to occupy these positions.

Audit Committee
The Audit Committee consists of not less than three independent members. The current Committee members are: Thomas W. Bechtler (interim Chairman until the Annual General Meeting of April 25, 2003), Thomas D. Bell, and Marc-Henri Chaudet. The Audit Committee has its own charter, which has been approved by the Board.

The members of the Audit Committee are subject to additional independence requirements. In particular, they may not serve on the audit committee of more than two other companies, unless the Board deems that such membership would not impair the member’s ability to serve on Credit Suisse Group’s Audit Committee. Furthermore, none of the Audit Committee members may be an affiliated person of the Group or may, directly or indirectly, accept any consulting, advisory or other compensatory fees from the Group other than their regular compensation as Board and Audit Committee members. In line with its charter, all Audit Committee members must be financially literate.

The Audit Committee meets at least quarterly prior to the publication dates of the financial statements. The meetings are attended by management representatives in line with the meeting agenda. In addition, the head of Internal Audit and senior representatives of the External Auditors also attend.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by monitoring and assessing the integrity of the financial statements and disclosures of the financial condition, results of operations and cash flows of the Group, monitoring processes designed to ensure compliance by the Group with legal and regulatory requirements, monitoring the qualifications, independence and performance of the External and Internal Auditors and monitoring the adequacy of financial reporting processes and systems of internal accounting and financial controls. The Audit Committee also pre-approves the retention of and fees paid to the External Auditor for all audit and non-audit services.

Compensation Committee
The Compensation Committee consists of not less than three independent members. The current Committee members are: Peter Brabeck-Letmathe (Chairman), Aziz R.D. Syriani and Daniel L. Vasella. The Compensation Committee has its own charter, which has been approved by the Board. Besides a number of shorter meetings throughout the year as needed to perform its duties and responsibilities, the Compensation Committee has one main meeting per year, where it convenes for the primary purpose of reviewing the performance of the business units and the respective management teams, and determining and approving the compensation payable to the members of the executive boards of the Group and its two business units as well as other members of senior management. Other duties and responsibilities include the approval of compensation plans and the overall amount of the performance-related compensation.

Risk Committee
The Risk Committee, which the Board of Directors has decided to establish following the Annual General Meeting on April 25, 2003, will consist of not less than three members. The Committee will have its own charter, which has been approved by the full Board. The Committee will meet at least twice a year. Its main duties will be to assist the Board in assessing the different types of risk and the risk management processes in the Group. The Risk Committee will, in particular, make recommendations to the Board on all its risk-related responsibilities including the review of major risk management and capital adequacy methods.

Members of the Board of Directors and the Committees
Walter B. Kielholz
Chairman since January 1, 2003 (previously Vice-Chairman) 1) 4)
Peter Brabeck-Letmathe
Vice-Chairman 1) 2)
Thomas W. Bechtler 3)
Thomas D. Bell 3)
Robert H. Benmosche
Marc-Henri Chaudet 3)
Aziz R. D. Syriani 1) 2)
Ernst Tanner
Daniel L. Vasella 2) 5)
1) Member of the Chairman’s and Governance Committee,
chaired by W.B. Kielholz.
2) Member of the Compensation Committee,
chaired by P. Brabeck-Letmathe.
3) Member of the Audit Committee, chaired by Thomas W. Bechtler.
4) Chairman of the Audit Committee until December 31, 2002.
5) Until April 25, 2003.

Changes in the Board of Directors since the last Annual General Meeting
Lukas Mühlemann, Chairman of the Board of Directors and Chief Executive Officer, stepped down from his responsibilities at Credit Suisse Group on December 31, 2002.

The composition of the Boards of Directors of Credit Suisse, Credit Suisse First Boston, “Winterthur” Swiss Insurance Company and Winterthur Life is the same as the composition of the Board of Directors of Credit Suisse Group.

Walter B. Kielholz
Born 1951, Swiss Citizen
Credit Suisse Group
Paradeplatz 8
P.O. Box 1
8070 Zurich, Switzerland
Chairman of the Board of Directors and the Chairman’s and Governance Committee since January 1, 2003. Prior to that Mr. Kielholz served as Vice-Chairman of the Board (from May 31, 2002 to December 31, 2002) and Chairman of the Audit Committee (from May 28, 1999 to December 31, 2002). He has been a member of the Board since 1999. His term expires at the Annual General Meeting in 2003. Mr. Kielholz stands for re-election for a further term of 3 years.

Walter B. Kielholz studied business administration at the University of St. Gallen, and graduated in 1976 with a degree in business finance and accounting.

His career began at the General Reinsurance Corporation, Zurich. After working in the United States, the United Kingdom and Italy, he assumed responsibility for the company's European marketing. In 1986, he moved to Credit Suisse, Zurich, where he was responsible for client relations with large insurance groups in the Multinational Services department.

Mr. Kielholz joined Swiss Re, Zurich, at the beginning of 1989. He became a member of Swiss Re's Executive Board in January 1993 and was Swiss Re's Chief Executive Officer from January 1, 1997 to December 31, 2002. A Board member since June 1998, the Board of Directors of Swiss Re appointed him Vice-Chairman with effect from January 1, 2003. Walter B. Kielholz is President of the International Association for the Study of Insurance Economics - The Geneva Association, Geneva, President of the Foundation Avenir Suisse, and Chairman of the Zurich Art Society.

Peter Brabeck-Letmathe
Born 1944, Austrian Citizen
Nestlé SA
Avenue Nestlé 55
1800 Vevey, Switzerland
Vice-Chairman of the Board, Chairman of the Compensation Committee since 2000 and member of the Chairman’s and Governance Committee since 2003. Mr. Brabeck-Letmathe has been a member of the Board since 1997 and served as Lead Independent Director from March 2001 until the end of 2002. His term as a member of the Board expires at the Annual General Meeting in 2005.

Peter Brabeck-Letmathe studied economics at the University of World Trade in Vienna. After graduation in 1968, he joined Nestlé’s sales operations in Austria. His career within Nestlé includes a variety of assignments in several European countries as well as in Latin America. Since 1987, he has been based at Nestlé’s headquarters in Vevey. Since 1997, Mr. Brabeck-Letmathe has served as the Chief Executive Officer of Nestlé. Also, since 1997 he has been a member of Nestlé’s Board of Directors, currently serving as its Vice-Chairman (since 2001).

Mr. Brabeck-Letmathe is a member of the Boards of Directors of L'Oréal SA, Paris, and of Roche Holding SA, Basle. He is also Deputy Chairman of the Board of The Prince of Wales International Business Leaders Forum as well as a member of ERT (European Round Table of Industrialists), of the Bretton Woods Committee's International Council, Avenir Suisse, and the World Economic Forum.

Thomas W. Bechtler
Born 1949, Swiss Citizen
Seestrasse 21
8700 Küsnacht, Switzerland
Member of the Board since 1994 and member of the Audit Committee since 1999. From January 1, 2003 to the Annual General Meeting of April 25, 2003, Mr. Bechtler has served as the interim Chairman of the Audit Committee. His term as a member of the Board expires at the Annual General Meeting in 2005.

Thomas W. Bechtler studied law at the universities of Zurich and Geneva. After graduation in 1973, he obtained a Master of Laws degree from Harvard University, Cambridge in 1975 and a doctorate from Zurich University in 1976. Mr. Bechtler is the Vice-Chairman and the delegate of the Boards of Directors of Hesta AG, Zug, and Hesta Tex AG, Zug, both family-owned companies and majority shareholders in Zellweger Luwa AG, Uster, and Schiesser Group AG, Küsnacht. Mr. Bechtler has been Chairman of these companies since 1994 and 1992, respectively. Banking subsidiaries of the Group maintain significant commercial banking relations with Mr. Bechtler or companies affiliated with him.

Other Board memberships of Mr. Bechtler include: Bucher Industries, Niederwenigen (since 1987), Conzzetta Holding AG, Zurich (since 1987), Sika AG, Baar (Vice-Chairman; since 1989), and Swiss Reinsurance Company, Zurich (since 1993). Mr. Bechtler is a member of the Board of Trustees of Swisscontact, Zurich, and he recently retired as the Chairman of the Board of the Zurich Art Society, a mandate he held from 1987 to 2002.

Thomas D. Bell
Born 1949, US Citizen
Cousins Properties Inc.
2500 Windy Ridge Parkway
Suite 1600
Atlanta, GA 30339, USA
Member of the Board and the Audit Committee since 2002. His term as a member of the Board expires at the Annual General Meeting in 2005.

Thomas D. Bell serves as Vice Chairman of the Board (since 2000) and President and Chief Executive Officer (since 2002) of Cousins Properties Inc., a diversified real estate development company based in Atlanta. Prior thereto, Mr. Bell spent ten years at Young & Rubicam Inc., New York, retiring as Chairman and Chief Executive Officer when it was merged with the WPP Group.

During the Reagan administration, Mr. Bell chaired the Committee on the Next Agenda, which focused on prioritizing issues for President Reagan’s second term. He also chaired the Workforce 2000 Advisory Committee for the U.S. Secretary of Labor.

Mr. Bell serves on the Boards of Lincoln Financial Group, Philadelphia (since 1988), McLeod USA, Cedar Rapids (since 2001), Regal Entertainment Group, Knoxville (since 2002), and the U.S. Chamber of Commerce.

Mr. Bell served as a senior advisor to Credit Suisse First Boston from September 2001 to January 2002, advising management on the company’s real estate activities. During his tenure as a member of the Audit Committee, Mr. Bell did not receive any form of fee or compensation from Credit Suisse Group or any of its subsidiaries other than the remuneration for his Board and Audit Committee membership.

Robert H. Benmosche
Born 1944, US Citizen
Metropolitan Life Insurance Company
One Madison Avenue
New York, NY 10010, USA
Member of the Board since 2002. His board term expires at the Annual General Meeting in 2005.

Robert H. Benmosche has been Chairman of the Board and Chief Executive Officer of MetLife, Inc., New York, since the demutualization of the company in 2000 and Metropolitan Life Insurance Company, New York, since 1998. Before joining MetLife in 1995, Mr. Benmosche has been with PaineWebber, New York, for 13 years, most recently in the position of an Executive Vice President and a member of the company’s Board of Directors. He received a B.A. degree in mathematics from Alfred University in 1966.

He is currently on the Board of Trustees of Alfred University and on the Board of Directors of the New York Philharmonic.

Marc-Henri Chaudet
Born 1936, Swiss Citizen
Av. Paul-Cérésole 3
P.O. Box 316
1800 Vevey, Switzerland
Member of the Board since 1997 and member of the Audit Committee since 1999. His board term expires at the Annual General Meeting in 2005. Due to the age limitations set forth in the Group’s Internal Regulations Governing the Conduct of Business, Mr. Chaudet can only be re-elected for a period of one year upon expiry of his current term.

Marc-Henri Chaudet graduated from University of Lausanne Law School in 1961. In 1966, he received his doctorate from the same university. Mr. Chaudet has been a self-employed attorney-at-law since 1968 covering a broad range of legal fields.

Mr. Chaudet is a board member in a number of Swiss companies including two public companies, Pargesa Holding SA, Geneva (since 1996) and Compagnie Vaudoise d'Electricité, Morges (since 1997, Chairman since 2002).

Aziz R.D. Syriani
Born 1942, Canadian Citizen
The Olayan Group
111 Poseidonos Avenue
P.O. Box 70228
Glyfada, Athens 16610, Greece
Member of the Board since 1998, member of the Compensation Committee since 2002, and member of the Chairman’s and Governance Committee since 2003. His board term expires at the Annual General Meeting in 2005.

Aziz R.D. Syriani holds a JD from the University of St. Joseph in Beirut (granted in 1965) and a Masters of Laws degree from Harvard University, Cambridge (granted in 1972). Mr. Syriani has been with the Olayan Group since 1978 and currently serves as President (since 1978) and Chief Executive Officer (since 2002). The Olayan Group is a private multinational enterprise, with a home market in Saudi Arabia, engaged in distribution, manufacturing, services and global investment.

Mr. Syriani serves on the Board of Occidental Petroleum Corporation, Los Angeles (since 1983), where he currently serves as Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee.

Ernst Tanner
Born 1946, Swiss Citizen
Chocoladenfabriken Lindt & Sprüngli AG
Seestrasse 204
8802 Kilchberg, Switzerland
Member of the Board since 2002. His board term expires at the Annual General meeting in 2005.

Ernst Tanner is Chairman of the Board (since 1994) and Chief Executive Officer (since 1993) of Lindt & Sprüngli AG, Kilchberg, a Swiss chocolate producer listed on the SWX Swiss Exchange. Before joining Lindt & Sprüngli, Mr. Tanner worked at Johnson & Johnson, which he joined in 1969, most recently in the capacity of Company Group Chairman of Johnson & Johnson Europe.

Mr. Tanner serves on the Boards of The Swatch Group, Biel (since 1995), and Adecco SA, Wallisellen (since 2000).

Daniel L. Vasella
Born 1953, Swiss Citizen
Novartis AG
Lichtstrasse 35
P.O. Box
4002 Basle, Switzerland
Member of the Board since 1997 and member of the Compensation Committee since 2000. Mr. Vasella has decided to resign as a member of the Board at the Annual General Meeting on April 25, 2003.

Daniel L. Vasella is Chairman (since 1999) and Chief Executive Officer (since 1996) of Novartis AG, Basle. Before the merger of Ciba-Geigy AG and Sandoz AG to form Novartis, Mr. Vasella was the Chief Executive Officer of Sandoz AG (since 1995). Before joining Sandoz in 1988, Mr. Vasella held a number of medical positions in Switzerland.

Mr. Vasella serves on the Board of PepsiCo, Purchase (since 2002). He is on the International Board of Governors of the Peres Center for Peace, is the Vice-Chairman of the International Business Leaders Advisory Council for the Mayor of Shanghai, a member of the Board of Directors of Associates of the Harvard Business School and a member of the Boards of INSEAD and IMD.

Honorary Chairman of Credit Suisse Group
Rainer E. Gut
Born 1932, Swiss Citizen
Credit Suisse Group
Paradeplatz 8
P.O. Box 1
8070 Zurich, Switzerland
Rainer E. Gut was appointed Honorary Chairman of Credit Suisse Group in 2000, after he stepped down as Chairman of the Board, a position he had held since 1986. Mr. Gut is the Chairman of the Board of Directors of Nestlé SA, Vevey (since 2000, Vice-Chairman since 1991 and member of the Board since 1981).

His other board memberships include L’Oréal SA, Paris (since 2000), and Sofina SA, Brussels (since 1978).

As Honorary Chairman, Mr. Gut maintains an office at Credit Suisse Group. However, he does not have any formal function and does not attend the meetings of the Board of Directors.

Secretaries of the Board of Directors
Pierre Schreiber
Béatrice Fischer

Management

Group Executive Board
The Board of Directors generally delegates management authority and the preparation and implementation of its resolutions to management bodies or executive officers. The most senior executive body is the Group Executive Board. No major management duties and responsibilities have been transferred to third parties.

Members of the Group Executive Board
Oswald J. Grübel
Co-Chief Executive Officer 1)
John J. Mack
Co-Chief Executive Officer 2)
Hans-Ulrich Doerig
Vice-Chairman
Brady W. Dougan 3)
Brian D. Finn 3)
David P. Frick 3)
Ulrich Körner 3)
Jeffrey M. Peek 4)
Philip K. Ryan
Richard E. Thornburgh 5)
Stephen R. Volk 3)
Alex W. Widmer 3)
1) Since January 1, 2003, previously Member of the
Group Executive Board.
2) Since January 1, 2003, previously Vice-Chairman of the
Group Executive Board.
3) Since January 1, 2003.
4) Since April 1, 2002.
5) Since September 1, 2002.

Hans-Ulrich Doerig
born 1940
Vice-Chairman of the Executive Board and Head Corporate Center of Credit Suisse Group

Brady W. Dougan
born 1959
Co-President of Institutional Securities Credit Suisse
First Boston

Brian D. Finn
born 1960
Co-President of Institutional Securities Credit Suisse
First Boston

David P. Frick
born 1965
General Counsel
Credit Suisse Group

Oswald J. Grübel
born 1943
Co-CEO of Credit Suisse Group and CEO of Credit Suisse Financial Services

Ulrich Körner
born 1962
Chief Financial Officer of
Credit Suisse Financial Services

John J. Mack
born 1944
Co-CEO of Credit Suisse Group and CEO of Credit Suisse
First Boston

Jeffrey M. Peek
born 1947
Head of the Financial Services
division of Credit Suisse
First Boston

Philip K. Ryan
born 1956
Chief Financial Officer
of Credit Suisse Group

Richard E. Thornburgh
born 1952
Chief Risk Officer
of Credit Suisse Group

Stephen R. Volk
born 1936
Chairman of
Credit Suisse First Boston

Alex W. Widmer
born 1956
Head Private Banking of
Credit Suisse Financial Services

Changes in the Group Executive Board
Effective December 31, 2002, Lukas Mühlemann stepped down from his role as Chairman and Chief Executive Officer. Olivier Steimer, Head Private Banking International, retired from the Group Executive Board effective July 17, 2002, and Thomas Wellauer, Chief Executive Officer of Credit Suisse Financial Services, retired effective July 2, 2002. Moreover, Phillip M. Colebatch, Chief Executive Officer Credit Suisse Asset Management, left the Group Executive Board effective January 31, 2002.

Oswald J. Grübel
Born 1943, German Citizen
Credit Suisse Financial Services
Paradeplatz 8
P.O. Box 2
8070 Zurich, Switzerland
Oswald J. Grübel is the Co-Chief Executive Officer of Credit Suisse Group (since January 1, 2003) and the Chief Executive Officer of Credit Suisse Financial Services (since July 2002). Mr. Grübel was a member of the Group Executive Board between 1997 and 2001 and has been a member since July 2, 2002.

After starting his career with Deutsche Bank, Mr. Grübel joined White Weld Securities, Zurich and London (which was later merged into Credit Suisse First Boston) in 1970 in the trading area, where in 1978 he became Chief Executive Officer. After a distinguished career within the trading activities of the bank, including management responsibilities in Singapore and Hong Kong, Mr. Grübel was appointed member of Credit Suisse’s Executive Board in 1991, where he was responsible for equities, fixed income, global foreign exchange, money markets and asset/liability management. In 1998, Mr. Grübel was appointed Chief Executive Officer of Credit Suisse Private Banking.

Mr. Grübel does not hold any significant board memberships outside Credit Suisse Group.

John J. Mack
Born 1944, US Citizen
Credit Suisse First Boston
11 Madison Avenue
New York, NY 10010, USA
John J. Mack is the Co-Chief Executive Officer of Credit Suisse Group (since January 1, 2003) and the Chief Executive Officer of Credit Suisse First Boston (since July 2001). He has been a Vice-Chairman of the Group Executive Board since July 2001.

A graduate of Duke University, Mr. Mack joined Morgan Stanley, New York in 1972 as a member of its bond department. After a long career at Morgan Stanley, most recently as President and Chairman of the Operating Committee, he became President, Chief Operating Officer and a Director of Morgan Stanley Dean Witter & Co in May 1997 when the firm was created by the merger of Morgan Stanley and Dean Witter. In March 2001, Mr. Mack stepped down from his positions.

Mr. Mack serves on the Board of Celiant Corporation, Warren, (since 2001), and the New York Stock Exchange as well as on the International Advisory Panel for the Monetary Authority of Singapore. Mr. Mack has served on the Board of Cousins Properties Inc., Atlanta, since 2001 and has resigned effective May 6, 2003. He is also a member of the Chairman’s Advisory Committee of the National Association of Securities Dealers. Moreover, Mr. Mack serves on the Board of Catalyst, a non-profit organization to advance women in business. In the past, Mr. Mack has served on the Mayor of Beijing’s Advisory Council and was a director of CICC, the first Investment Bank in China. In addition, Mr. Mack has a number of positions of leadership for civic and philanthropic organizations.

Hans-Ulrich Doerig
Born 1940, Swiss Citizen
Credit Suisse Group
Paradeplatz 8
P.O. Box 1
8070 Zurich, Switzerland
Hans-Ulrich Doerig is Vice-Chairman of the Group Executive Board (since 1998) and the head of Corporate Center (since January 1, 2003). He was Chief Risk Officer from 1998 until 2002. The Board of Directors has decided to propose to the shareholders of Credit Suisse Group to elect Mr. Doerig as a new member of the Board of Directors at the Annual General Meeting on April 25, 2003. Assuming his appointment he will step down from the Group Executive Board.

After completing studies at the St. Gallen University with degrees in economics and law, including a doctorate received in 1968, and after five years at JP Morgan in New York he joined Credit Suisse Group in 1973. In 1982, he was appointed member of the Executive Board of Credit Suisse with responsibilities for the multinational division, securities trading, capital markets, corporate finance and commercial banking Asia. From 1993 to 1996, he served as Vice-Chairman of the Board of Directors of Credit Suisse. In 1996, he became President of the Executive Board of Credit Suisse. During 1997 he served as Chairman and Chief Executive Officer of Credit Suisse First Boston.

Mr. Doerig is a member of the International Advisory Board of Ebara, Tokyo, and serves as a member of the Board of the University of Zurich. In addition, he is a member of the supervisory bodies of various foundations, academic, arts and professional organizations. Mr. Doerig has published several books on finance. He also is a lecturer in the finance area at the University of Zurich.

Brady W. Dougan
Born 1959, US Citizen
Credit Suisse First Boston
11 Madison Avenue
New York, NY 10010, USA
Brady W. Dougan is Co-President, Institutional Securities of Credit Suisse First Boston (since October 2002), jointly with Brian D. Finn. Together they oversee day-to-day management and strategy of Credit Suisse First Boston’s equity, fixed income, investment banking and private equity businesses. He has been appointed a member of the Group Executive Board effective January 1, 2003.

Mr. Dougan received a B.A. in economics in 1981 and an M.B.A. in finance from the University of Chicago in 1982. After starting his career in the derivatives group at Bankers Trust, he joined Credit Suisse First Boston in 1990. He was the head of the equities division for five years, before he was appointed Global Head of the Securities Division in 2001.

Mr. Dougan does not hold any significant board memberships outside Credit Suisse Group.

Brian D. Finn
Born 1960, US Citizen
Credit Suisse First Boston
11 Madison Avenue
New York, NY 10010, USA
Brian D. Finn is Co-President, Institutional Securities of Credit Suisse First Boston (since October 2002), jointly with Brady W. Dougan. He has been appointed member of the Group Executive Board effective January 1, 2003.

Mr. Finn joined Credit Suisse First Boston in April 2002 from Clayton, Dubilier & Rice, a New York based private equity firm, where he had been since 1997. Prior to that, Mr. Finn was a Managing Director and Co-Head of Mergers & Acquisitions at Credit Suisse First Boston, New York, where he spent 15 years advising a wide variety of corporate clients.

Mr. Finn serves on the Undergraduate Executive Board of The Wharton School of the University of Pennsylvania and the Board of the City Kids Foundation. He received a Bachelor of Science Degree in Economics from The Wharton School of the University of Pennsylvania in 1982.

David P. Frick
Born 1965, Swiss Citizen
Credit Suisse Group
Paradeplatz 8
P.O. Box 1
8070 Zurich, Switzerland
David P. Frick is the General Counsel of Credit Suisse Group (since 2000). He has been appointed a member of the Group Executive Board effective January 1, 2003.

Prior to joining Credit Suisse Group as General Counsel, Mr. Frick was an attorney-at-law with Cravath, Swaine & Moore, the New York law firm, since 1994, where he focused on the representation of European clients in a wide variety of issues, including mergers and acquisitions, securities laws and general corporate matters. Mr. Frick received a JD degree from Zurich University Law School in 1990 and a Masters of Laws degree from Harvard Law School in 1994. He is a member of the Zurich and the New York Bar.

Mr. Frick does not hold any significant board memberships outside Credit Suisse Group.

Ulrich Körner
Born 1962, German Citizen
Credit Suisse Financial Services
Paradeplatz 8
P.O. Box 2
8070 Zurich, Switzerland
Ulrich Körner is the Chief Financial Officer of Credit Suisse Financial Services (since 2002). He has been appointed a member of the Group Executive Board effective January 1, 2003.

Mr. Körner graduated in 1988 from the University of St. Gallen majoring in banking and received a doctorate from the same university in 1993. From 1993 to 1998, he was a management consultant with McKinsey & Company in Zurich. In 1998, he joined Credit Suisse as Chief Financial Officer. From July 2000 to the end of 2001, he served as Head of Technology and Services at Credit Suisse Financial Services.

Mr. Körner does not hold any significant board memberships outside Credit Suisse Group.

Jeffrey M. Peek
Born 1947, US Citizen
Credit Suisse First Boston
11 Madison Avenue
New York, NY 10010, USA
Jeffrey M. Peek is Vice-Chairman of Credit Suisse First Boston and Head of Credit Suisse First Boston’s Financial Services division, which includes Credit Suisse Asset Management and Private Client Services (since February 2002). He has been appointed member of the Group Executive Board effective April 1, 2002.

Prior to joining Credit Suisse First Boston in February 2002, Mr. Peek was with Merrill Lynch since 1983, most recently as Executive Vice President of Merrill Lynch & Co. Inc. and President of Merrill Lynch Investment Managers.

Mr. Peek received a B.A. in International Affairs from the Woodrow Wilson School of Princeton University in 1969 and an MBA from Harvard Business School in 1972.

He also serves on the Board of Directors of Travelers Property, New York (since 2002) and has a number of philanthropic affiliations such as Princeton University, Teachers College at Columbia University, and the New York City Ballet.

Philip K. Ryan
Born 1956, US Citizen
Credit Suisse Group
Paradeplatz 8
P.O. Box 1
8070 Zurich, Switzerland
Philip K. Ryan is the Chief Financial Officer of Credit Suisse Group and a member of the Group Executive Board since April 1999.

A graduate of the University of Illinois with a BSC in Industrial Engineering (in 1978) and the Indiana University Graduate School of Business with an MBA (in 1982), Mr. Ryan has been with Dean Witter Reynolds Inc. since 1982 before he joined Credit Suisse First Boston’s Financial Institutions Group in 1985. From 1997 to 1999 he served as Chief Financial Officer of Credit Suisse Asset Management.

Mr. Ryan does not hold any significant board memberships outside Credit Suisse Group.

Richard E. Thornburgh
Born 1952, US Citizen
Credit Suisse Group
Paradeplatz 8
P.O. Box 1
8070 Zurich, Switzerland
Richard E. Thornburgh is the Chief Risk Officer of Credit Suisse Group (since January 1, 2003). He was a member of the Group Executive Board from 1997 to 2001 and has been a member since September 1, 2002.

Mr. Thornburgh began his investment banking career in New York with The First Boston Corporation, a predecessor firm of Credit Suisse First Boston, in 1976. In 1995, Mr. Thornburgh was appointed Chief Financial and Administrative Officer and a member of the Executive Board of CS First Boston. From 1997 to 1999, Mr. Thornburgh served as Chief Financial Officer of Credit Suisse Group and member of the Credit Suisse Group Executive Board and from 1999 to 2002 he was the Vice Chairman of the Executive Board of Credit Suisse First Boston. In addition, he performed the function of Chief Financial Officer of Credit Suisse First Boston from 2000 to 2002. Mr. Thornburgh continues to be an ex-officio member of Credit Suisse First Boston’s Operating Committee.

Mr. Thornburgh received a BBA from the University of Cincinnati in 1974 and an MBA from the Harvard Business School in 1976. He serves on the Board of the Securities Industry Association and the University of Cincinnati Foundation.

Stephen R. Volk
Born 1936, US Citizen
Credit Suisse First Boston
11 Madison Avenue
New York, NY 10010, USA
Stephen R. Volk is Chairman of Credit Suisse First Boston and works closely with the Chief Executive Officer, John J. Mack, on the strategic management of Credit Suisse First Boston and on key client matters. He has been appointed a member of the Group Executive Board effective January 1, 2003.

Mr. Volk joined Credit Suisse First Boston in August 2001 from Shearman & Sterling, a New York based law firm, where he had been Senior Partner since 1991. He joined Shearman & Sterling in 1960 after graduating from Harvard Law School and became a Partner in 1968. He spent his career as a business lawyer, counselling clients in domestic and international transactions.

Mr. Volk is a member of the Board of Directors of Trizec Properties Inc., Chicago (since 2002), Consolidated Edison, Inc., New York (since 1996) and ContiGroup Companies Inc., New York (since 2001). He is also a member of the Council on Foreign Relations and of the Dean's Advisory Board of Harvard Law School and is a fellow of the American Bar Foundation.

Alex W. Widmer
Born 1956, Swiss Citizen
Credit Suisse Financial Services
Paradeplatz 8
P.O. Box 2
8070 Zurich, Switzerland
Alex W. Widmer is Head of Private Banking at Credit Suisse Financial Services (since July 2002). He has been appointed member of the Group Executive Board effective January 1, 2003.

Mr. Widmer graduated from the University of St. Gallen in 1981 majoring in banking and received a doctorate from the same university in 1985. From 1982 to 1986, he was a project manager and teaching assistant at the Institute for Banking, University of St. Gallen, before he joined Credit Suisse in the capital markets business in 1986. From late 1986 to 1988 he worked in New York at the First Boston Corporation. In 1988, he transferred to Tokyo and in 1995 to Singapore, where he worked both for Credit Suisse First Boston and Credit Suisse in various functions. Back in Zurich, from 1999 to July 2002, he was responsible for the Private Banking business in the Asia Pacific and the Middle Eastern region.

Mr. Widmer has been a member of the Board of Directors of the Zurich Opera House since 2003.

Senior Management of Credit Suisse Group
Peter W. Bachmann, Group Chief Financial Reporting Officer
Gerhard Beindorff, Head of Investor Relations
Rudolf A. Bless, Group Chief Accounting Officer
Kim Fox-Moertl, Head of Group Treasury
Timothy S. Gardner, Head of Human Resources
Stefan M. Goetz, Head of Group Corporate Development
Alfred Gremli, Special Advisory
Tobias Guldimann, Head of Group Risk Management
Burkhard H. Gutzeit, Strategic Advisor
Urs P. Haenni, Group Chief Auditor
Philip Hess, Chief of Staff
Ann F. Lopez, Head of Credit Risk Management
Fritz Müller, Head of Tax
Ulrich Pfister, Head of Public Affairs
Karin Rhomberg Hug, Group Chief Communications Officer
Martin Stauffer, Head of Security Services
Yuji Suzuki, Chairman Japan
Thomas Widmer Sichler, Deputy Group Chief Financial Reporting Officer

Senior Management of the business units

Executive Board Credit Suisse Financial Services
Oswald J. Grübel, Chief Executive Officer (since 2002)
Ulrich Körner, Chief Financial Officer (since 2000)
Leonhard H. Fischer, Winterthur Group (since 2003)
Josef Meier, Corporate & Retail Banking Switzerland (since 2002)
Alex W. Widmer, Private Banking (since 2002)
Thomas Amstutz, Investment Management (since 2002)
Walter Berchtold, Trading and Sales (since 2003)
Bruno Bonati, Technology & Operations (since 2002)
Moez Jamal, Treasury/ALM (since 2002)
Urs Hofmann 1) , Human Resources (since 2000)
Claudia Kraaz 1) , Communications (since 2002)
Jan Nyholm 1) , Marketing (since 2001)
1) Member of the Extended Executive Board.

Operating Committee Credit Suisse First Boston
John J. Mack, Chief Executive Officer (since 2001)
Paul Calello, Chairman and Chief Executive Officer Asia Pacific Region (since 2002)
Christopher Carter, Chairman European Region and Chairman of Global Investment Banking (since 2000)
Michael W. Clark, Co-Head Equities Division (since 2003)
Brady W. Dougan, Co-President Institutional Securities (since 1996)
Brian D. Finn, Co-President Institutional Securities (since 2002)
Bennett J. Goodman, Chairman Merchant Banking and Leveraged Finance (since 2003)
James P. Healy, Co-Head Fixed Income Division (since 2003)
James E. Kreitman, Co-Head Equities Division (since 2003)
Gary G. Lynch, Vice Chairman and Global General Counsel (since 2001)
Eileen K. Murray, Head of Global Technology, Operations and Product Control (since 2002)
Thomas R. Nides, Chief Administrative Officer (since 2001)
Adebayo O. Ogunlesi, Global Head of Investment Banking (since 2002)
Jeffrey M. Peek, Vice Chairman and Head of the Financial Services Division (since 2002)
Hector W. Sants, Vice Chairman and Chief Executive Officer European, Middle East and African Regions (since 2002)
Richard E. Thornburgh 1) , Member of the Executive Board and Chief Risk Officer of Credit Suisse Group (since 1999)
Stephen R. Volk, Chairman (since 2001)
Jerry Wood, Co-Head Fixed Income Division (since 2003)
Barbara A. Yastine, Chief Financial Officer (since 2002)
1) Ex-officio member.

Advisory Board of Credit Suisse Group
The Credit Suisse Group Advisory Board discusses topics of significant relevance to the Group’s main activities with particular focus on our businesses in Switzerland and Europe. While not involved in the governance of the Group, the members of the Advisory Board provide input and advice to management on strategic issues, key operational priorities and organizational development.

Flavio Cotti, Chairman
Former Federal Councilor, Brione sopra Minusio, Switzerland
Herbert Henzler, Vice-Chairman
Honorary Professor for Strategy and Organization at the Ludwig-Maximilians-University, Munich, Germany
Andreas N. Koopmann, Vice-Chairman
Chief Executive Officer of Bobst SA, Lausanne, Switzerland
Franz Albers
Partner Albers & Co., Zurich, Switzerland
Susy Brüschweiler
Chief Executive Officer of SV Group, Zurich, Switzerland
Martin Candrian
Chairman of the Board of Candrian Catering AG, Zurich, Switzerland
Melchior Ehrler
Member of the Swiss National Council, Riniken, Switzerland
Brigitta M. Gadient
Lawyer and Member of the Swiss National Council, Chur, Switzerland
Riccardo Gullotti
Gullotti & Partner Management and Consulting Services, Bern, Switzerland
Felix Gutzwiller
Professor and Director of the Institute for Social and Preventive Medicine of the University of Zurich and member of the Swiss National Council, Zurich, Switzerland
Urs Hammer
Chairman of the Board of McDonald’s Holding SA, Crissier/Lausanne, Switzerland
Michael Hilti
Chairman of the Board of Hilti Corporation, Schaan, Liechtenstein
Andreas W. Keller
Chairman of the Board of Diethelm Keller Holding AG, Zurich, Switzerland
André Kudelski
Chairman of the Board and Chief Executive Officer of Kudelski SA, Cheseaux-sur-Lausanne, Switzerland
Andreas Schmid
Chairman of the Board of Barry Callebaut AG, Zurich, Switzerland
Manfred Schneider
Chairman of the Board of Bayer Aktiengesellschaft, Leverkusen, Germany
Hans-Peter Zehnder
Chairman of the Board and the Group Executive Committee of Zehnder Group AG, Gränichen, Switzerland

Compensation
Credit Suisse Group is committed to being an attractive employer in relevant labor markets and also being viewed as an employer of choice. We believe that long-term corporate success is dependent upon the strength of our human capital. In support of this commitment, our compensation principles have the following objectives:

  To attract a suitably qualified, diverse work force through competitive compensation programs in line with the operating environment of the respective business units, segments, divisions and/or business lines;
  To retain and motivate employees by recognizing and rewarding individual and group achievement, contribution and excellence in respect of business objectives, as well as core performance and ethical values; and
  To provide a non-discriminatory merit-based compensation program.
To succeed, Credit Suisse Group and its business units must formulate and implement specific strategies, tactics, and measures of performance appropriate to their competitive environment, as well as specific compensation programs to support their business objectives. In addition, the compensation programs must encourage excellence by rewarding individual and group performance that supports our core values of integrity, responsibility, fairness, compliance and confidentiality, as embodied in Credit Suisse Group’s Code of Conduct.

Core compensation principles
The four core aspects of Credit Suisse Group’s compensation principles are:

Performance based
All employees have their pay linked to a combination of group, business unit, segment, division, department and individual performance. The specific measures of success that apply and the forms of compensation that are granted will vary by business unit and position. Individual performance will be objectively measured within the scope of a formal performance appraisal process. The results of these assessments and their impact on compensation will be fair and honest.

Market driven
Credit Suisse Group’s remuneration programs are structured to be competitive both in their design and in total compensation levels. Comparison groups will vary by business and region based on the leading competitors in the market segments in which Credit Suisse Group competes for business and talent, and reflect the strategic objectives of the business units, segments and divisions.

Values oriented
The design and administration of Credit Suisse Group’s compensation programs will be guided by and supportive of its Code of Conduct and the business unit’s core values. Individual performance assessments will measure results and the extent to which each employee upholds these values.

Shareholder alignment
To focus on the common linkage to Credit Suisse Group, employees (depending on position and geographic region) may have some portion of their compensation aligned with Credit Suisse Group’s stock price or with another measure of shareholder value creation approved by the Compensation Committee.

Compensation components
Compensation can be split into two main categories:

  Fixed compensation (base salary and local allowances); and
  Variable compensation (bonus, commissions and other incentive programs).
The policies and procedures associated with each of these categories of compensation are described below. Regional and geographic modifications may be employed in accordance with local laws, customs or practice.

Fixed compensation
As part of its compensation practice, Credit Suisse Group seeks to pay all permanent employees base salaries that are market competitive and that attract, motivate and retain highly qualified people. Base salaries for employees may represent a varying portion of their total compensation depending on the position held within the Company.

Credit Suisse Group’s base salary structure is generally aimed at the median level of the industry in the relevant markets. The period of review, normally once per year, is set according to local practices.

Variable compensation
The award of a bonus and the value thereof are determined on an individual basis and, unless dictated by contractual obligation, are solely at the discretion of the employer. Employees do not have, unless pursuant to a contractual obligation, any express or implied right to receive such a bonus award. In particular, previous payment of a bonus does not constitute in any way an entitlement to receive any bonus payment, in full or in part, for any period in the future.

In determining whether a bonus is to be awarded to an employee and, if so, the amount thereof, Credit Suisse Group considers many factors, principally:

  The profitability of the Group and the employee’s business unit, segment, division and department;
  The individual contribution of the employee;
  The level of leadership and other core competencies displayed by the employee;
  The criticality of the employee’s function;
  The employee’s potential for future contribution;
  Internal and external competitive compensation levels; and
  The strategic needs of Credit Suisse Group.
Credit Suisse Group awards bonuses to employees in a form which best addresses certain objectives:

  Market competitiveness/practice;
  Alignment with Credit Suisse Group’s and shareholder’s interests;
  Cost effective application of prevailing tax legislation; and
  Retention of key and senior level employees.
An employee’s bonus may be delivered in the form (or combination) of the following components:

  Mandatory deferrals, which may be delivered as Credit Suisse Group shares, awards on such shares or options in accordance with the applicable share plan; or
  Cash or voluntary deferrals, which may include additional Credit Suisse Group shares, deferred cash awards, and pension/retirement plans.
In addition, or as an alternative to the Share Plans, certain other incentive programs may be adopted from time to time in accordance with local tax and/or other legislation.

Other incentive programs
From time to time in order to meet specific strategic objectives, such as retention and acquisition, special non-recurring awards may be made with specific approval of the Compensation Committee. In general, these awards are made in a form of Credit Suisse Group equity.

Measurement and plan documentation
The timing of performance reviews and the existence of common competencies across Credit Suisse Group, its business units, segments and divisions are intended to underscore for employees the central role of performance in the compensation model. Employee performance is measured by a number of methods such as employee reviews, Management By Objectives, or the 360° evaluation process. Contribution to Credit Suisse Group’s financial performance and individual participation in activities that promote Credit Suisse Group’s vision and strategy are also considered key factors in the overall performance appraisal.

There are various equity plans offered by Credit Suisse Group and the business units. These plans are designed according to local laws and regulations, customs and practices, which explains regional or market differences. Eligibility for participation is determined by the business unit, which submits its recommendations to the Compensation Committee for approval. The incentives are normally in the form of restricted shares and options, subject to vesting and forfeiture restrictions, and comprise an important portion of the total compensation package for executives.

Share Plans: Credit Suisse Group aims to offer its employees an attractive, fair and flexible remuneration system in keeping with the company’s overall compensation philosophy. Accordingly, the Compensation Committee adopted the Swiss and International Share Plans to provide an incentive to employees to remain in the service of Credit Suisse Group. In addition, the Share Plans are designed to align the interests of the employees with interests of shareholders, thereby maintaining and enhancing the long-term performance and profitability of Credit Suisse Group.

The plans feature long-term incentives by providing a Longevity Premium Award element that also acts as a retention tool. Currently, an additional compensation award in the form of Credit Suisse Group shares may be granted to employees under the provisions of the respective plan.

Options: Under the Credit Suisse Group Share Plans, Managing Directors, Directors and other selected employees may be granted options to purchase Credit Suisse Group shares. Options are granted in recognition of past performance and as an incentive for future contributions by the recipients. The option awards allow individuals to benefit as the price of the shares increases over time, and thus provide a long-term incentive for contribution to the success and financial results of Credit Suisse Group.

Information on compensation paid to the members of the Board of Directors and the Group Executive Board for 2002 as well as equities held by this group is found in footnote 43 to the consolidated financial statements.

Loans to Members of the Board of Directors and Group Executive Board
Information on loans made by Credit Suisse Group or any of its subsidiaries to members of the Board of Directors and the Group Executive Board or to companies in which a member holds more than 50% of the voting rights, is available in note 37 to the consolidated financial statements.

The majority of loans outstanding with the above-mentioned group of individuals are either mortgages or loans against securities. All mortgage loans are granted either with variable interest rates or with fixed interest rates over a certain period. Typically, fixed mortgages are granted for periods of up to five years. Interest rates applied are based on refinancing costs plus a margin and are consistent with those applicable to other employees. When granting a loan to these individuals the same credit approval and risk assessment procedures apply as for loans to all employees. Loans against securities are granted at interest rates applicable to similar loans granted to other employees. Interest rates applied are based on refinancing costs plus a margin. In principle, members of the Board of Directors are not granted employee conditions on any loans extended to them, but are normally subject to conditions applied to customers with a comparable credit standing. In addition, some of the members of the Group Executive Board have outstanding loans in connection with certain private equity investment opportunities that Credit Suisse First Boston provides to some of its employees. Interest rates applied are based on refinancing cost plus an adequate margin. Such loans are no longer extended.

In addition, banking subsidiaries of Credit Suisse Group have entered into financing and other banking agreements with companies in which current members of the Board of Directors or the Group Executive Board have a significant influence. As of December 31, 2002, the total exposure to such related parties amounted to CHF 147 million, including all advances, committed but undrawn credit lines and contingent liabilities. The highest exposure to such related parties for any of the years in the three-year period ended December 31, 2002 did not exceed CHF 147 million.

Credit Suisse Group has reviewed all outstanding loans for compatibility with the Sarbanes-Oxley Act and has taken the necessary measures to ensure compliance.

Credit Suisse Group with its subsidiaries is a global financial services provider and, in particular, has major retail and corporate banking operations in Switzerland. We, therefore, typically have relationships with many large companies including those in which Credit Suisse Group Board members assume management functions or board member responsibilities. With one exception none of the members of our Board of Directors or companies affiliated with them have important business relationships with Credit Suisse Group or its banking subsidiaries. All relationships with our directors and their affiliated companies are in the ordinary course of business and are granted at-arms-length.

Shareholders

Voting rights, transfer of shares
There is no limitation under Swiss law or our Articles of Association, or AoA, on the right of non-Swiss residents or nationals to own our shares. Credit Suisse Group recognizes as a shareholder with voting rights the person whose name is entered in the share register. A person who has acquired shares will, upon application and disclosure of his or her name, address and citizenship, be entered without limitations in the share register as having voting rights provided that he or she expressly states that the shares were acquired in his or her own name for his or her own account (Art. 4, Section 1 and 2 of the AoA). Any person not expressly making such a statement, which we refer to as “nominees”, may be entered for a maximum of 2% of the total outstanding share capital with voting rights in the share register. In excess of this limit, registered shares held by a nominee will only be granted voting rights if the nominee declares in writing that he or she is prepared to disclose the name, address and shareholding of any person for whose account he or she is holding 0.5% or more of the outstanding share capital (Art. 4, Section 3 of the AoA).

In principle, each share represents one vote at the Annual General Meeting, or AGM, with the exception of the shares held by Credit Suisse Group. However, the shares for which a single shareholder can directly or indirectly exercise voting rights for his or her own shares or as a proxy may not exceed 2% of the total outstanding share capital, unless one of the following exemptions apply (Art. 10, Section 1 of the AoA). For the purposes of the restrictions on voting rights, legal entities, partnerships or groups of joint owners or other groups in which individuals or legal entities are related to one another through capital ownership or voting rights or have common management or are otherwise interrelated are regarded as being a single shareholder. The same applies to individuals, legal entities or partnerships that act in concert with intent to evade the limitation on voting rights (Art. 10, Section 2 of the AoA). The restrictions on voting rights do not apply to the exercise of voting rights by the Credit Suisse Group proxy or by the independent proxy as designated by Credit Suisse Group (Art. 689c of the Swiss Code of Obligations, or CO) or by persons acting as proxies for deposited shares (Art. 689d of the CO) provided all such persons have been instructed by shareholders to act as proxies (Art. 10, Section 3 of the AoA). Nor do the restrictions on voting rights apply to shares in respect of which the shareholder confirms to Credit Suisse Group in the application for registration that he or she has acquired the shares in his or her name for his or her own account and in respect of which the disclosure requirements in accordance with the Federal Act on Stock Exchange and Securities Trading and the relevant ordinances and regulations have been fulfilled (Art. 10, Sections 4 and 6 of the AoA). In addition, the restrictions on voting rights do not apply to shares which are registered in the name of a nominee, provided that this nominee furnishes Credit Suisse Group with the name, address and shareholding of the person(s) for whose account he or she holds 0.5% or more of the total share capital outstanding at the time and for which he or she has satisfied the disclosure requirements in accordance with the Federal Act on Stock Exchanges and Securities and the relevant ordinances and regulations. The Board of Directors has the right to conclude separate agreements with nominees concerning both their disclosure requirement and the exercise of voting rights (Art. 10, Section 5 AoA). At December 31, 2002, no such agreements were in place.

Credit Suisse Group adheres to the principle that specific written voting instructions have to be obtained for each share represented at the Annual General Meeting. Hence, no shareholder votes are exercised automatically in favor of the proposals of the Board of Directors. Shareholders who choose not to attend the Annual General Meeting can either instruct another shareholder, the Credit Suisse Group proxy or the independent proxy to represent them. The Credit Suisse Group proxy only accepts mandates that authorize him or her to vote in favor of the proposals of the Board of Directors. All other mandates are passed on to the independent proxy. If a shareholder opts not to give any instructions his or her shares will not be represented at the meeting and therefore will not be voted. This principle also applies to shares directly or beneficially owned by Credit Suisse Group employees. Shares held by the Credit Suisse Group pension fund are voted based on the decision by the Board of Trustees. Shares held by a Credit Suisse managed fund company are voted in line with the respective regulation of the Swiss Funds Association. Shares directly or indirectly owned by Credit Suisse Group are by law non-voting shares. Our bank subsidiaries do not act as proxies for Credit Suisse Group shares in customer deposits.

The AoA provide that Credit Suisse Group may elect not to print and deliver certificates in respect of registered shares. Shareholders may, however, request at any time that such certificates be printed and delivered free of charge. In the case of shares not physically represented by certificates, the transfer of shares is effected by a corresponding entry in the custody records of a bank or depository institution following an assignment in writing by the selling shareholder and notification of such assignment to Credit Suisse Group by the transferor, the bank or depository institution. The transfer of shares further requires that the purchaser file a share registration form to be registered in the share register as a shareholder. Failing such registration, the purchaser may not vote or participate in shareholders’ meetings.

Each shareholder, whether registered in the share register or not, is entitled to receive dividends, if and when approved at the AGM. The same principle applies for capital repayments in the event of a reduction of the share capital and for liquidation proceeds in the event Credit Suisse Group is dissolved or liquidated. Under Swiss law, a shareholder has no liability for capital calls, but also is not entitled to reclaim his or her capital contribution. Swiss law further requires a company to apply the principle of equal treatment to all shareholders.

Annual General Meeting
Under Swiss law, the AGM must be held within six months after the end of the fiscal year. For Credit Suisse Group the fiscal year ends December 31, which means that the AGM can be held no later than June 30. The AGM may be convened by the Board of Directors or, if necessary, by the statutory auditors, with 20 days’ advance notice. The Board of Directors is further required to convene an extraordinary shareholders’ meeting if so resolved at a shareholders’ meeting or if so requested by shareholders holding in aggregate at least 10% of the nominal share capital. The request to call an AGM must be submitted in writing to the Board of Directors and at the same time shares of Credit Suisse Group representing at last 10% of the share capital are to be deposited. Shareholders holding shares with an aggregate par value of CHF 1 million have the right to request that a specific item be put on the agenda and voted upon a the next AGM. The request to include a particular item on the agenda, together with a relevant proposal must be submitted in writing to the Board of Directors not later than 45 days before the meeting and at the same time shares of Credit Suisse Group with a par value of at least CHF 1 million must be deposited for safekeeping. The shares remain in safekeeping until the day after the AGM (Art. 7 of the AoA). Notice of an AGM, including agenda items and proposals submitted by the Board of Directors and by shareholders, must be published in the Swiss Gazette of Commerce (Schweizerisches Handelsamtsblatt) at least 20 days prior to the meeting.

Holders of shares may request a registration in the share register at any time. There is, in particular, no deadline for registering shares before an AGM. However, technical reasons may make a registration on the same day as the AGM impossible.

The AGM may in principle pass resolutions without regard to the number of shareholders present at the meeting or represented by proxy. Resolutions and elections by the AGM generally require the approval of an absolute majority of the votes represented at the meeting, except as otherwise prescribed by mandatory provisions of law or by the Articles of Association (Art. 13, Section 1 of the AoA). For example, shareholders’ resolutions requiring a vote by a majority of the votes represented include (i) amendments to the AoA, unless a supermajority is necessary; (ii) election of directors and statutory auditors; (iii) approval of the annual report and the statutory and consolidated accounts; and (iv) determination of allocation of distributable profit. However, under Swiss law, a quorum of at least half of the share capital and a two-thirds majority of the votes represented is required for resolutions on (i) change of the purpose of the company; (ii) creation of the shares with increased voting powers; (iii) implementation of transfer restrictions on shares; (iv) authorized or conditional increase of the share capital; (v) increase of capital by way of conversion of capital surplus or by contribution in kind; (vi) restriction or suspension of preferential rights; (vii) change of location of the principal office; and (viii) dissolution of the company without liquidation. A quorum of at least half of the share capital and approval by at least three-quarters of the votes cast is required for resolutions on (i) the conversion of registered shares into bearer shares; (ii) amendments to the provision of the AoA relating to registration and voting rights of nominee holders; and (iii) the dissolution of the company. A quorum of at least half of the share capital and the approval of at least seven-eights of votes cast is required for amendments to provisions of the AoA relating to voting rights (Art. 12, Section 2 and Art. 13 Section 2 of the AoA).

Changes of control and defense measures

Duty to make an offer
Unless otherwise provided in the AoA anyone who, directly or indirectly or acting in concert with third parties, acquires 33 1/3 % or more of the voting rights of a listed Swiss company, whether or not such rights are exercisable must make an offer to acquire all of the listed equity securities of such company (Art. 32 of the Federal Act on Stock Exchanges and Securities Trading, or Stock Exchange Act). Credit Suisse Group’s Articles of Association do not include a contrary provision. This mandatory offer obligation may be waived under certain circumstances by the Swiss Takeover Board or the Federal Banking Commission. If no waiver is granted, the mandatory offer must be made pursuant to procedural rules set forth in the Stock Exchange Act and the implementing ordinances.

Clauses on changes of control
Subject to certain provisions in the Group’s employee benefit plans providing for the treatment of outstanding awards in the case of a change of control, there are no clauses providing for extraordinary benefits in case of a change of control in any agreements and plans benefiting members of the Board of Directors and Group Executive Board or any other members of senior management. Specifically, there are no contractually agreed severance payments in the case of a change of control of the Group. Moreover, none of our employment contracts with members of the Group Executive Board or other members of senior management provides for extraordinary benefits that would be triggered by a change of control.

Auditors
Credit Suisse Group’s statutory and group auditor is KPMG Klynveld Peat Marwick Goerdeler SA, Zurich, or KPMG. The mandate was first given to KPMG for the business year 1989/1990. The lead Group Engagement Partners, Brendan Nelson who is the Global Lead Partner and Peter Hanimann who is the Leading Bank Auditor, assumed these roles in 1997 and 1998, respectively. In addition, Credit Suisse Group has mandated BDO Sofirom, Zurich, as special auditor for the purposes of issuing the legally required report for capital increases in accordance with Article 652f of the Swiss Code of Obligations.

KPMG received the following fees related to the year 2002:

CHF million

  44.4 Audit services; financial audit
  16.3 Audit services; mandated by bank and insurance regulators
  18.7 Audit related services
  5.4 Tax services
  8.3 1) All other services
1) In addition to this amount the Group paid CHF 16.0 million in 2002 to KPMG consulting during the period KPMG consulting was still affiliated with KPMG audit.

KPMG attends all ordinary meetings of the Audit Committee and has regular private sessions with the Audit Committee without management present. At each meeting, KPMG reports on the findings of its audit and/or review work. The Audit Committee approves on an annual basis KPMG’s audit plan and evaluates the performance of KPMG and its senior representatives in fulfilling its responsibilities. KPMG provides at least once a year a report to the Audit Committee on its independence. The Audit Committee pre-approves the retention of and the fees to be paid to KPMG for audit and non-audit services and in particular assesses whether the performance of specific non-audit services impairs the independence of the External Auditor. Moreover, the Audit Committee recommends to the Board the appointment or replacement of the External Auditors, subject to shareholder approval.

Information policy
Credit Suisse Group is committed to an open and fair information policy vis-à-vis its shareholders as well as other stakeholders. Credit Suisse Group’s Investor Relations Department and Media Relations Department are responsible for enquiries (for contact details see “Information for investors”).

All shareholders registered in the Credit Suisse Group share register automatically receive an invitation to the Group’s AGM including an order form to receive the full Annual Report of Credit Suisse Group. In addition, the Group produces Quarterly Reports on its financial performance. Shareholders can elect whether or not they would like to regularly receive the Quarterly Reports.

All of these reports, the annual report on Form 20-F and other regularly updated information can be found on Credit Suisse Group’s website www.credit-suisse.com.

MAIN OFFICES

Credit Suisse Group

Paradeplatz 8

P.O. Box 1

8070 Zurich

Switzerland

Tel. +41 1 212 1616

Fax. +41 1 333 2587

Credit Suisse Financial Services

Paradeplatz 8

P.O. Box 2

8070 Zurich

Switzerland

Tel. +41 1 334 4020

Fax. +41 1 334 9010

Private Banking

Paradeplatz 8

P.O. Box 500

8070 Zurich Switzerland

Tel. +41 (1) 333 4444

Fax. +41 (1) 334 9010

Corporate & Retail Banking

Paradeplatz 8

P.O. Box 100

8070 Zurich

Switzerland

Tel. +41 1 333 1111

Fax. +41 1 332 5555

Winterthur Life & Pensions

General Guisan-Strasse 40

P.O. Box 300

8401 Winterthur

Switzerland

Tel. +41 52 261 2121

Fax. +41 52 261 4747

Winterthur Insurance

General Guisan-Strasse 40

P.O. Box 357

8400 Winterthur

Switzerland

Tel. +41 52 261 1111

Fax. +41 52 213 6620

Credit Suisse First Boston

Uetlibergstrasse 231

P.O. Box 900

8070 Zurich

Switzerland

Tel. +41 1 333 5555

Fax. +41 1 333 5599

Credit Suisse First Boston

Eleven Madison Avenue

New York, NY 10010-3629

USA

Tel. +1 212 325 2000

Fax. +1 212 325 6665

Credit Suisse First Boston

One Cabot Square

London E14 4QJ

United Kingdom

Tel. +44 20 7888 8888

Fax +44 20 7888 1600

Credit Suisse Asset Management

Uetlibergstrasse 231

P.O Box 800

8045 Zurich

Switzerland

Tel. +41 1 335 1111

Fax. +41 1 333 2225

Credit Suisse Asset Management

Beaufort House

15 St. Botolph Street

London EC3A 7JJ

United Kingdom

Tel. +44 20 7426 2626

Fax. +44 20 7426 2828

INFORMATION FOR INVESTORS

Credit Suisse Group shares

Ticker symbols

Stock exchange listings		Bloomberg	Reuters	Telekurs

SWX Swiss Exchange/virt-x		CSGN VX	CSGZn.VX	CSGN,380

Frankfurt		CSX GR	CSGZn.DE	CSX,013

New York (ADS)	1)	CSR US	CSR.N	CSR,065

1) 1 ADS represents 1 registered share.

Swiss security number		1213853

ISIN number		CH0012138530

German security number		DE 876 800

CUSIP number		225 401 108

Ratings

Agencies	Credit Suisse Group		Credit Suisse		Credit Suisse First Boston		Winterthur

	Long term	Short term	Long term	Short term	Long term	Short term

Moody’s, New York	Aa3	–	Aa3	P1	Aa3	P1	A1

Standard & Poor’s, New York	A	A1	A+	A1	A+	A1	A

Fitch Ratings, New York	AA–	F1+	AA–	F1+	AA–	F1+	AA–

Designed by Pauffley, London

Cover photography by Mike Ellis, London

Board photography by Jürg Isler, Basle

Produced by Management Digital Data AG, Zurich

Printed by NZZ Fretz AG, Zurich

Credit Suisse Group’s Annual Report 2002 is printed on a totally chlorine-free (TCF) paper and is fully recyclable.

Cautionary statement regarding forward-looking information
This “Annual Report” contains statements that constitute forward-looking statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating our plans, objectives or goals; our future economic performance or prospects; the potential effect on our future performance of certain contingencies; and assumptions underlying any such statements.

Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such -statements. We do not intend to update these forward-looking statements except as may be required by applicable laws.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. We caution you that a number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include (i) market and interest rate fluctuations; (ii) the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular; (iii) the ability of counterparties to meet their obligations to us; (iv) the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations; (v) political and social developments, including war, civil unrest or terrorist activity; (vi) the possibility of foreign exchange controls, expropriation, nationalization or confiscation of assets in countries in which we conduct our operations; (vii) the ability to maintain sufficient -liquidity and access capital markets; (viii) operational factors such as systems failure, human error, or the failure to properly implement procedures; (ix) actions taken by regulators with respect to our business and practices in one or more of the countries in which we conduct our operations; (x) the effects of changes in laws, regulations or accounting policies or practices; (xi) competition in geographic and business areas in which we conduct our operations; (xii) the ability to retain and recruit qualified personnel; (xiii) the ability to maintain our reputation and promote our brands; (xiv) the ability to increase market share and control expenses; (xv) technological changes; (xvi) the timely development and acceptance of our new products and services and the perceived overall value of these -products and services by users; (xvii) acquisitions, including the ability to integrate successfully acquired businesses; and (xviii) our success at managing the risks involved in the foregoing.

We caution you that the foregoing list of important factors is not exclusive; when evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risks identified in our Form 20-F and reports on Form 6-K filed with or furnished to the US Securities and Exchange Commission.